Exhibit 10.2

EXECUTION VERSION

SENIOR SECURED CREDIT AGREEMENT

dated as of April 8, 2019

among

LINDBLAD BLUEWATER II LIMITED,

as Borrower,

LINDBLAD EXPEDITIONS HOLDINGS INC.,

as Holdings,

CITIBANK, N.A., London Branch as Mandated Lead Arranger

CITIBANK, N.A., London Branch, as a Lender and EK Guarantor

EKSPORTKREDITT NORGE AS,

as a Lender

CITIBANK, N.A., London Branch, as Global Co-ordinator

CITIBANK, N.A., London Branch, as ECA Agent

CITIBANK, N.A., London Branch, as Collateral Agent

and

CITIBANK EUROPE plc, UK Branch

as Administrative Agent

ARTICLE I

Definitions

ARTICLE II

The Credits

SECTION 2.21. Assignment of Commitments Under Certain Circumstances;

ARTICLE III

Representations and Warranties

SECTION 3.01. Organization; Powers ..............................................................................57

SECTION 3.02. Authorization ..........................................................................................58

SECTION 3.03. Enforceability, Admissibility in Evidence, Governing Law and

ARTICLE IV

Conditions of Lending

ARTICLE V

Affirmative Covenants

ARTICLE VI

Negative Covenants

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default ....................................................................................85

ARTICLE VIII

Agents

SECTION 8.04. Particular Duties of the Administrative Agent in relation to EK and GIEK ................................................................................................98

ARTICLE IX

Miscellaneous

SECTION 9.25. Acknowledgment and Consent to Bail-In of EEA Financial

ARTICLE X Guarantee and Indemnification
SECTION 10.01.	Guaranty and Indemnity ..............................................................123
SECTION 10.02.	Continuing Guaranty and Indemnity ...........................................123
SECTION 10.03.	Reinstatement ...............................................................................124
SECTION 10.04.	Waiver of Defenses ......................................................................124
SECTION 10.05.	Guarantor Intent ...........................................................................124
SECTION 10.06.	Immediate Recourse .....................................................................124
SECTION 10.07.	[Intentionally omitted] .................................................................124
SECTION 10.08.	Deferral of Guarantor’s Rights ....................................................125
SECTION 10.09.	Additional Security ......................................................................125
SECTION 10.10.	Gross-Up ......................................................................................125

SCHEDULES

Schedule 1.01(a)	-	Credit Support Providers
Schedule 1.01(b)	-	Amortization Schedule
Schedule 2.01(a)	-	Commercial Lender Commitments
Schedule 2.01(b)	-	EK Commitments
Schedule 3.08	-	Holdings’ Restricted Group Companies
Schedule 3.19(a)	-	UCC Filing Offices
Schedule 4.04(h)	-	Vessel Documents and Evidence
Schedule 6.07 EXHIBITS	-	Transactions with Certain Affiliates
Exhibit A	-	Form of Administrative Details Form
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Form of Bareboat Charter
Exhibit E	-	Form of Compliance Certificate
Exhibit F	-	Form of Charterer’s Assignment of Insurances
Exhibit G	-	Form of Assignment of Refund Guarantee
Exhibit H	-	Form of Assignment of Shipbuilding Contract
Exhibit I	-	Form of U.S. Tax Compliance Certificate
Exhibit J	-	Form of Solvency Certificate
Exhibit K	-	Form of Option Selection Notification
Exhibit L	-	Form of Classification Letter
Exhibit M	-	Form of EK Guarantee
Exhibit N	-	Form of Share Pledge Agreement
Exhibit O	-	Form of Security Agreement

PREAMBLE

THIS SENIOR SECURED CREDIT AGREEMENT (the “Agreement”) is dated as of April 8, 2019 and made among:

(1)	LINDBLAD BLUEWATER II LIMITED, a Cayman Islands exempted company,

as borrower (the “Borrower”);

(2)	LINDBLAD EXPEDITIONS HOLDINGS, INC., a Delaware corporation, as

Holdings (“Holdings”);

(3)	CITIBANK, N.A., London Branch, as mandated lead arranger (the “Mandated Lead Arranger”);

(4)	THE FINANCIAL INSTITUTIONS set forth on Schedule 2.01(a) hereto, as Commercial Lenders and EK Guarantors;

(5)	EKSPORTKREDITT NORGE AS, as a Lender and EK (“EK”)

(6)	CITIBANK, N.A., London Branch, as Global Co-ordinator (the “Global Co-

ordinator”);

(7)	CITIBANK, N.A., London Branch, as ECA Agent (the “ECA Agent”);

(8)	CITIBANK, N.A., London Branch, as Collateral Agent (the “Collateral Agent”); and

(9)	CITIBANK EUROPE plc, UK Branch, as Administrative Agent (the

“Administrative Agent”).

RECITALS

(1)     The Lenders have agreed to make available to the Borrower a senior secured Credit Facility in an aggregate principal amount not to exceed $122,840,000.00 for the purpose of providing pre- and post- delivery financing for up to 80% of the purchase price of the Vessel, which (i) if Option 1 is selected, shall be supported by each of the ECA Guarantee and the EK Guarantee and (ii) if Option 2 is selected, shall be supported by the ECA Guarantee.

(2)     As a condition to the obligation of the Lender Parties to make the Credit Facility available to the Borrower hereunder, Holdings, as guarantor, has agreed to guarantee, on the terms and conditions set forth herein, the obligations of the Borrower under this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01.      Defined Terms. The following terms when

used in this Agreement, including its Preamble, shall have the meanings specified below:

“Administrative Agent” shall have the meaning assigned to such term in the Preamble to this Agreement.

“Administrative Agent Fee Letter” shall mean that certain letter agreement, dated as of the Closing Date, between the Borrower and the Administrative Agent.

“Administrative Details Form” shall mean an Administrative Details Form in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agent Parties” shall have the meaning assigned to such term in Section 9.01.

“Agents” shall mean the Collateral Agent, the Administrative Agent, and the ECA Agent.

“Agreed Form” shall mean, in relation to any document, such document in a form agreed by the Borrower and the Administrative Agent (acting on the instructions of the Required Lenders).

“Agreement” shall have the meaning assigned to such term in the Preamble.

“Agreement Currency” shall have the meaning assigned to such term in Section 9.18(b).

“Amortization Schedule” shall mean the amortization and reduction schedule set forth in Schedule 1.01(b), which shall initially reflect a 12-year repayment profile; provided that (i) if the Delivery Date occurs between 181 days and 270 days after the Scheduled Delivery Date, the Amortization Schedule shall be amended to reflect an 11.75-year profile and (ii) if the Delivery Date occurs 271 days or more after the Scheduled Delivery Date, the Amortization Schedule shall be amended to reflect an 11.5year profile. Any amendment to the Amortization Schedule referred to in the proviso to the preceding sentence shall be agreed between the Administrative Agent and the Borrower on the Delivery Date; provided, further that the Amortization Schedule shall be amended on the Delivery Date to reflect the aggregate principal amount of Loans outstanding as of such date, with such adjustments as are necessary to reflect any changes in the amortization profile described in the immediately preceding proviso.

“Applicable Calculations” shall have the meaning assigned to such term in Section 1.04(a).

“Applicable Creditor” shall have the meaning assigned to such term in Section 9.18(b).

“Applicable Rate” shall mean, (i) prior to the Delivery Date, the Option 2

Applicable Rate, and (ii) on and after the Delivery Date, either the Option 1 Applicable Rate or the Option 2 Applicable Rate, as selected (or deemed to be selected) by the Borrower pursuant to the Option Selection Notification.

“Approved Shipbrokers” shall mean Barry Rogliano Salles SA, Clarksons Valuations Limited and Fearnleys AS and any other shipbroker as reasonably approved by GIEK and the Administrative Agent.

“Arrangement Fee Letter” shall mean that certain letter agreement, dated as of the Closing Date, among the Borrower, GIEK, EK, the Administrative Agent, and the Global Co-ordinator.

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent and the Borrower (which approval of the form shall not be unreasonably withheld or delayed).

“Assignment of Refund Guarantees” shall mean an assignment of each Refund

Guarantee in favor of the Collateral Agent in the form of Exhibit G or any other Agreed Form.

“Assignment of Shipbuilding Contract” shall mean an assignment of the

Shipbuilding Contract and all other material contracts entered into in connection therewith and delivered to the Administrative Agent pursuant to Section 4.02(b) in favor of the Collateral Agent in the form of Exhibit H or any other Agreed Form.

“Availability Period” shall mean the period from the Closing Date to and including the earlier of (1) the Delivery Date and (2) 360 days after the Scheduled Delivery Date, subject to Section 2.01.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion

Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bareboat Charter” shall mean a bareboat charter between the Borrower, as owner, and Bareboat Charterer, as charterer, in the form of Exhibit D or any other Agreed Form.

“Bareboat Charterer” shall mean Lindblad Maritime Enterprises, Ltd.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code that is subject to Section 4975 or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” shall have the meaning assigned to such term in the Preamble to this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.01.

“Borrowing” shall mean the making of a Loan under this Agreement.

“Borrowing Date” shall mean each date on which a Borrowing is made, as set forth in Section 2.01(c).

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent and the Borrower (which approval shall not be unreasonably withheld or delayed).

“Break Costs” Break Costs for CIRR or Break Costs for LIBOR, as applicable.

“Break Costs for CIRR” shall mean, if Option 1 is selected by the Borrower, the net present value of the amount by which:

(a)     the value of the interest amount which EK would have received by applying the CIRR rate on the Loans or the applicable part thereof for the period from the date of receipt of prepayment of the Loans or the applicable part thereof to (and including) the GIEK-covered Tranche Maturity Date (calculation of such amount to take into account the agreed repayment schedule of the Loan, as if such Loans had been repaid on all of the scheduled Repayment Dates to (and including) the GIEK-covered Tranche Maturity Date); exceeds:

(b)     the value of the interest amount EK would be able to obtain if placing an amount equal to the Loans or the applicable part thereof prepaid at the Prepayment Swap

Rate for a period starting on the Business Day following receipt or recovery of payment of the Loans or the applicable part thereof to (and including) the GIEK-covered Tranche Maturity Date (calculation of such amount to take into account the agreed repayment schedule of the Loan, as if such Loans had been repaid on all of the Repayment Dates to (and including) the GIEK-covered Tranche Maturity Date).

For the purpose of this definition, “Prepayment Swap Rate” shall mean the fixed interbank interest swap rate quoted by Thomson Reuters or, if a rate quoted by Thomson Reuters is unavailable, another reputable capital market information provider subscribed to by EK for a period starting on the Business Day following receipt or recovery of payment of the Loans or the applicable part thereof and ending on the applicable GIEKcovered Tranche Maturity Date, such rate to take into account all of the Repayment Dates to (and including) the GIEK-covered Tranche Maturity Date.

The Prepayment Swap Rate will be used as the discount factor to calculate the net present value of any positive difference between (a) and (b) above. The calculation shall be determined by EK.

“Break Costs for LIBOR” shall mean the value of the amount (if any) determined by the Lender by which:

(a)     the interest which a Lender should have received for the period from the date of receipt of all or any of its portion of the Loans to the last day of the current Interest Period in respect thereof, had the amount received been paid on the last day of that Interest Period; exceeds:

(b)     the amount which that Lender would be able to obtain if placing an amount equal to the amount received by it on deposit with a leading bank for a period starting on the Business Day following receipt and ending on the last day of the current Interest Period.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Builder” shall mean Ulstein Verft AS.

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City, London and Oslo are authorized or required by Law to close; provided, however, that when used in connection with Option 2, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP as in effect on the Closing Date; provided that all leases of any person that are or would have been treated as operating leases (including for avoidance of doubt, any network lease or any operating indefeasible right of use) for purposes of GAAP prior to the issuance of Accounting Standards Codification 842 by the Financial Accounting Standards Board shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Agreement (whether or not such operating leases were in effect on the date of such issuance) notwithstanding the fact that such obligations are required (on a prospective or retroactive basis or otherwise) to be treated as Capital Lease Obligations in the financial statements to be delivered pursuant to Section 5.04.

“Cash Equivalents” shall mean:

(a)     direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)     investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a rating of at least P-2 by Moody’s or at least A-2 by S&P (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(c)     investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any domestic office of any Lender that is a bank, or any domestic office of any commercial bank organized under the laws of the United States of America or any state thereof that has combined capital and surplus and undivided profits of not less than $500,000,000;

(d)     fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e)     investments in “money market funds” within the meaning of Rule 2a-7 under the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above;

(f)     marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after the date of the acquisition thereof and having, at the time of the acquisition thereof a rating of at least A2 from S&P or at least P-2 from Moody’s (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency);

(g)     investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (f) above; and

(h)     other short-term investments utilized in accordance with normal investment practices for cash management in investments of a type analogous to the foregoing.

A “Change in Control” shall be deemed to have occurred if: (a) Holdings at any time ceases to own (directly or indirectly) 100% of the Equity Interests of the Borrower or (b) any person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act (excluding any employee benefit plan of Holdings and the Group Companies and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan)) shall at any time become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of 50% of the outstanding voting stock of Holdings. For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.

“Change in Law” shall mean (a) the adoption of any Law, rule or regulation after the Closing Date (or with respect to a person that becomes a Lender Party after the Closing Date, the date such person becomes a Lender Party), (b) any change in any Law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date (or with respect to a person that becomes a Lender Party after the Closing Date, the date such person becomes a Lender Party) or (c) compliance by any Lender Party with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date (or with respect to a person that becomes a Lender Party after the Closing Date, the date such person becomes a Lender Party); provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Charterer’s Assignment of Insurances” shall mean, in relation to the Vessel, and assignment of the insurances of the Vessel by the Bareboat Charterer in favor of the Collateral Agent in the form of Exhibit F or any other Agreed Form.

“CIRR” shall mean the Commercial Interest Reference Rate determined by the Organisation for Economic Co-operation and Development (OECD) according to the “Arrangement on Officially Supported Export Credit”, and being 3.61% per annum for all purposes hereunder.

“Classification” shall mean, in relation to the Vessel, the highest classification available to vessels of this type with the relevant Classification Society or another classification approved by the Administrative Agent, upon the instruction of the Required Lenders, as its classification, at the request of the Borrower, such approval not to be unreasonably withheld or delayed.

“Classification Letter” shall mean the instruction letter in the form of Exhibit L or any other form approved by the Collateral Agent.

“Classification Society” shall mean, in relation to the Vessel, DNV GL, American Bureau of Shipping or Bureau Veritas or such other first-class vessel classification society that is a member of the International Association of Classification Societies that the Administrative Agent may, with the prior written consent of the Required Lenders (such consent not to be unreasonably withheld or delayed) approve from time to time, but not to include China Classification Society, Hrvatski Registar Brodova, IR Class, Polish Register of Shipping, Rina Services and the Russian Maritime Register of Shipping.

“Closing Date” shall mean the date hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean, the Vessel and all other real, personal and mixed property (including Equity Interests) in which Liens are purported to be granted pursuant to the Security Documents as security for the Payment Obligations; provided, that “Collateral” shall also include all assets on which a Lien is granted after the Closing Date pursuant to Section 5.25.

“Collateral Agent” shall have the meaning assigned to such term in the Preamble to this Agreement.

“Collateral Agent Fee Letter” shall mean that certain letter agreement, dated as of the Closing Date, between the Borrower and the Collateral Agent.

“Commercial Tranche” shall mean, (a) if Option 1 is selected by the Borrower, the portion of the Loans that are guaranteed by the EK Guarantors pursuant to the EK Guarantee and (b) if Option 2 is selected (or deemed to have been selected) by the Borrower, the portion of the Loans made by the Commercial Lenders; provided that no more than 30% of the Facility Amount shall be included in the Commercial Tranche and no more than 30% of each Loan and Borrowing shall constitute the Commercial Tranche for such Loan and/or Borrowing.

“Commercial Tranche Commercial Lenders” shall mean each Commercial Lender with a Commitment (Loans) in the Commercial Tranche.

“Commercial Lenders” shall mean each of the Lenders listed in Schedule 2.01(a) as Commercial Lenders.

“Commercial Tranche Margin” shall have the meaning set forth in the ECA Premium Fee Letter.

“Commercial Tranche Maturity Date” shall mean the date which is the earlier of (x) March 29, 2027 and (y) five (5) years from the Delivery Date; provided that (i) if the Delivery Date occurs between 181 days and 270 days after the Scheduled Delivery Date, this clause (y) shall be reduced to four years and nine months from the Delivery Date and (ii) if the Delivery Date occurs 271 days or more after the Scheduled Delivery Date, this clause (y) shall be reduced to four years and six months after the Scheduled Delivery Date.

“Commitment” shall mean a Commitment (Credit Support) or a Commitment (Loans), as applicable.

“Commitments (Credit Support)” shall mean, with respect to each Credit Support Provider, the amount set forth opposite its name on Schedule 1.01(a) or in the applicable assignment agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.

“Commitment Fee” shall mean:

(i)     for any day from and after the Closing Date up to and including the Option Selection Date, (a) a per annum rate equal to 40% of the Option 2 ECA Premium multiplied by the daily unused amount of the Commitments (Credit Support) of GIEK, payable to GIEK, (b) a per annum rate equal to 0.20% multiplied by the daily unused amount of the Commitments (Loans) of the GIEKcovered Commercial Lenders, payable to such GIEK-covered Commercial Lenders, (c) a per annum rate equal to 40% of the Commercial Tranche Margin multiplied by the daily unused amount of the Commitments (Loans) of the Commercial Tranche Commercial Lenders, payable to such Commercial Tranche Commercial Lenders and (d) a per annum rate equal to 0.20% multiplied by the daily unused amount of the Commitments (Loans) of EK, payable to EK;

(ii)     after the Option Selection Date up to and including the earlier of the Delivery Date and the end of the Availability Period, if the Borrower selects Option 1, (a) a per annum rate equal to 40% of the Option 1 ECA Premium multiplied by the daily unused amount of the Commitments (Credit Support) of GIEK, payable to GIEK, (b) a gross up payment on the Option Selection Date of a per annum rate equal to 40% of the difference between the Option 1 ECA Premium and the Option 2 ECA Premium multiplied by the daily unused amount of the Commitments (Credit Support) of GIEK for the period from the Closing Date until the Option Selection Date, payable to GIEK, (c) a per annum rate equal to 0.20% multiplied by the daily unused amount of the Commitments (Loans) of EK, payable to EK and (d) a per annum rate equal to 40% of the EK Guarantee Fee multiplied by the daily unused amount of the Commitments (Credit Support) of the EK Guarantors, payable to the EK Guarantors; and

(iii)     after the Option Selection Date up to and including the earlier of the Delivery Date and the end of the Availability Period, if the Borrower selects (or is deemed to have selected) Option 2, (a) a per annum rate equal to 40% of the Option 2 ECA Premium multiplied by the daily unused amount of the Commitments (Credit Support) of GIEK, payable to GIEK, (b) a per annum rate equal to 0.20% multiplied by the daily unused amount of the Commitments (Loans) of the GIEK-covered Commercial Lenders, payable to such GIEKcovered Commercial Lenders and (c) a per annum rate equal to 40% of the Commercial Tranche Margin multiplied by the daily unused amount of the Commitments (Loans) of the Commercial Tranche Commercial Lenders, payable to such Commercial Tranche Commercial Lenders; provided, that following the Option Selection Date, “Commitment Fee” shall mean only the foregoing fees that are payable to the Lenders and Credit Support Providers who will make the Loans and provide the Credit Support pursuant to the option selected by the Borrower. All Commitment Fees shall be payable quarterly in arrears. For the avoidance of doubt, Commitment Fees accruing and payable prior to the Delivery Date under clause (i) above shall be payable on the applicable outstanding Commitments of each party under Option 1 set forth in such clause (i) notwithstanding that the Borrowing of Loans prior to the Delivery Date will be under Option 2.

“Commitments (Loans)” shall mean, with respect to each Lender, the amount set forth opposite its name on Schedule 2.01(a) or Schedule 2.01(b) or in the applicable assignment agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof.

“Communications” shall have the meaning assigned to such term in Section 9.01.

“Company Intellectual Property Rights” shall have the meaning assigned to such term in Section 3.07(c).

“Consolidated EBITDA” shall mean, for any period, an amount determined for Holdings, the Borrower and the Restricted Group Companies on a consolidated basis equal to:

(i)     Consolidated Net Income, plus, to the extent reducing (and not added back to) such Consolidated Net Income (other than in the case of clause (f) hereof), the sum, without duplication, of amounts (calculated on an after tax basis where appropriate) for (a) provision for taxes based on income or profit or capital, including state, local and franchise taxes (or the non-U.S. equivalent thereof) of Holdings, the Restricted Group Companies and the Borrower for such period (including tax expenses of foreign Subsidiaries and foreign withholding taxes paid or accrued for such period), (b) Consolidated Interest Expense for such period and, to the extent not reflected in such Consolidated Interest Expense, any losses on Hedging Agreements or other derivative instruments entered into for the purpose of hedging interest rate risk, (c) the total amount of depreciation and amortization expenses (including amortization of goodwill and other intangibles, and all expenditures in respect of licensed or purchased software or internally developed software and software enhancements that are, or are required to be reflected as, capitalized costs, but excluding amortization of prepaid cash expenses that were paid in a prior period) for such period, (d) [Intentionally omitted], (e) any other non-cash charges, expenses or losses reducing Consolidated Net Income for such period (provided that if any such non-cash charges, expenses or losses represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated Net Income to such extent), (f) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of Consolidated Net Income pursuant to clause (ii) below for any previous period, (g) any non-cash impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write downs related to intangible assets, long-lived assets, investments in debt and equity securities or otherwise as a result of a Change in Law, (h) any net loss from discontinued operations (so long as such operations remain discontinued) and any net loss on disposal of discontinued operations and any expenses, charges, accruals or reserves related to the closure and/or consolidation of offices and facilities (including in connection with discontinued operations), (i) any losses attributable to the extinguishment of any (1) Indebtedness or (2) derivative instruments of Holdings, any of the Restricted Group Companies or the Borrower, (j) any fees, expenses, costs or charges (including all transaction, restructuring and transition costs, fees and expenses (including diligence costs, cash severance costs, retention payments to employees, lease termination costs and reserves)) or any amortization thereof, related to the Transactions or any Subject Transaction or any Investment, acquisition, asset disposition, equity offer, recapitalization, reorganization or incurrence of Indebtedness permitted hereunder (in each case, including any such transaction undertaken but not completed) or any amendment or modification hereof or thereof, (k) accruals and reserves (other than fees, expenses, costs or charges relating to the Transactions) that are established within 12 months after the Third Restatement Date (as defined in the Existing Credit Facility) that are so required to be established in accordance with GAAP, (l) [intentionally omitted], (m) any extraordinary, non-recurring or unusual losses, expenses or charges (including costs, and payments, in connection with actual or prospective litigation, legal settlements, fines, judgments or orders), (n) minority interest expense consisting of income of all Group Companies attributable to minority equity interests of third parties or any non-Wholly Owned Subsidiary deducted in such period in calculating Consolidated Net Income, net of any cash distributions made to such third parties in such period, (o) any costs or expenses incurred pursuant to any management equity plan, long term incentive plan or share or unit option plan or any other management or employee benefit plan or agreement or share or unit subscription or shareholder or similar agreement; provided that to the extent such costs or expenses are paid in cash, such costs or expenses shall have been funded with cash proceeds contributed to the capital of Holdings, the Borrower or the Net

Cash Proceeds of any issuance of Equity Interests (other than Disqualified Capital Stock) of the Borrower (or Holdings), (p) the amount of “run rate” cost savings, operating expense reductions, restructuring charges and expenses and synergies related to any Subject Transactions, restructurings, cost savings initiatives and other initiatives after the Closing Date and projected by the Borrower (or Holdings) in good faith to result from actions taken, committed to be taken or expected to be taken no later than 18 months after the end of such period (which “run rate” cost savings, operating expense reductions, restructuring charges and expenses and synergies shall be calculated on a Pro Forma Basis as though such “run rate” cost savings, operating expense reductions, restructuring charges and expenses and synergies had been realized on the first day of the period for which Consolidated EBITDA is being determined), net of the amount of actual benefits realized during such period from such actions; provided that such “run rate” cost savings, operating expense reductions, restructuring charges and expenses and synergies are reasonably identifiable and factually supportable (in the good faith determination of the Borrower (or Holdings)); provided, further, that the aggregate amount of add backs made pursuant to this clause (p) shall not exceed an amount equal to 25% of Consolidated EBITDA for the applicable Test Period (and such determination shall be made prior to the making of, and without giving effect to, any adjustments pursuant to this clause (p)), (q) any earn-out obligation and contingent consideration obligations (including adjustments thereof and purchase price adjustments) incurred in connection with any Investment made in compliance with Section 6.04 of the Existing Credit Facility or any Investment consummated prior to the Third Restatement Date (as defined in the Existing Credit Facility), which is paid or accrued during such period and (r) the amount of Consolidated EBITDA for a four fiscal quarter period reasonably expected by Holdings to be realized from any marine vessel owned by, or leased by, Holdings, the Borrower and the Restricted Group Companies of the Borrower that has entered into service during such period within 12 months following the commencement of service, calculated on a Pro Forma Basis as though such Consolidated EBITDA had been realized on the first day of the applicable period and was realized during the entirety of such period (net of any actual Consolidated EBITDA generated as a result of such entry into service for the same period); provided, that (A) such amount is reasonably identifiable (in the good faith determination of Holdings) and (B) such marine vessel shall have actually commenced entry into service; minus

(ii)     the sum, without duplication, of the following amounts (calculated on an after tax basis where appropriate) (a) non-cash gains increasing Consolidated Net Income for such period, excluding any such items to the extent they represent (1) the reversal in such period of an accrual of, or reserve for, potential cash expenses in a prior period after the Closing Date (which, for the avoidance of doubt, shall be deducted from Consolidated Net Income pursuant to clause (i)(e) above), and (2) the amortization of income and the accrual of revenue or income, in each case, to the extent cash is not received in the current period, (b) any net gain from discontinued operations or after-tax net gains from the disposal of discontinued operations to the extent increasing Consolidated Net Income, (c)

any extraordinary, non-recurring or unusual gain to the extent increasing Consolidated Net Income and (d) any gains attributable to the extinguishment of any (1) Indebtedness or (2) derivative instruments of Holdings, its Restricted Group Companies or the Borrower.

In addition, to the extent not already included in the Consolidated Net Income of Holdings, the Restricted Group Companies and the Borrower, notwithstanding anything to the contrary in the foregoing, Consolidated EBITDA shall include the amount of proceeds received (or reasonably expected to be received) from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any Investment, any acquisition, any sale of assets (or other disposition) or otherwise. Furthermore, Consolidated EBITDA shall be calculated without regard to (1) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period, and (2) effects of adjustments pursuant to GAAP resulting from the application of purchase accounting in relation to the Acquisition (as defined in the Existing Credit Facility) or any Permitted Acquisition (as defined in the Existing Credit Facility).

For purposes of determining compliance with Section 6.10 only, Holdings and/or the Borrower shall have the right to receive a Specified Equity Contribution after the Closing Date and on or prior to the date 15 Business Days after the date on which financial statements are required to be delivered pursuant to Section 5.04(a) or (b), as applicable, for such fiscal quarter which contribution will be included, at the request of the Holdings and/or Borrower, in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with Section 6.10 at the end of such fiscal quarter and applicable subsequent periods which include such fiscal quarter and not for any other purpose under this Agreement; provided that notwithstanding anything herein to the contrary, (a) a Specified Equity Contribution may be made and included in the calculation of Consolidated EBITDA no more than two times in any four-fiscal quarter period and no more than five times during the term of this Agreement, (b) the amount of any Specified Equity Contribution included in the calculation of Consolidated EBITDA shall be no greater than the amount required to cause Holdings to be in Pro Forma Compliance and (c) the proceeds of any Specified Equity Contribution (as they affect the amount of unrestricted cash and Cash Equivalents of Holdings and the Restricted Group Companies for purposes of “netting”) and any pay-down of the Loans made therefrom shall be disregarded for purposes of determining compliance with Section 6.10, as of the end of such fiscal quarter.

The provisions of Section 1.04 shall apply to any calculation of Consolidated EBITDA.

“Consolidated Interest Expense” shall mean, for any period, total interest expense, whether paid or accrued (including that portion attributable to Capital Lease Obligations in accordance with GAAP) of Holdings, the Borrower and the Restricted Group Companies on a consolidated basis for such period with respect to all outstanding Indebtedness of Holdings, the Borrower and the Restricted Group Companies, including all amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, imputed interest with respect to commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Hedging Agreements in respect of interest rates.

“Consolidated Net Income” shall mean, for any period, the aggregate net income of Holdings, the Borrower and the Restricted Group Companies for such period, on a consolidated basis, determined in accordance with GAAP; provided that (a) the income of any person (other than a Restricted Group Company ) in which any other person (other than Holdings, the Borrower or any of the Restricted Group Companies) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings, the Borrower or any of the Restricted Group Companies by such person during such period shall be excluded, (b) any gain (loss), together with any related provision for taxes on such gain (loss), realized in connection with any asset disposition or abandonment (other than in the ordinary course of business) and reserves relating thereto shall be excluded, (c) any net unrealized gain (loss) (after any offset) resulting in such period from obligations under any Hedging Agreement or other derivative instruments and the application of ASC 815, in each case, shall be excluded, (d) any net unrealized gain (loss) (after any offset) resulting in such period from currency translation gains or losses including those related to currency re-measurements of Indebtedness shall be excluded, (e) any gains (losses) resulting from the return of surplus assets of any Plan shall be excluded, and (f) the effect of any non-cash gain (loss) in respect of postretirement benefits as a result of the application of ASC 715 shall be excluded.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms

“Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Event” shall have the meaning assigned to such term in Section 4.01.

“Credit Facility” shall mean the Loan facility provided for by this Agreement.

“Credit Support” shall mean the ECA Guarantee and any EK Guarantee.

“Credit Support Provider” shall mean, in the case of the ECA Guarantee, GIEK and, in the case of any EK Guarantee, each EK Guarantor.

“Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that has (a) failed to fund any part of its portion of the Loans within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) notified the Borrower, the Administrative Agent or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund the Loans; provided, that any Lender that delivers such confirmation shall cease to be deemed a Defaulting Lender unless such Lender would otherwise qualify as a Defaulting Lender under clauses (a), (b), (d) or (e) of this definition, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent, (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian or similar entity appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian or similar entity appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or an action or proceeding described in paragraph (g) or (h) of Article VII, or (iii) become the subject of a Bail-In Action, or (f) has, or has a parent company that has, become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (f) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.26(d)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Delivery” shall mean, in relation to the Vessel, the delivery to and acceptance of the Vessel by the Borrower under the Shipbuilding Contract.

“Delivery Date” shall mean, in relation to the Vessel, the date on which its Delivery occurs.

“Designated Jurisdiction” shall mean a country or territory which is itself the target of comprehensive country-wide or territory-wide Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security or instrument into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the date that is 91 days after the Latest Maturity Date (as of the time of issuance of such Disqualified Capital Stock), other than, in each case, after payment in full of the Payment Obligations, or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) Indebtedness or (ii) any Equity Interests referred to in clause (a) above, in each case at any time on or prior to the date that is 91 days after the Latest Maturity Date; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a Change in Control or an asset disposition occurring prior to the date that is 91 days after the Latest Maturity Date shall not constitute Disqualified Capital Stock so long as any rights of the holders thereof upon the occurrence of a Change in Control or asset disposition shall be subject to the prior repayment in full of the Loans and all other Payment Obligations then outstanding.

“dollars” or “$” shall mean lawful money of the United States of America.

“Earnings Collateral” shall have the meaning assigned to such term in the Security Agreement.

“ECA Agent” shall have the meaning assigned to such term in the Preamble to this Agreement.

“ECA Agent Fee Letter” shall mean that certain letter agreement, dated as of the Closing Date, between the ECA Agent and the Borrower.

“ECA Guarantee” shall mean a guarantee governed by Norwegian law issued by GIEK in favor of EK (in the case of Option 1) or Citibank, N.A. London Branch on behalf of the Commercial Lenders (in the case of Option 2) in a maximum aggregate amount equal to the GIEK-covered Tranche, plus accrued interest (but excluding default interest and any Break Costs) thereon together with any applicable fees payable hereunder, guaranteeing the payment obligations of the Borrower.

“ECA Premium Fee Letter” shall mean that certain letter agreement, dated as of the Closing Date, among GIEK, the Borrower, and the Administrative Agent.

“ECA Put Option” shall mean the option of EK (acting on the instructions of GIEK), upon delivery of a written exercise notice to the Borrower no later than sixty (60) days prior to the Commercial Tranche Maturity Date, to require prepayment of the GIEKcovered Tranche in full on the Commercial Tranche Maturity Date, if the Commercial Tranche is not committed to be refinanced or the maturity thereof extended on terms and with financial institutions acceptable to EK and GIEK, prior to the date that falls two (2) months before the Commercial Tranche Maturity Date.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EK” shall have the meaning assigned to such term in the Preamble to this Agreement.

“EK Guarantee” shall mean the absolute, irrevocable and unconditional ondemand Guarantee in the form set out in Exhibit M issued by each of the EK Guarantors in favor of EK in a maximum aggregate amount equal to the Commercial Tranche, plus accrued interest (including default interest) thereon together with any applicable Break Costs for CIRR and other fees and amounts payable hereunder (as set out in the EK Guarantee), guaranteeing the payment obligations of the Borrower, in form and substance satisfactory to the Administrative Agent; provided that the EK Guarantee shall only be provided by the EK Guarantors if the Borrower chooses Option 1 in the Option Selection Notification.

“EK Guarantee Fee” shall mean 2.75% per annum.

“EK Guarantors” shall mean each bank or financial institution as shall be mutually acceptable to the Administrative Agent, Holdings and EK, being, as of the Delivery Date, as listed on Schedule 1.01(a).

“Eligible Assignee” shall mean (i) any commercial bank, insurance company, or other financial institution that extends credit or invests in bank loans as one of its businesses, (ii) any Credit Support Provider, or (iii) EK; provided that, neither the Borrower nor any of its Affiliates shall be an Eligible Assignee.

“Environmental Approval” shall mean any permit, license, consent, approval and other authorizations and the filing of any notification or assessment required under any Environmental Law for the operation of the Vessel.

“Environmental Claim” shall mean any claim, proceeding or investigation by any governmental, judicial or regulatory authority or any other party which arises out of an Environmental Incident or an alleged Environmental Incident or pursuant to any Environmental Law or Environmental Approval.

“Environmental Incident” shall mean:

(a)	any release, emission, spill or discharge of any Hazardous Material whether within the Vessel or from the Vessel into any other vessel or into or upon the air, sea, land or soils (including the seabed) or surface water; or

(b)     any incident in which a Hazardous Material is released, emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water from a vessel other than the Vessel and which involves a collision between the Vessel and such other vessel or some other incident of navigation or operation, in either case, in connection with which the Vessel is actually or potentially liable to be arrested, attached, detained or injuncted and/or the Vessel and/or the Borrower, Holdings, or any Group Company and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which a Hazardous Material is released,

emitted, spilled or discharged into or upon the air, sea, land or soils (including the seabed) or surface water otherwise than from the Vessel and in connection with which the Vessel is actually or potentially liable to be arrested and/or where any of the Borrower, Holdings, or any Group Company and/or any operator or manager of the Vessel is at fault or allegedly at fault or otherwise liable to any legal or administrative action.

“Environmental Laws” shall mean all Federal, state, local and foreign Laws

(including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and final and enforceable agreements with any Governmental Authority, in each case governing protection of the environment, natural resources, human health and safety (insofar as safety pertains to exposure to Hazardous Materials) or the presence, release of, or exposure to, Hazardous Materials, or the use, treatment, storage, transport, recycling or disposal of, or the arrangement for such activities with respect to Hazardous Materials.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, and any option, warrant or other right (other than Indebtedness that is convertible into, or exchangeable for, any such equity interests) entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as determined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan by the PBGC or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (f) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Group Companies is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Group Company could otherwise be liable or (i) any Foreign Benefit Event.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Events of Default” shall have the meaning assigned to such term in Section 7.01. “Exchange Act” shall mean the Securities Exchange Act of 1934.

“Exchange Rate Agreement” shall mean that certain ISDA 2002 Master Agreement, dated March 1, 2019, between Citibank, N.A. and Lindblad Maritime Enterprises, Ltd., together with the Schedule (Ref. No. EB00-632) thereto dated March 1, 2019, and certain Confirmations thereto dated March 1, 2019.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to an Agent, any Lender Party, GIEK, or any other recipient or required to be withheld or deducted from a payment to such Agent, Lender Party, GIEK or other recipient (collectively, “Recipient”), (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of any Lender Party, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender Party, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender Party with respect to an applicable interest in a Loan or Commitment pursuant to a Law in effect on the date on which (i) such Lender Party acquires such interest in a Loan or Commitment

(other than pursuant to an assignment request by the Borrower under Section 2.21(a)) or (ii) such Lender Party changes its lending office, except in each case to the extent that, pursuant to Section 2.20, amounts with respect to such Taxes were payable either to such Lender Party’s assignor immediately before such Lender Party became a party hereto or to such Lender Party immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.20(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Facility” shall mean the Third Amended and Restated Credit Agreement, dated as of March 27, 2018, entered into by and among Lindblad Expeditions, LLC, as U.S. borrower, Lindblad Maritime Enterprises, Ltd., as Cayman borrower, Holdings, the lenders party thereto and Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent.

“Existing Vessel Facility” shall mean the Senior Secured Credit Agreement, dated as of January 8, 2018, entered into by and among, inter alios, Lex Endurance Ltd., as the borrower, Holdings, as holdings, the lenders and credit support providers party thereto and Citibank Europe plc, UK Branch, as administrative agent.

“Facility Amount” shall mean the lesser of (i) 80% of the Shipbuilding Contract Price as of the Delivery Date and (ii) $122,840,000.00.

“Fair Market Value” shall mean for any determination of fair market value of any marine vessel, the fair market value set forth for such marine vessel in the most recent appraisal delivered or required to be delivered pursuant to Section 5.23.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York.

“Fee Letters” shall mean, collectively, the Administrative Agent Fee Letter, the Arrangement Fee Letter, the Collateral Agent Fee Letter, the ECA Agent Fee Letter, and the ECA Premium Fee Letter (and each, individually, a “Fee Letter”).

“Fees” shall mean the Commitment Fees and all fees payable pursuant to the Fee Letters.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer, or controller of such person (or any person having the same functional responsibility as any of the foregoing).

“Flag State” shall mean, in relation to the Vessel, the Commonwealth of the Bahamas, Malta, Norway, or such other state or territory as may be approved by the Collateral Agent (acting on the instructions of the Lenders), such approval not to be unreasonably withheld or delayed, at the request of the Borrower, as being the “Flag State” of the Vessel for the purposes of the Loan Documents.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable Law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable Law, on or before the due date or, if later, the expiration of any grace periods, for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of $1,000,000 by the Borrower or any Group Company under applicable Law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable Law and that would reasonably be expected to result in the incurrence of any liability by the Borrower or any of the Group Companies, or the imposition on the Borrower or any of their Group Companies of any fine, excise Tax or penalty resulting from any noncompliance with any applicable Law, in each case in excess of $1,000,000.

“Foreign Lender” shall mean any Lender Party that is organized under the Laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Pension Plan” shall mean any benefit plan that under applicable Law (other than the Laws of the United States of America) is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.

“GIEK” shall mean Garantiinstituttet for eksportkreditt.

“GIEK-covered Commercial Lender” shall mean each Commercial Lender with a Commitment (Loans) in the GIEK-covered Tranche.

“GIEK-covered Tranche” shall mean the portion of the Loans that are guaranteed by GIEK pursuant to the ECA Guarantee; provided that no more than 70% of the Facility Amount shall be included in the GIEK-covered Tranche and no more than 70% of each Loan and Borrowing shall constitute the GIEK-covered Tranche for such Loan and/or Borrowing.

“GIEK-covered Tranche Margin” shall have the meaning set forth in the ECA Premium Fee Letter.

“GIEK-covered Tranche Maturity Date” shall mean the date which is the earlier of (x) March 29, 2034 and (y) twelve (12) years from the Delivery Date; provided that (i) if the Delivery Date occurs between 181 days and 270 days after the Scheduled Delivery Date, this clause (y) shall be reduced to eleven years and nine months from the Delivery Date and (ii) if the Delivery Date occurs 271 days or more after the Scheduled Delivery Date, this clause (y) shall be reduced to eleven years and six months after the Scheduled Delivery Date.

“GIEK Discussion Request” shall have the meaning assigned to such term in Section 9.27(d).

“Global Co-ordinator” shall have the meaning set forth in the Preamble.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Group Company” shall mean any Subsidiary of Holdings.

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with an acquisition.

“Guarantee Claim” shall have the meaning assigned to such term in Section 9.23(a).

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and similar regulated ozone-depleting substances, and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by any Environmental Law.

“Hedging Agreement” shall mean any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.

“Holdings” shall have the meaning assigned to such term in the Preamble hereof.

“Holdings Guarantee” shall have the meaning assigned to such term in Error! Reference source not found.(a).

“Holdings Indemnity” shall have the meaning assigned to such term in Error! Reference source not found.(c).

“Immaterial Group Company” shall mean, on any date of determination, any Group Company with (i) total assets equal to or less than 2.5% of total assets of Holdings and the Group Companies on a consolidated basis and (ii) gross revenues equal to or less than 2.5% of total consolidated gross revenues of Holdings and the Group Companies, in each case as determined in accordance with GAAP, and with respect to revenue, for the immediately preceding four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.04; provided, that at no time shall all Immaterial Group Companies so designated by Holdings have (i) total assets equal to or greater than 5.0% of total assets of Holdings and the Group Companies on a consolidated basis and (ii) gross revenues equal to or greater than 5.0% of total consolidated gross revenues of Holdings and the Group Companies, in each case as determined in accordance with GAAP, and with respect to revenue, for the immediately preceding four fiscal quarter period for which financial statements have been delivered pursuant to Section 5.04.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments representing extensions of credit, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person (excluding trade accounts payable incurred in the ordinary course of business), (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding (i) trade accounts payable, deferred compensation to employees and directors or former employees or directors, and accrued obligations incurred in the ordinary course of business and (ii) earnouts, escrows, holdbacks and similar deferred payment obligations), (e) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the lower of (i) the fair market value of such property and (ii) the amount of the Indebtedness so secured, (f) all Guarantees by such person of Indebtedness of others, (g) all Capital Lease Obligations and Synthetic Lease Obligations of such person, (h) all obligations of such person as an account party in respect of letters of credit, (i) all obligations of such person in respect of bankers’ acceptances and (j) all obligations of such person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Disqualified Capital Stock of such person or any other person. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Information” shall have the meaning assigned to such term in Section 9.15.

“Intellectual Property Rights” shall have the meaning assigned to such term in Section 3.07(c).

“Interest Payment Date” shall have the meaning assigned to such term in Section 2.06(b).

“Interest Period” shall mean, with respect to any Borrowing, (i) initially, the period commencing on the date of such Borrowing and ending on the day that has the same numerical date as the date of such Borrowing and that falls in the third calendar month following the date of such Borrowing (or, if there is no numerically corresponding day, the last day of such calendar month), and (ii) thereafter, the period commencing on the date that is the last day of the last Interest Period and ending on the date that has the same numerical date as the date of the last day of the last Interest Period and that falls in the third calendar month following the last day of the last Interest Period; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the preceding Business Day, (b) no Interest Period shall extend beyond the maturity date of Loan. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing shall be the date on which such Borrowing is made and (c) the Borrower may select an initial Interest Period shorter than three months so long as such Interest Period ends on the same date as any existing Interest Period for another Borrowing and all subsequent Interest Periods for such Borrowing comply with clause (ii) above.

“Interpolated Rate” shall mean in relation to the “LIBO Rate” for any Loan, the rate which results from interpolating on a linear basis between: (i) the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service) for the longest period (for which that rate is available) which is less than the Interest Period and (ii) the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such service) for the shortest period (for which that rate is available) which exceeds the Interest Period, each as of approximately 11:00 a.m., London, England time, two Business Days prior to the commencement of such Interest Period, rounded up to the same number of decimal places as the screen rates described at (i) and (ii) above.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“IRS” shall mean the United States Internal Revenue Service.

“ISM Code” shall mean the International Management Code for the Safe Operation of Ships and for Pollution Prevention constituted pursuant to Resolution A.741(18) of the International Maritime Organisation and incorporated into the International Convention for the Safety of Life at Sea and includes any amendments or extensions thereto and any regulation issued pursuant thereto.

“ISPS Code” shall mean the International Ship and Port Facility Security Code adopted by the International Maritime Organisation, as the same may be amended from time to time.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.18(b).

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment at such time.

“Laws” shall mean, collectively, all applicable international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes, embargoes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lender Party” or “Lender Parties” shall mean (a) prior to the Borrowing Date occurring in connection with the Delivery Date, the Commercial Lenders, the EK Guarantors and EK and (b) on and after the Borrowing Date occurring in connection with the Delivery Date, (i) if Option 1 is selected by the Borrower, EK and the EK Guarantors, or (ii) if Option 2 is selected (or deemed to have been selected) by the Borrower, the Commercial Lenders.

“Lenders” shall mean, (i) prior to the Borrowing Date occurring in connection with the Delivery Date, the Commercial Lenders and EK and (ii) on and after the Borrowing Date occurring in connection with the Delivery Date, (x) if Option 1 is selected by the Borrower, EK, and (y) if Option 2 is selected (or deemed to have been selected) by the Borrower, the Commercial Lenders.

“LIBOR” shall mean, with respect to any Interest Period, the rate per annum equal to (i) the ICE Benchmark Administration LIBO Rate or the successor thereto if the ICE Benchmark Administration is no longer making a LIBO Rate available, as published by Reuters (or such other commercially available source providing quotations of ICE LIBOR as may be designated by the Administrative Agent from time to time), before any correction, recalculation or republication by the administrator, at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for deposits in dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, then the “LIBO Rate” for such Interest Period shall be (A) the

Interpolated Rate, or (B) solely if no Interpolated Rate or other broadly accepted comparable successor interbank rate exists at such time, a successor or alternative index rate as the Administrative Agent and the Borrower may determine with the consent of the Required Lenders; provided that, in all cases, if the rate determined in accordance herewith is below zero, such rate shall be deemed to be zero.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, claim, charge, collateral assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference, including any easement, right-of-way or other encumbrance on title to real property, in each of the foregoing cases whether voluntary or imposed by Law and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“LME” shall mean Lindblad Maritime Enterprises Ltd.

“Loan” or “Loans” shall mean a term loan or term loans denominated in dollars made by a Lender to Borrower pursuant to Section 2.01(a).

“Loan Documents” shall mean this Agreement, the Security Documents, and the Fee Letters, and for the purposes of Articles IV and VIII hereof, the EK Guarantee and the ECA Guarantee.

“Loan Parties” shall mean Holdings and the Borrower.

“Mandated Lead Arranger” shall have the meaning set forth in the Preamble.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business results of operations or financial condition of Holdings, the Borrower and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of the Loan Parties (taken as a whole) to perform, solely for purposes of Sections 3.17 and 5.10, their obligations or, for all other purposes of the Loan Documents, their payment obligations, or (c) a material impairment of the rights and remedies available to the Lender Parties, GIEK or the Collateral Agent under any Loan Document, the EK Guarantee, or the ECA Guarantee in accordance with the terms hereof.

“Material Group Company” shall mean any Restricted Group Company that is not an Immaterial Group Company.

“Material Indebtedness” shall mean Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, the Borrower and the Group Companies in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any Group Company in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Group Company would be required to pay if such Hedging Agreement were terminated at such time.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean (a) with respect to any asset disposition or any Recovery Event, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of noncash consideration initially received), net of (i) customary selling expenses (including reasonable broker’s fees or commissions, investment banking fees, legal fees, transfer and similar Taxes and the Borrower’s good faith estimate of Taxes paid or payable in connection with such sale or, in the case of any foreign Subsidiary, repatriation to the Borrower), (ii) amounts provided in good faith as a reserve against (x) any liabilities under any indemnification obligations or purchase price adjustment associated with such asset disposition or Recovery Event or (y) any other liabilities retained by the Borrower any Subsidiary associated with the properties sold (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds), (iii) the Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness or other contractual obligations which are secured by the assets sold in such asset disposition or Recovery Event and which is required to be repaid with such proceeds (other than any such Indebtedness or other contractual obligation assumed by the purchaser of such asset); and (b) with respect to any issuance or incurrence of Indebtedness, the cash proceeds thereof, net of all Taxes and fees, commissions, costs and other customary expenses incurred in connection therewith.

“NOK” shall mean the legal tender of the Kingdom of Norway.

“OFAC” shall mean the Office of Foreign Assets Control of the United States Department of the Treasury.

“Option 1” shall mean an election by the Borrower pursuant to the Option Selection Notification on the Option Selection Date for (i) EK to fund its Commitments (Loans) on the Delivery Date, to (a) finance the final Shipbuilding Contract Milestone Payment in accordance with the procedures for a Borrowing set forth in Section 2.03 and (b) pay to the Administrative Agent, for distribution to the Commercial Lenders, an amount equal to such Commercial Lender’s pro rata share of the Loans outstanding immediately prior to the Delivery Date, (ii) GIEK to transfer the ECA Guarantee to EK, (iii) the EK Guarantors to provide to EK the EK Guarantee and (iv) for the fees and interest payable with respect to the Loans, the ECA Guarantee and the EK Guarantee to be calculated on the basis of the Option 1 Applicable Rate.

“Option 1 Applicable Rate” shall mean: (a) with respect to the GIEK-covered Tranche, the aggregate of (i) the CIRR and (ii) the Option 1 ECA Premium and (b) with respect to the Commercial Tranche, the aggregate of (i) the CIRR and (ii) the EK Guarantee Fee.

“Option 1 ECA Premium” shall mean the amount set forth in the ECA Premium Fee Letter.

“Option 2” shall mean, (i) prior to the Delivery Date, for (a) the Commercial Lenders to fund their Commitments (Loans) during the Availability Period in accordance with this Agreement and (b) for the fees and interest payable with respect to the Loans made on or after the Closing Date and prior to the Delivery Date to be calculated on the basis of the Option 2 Applicable Rate and (ii) on the Option Selection Date, an election (or deemed election) by the Borrower pursuant to the Option Selection Notification for (a) the Commercial Lenders to fund the undrawn portion of the Commitments (Loans) on the Delivery Date, and (b) for the fees and interest payable with respect to the Loans and the ECA Guarantee to be calculated on the basis of the Option 2 Applicable Rate.

“Option 2 Applicable Rate” shall mean: (a) with respect to the GIEK-covered Tranche, the aggregate of (i) LIBOR for a three-month period, (ii) the GIEK-covered Tranche Margin and (iii) the Option 2 ECA Premium and (b) with respect to the Commercial Tranche, the aggregate of (i) LIBOR for a three-month period and (ii) the Commercial Tranche Margin.

“Option 2 ECA Premium” shall mean the amount set forth in the ECA Premium Fee Letter.

“Option Selection Date” shall mean a date that is not later than two (2) months prior to the Delivery Date.

“Option Selection Notification” shall mean a written notification from the Borrower to the Administrative Agent in the form of Exhibit K, pursuant to which the Borrower shall choose between Option 1 and Option 2.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, the EK Guarantee, or the ECA Guarantee, or sold or assigned an interest in the Loans, any Loan Document, the EK Guarantee, or the ECA Guarantee).

“Other Taxes” shall mean any and all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes arising from any payment made by any Loan Party under any Loan Document or from the execution, delivery, performance, registration or enforcement of, from the receipt of perfection of a security interest under, or otherwise with respect to, any Loan Document, except, with respect to the Administrative Agent, GIEK or any Lender Party, any such Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.21(a)) as a result of a present or future connection between such person and the jurisdiction imposing such Tax.

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).

“Payment Obligations” shall mean (a) the obligation of the Borrower to pay (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations of the Borrower to any of the Secured Parties under this Agreement and each of the other Loan Documents, including fees, premium, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred or accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), solely arising under the Loan Documents and (b) the due and punctual payment and performance of all the obligations in respect of the Loans of each of Holdings and LME under or pursuant to this Agreement (with respect to Holdings) and each of the other Loan Documents to which it is a party.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which Holdings or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning assigned to such term in Section 9.01.

“Pledged Collateral” shall mean any stock certificates or other certificated securities now or hereafter included in the Collateral, including all certificates, instruments or other documents representing or evidencing any such Collateral.

“Polar Code” shall mean the International Code for Ships Operating in Polar Waters.

“Pro Forma Basis” shall mean on a basis in accordance with Section 1.04.

“Pro Forma Calculation Date” shall have the meaning assigned to such term in Section 1.04(c).

“Pro Forma Compliance” shall mean, at any date of determination, that the Borrower is in compliance with the covenant set forth in Section 6.10 as of the most recently completed Test Period on a Pro Forma Basis.

“Pro Forma Effect” shall mean with respect to any Subject Transaction, Permitted Acquisition (as defined in the Existing Credit Facility) or other event, as applicable, giving effect to such Subject Transaction, Permitted Acquisition (as defined in the Existing Credit Facility) or other event on a Pro Forma Basis.

“Pro Forma Financial Statements” shall have the meaning assigned to such term in Section 3.05(b).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender” shall have the meaning assigned to such term in Section 9.01.

“Qualified Capital Stock” of any person shall mean any Equity Interest of such person that is not Disqualified Capital Stock.

“Recipient” shall have the meaning assigned to such term in the definition of “Excluded Taxes”.

“Recovery Event” shall mean any settlement of or payment in respect of any property or casualty insurance claim or any condemnation, eminent domain or similar proceeding relating to any asset of Holdings, the Borrower or any Restricted Group Company.

“Refund Guarantee” shall mean a refund guarantee arranged by the Builder in respect of a Shipbuilding Contract Milestone Payment and provided by the Refund Guarantor as credit support for the Builder’s obligations thereunder.

“Refund Guarantor” shall mean DNB Bank ASA or any other financial institution reasonably acceptable to the Lender Parties and GIEK issuing the Refund Guarantee.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Registry” shall mean, in relation to the Vessel, such registrar, commissioner or representative of the relevant Flag State who is duly authorized and empowered to register the Vessel, the Borrower’s title to the Vessel and the Vessel Mortgage under the Laws of its Flag State.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Repayment Date” shall have the meaning assigned to such term in Section 2.11(a).

“Replacement EK Guarantee” shall have the meaning assigned to such term in Section 2.13(e).

“Required Lenders” shall mean Lenders having aggregate Commitments (Loans) and portions of the Loans in excess of 66.67% at such time; provided that the Required Lenders shall always include at all times from and after the Delivery Date, if Option 1 is selected by the Borrower, one (1) Commercial Lender; provided, further, that the portion of the Commitments (Loans) and Loans of any Defaulting Lender shall be disregarded in the determination of the Required Lenders at any time.

“Requisition” shall mean: (a) any expropriation, confiscation, requisition or acquisition of the Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding one year without any right to an extension) unless it is within 90 days redelivered to the full control of the Borrower; and (b) any capture or seizure of the Vessel (including any hijacking or theft) unless it is within 90 days redelivered to the full control of the Borrower. The Lender Parties agree that if, following the commencement of any event described in (a) or (b) of the preceding sentence, the Borrower requests by written notice that a conference call be held with the Lender Parties regarding such event, the Lender Parties shall make themselves reasonably available for such a conference call, following which call the Borrower may request by written notice to the Lender Parties that the period described in (a) or (b) (as the case may be) of the preceding sentence be extended to up to 180 days, which request may be granted by consent of the Required Lenders.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Group Company” shall mean any Group Company other than an Unrestricted Group Company.

“Restricted Payment” shall mean any dividend or other distribution (whether in cash, securities or other property (other than Qualified Capital Stock)) with respect to any Equity Interests in Holdings, the Borrower or any Group Company, or any payment (whether in cash, securities or other property (other than Qualified Capital Stock)), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, in the Borrower or any Group Company or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Group Company.

“S&P” shall mean Standard & Poor’s Financial Services LLC, or any successor thereto.

“Sanctioned Person” shall mean any of the following: (i) an entity, vessel or individual named on the Specially Designated Nationals and Blocked Persons List and the Foreign Sanctions Evaders List maintained by OFAC and any similar list maintained by the Department of State; (ii) an entity or vessel that is 50-percent or more owned, directly or indirectly, by an entity or individual, or two or more entities or individuals, described in (i) above; (iii) an entity, vessel or individual named on the Consolidated List of Financial Sanctions Targets issued by Her Majesty’s Treasury or on the consolidated list of persons, groups and entities subject to European Union financial sanctions currently available at http://eeas.europa.eu/cfsp/sanctions/consol-list_en.htm or on any similar list administered or published by the United Nations, any European Union member country or the government of the Kingdom of Norway; (iv) an entity or vessel that is owned or controlled by an entity or individual described in (iii) above; or (v) (A) the government of a Designated Jurisdiction, or (B) an entity domiciled or resident in a Designated Jurisdiction.

“Sanctions” shall mean any economic, trade or financial sanctions Laws administered or enforced by the United States government (including, without limitation, OFAC), the United Nations Security Council, the European Union, any member country of the European Union, the Kingdom of Norway, the United Kingdom (including Her Majesty’s Treasury) or other relevant similar sanctions authority.

“Scheduled Delivery Date” shall mean September 30, 2021.

“Scheduled Repayment Amount” shall mean the repayment amounts in respect of the Loans corresponding to each Repayment Date, as identified in the Amortization Schedule.

“Secured Parties” shall mean, collectively, the Agents, the Lenders and the Credit Support Providers, each co-agent or sub-agent appointed by the Agents from time to time pursuant to Section 8.01, and the other persons the Payment Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Security Documents.

“Security Agreement” shall mean a security agreement, dated as of the Closing Date, by and among the Borrower and the Collateral Agent, substantially in the form of Exhibit O (as amended, restated, supplemented and/or otherwise modified from time to time) or otherwise in Agreed Form.

“Security Documents” shall mean the Assignment of Shipbuilding Contract, the Assignment of Refund Guarantees, the Charterer’s Assignment of Insurances, the Vessel Mortgage, the Share Pledge Agreement, the Security Agreement, the Security Trust Deed and each other share pledge, account pledge, account control agreement, security agreement, mortgage or other instrument or document with respect to Holdings and the Borrower granting any Lien in favor of the Secured Parties executed and delivered pursuant to Sections 4.02, 4.03, 4.04, 5.12 or Error! Reference source not found..

“Security Trust Deed” shall mean the Security Trust Deed executed by the Collateral Agent in Agreed Form.

“Share Pledge Agreement” shall mean a Cayman Islands law share pledge agreement, dated as of the Closing Date, by and among LME, the Borrower and the Collateral Agent, substantially in the form of Exhibit N (as amended, restated, supplemented and/or otherwise modified from time to time) or otherwise in Agreed Form.

“Shipbuilding Contract” shall mean the shipbuilding contract, dated February 25,

2019, as amended from time to time, made between the Builder and LME, as buyer, for the design, construction, equipping, completion and delivery of the Vessel.

“Shipbuilding Contract Price” shall mean the “Contract Price” as defined in the Shipbuilding Contract, as such amount may be increased or decreased due to adjustments in accordance with the terms of the Shipbuilding Contract, and in each case taking into account the effects of the Exchange Rate Agreement; provided that any such adjustments resulting in an increase to the Shipbuilding Contract Price shall be solely for the account of the Borrower and not available to be financed with the proceeds of the Loans. As of the Closing Date, the Shipbuilding Contract Price is $153,522,000.

“Shipbuilding Contract Milestone Payment” shall mean each instalment payment set forth in Article III, clause 2 of the Shipbuilding Contract.

“Social Claim” shall mean any claim proceeding or investigation by any governmental, judicial or regulatory authority, or by any party in respect of (a) material labor issues, (b) human rights issues or (c) any other Social Incidents or material issues under any Social Law.

“Social Incident” shall mean in relation to any of the Borrower, Holdings, or any Group Company, any incident related to fatalities to staff or contractors and fines or sanctions from labor authorities.

“Social Law” shall mean the International Labour Organization Maritime Labour Convention 2006 and any applicable Law, regulation, convention or treaty in any jurisdiction in which the Borrower, Holdings, and/or any Group Company conduct business which relates to labor or human right issues.

“Solvent” shall mean (a) the sum of the present debt and liabilities (including subordinated and contingent liabilities) of Holdings and the Group Companies, on a consolidated basis, does not exceed the fair value of the present assets of Holdings and the Group Companies, on a consolidated basis; (b) the present fair saleable value of the assets of Holdings and the Group Companies, on a consolidated basis, is greater than the total amount that will be required to pay the debt and liabilities (including subordinated and contingent liabilities) of Holdings and the Group Companies as they become absolute and matured; (c) the capital of Holdings and the Group Companies, on a consolidated basis, is not unreasonably small in relation to their business (taken as a whole) as contemplated on the Closing Date and as proposed to be conducted following the Closing Date; and (d) Holdings and the Group Companies, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise). For purposes of this definition, the amount of any contingent liability shall be the amount that, in light of all of the facts and circumstances existing as of the Closing Date, represents the amount that would reasonably be expected to become an actual and matured liability.

“Specified Equity Contribution” shall mean any contribution to the common equity of Holdings and/or any other purchase or investment in an Equity Interest of Holdings (other than Disqualified Capital Stock) the proceeds of which are contributed to Holdings or the Group Companies as common equity.

“Subject Transaction” shall mean any future acquisition, investment, disposition, issuance, incurrence or repayment of Indebtedness, offering, issuance or disposition of Equity Interest, recapitalization, merger, consolidation, disposed or discontinued operation, multi-year strategic initiative, including through mergers or consolidations, or any person or any of its Restricted Group Companies acquired by Holdings or any of its Restricted Group Companies, and including any related financing transactions and including increases in ownership of Restricted Group Companies. “Subject Transaction” does not include any of the Transactions.

“Subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held.

“Supplemental Collateral Agent” shall have the meaning assigned to such term in Section 8.01(i).

“Synthetic Lease” shall mean, as to any person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease of such person under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income Tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, withholdings (including backup withholdings), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” shall mean the date on which (i) the Commitments have expired or been terminated, and (ii) the principal amount of and all interest on the Loans, all fees and all other expenses or amounts payable under any Loan Document and all other Payment Obligations then due and payable (other than contingent indemnification obligations for which no claim has been made) shall have been indefeasibly paid in full in cash.

“Test Period” shall mean, at any time, the period of four consecutive fiscal quarters of Holdings ended on or prior to such time (taken as one accounting period) in respect of which consolidated financial statements of Holdings for each such fiscal quarter have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b), as applicable.

“Total Debt” shall mean, at any time, the total aggregate principal amount of all Indebtedness for borrowed money, unreimbursed obligations in respect of drawn letters of credit that have not been reimbursed within two (2) Business Days after the date of such drawing, Capital Lease Obligations and other purchase money Indebtedness of Holdings, the Borrower and the Restricted Group Companies that would appear on a balance sheet at such time, determined on a consolidated basis in accordance with GAAP.

“Total Loss” shall mean: (a) actual, constructive, compromised, agreed or arranged total loss of the Vessel; or (b) any Requisition of the Vessel.

“Total Net Leverage Ratio” shall mean, on any date of determination, with respect to Holdings, the Borrower and the Restricted Group Companies on a consolidated basis, the ratio of (a) Total Debt of Holdings, the Borrower and the Restricted Group Companies on such date less up to $50,000,000 of the unrestricted cash and Cash Equivalents of Holdings, the Borrower and the Restricted Group Companies as of such date to (b) Consolidated EBITDA of Holdings, the Borrower and the Restricted Group Companies for the Test Period most recently ended.

“Tranche” shall mean, the GIEK-covered Tranche or the Commercial Tranche, as applicable.

“Transactions” shall mean, collectively, (a) the execution, delivery and performance of this Agreement and the other Loan Documents and (b) the payment of related fees, commissions and expenses.

“UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Unrestricted Group Company” shall mean any Group Company designated by the Board of Directors of Holdings as an Unrestricted Group Company pursuant to Section 5.14 subsequent to the date hereof, until such person ceases to be an Unrestricted Group Company in accordance with Section 5.14.

“U.S. Person” shall mean a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.20(f)(ii).

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56).

“Vessel” shall mean the expedition ice-class cruise vessel with hull number 316 to be designed, constructed, equipped, completed and delivered by the Builder in accordance with the Shipbuilding Contract.

“Vessel Mortgage” shall mean, in relation to the Vessel, a first preferred or first priority mortgage (and, if applicable, a deed of covenants collateral thereto) of the Vessel by the Borrower in favor of the Collateral Agent, in Agreed Form.

“Wholly Owned Subsidiary” of any person shall mean a Subsidiary of such person of which securities (except for directors’ or foreign nationals’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such person or one or more Wholly Owned Subsidiaries of such person or by such person and one or more Wholly Owned Subsidiaries of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02.      Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any Loan Document, the EK Guarantee or the ECA Guarantee shall mean such document as amended, restated, supplemented or otherwise modified from time to time, (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law and (c) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Accounting Standards Codification 825 (or any other Financial Accounting Standard or Accounting Standards Codification having a similar result or effect) to value any Indebtedness or other liabilities of Holdings, the Borrower or any Subsidiary at “fair value”, as defined therein.

SECTION 1.03.      [Intentionally omitted]

SECTION 1.04.      Certain Calculations. (a) For purposes of (i) determining compliance with the financial covenant set forth in Section 6.10 or Pro Forma Compliance at any time or (ii) the calculation of any financial ratios or tests (including the Total Net Leverage Ratio) (collectively, the “Applicable Calculations”), the following shall apply except to the extent duplicative of any other adjustments pursuant to this Section 1.04 or to the extent duplicative of any expenses or charges otherwise added to Consolidated EBITDA, whether through a pro forma adjustment or otherwise, for such period, event or circumstance, as applicable, and except that when calculating actual compliance (and not Pro Forma Compliance) with the financial covenant set forth in Section 6.10 the events described in this Section 1.04 that occurred subsequent to the end of the applicable Test Period shall be given Pro Forma Effect.

(b)     If any Subject Transaction (other than Subject Transactions covered by Section 1.04(c)) shall have occurred during the applicable Test Period or (other than with respect to determining compliance with the financial covenant set forth in Section 6.10) subsequent to such Test Period, the Applicable Calculations shall be calculated with respect to such period giving Pro Forma Effect to such Subject Transaction, as if they had occurred on the first day of the Test Period.

(c)     In the event that Holdings or any of the Restricted Group Companies incurs, assumes, guarantees, repays, repurchases, redeems, defeases, retires, extinguishes or otherwise discharges any Indebtedness subsequent to the commencement of the Test Period for which the Applicable Calculations are being calculated and on or prior to the date on which the event for which the Applicable Calculations are being calculated occurs or as of which the calculation is otherwise made (the “Pro Forma Calculation Date”), then the Applicable Calculations will be calculated giving Pro Forma Effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance, retirement, extinguishment or other discharge of Indebtedness, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable Test Period; provided that in calculating the Total Net Leverage Ratio as of the Pro Forma Calculation Date or the last day of the Test Period, the amount of outstanding Indebtedness shall be calculated based upon the amount outstanding as of the Pro Forma Calculation Date or such last day of the Test Period, as the case may be, giving Pro Forma Effect to the incurrence or repayment of any such Indebtedness on such date.

(d)     If since the beginning of the Test Period any person (that subsequently became a Restricted Group Company or was merged with or into Holdings or any Restricted Group Company since the beginning of such period) shall have made any transaction that would have required adjustment pursuant to this Section 1.04, then the Applicable Calculations shall be calculated giving Pro Forma Effect thereto for such period as if such transaction had occurred at the beginning of the applicable Test Period.

(e)     In calculating the Applicable Calculations, any person that is a Restricted Group Company on the applicable Pro Forma Calculation Date will be deemed to have been a Restricted Group Company at all times during such Test Period.

(f)     In calculating the Applicable Calculations, any person that is not a Restricted Group Company on the applicable Pro Forma Calculation Date will be deemed not to have been a Restricted Group Company at any time during such Test Period.

(g)     For purposes of determining Pro Forma Compliance if such calculation is being performed prior to the last day of the first Test Period for which the covenant in Section 6.10 is required to be satisfied, the levels required for such first Test Period shall be deemed to apply in determining compliance with such covenant.

(h)     In calculating the Applicable Calculations, Unrestricted Group Companies shall be disregarded.

(i)     For purposes of determining compliance at any time with Sections 6.01, 6.02, 6.04, 6.05, 6.06 and 6.07), in the event that any Indebtedness, Lien, Restricted Payment, contractual restriction, Investment or Affiliate transaction, as applicable, meets the criteria of more than one of the categories of transactions or items permitted pursuant to any clause of such Sections 6.01, 6.02, 6.04, 6.05, 6.06 and 6.07, the Borrower, in its sole discretion, from time to time, may classify or reclassify such transaction or item (or portion thereof) so long as such categories of transactions or items are classified or reclassified within a clause of the same section of Sections 6.01, 6.02, 6.04, 6.05, 6.06 and 6.07 of the transactions or items so classified or reclassified, and will only be required to include the amount and type of such transaction (or portion thereof) in any one category. It is understood and agreed that any Indebtedness, Lien, Restricted Payment, Investment or Affiliate transaction need not be permitted solely by reference to one category of permitted Indebtedness, Liens, Restricted Payments, Investments, dispositions or Affiliate transactions under Sections 6.01, 6.02, 6.04, 6.05, 6.06 or 6.07, respectively, but may instead be permitted in part under any combination thereof (it being understood that compliance with each such section is separately required).

ARTICLE II

The Credits

SECTION 2.01.      Commitments. (a) Subject to the terms and

conditions and relying upon the representations and warranties set forth herein, each Lender agrees, severally and not jointly, to make Loans to the Borrower during the Availability Period and at the times specified in Section 2.01(c) below, which Loans (i) shall bear interest in accordance with Section 2.06, (ii) shall be disbursed on any Borrowing Date, (iii) shall not exceed on such Borrowing Date for all Commercial Lenders, the maximum available amount for such Borrowing Date as set forth in Section 2.01(c), (iv) shall not exceed, in the aggregate, the Facility Amount and (v) disbursed on any Borrowing Date shall not exceed for any Lender the Commitment (Loans) of such Lender on such Borrowing Date; provided that EK shall not be required to make a Loan to the Borrower prior to the Delivery Date.

(b)     Subject to the terms and conditions and relying upon the representations and warranties set forth herein, concurrently with a Borrowing under Option 1, if Option 1 is selected by the Borrower, on the Delivery Date (i) the EK Guarantors shall make available on behalf of the Borrower the EK Guarantee in an aggregate amount equal to thirty percent (30%) of the Loans, and (ii) GIEK shall transfer the ECA Guarantee to EK.

(c)     The Commitments shall be made available to the Borrower in the amounts and on the dates set forth below:

(i)     a portion of the Commitments not exceeding the lesser of (x) 20.0% of the Shipbuilding Contract Price for the Vessel and (y) $30,704,400 will be available on the date of the second Shipbuilding Contract Milestone Payment (which date is anticipated to be within five (5) Business Days after the later of (1)

the keel laying of the hull of the Vessel and (2) September 1, 2019) (or such later date as requested by the Borrower to the extent the second Shipbuilding Contract Milestone Payment was paid with proceeds other than the Loans and the purpose of the Borrowing is to refund such proceeds to Holdings);

(ii)     a portion of the Commitments not exceeding the lesser of (x) 20.0% of the Shipbuilding Contract Price for the Vessel and (y) $30,704,400 will be available on the date of the third Shipbuilding Contract Milestone Payment (which date is anticipated to be on April 1, 2020) (or such later date as requested by the Borrower to the extent the third Shipbuilding Contract Milestone Payment was paid with proceeds other than the Loans and the purpose of the Borrowing is to refund such proceeds to Holdings);

(iii)     a portion of the Commitments not exceeding the lesser of (x) 10.0% of the Shipbuilding Contract Price for the Vessel and (y) $15,352,200 will be available on the date of the fourth Shipbuilding Contract Milestone Payment (which date is anticipated to be on April 1, 2021) (or such later date as requested by the Borrower to the extent the fourth Shipbuilding Contract Milestone Payment was paid with proceeds other than the Loans and the purpose of the Borrowing is to refund such proceeds to Holdings); and

(iv)     a portion of the Commitments not exceeding the lesser of (x) 30.0% of the Shipbuilding Contract Price for the Vessel and (y) $46,079,000 (plus, if applicable, any amounts that were available pursuant to clauses (i) – (iii) above, subject to a cap of the Facility Amount) will be available on the date of the Delivery Date of the Vessel (which date is anticipated to be on September 30, 2021) (or prepositioned in accordance with Section 4.04(a)).

SECTION 2.02.      Loans. (a) The Loans shall be made as part of

successive Borrowings each consisting of Loans made by the applicable Lenders ratably across each Tranche and in accordance with such Lenders’ applicable Commitments (Loans) on the applicable Borrowing Dates; provided, however, that the failure of any Lender to make its portion of the Loans shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make Loans required to be made by such other Lender).

(b) Each applicable Lender may at its option make its portion of the Loans by causing any domestic or foreign branch or Affiliate of such Lender to make such portion of such Loans; provided that any such Affiliate shall have provided “know your customer” information to the Administrative Agent and the Administrative Agent shall have confirmed that such information is acceptable and complete, and provided, further, that any exercise of such option shall not affect the obligation of the Borrower to repay such portion of such Loans, nor the right of such Lender to receive all payments of interest and principal with respect to such portion of such Loans, in each case in accordance with the terms of this Agreement.

(c) Each Lender shall make the portion of the Loans required to be made by it hereunder on the proposed Borrowing Date thereof by wire transfer of immediately available funds to such account in London as the Administrative Agent may designate not later than 12:00 p.m., London time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in a Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of a Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of a Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrower, a rate per annum equal to the interest rate applicable at the time to the Loans comprising a Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s portion of the Loans as part of a Borrowing for purposes of this Agreement.

SECTION 2.03.      Option Selection and Borrowing Procedure. (a)

On or prior to the Option Selection Date, the Borrower shall deliver to the Administrative Agent the Option Selection Notification. The Loans and Credit Support, if any, shall be in accordance with the provisions of Option 1 or Option 2 as selected by the Borrower in the Option Selection Notification. If the Borrower fails to deliver an Option Selection Notification to the Administrative Agent on or prior to the Option Selection Date, the Borrower will be deemed to have selected Option 2.

(b) In order to request a Borrowing, the Borrower shall notify the Administrative Agent of such request in writing not later than 12:00 (noon), London time, five (5) Business Days before such proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information: (i) the date of the Borrowing (which shall be a Business Day during the Availability Period); (ii) the number and location of the account to which funds are to be disbursed; and (iii) the amount of the Borrowing. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

(c) If the Borrower selects Option 1, (i) the amount of the Borrowing set forth in the Borrowing Request delivered in connection with the Delivery Date shall not be less than the amount of Loans outstanding immediately prior to the Delivery Date and (ii) the Borrowing Request delivered in connection with the Delivery Date shall specify that the Administrative Agent shall transfer a portion of the Borrowing not less than the amount of Loans outstanding immediately prior to the Delivery Date to each Commercial Lenders in an amount equal to each Commercial Lender’s pro rata share of the Loans outstanding immediately prior to the Delivery Date. For the avoidance of doubt, the aggregate principal amount of Loans outstanding following the Borrowing on the Delivery Date shall be equal to the amount of the Borrowing on the Delivery Date.

(d)      Amounts paid or prepaid in respect of the Loans may not be reborrowed.

SECTION 2.04.      Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of the portion of the Loans of such Lender as provided in Section 2.11.

(b)     Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the portion of the Loans made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c)     The Administrative Agent shall maintain accounts in which it will record (i) the amount of the Loans made hereunder and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or Holdings and each Lender’s share thereof.

(d)     The entries made in the accounts maintained pursuant to paragraph (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded absent manifest error; provided, however, that the failure of the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with its terms.

SECTION 2.05.      Fees. (a) The Borrower shall pay all fees payable pursuant to each of the Fee Letters at the times and in the amounts specified therein.

(b) The Borrower agrees to pay to each Lender Party and GIEK, through the Administrative Agent, on the last Business Day of March, June, September and December in each year, beginning with the last Business Day of June 2019, and on each date on which the Commitments of such Lender Party or GIEK shall expire or be terminated as provided herein, the Commitment Fees. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) The Administrative Agent shall distribute any Commitment Fees, any Option 2 ECA Premium it receives as a component of the Option 2 Applicable Rate, or any Option 1 ECA Premium it receives as a component of the Option 1 Applicable Rate, to GIEK. The Administrative Agent shall distribute all other fees to the applicable payee set forth in the definitions of Commitment Fees and Applicable Rate.

(d) All Fees shall be paid on the dates due, in immediately available funds, to the Collateral Agent for its own account or, as applicable, to the Administrative Agent for distribution to the appropriate Lender Parties and/or GIEK. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06.      Interest on Loan and Premium on Credit Support.

(a)     Subject to the provisions of Section 2.07, the Loans shall bear interest and the Credit Support shall accrue premium (computed on the basis of the actual number of days elapsed over a year of 360 days and calculated from and including the date of a Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Applicable Rate in effect from time to time.

(b)     Interest on the Loans and premium on the Credit Support shall be payable in arrears at the end of each Interest Period (each such date being called an “Interest Payment Date”), except as otherwise provided in this Agreement. The Applicable Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error. For the avoidance of doubt, the aggregate amount of Credit Support that shall accrue premium hereunder shall never exceed the aggregate amount of Loans that are outstanding.

SECTION 2.07.      Default Interest. Notwithstanding the foregoing, at

any time after the occurrence and during the continuance of an Event of Default pursuant to paragraph (g) or (h) of Article VII, or if any principal of or interest on the Loans or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, then the overdue Payment Obligations shall, to the extent permitted by applicable Law, bear interest, after as well as before judgment, payable on demand at a rate per annum equal to the Applicable Rate plus 2.00% per annum.

SECTION 2.08.      [Intentionally omitted].

SECTION 2.09.      Termination and Reduction of Commitments. (a) All Commitments shall terminate in their entirety on the earlier of (i) the last Borrowing Date after giving effect to a Borrowing of Loans on such date which results in the Commitments (Loans) being fully utilized and (ii) the end of the Availability Period.

(b)     Upon at least five (5) Business Days’ prior written notice to the Administrative Agent, the Borrower may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Commitments (Loans); provided, however, that each partial reduction of each of the Commitments (Loans) shall be in a minimum amount of $2,000,000, or, if less, an amount equal to the entire undrawn portion of the Commitments (Loans), and provided, further, such notice may be conditioned upon the effectiveness of other credit facilities or the receipt of proceeds or the issuance of debt or the occurrence of any other transaction, in which case, such notice may, with two (2) Business Days prior written notice to the Administrative Agent, be revoked if such other credit facilities do not become effective, such proceeds are not received, such debt is not issued or such other transaction is not consummated. The Administrative Agent shall promptly advise the Lender Parties and GIEK of any notice given (and the contents thereof) pursuant to this Section 2.09.

(c)     Each reduction in the Commitments (Loans) hereunder shall be made ratably among the Lenders in each Tranche in accordance with their respective applicable Commitments (Loans). Effective concurrently with a reduction in Commitments (Loans), the aggregate Commitments (Credit Support) of the Credit Support Providers in each Tranche shall be reduced by the same amount of the reduction in the Loans, with such reduction being made ratably among the Credit Support Providers in each Tranche in accordance with their respective Commitments (Credit Support). The Borrower shall pay to the Administrative Agent for the account of the applicable Lender Parties and GIEK, on the date of each termination or reduction, the Commitment Fees (if any) on the amount of the Commitments so terminated or reduced accrued to but excluding the date of such termination or reduction.

SECTION 2.10.      [Intentionally omitted]

SECTION 2.11.      Repayment. (a) The Borrower shall pay to the

Administrative Agent, for the account of the Lenders, on each Interest Payment Date (each such date being called a “Repayment Date”), commencing on the first Interest

Payment Date after one complete Interest Period after the Delivery Date, a principal amount of the Loans (as adjusted from time to time pursuant to Sections 2.11(b), 2.12 and 2.13(b)), together in each case with accrued and unpaid interest on the principal amount of such Loans to be paid to but excluding the date of such payment, in an amount equal to the applicable Scheduled Repayment Amount.

(b) All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

SECTION 2.12.      Optional Prepayment. (a) The Borrower shall have

the right at any time and from time to time to prepay the Loans, in whole or in part, upon at least ten (10) Business Days’ prior written notice to the Administrative Agent before 12:00 (noon), London time; provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $2,000,000. The Administrative Agent shall promptly advise the Lenders of any notice given (and the contents thereof) pursuant to this Section 2.12.

(b)     Provided that the maturity date of the Commercial Tranche is extended until at least the eighth (8th) anniversary of the Delivery Date (or the Commercial Tranche has been refinanced or committed to be refinanced on terms and with financial institutions acceptable to EK and GIEK), the Borrower shall have the right at any time and from time to time after the eighth (8th) anniversary of the Delivery Date, with the prior written consent of EK (acting on the instructions of GIEK in its sole discretion), to (i) if the Borrower has selected Option 1, repay the portion of the Loans guaranteed by the EK Guarantors or (ii) if the Borrower has selected (or is deemed to have selected) Option 2, repay the Commercial Tranche of Loans and elect that such repayment is made on a non ratable (but, for the avoidance of doubt, pari passu) basis in respect of the portion of the Loans that were made by the Commercial Lenders. Upon such repayment, such portion of the Loans shall be deemed repaid, and, in case of clause (i) above, EK shall execute the documentation necessary to evidence the cancellation of the applicable EK Guarantees as reasonably requested by the EK Guarantors, and the Agents shall execute any documentation reasonably requested to evidence such repayment and cancellation.

(c)     Optional prepayments of the Loans under this Agreement shall be applied ratably among the Lenders in inverse order of maturity of the remaining installments, but excluding any payments due at maturity unless otherwise specified.

(d)     Each notice of prepayment shall specify the prepayment date (which shall be a Business Day) and the principal amount of the Loans (or portion thereof) to be prepaid and shall commit the Borrower to prepay such Loans by the amount stated therein on the date stated therein; provided, however, such notice may be conditioned upon the effectiveness of other credit facilities or the receipt of proceeds or the issuance of debt or the occurrence of any other transaction, in which case, such notice may, with two (2) Business Days prior written notice to the Administrative Agent, be revoked if such other credit facilities do not become effective, such proceeds are not received, such debt is not issued or such other transaction is not consummated. All prepayments under this Section 2.12 shall be subject to Section 2.16 but otherwise without premium or penalty other than Break Costs for CIRR (where Option 1 is selected by the Borrower) and Break Costs for LIBOR (where Option 2 is selected by Borrower or if the applicable prepayment is made prior to the Delivery Date) and a Breakage Event has occurred. All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

SECTION 2.13.      Mandatory Prepayments and Commitment Reductions.

(a)     If (i) either the Vessel or all or substantially all of the Equity Interests in the Borrower are sold or otherwise disposed of in whole or in part or (ii) the Vessel suffers a Total Loss and the Borrower fails to procure the release of the Vessel within a period of 180 days after such Total Loss, in each case, the entire principal amount of the Loans (together with all accrued interest and fees payable thereon) shall become immediately due and payable by the Borrower to the Lenders (or, if prior to the Delivery Date, the principal amount of the Loans outstanding on such date, together with any accrued interest and fees payable thereon, and the remaining undrawn portion of the Commitments (Loans) and the Commitments (Credit Support) shall be automatically terminated (without further action of the Borrower being required)).

(b)     Mandatory prepayments of the Loans under this Agreement shall be applied in inverse order of maturity of the remaining installments.

(c)     If at any time there is a Law binding upon a Lender Party or GIEK in any jurisdiction which renders it unlawful for such Lender Party or GIEK to perform any of its obligations or to exercise any of its rights under this Agreement or any of the other Loan Documents, the EK Guarantee, or the ECA Guarantee, or for any Lender to contribute to or maintain or fund its portion of the Loans:

(i)     such Lender Party or GIEK shall promptly notify the Administrative Agent upon becoming aware of such event;

(ii)     upon the Administrative Agent notifying the Borrower, the Commitments of such Lender Party will be immediately cancelled; and

(iii)     to the extent that the Lender’s Loan has not been assigned pursuant to Section 9.04, the Borrower shall repay (without any fees, premium or penalty) all amounts owing to the Lender on the last day of the Interest Period occurring after the Administrative Agent has notified the Borrower or, if earlier, the date specified by the Lender in the notice delivered to the Administrative Agent (being no earlier than the last day of any applicable grace period permitted by Law).

(d)     If the ECA Put Option is exercised, all outstanding amounts under the GIEK-covered Tranche shall be repaid on the Commercial Tranche Maturity Date. Upon receipt on or prior to the date that is seventy (70) days prior to the Commercial Tranche Maturity Date of evidence satisfactory to the ECA Agent that the refinancing or extension of the Commercial Tranche has been committed, the ECA Agent shall provide written notice thereof to GIEK.

(e)     If the credit rating of an EK Guarantor providing an EK Guarantee falls below Baa2 by Moody’s, BBB by S&P and/or BBB by Fitch Ratings, Inc. (as available), EK shall be entitled to demand that the relevant EK Guarantee be replaced with a new EK Guarantee from a financial institution acceptable to EK within sixty (60) days after such request has been made (a “Replacement EK Guarantee”) (provided that, for the avoidance of doubt, the Administrative Agent shall not be responsible for sourcing such a replacement financial institution). If no Replacement EK Guarantee is obtained, the Administrative Agent (acting on the instructions of the Lender Parties and GIEK) shall immediately declare that the portion of the Loans covered by the relevant EK Guarantee be payable to EK and EK shall execute the documentation necessary to evidence the cancellation of the relevant EK Guarantee as reasonably requested by the relevant EK Guarantor.

(f)     If any Credit Support, once issued, shall, for any reason (other than in accordance with its terms), cease to be in full force and effect (including but not limited to if any Credit Support shall be declared by a court of competent jurisdiction to be null and void), or any Credit Support Provider shall deny in writing that it has any further liability under the Credit Support, the Administrative Agent shall immediately declare that the Loans be payable in an amount equal to the Credit Support of such Credit Support Provider on a pro rata basis in accordance with Section 2.17.

(g)     If for any reason the Shipbuilding Contract Price is reduced after the Delivery Date, the disbursed amount of the Loans in excess of the amount equal to 80% of the Shipbuilding Contract Price (as so reduced) less any prepayments or repayments of principal made since the Delivery Date, shall immediately become due and payable by the Borrower to the Lenders on the effective date of such reduction and any Credit Support shall be reduced concurrently. For the avoidance of doubt, payments in respect of warranty, breach, indemnity and similar claims shall not constitute reductions in the Shipbuilding Contract Price after the Delivery Date.

(h)     If (i) the Shipbuilding Contract is terminated prior to the Delivery Date, (ii) the Shipbuilding Contract or any Refund Guarantee are novated or assigned by LME to a person other than the Borrower or by the Borrower to any other person without the prior written consent of the Lenders or (iii) the Delivery Date has not occurred on or prior to the end of the Availability Period, then, in each case, the principal amount of the Loans outstanding on such date together with any accrued interest and fees payable thereon shall become immediately due and payable by the Borrower to the Lenders, and the remaining undrawn portion of the Commitments (Loans) and the Commitments (Credit Support) shall be automatically terminated (without further action of the Borrower being required).

(i)     At any time prior to the Delivery Date, if any of the following events occurs and is continuing with respect to the Builder: (i) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking to liquidate, wind up, or otherwise dissolve the business and assets of the Builder and such proceeding or petition shall be or become incapable of being dismissed or an order or decree approving or ordering any of the foregoing shall be entered, (ii) the Builder shall voluntarily commence a proceeding or file any petition seeking to liquidate, wind up or otherwise dissolve its business and such proceeding or petition shall be or become incapable of being dismissed or an order or decree approving or ordering any of the foregoing shall be entered or (iii) the Builder shall permanently cease to carry on all or a substantial part of its business, then the principal amount of the Loans outstanding on such date together with any accrued interest and fees payable thereof shall become immediately due and payable by the Borrower to the Lenders, and the remaining undrawn portion of the Commitments (Loans) and the Commitments (Credit Support) shall be automatically terminated and cancelled (without further action of the Borrower being required).

SECTION 2.14.      Reserve Requirements; Change in Circumstances.

(a)     Notwithstanding any other provision of this Agreement, if any Change in Law shall: (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in LIBOR); (ii) subject any Lender to any Taxes (other than (A) Excluded Taxes or (B) Indemnified

Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or (iii) impose on such Lender or the London interbank market any other condition affecting this Agreement; and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining the Loans or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender, upon demand such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction in the amount received or receivable.

(b)     If any Lender shall have determined that any Change in Law regarding capital adequacy or liquidity has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)     A certificate of a Lender setting forth in reasonable detail the basis for and the calculation of the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d)     Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided, further, that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed; provided that no Lender shall claim any compensation under this Section unless such Lender is generally seeking similar compensation from similarly situated borrowers.

SECTION 2.15.      [Intentionally omitted].

SECTION 2.16.      CIRR and LIBOR Breakage. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of the Loans prior to the end of the Interest Period in effect therefor, (ii) any portion of the Loans to be made by such Lender not being made after notice of payment of such Loans shall have been given by the Borrower hereunder (regardless of whether such notice may be revoked under Section 2.12(d) and is revoked in accordance therewith) or (iii) where Option 1 is selected by the Borrower, such Lender receiving or being deemed to receive any amount on account of the principal of the Loans pursuant to Section 2.12 or 2.13 (any of the events referred to in this sentence being called a “Breakage Event”). In the case of any Breakage Event, such loss shall include an amount equal to Break Costs for CIRR (where Option 1 is selected by the Borrower) and Break Costs for LIBOR (where Option 2 is selected by the Borrower or if the applicable prepayment is made prior to the Delivery Date). A certificate of any Lender setting forth in reasonable detail the basis for and the calculation of the amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower (with a copy to the Administrative Agent) and shall be conclusive absent manifest error. The Borrower shall, within five (5) Business Days of receiving a certificate from any Lender, pay all amounts set forth in such certificate.

SECTION 2.17.      Pro Rata Treatment. Subject to the express provisions of this Agreement which require, or permit, differing payments to be made to non-Defaulting Lenders as opposed to Defaulting Lenders on a Borrowing, each payment or prepayment of principal of a Borrowing, each payment of interest on the Loans and premium on the Credit Support, each payment of the Commitment Fees and each reduction of the Commitments shall be allocated pro rata among the Lender Parties of each Tranche in accordance with their respective applicable Commitments (Loans) or Commitments (Credit Support) (or, if such Commitments shall have expired or been terminated, on a pari passu basis in accordance with the outstanding amounts of their respective Loans and Credit Support provided pursuant hereto). Each Lender agrees that in computing such Lender’s portion of a Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.18.      Sharing of Setoffs. Solely with respect to the Loans, each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Loan Party, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar Law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of such Loans as a result of which its unpaid principal portion of such Loans shall be proportionately less than its unpaid principal portion of such Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the portion of such Loans of such other Lender so that the aggregate unpaid principal amount of its portion of such Loans and participations in such Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of such Loans then outstanding as the principal amount of its portion of such Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of such Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that (i) if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest and (ii) the provisions of this Section 2.18 shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its portion of such Loans. The Borrower expressly consents to the foregoing arrangements and agree that any Lender holding a participation in the Loans deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made its portion of such Loans directly to the Borrower in the amount of such participation. No Lender is obliged to share with any other Lender any amount which such Lender has received or recovered from a Credit Support Provider.

SECTION 2.19.      Payments. (a) The Borrower shall make each payment (including principal of or interest on a Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 2:00 p.m., London time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at its offices at Citibank Europe plc, UK Branch, 25 Canada Square, London, United Kingdom, E14 5LB. All payments received by the Administrative Agent after 2:00 p.m. London time, shall be deemed received on the next Business Day (in the Administrative Agent’s sole discretion) and any applicable interest shall continue to accrue. The Administrative Agent shall promptly distribute to each Lender Party, or to GIEK, any payments received by the Administrative Agent on behalf of such Lender Party, or GIEK, as the case may be. Each payment to be made by the Borrower hereunder shall be made in dollars.

(b)     Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on a Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

(c)     Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the

Lenders the amount due. In such event, if the Borrower does not in fact make such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, and to pay interest thereon, for each day from and including the date such amount is distributed to it but excluding the date of payment to the Administrative Agent, at a rate reasonably determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).

SECTION 2.20.      Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes. If any applicable Law (as determined in the good faith discretion of any Loan Party) requires the deduction or withholding of any Tax from any such payment by an applicable Loan Party, then such Loan Party shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law. If such Taxes are Indemnified Taxes, then the sum payable by the applicable Loan Party shall be increased as necessary so that after all such required deductions have been made (including deductions applicable to additional sums payable under this Section), the Administrative Agent, the Collateral Agent, or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)     In addition, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable Law any Other Taxes.

(c)     The Loan Parties shall severally indemnify each Lender and Agent (other than the Administrative Agent), within 10 days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by such Lender or Agent (other than the Administrative Agent), or required to be withheld or deducted from a payment to such Lender or Agent (other than the Administrative Agent) (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis for and the calculation of the amount of such payment or liability delivered to the Borrower (with a copy to the Administrative Agent) by a Lender, or by the Administrative Agent on behalf of itself or a Lender, or by the Collateral Agent on behalf of itself, shall be conclusive absent manifest error.

(d)     [Intentionally omitted].

(e)     As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.20, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(f)     (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.20(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)     each Lender that is a U.S. Person, shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), properly completed and duly executed original copies of IRS Form W-9 or successor form certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)     each Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter after the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1)	in the case of a Foreign Lender claiming the

benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)	two accurate, complete, original and signed copies

of IRS Form W-8ECI or successor form;

(3)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Holdings within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or BEN-E, as applicable; or

(4)	in the case of such a Foreign Lender that is not the

beneficial owner of payments hereunder (including a partnership or a participating Lender Party), (x) two accurate, complete, original and signed copies of IRS Form W-8IMY or successor form on behalf of itself and (y) an IRS Form W-8ECI or W-8BEN or BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that, if the Foreign Lender is a partnership (and not a participating Lender) and one or more beneficial owners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I on behalf of such beneficial owner(s);

(C)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made; and

(D)     if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with its obligations under FATCA and to determine the amount to deduct and withhold from such payment and, if any Lender fails to provide such documentation, such Lender shall be deemed non-compliant and the Borrower shall be obligated to make necessary deductions to payments. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to

FATCA after the date of this Agreement.

Each Lender agrees that if any change in circumstances which would modify or render invalid any form or certification provided pursuant to this Section 2.20, it shall promptly update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)     At no time shall any Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.20 (including by the payment of additional amounts pursuant to this Section 2.20), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.20 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other person.

(h)     Each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i)     For purposes of this Section 2.20, the term “applicable Law” includes FATCA.

SECTION 2.21.      Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.

(a)     In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) [intentionally omitted], (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, (iv) any Lender becomes a Defaulting Lender or (v) any

Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrower that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender, as the case may be, and the Administrative Agent, require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement (or, in the case of clause (v) above, all of its interests, rights and obligations with respect to the portion of the Loans or Commitments that is the subject of the related consent, amendment, waiver or other modification) to an Eligible Assignee that shall assume such assigned obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any Law and (y) the Borrower or such Eligible Assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding portion of such Loans of such Lender, plus all Fees and other amounts accrued for the account of such Lender hereunder with respect thereto (including (x) the premium, if any, that would have been payable pursuant to Section 2.12(b) if such Lender’s portion of such Loans had been prepaid on such date and (y) any amounts under Sections 2.14, 2.16 and 9.05 (as to events arising prior to the date of assignment)); provided, further, that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder; and provided, further, that no such transfer and assignment shall be completed until the Administrative Agent has confirmed that it has received “know your customer” information, and has confirmed that such information is acceptable and complete, regarding the relevant Eligible Assignee. Each Lender hereby grants to the Administrative Agent an irrevocable power of attorney (which power is coupled with an interest) to execute and deliver, on behalf of such Lender, as assignor, any Assignment and Acceptance (provided that any Assignment and Acceptance executed and delivered by the Administrative Agent pursuant to the power of attorney granted hereby shall be in the form of Exhibit B) necessary to effectuate any assignment of such Lender’s interests hereunder in the circumstances contemplated by this Section 2.21(a). The Administrative Agent shall promptly notify the applicable Lender in respect of any Assignment and Acceptance pursuant to this Section 2.21.

(b)     If (i) any Lender shall request compensation under Section 2.14, (ii) [intentionally omitted] or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

Notwithstanding the foregoing, no Lender shall seek compensation under Section 2.14 or 2.16 unless such Lender is generally seeking similar and proportionate compensation from similarly situated borrowers.

SECTION 2.22.	[Intentionally omitted].
SECTION 2.23.	[Intentionally omitted].
SECTION 2.24.	[Intentionally omitted].
SECTION 2.25.	[Intentionally omitted].
SECTION 2.26.	Defaulting Lenders.	Notwithstanding	any

provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)     Any amount payable to any Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender and subject to any applicable Laws, be applied at such time or times as may be determined by the Borrower (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, if so determined by the Borrower, held in a deposit account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (iii) third, as the Borrower may request, to the funding of any portion of the Loans in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as reasonably determined by the Administrative Agent, (iv) fourth, pro rata, to the payment of any amounts owing to the Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (v) fifth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is made at a time when the conditions set forth in Section 4.03 or 4.04 are satisfied, such payment shall be applied solely to prepay the portions of the Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any portions of such Loans of any Defaulting Lender on the date such conditions are satisfied. The Administrative Agent may disclose the identity of a Defaulting Lender to the other Lender Parties, to GIEK, and to the Loan Parties upon the request of the Borrower or of the Required Lenders.

(b)     The rights and remedies against a Defaulting Lender under this Section 2.26 are in addition to other rights and remedies that the Borrower, the Administrative Agent and the non-Defaulting Lenders may have against such Defaulting Lender. The arrangements permitted or required by this Section 2.26 shall be permitted under this Agreement, notwithstanding any limitation on Liens or the pro rata sharing provisions or otherwise.

(c)     A Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 9.08(b).

(d)     If the Borrower, the Administrative Agent and each Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loan of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held pro rata by the Lenders in accordance with the Commitments, whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

Representations and Warranties

Each of Holdings and the Borrower represents and warrants to the Administrative Agent, the Collateral Agent, each of the Lender Parties and GIEK as of the Closing Date, each Borrowing Date and the Delivery Date (provided that the representations and warranties contained in Sections 3.01, 3.02, 3.03 and 3.10 are furthermore repeated on an annual basis in connection with the delivery of annual audited financial statements), that:

SECTION 3.01. Organization; Powers. Each of Holdings and the Borrower (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization (to the extent such status or an analogous concept applies to such an organization), (b) has all requisite organizational power and authority to own its material property and assets and to carry on its business in all material respects, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is a party and, in the case of the Borrower, to borrow hereunder; except in the case of clause (a) or (c), to the extent the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.02.      Authorization. The Loan Documents (a) have been duly authorized by the Loan Parties by all requisite corporate, limited liability company, and, if required, stockholder or other applicable action and (b) will not (i) violate (A) any provision of Law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents of the Loan Parties, (B) any order of any Governmental Authority or (C) any provision of the Existing Credit Facility, the Existing Vessel Facility or any material indenture, agreement or other instrument to which such Loan Party is a party or by which any of them or any of their property is or may be bound or (ii) result in the creation or imposition of any Lien upon any property or assets of the Loan Parties (other than any Lien created hereunder or under the Security Documents), except in the case of clause (b)(i), to the extent the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.03. Enforceability, Admissibility in Evidence, Governing Law and Enforcement. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Law affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law), and each such Loan Document is, or will be when executed and delivered by each Loan Party thereto, admissible in evidence in the jurisdiction of such Loan Party’s organization. The choice of New York law or any other applicable law as the governing law of any Loan Document should be recognized and enforced in the jurisdiction of organization of each of Holdings and the Borrower. Any judgment obtained in a New York court of proper jurisdiction against Holdings or the Borrower in respect of a Loan Document should be recognized and enforced in the jurisdiction of organization of each of Holdings and the Borrower subject to any statutory or other conditions or limitations of such jurisdiction.

SECTION 3.04.      Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority or any other person is or will be required in connection with the Transactions, except for (a) the filing of UCC financing statements, if applicable, (b) recordation of the Vessel Mortgage with the statutory register or otherwise of the Flag State on the Delivery Date and (c) such as either have been made or obtained and are in full force and effect or the failure to make or obtain the same would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.05.      Financial Statements; Projections.

(a)     Holdings has heretofore furnished to the Administrative Agent its consolidated balance sheets and related statements of income, stockholders’ equity and cash flows for the fiscal year ended December 31, 2018, audited by and accompanied by the opinion of Marcum LLP. Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of Holdings and its consolidated Group Companies as of such dates and for such periods subject to yearend adjustments and the absence of footnotes. Such financial statements were prepared in accordance with GAAP applied on a consistent basis except as otherwise noted therein.

(b)     Holdings has heretofore delivered to the Administrative Agent a pro forma consolidated balance sheet and related pro forma consolidated statements of income and cash flows of Holdings as of December 31, 2018, in each case adjusted to give effect to the Transactions, the other transactions related thereto and such other adjustments as are reflected in the agreed upon model dated February 13, 2019, heretofore provided to the Mandated Lead Arranger (the “Pro Forma Financial Statements”). Such Pro Forma Financial Statements have been prepared in good faith by Holdings, are based on assumptions that are believed by management of Holdings on the date hereof to be reasonable, are based on the best information available to Holdings as of the date of delivery thereof, accurately reflect all adjustments required to be made to give effect to the Transactions and present fairly in all material respects on a Pro Forma Basis the estimated consolidated financial position of Holdings and its consolidated Group Companies as of such date and for such period, assuming that the Transactions had actually occurred at such date or at the beginning of such period, as the case may be.

SECTION 3.06.      No Material Adverse Change. No event, change or condition has occurred that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect on the business, assets, results of operations or financial condition of the Loan Parties, taken as a whole, since the Closing Date.

SECTION 3.07.      Title to Properties; Intellectual Property.

(a)     Borrower has good and valid title to, or valid leasehold interests in, all its material properties and assets (excluding all of its Intellectual Property Rights but including the Vessel), except as would not reasonably be expected to have a Material Adverse Effect. All such material properties and assets are free and clear of Liens, other than Permitted Liens.

(b)     Provided that the Delivery Date has occurred, (i) the Borrower has good and valid title to the Vessel, free and clear of Liens, other than Permitted Liens, and is the sole, legal and beneficial owner of the Vessel, (ii) the Vessel is registered in the name of the Borrower with the Flag State, (iii) the Vessel is operationally seaworthy and fit for service, (iv) the Vessel is classed with a Classification Society, free of all overdue requirements and other recommendations, (v) the Vessel is operated in all material respects in compliance with all Laws and (vi) the Vessel is maintained in all material respects in accordance with all requirements set forth in the Security Documents.

(c)     The Borrower owns, or is licensed or otherwise has the right to use, all patents, inventions, trademarks, service marks, trade names, domain names, copyrights, and registrations and applications for the foregoing, know-how, manufacturing processes, product designs, specifications, data, formulae, trade secrets and other intellectual property rights (collectively, the “Intellectual Property Rights”) that are necessary in all material respects for the conduct of its business as currently conducted (collectively, the “Company Intellectual Property Rights”), except for those the failure to own, license or have the right to use which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No material action, suit, arbitration, or legal, administrative or other proceeding (other than office actions or other proceedings in the ordinary course of prosecution before the United States Patent and Trademark Office or the United States Copyright Office or any foreign counterpart) is pending, or, to the knowledge of the Loan Parties, threatened in writing, which challenges the validity or effectiveness of any Company Intellectual Property Rights and which could reasonably be expected to have a Material Adverse Effect.

SECTION 3.08.      Subsidiaries; Ownership of Borrower.

(a)     Borrower has no Subsidiaries.

(b)     100% of the Equity Interests of the Borrower are indirectly owned by Holdings and directly owned by LME.

(c)     As of the Closing Date, (i) there are no Group Companies other than each of the Restricted Group Companies set forth on Schedule 3.08 and (ii) there are no Unrestricted Group Companies.

SECTION 3.09.      Litigation; Compliance with Laws.

(a)     There are no actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Loan Parties, threatened in writing against or affecting Holdings, the Group Companies or the Borrower or any business or material property of any such person (i) with respect to any Loan Document or (ii) which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b)     Each of Holdings, Holdings’ Group Companies and the Borrower (i) is in compliance with all applicable Laws and (ii) has filed all applications and has obtained all licenses, permits and approvals or other regulatory authorizations of each Governmental Authority with regulatory authority over the activities of Holdings, Holdings’ Group Companies and the Borrower, other than where the failure to so be in compliance, make such filings or obtain such authorizations would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.10.      Agreements. Neither Holdings nor the Borrower is in default, nor has there occurred any “event of default”, under any provision of any indenture or other agreement or instrument evidencing Material Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default or “event of default” would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11.      Federal Reserve Regulations.

(a)     Neither Holdings nor the Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b)     No part of the proceeds of the Loans will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for the purpose of buying or carrying Margin Stock or for any purpose that entails a violation of the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.12.      Investment Company Act. Neither Holdings nor the Borrower is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

SECTION 3.13.      Use of Proceeds. The proceeds of the Credit Facility will be used by the Borrower only for the purposes set forth in Section 5.08.

SECTION 3.14.      Taxes. Except as would not reasonably be expected to have a Material Adverse Effect, each of Holdings and the Borrower has filed or caused to be filed all U.S. federal and material state, local and non-U.S. Tax returns or materials required to have been filed by it and has paid or caused to be paid all material Taxes due and payable by it and all assessments received by it, except Taxes that may be paid without penalty or that are being contested in good faith by appropriate proceedings and for which Holdings or the Borrower, as applicable, has set aside on its books adequate reserves in accordance with GAAP.

     SECTION 3.15.      No Material Misstatements.            No written information, reports, financial statements, exhibits or schedules (other than projections, estimates, general market or industry data), taken as a whole, furnished by or on behalf of Holdings or the Borrower to the Administrative Agent, any Lender Party or GIEK in connection with the negotiation of any Loan Document, the EK Guarantee, or the ECA Guarantee, or included therein or delivered pursuant thereto (as modified or supplemented by other information so furnished), contains when furnished any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that projections and pro forma financial information are based upon good faith estimates and assumptions believed to be reasonable by management at such time in the preparation of such information, report, financial statement, exhibit or schedule and when furnished; it being understood that such projections are inherently uncertain, are not a guarantee of financial performance, may vary from actual results, and that such variances may be material.

SECTION 3.16.      Employee Benefit Plans.

(a)     Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect.

(b)     Each Foreign Pension Plan is in compliance in all material respects with all requirements of Law applicable thereto and the respective requirements of the governing documents for such plan. With respect to each Foreign Pension Plan, none of the Borrower, its Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject the Borrower, directly or indirectly, to a tax or civil penalty which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to the Lender Parties and GIEK in respect of any unfunded liabilities in accordance with applicable Law and prudent business practice or, where required, in accordance with ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans would not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.17.      Environmental and Social Matters. Neither the Borrower nor Holdings (i) has failed to comply with any Environmental Law, (ii) has failed to obtain or maintain or comply with any Environmental Approval or any other covenant, condition, restriction or agreement directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any Hazardous Materials in connection with the Vessel, (iii) is subject to any Environmental Claim or Social Claim, (iv) has received written notice of any claim with respect to any Environmental Claim or Social Claim that remains outstanding, or (v) has been, to the best of the Borrower’s knowledge and belief, threatened with any Environmental Claim or Social Claim, in each case, as would reasonably be expected to result in a Material Adverse Effect.

SECTION 3.18.      Insurance. Provided that the Delivery Date has occurred, the Borrower has insurance in such amounts and covering such risks and liabilities as are required pursuant to Section 5.02.

SECTION 3.19.      Security Documents.

(a)     Except as otherwise provided in Section 3.19(c), each Security Document in effect creates in favor of the Collateral Agent, for the ratable benefit of itself and the Secured Parties, a legal, valid and enforceable security interest in the Collateral to the extent intended to be created thereby and required therein and when financing statements in appropriate form are accepted by the appropriate filing offices specified on Schedule 3.19(a), or when such other filings, instruments, delivery of notices, control agreements or other documents are made or delivered, as set forth in the relevant Security Documents, the Liens created under each Security Document shall constitute a fully perfected (to the extent such concept exists in the applicable jurisdiction) Lien on, and security interest in, all right, title and interest of the Loan Parties in all Collateral in which a security interest therein may be perfected by the filing of financing statements in such offices, in each case prior and superior in right to any other person.

(b)     [Intentionally omitted].

(c)     On and as of the Delivery Date, the Vessel Mortgage will be effective to create in favor of the Collateral Agent, for the ratable benefit of itself and the Secured Parties, a legal, valid and enforceable Lien on all of the Borrower’s right, title and interest in and to the Vessel, and when the Vessel Mortgage is duly filed with the applicable filing office and all related recording fees paid, the Vessel Mortgage shall constitute a fully perfected Lien on all right, title and interest of the Borrower in the Vessel, in each case prior and superior in right to any other person, other than with respect to the rights of persons pursuant to Liens expressly permitted by Section 6.02 or by the Vessel Mortgage.

SECTION 3.20.      Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower pending or, to the knowledge of the Borrower, threatened. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower is bound.

SECTION 3.21.      Solvency. Immediately after the consummation of the Transactions and after giving effect to the application of the proceeds of the Loans, the Loan Parties and the Group Companies on a consolidated basis are Solvent.

SECTION 3.22.      Anti-Money Laundering Laws. To the extent applicable, each Loan Party is in compliance, in all material respects, with the USA PATRIOT Act, Directive (EU) 2015/849 and the Norwegian Anti-Money Laundering and Terror Financing Act of June 3, 2009, implemented to combat money laundering, as amended from time to time.

SECTION 3.23.      Sanctions Laws. None of Holdings, the Borrower or any Group Companies, nor, to the knowledge of Holdings and the Borrower, any employee, agent, controlled affiliate or representative thereof, is an individual or entity that is a Sanctioned Person or is in breach of Sanctions or, to its knowledge, subject to or involved in any complaint, claim, proceeding, formal notice, investigation or other action by any regulatory or enforcement authority or third party concerning any Sanctions.

SECTION 3.24.       Anti-Corruption Laws. Since January 1, 2014, Holdings, the Borrower and the Group Companies have conducted their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Norwegian Penal Code, sections 387-389, cf., section 15 and other similar applicable anti-corruption legislation and will maintain policies and procedures reasonably designed to promote and achieve compliance with such Laws.

SECTION 3.25.         No Default. No Default or Event of Default has occurred and is continuing.

SECTION 3.26.      Pari Passu Ranking. Each Loan Party’s payment obligations under the Loan Documents to which it is, or is to be, a party rank at least pari passu with all its other unsecured and unsubordinated payment obligations of such Loan Party, except for obligations afforded priority by law.

ARTICLE IV

Conditions of Lending

The obligations of the Lenders to make the Loans hereunder are subject to the satisfaction of the following conditions:

SECTION 4.01. All Credit Events. On the Closing Date, each Borrowing Date and the Delivery Date (each such event being called a “Credit Event”), to the satisfaction of each of the Lenders:

(a)     All representations and warranties set forth in Article III and in each other Loan Document shall be true, correct and complete in all material respects on and as of the date of such Credit Event with the same effect as though made on and as of such date; provided that to the extent such representations and warranties expressly relate to an earlier date, such representations and warranties shall be true, correct and complete in all respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality”, “Material Adverse Effect” or similar language shall be true, correct and complete in all respects on and as of the date of such Credit Event or on such earlier date, as the case may be.

(b)     At the time of and immediately after such Credit Event and after giving effect to the use of proceeds thereof, no Default or Event of Default shall have occurred and be continuing.

Each Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Credit Event as to the matters specified in paragraphs (a) and (b) of this Section 4.01.

SECTION 4.02. Conditions to the Closing Date. On the Closing Date, to the satisfaction of each of the Lender Parties and GIEK:

(a)     The Administrative Agent shall have received duly executed copies of each of this Agreement, the ECA Guarantee, the EK Guarantee and the Fee Letters.

(b)     The Administrative Agent shall have received duly executed copies of each of the Share Pledge Agreement and the Security Agreement.

(c)     The Administrative Agent shall have received (i) a true, complete and correct copy of the Shipbuilding Contract, which shall be in full force and effect, together all amendments thereto through the Closing Date, and (ii) evidence acceptable to the Administrative Agent that Holdings or its Affiliate has paid an amount equal to NOK 258,190,000 (constituting the full amount of the first Shipbuilding Contract Milestone Payment and not less than 20% of the Shipbuilding Contract Price), each as certified by the Builder, and all other material contracts entered into by the Loan Parties in connection with the construction, supervision and acquisition of the Vessel that the Administrative Agent may reasonably request, and all such documents shall be reasonably satisfactory in form and substance to the Administrative Agent.

(d)     The Administrative Agent shall have received a duly executed copy of a Refund Guarantee in respect of the first Shipbuilding Contract Milestone Payment.

(e)     The Credit Support required on the Closing Date shall be in full force and effect.

(f)     The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or certificate of formation, as applicable, including all amendments thereto, of each Loan Party, certified or stamped as of a recent date by the Secretary of State or equivalent of the state of its organization, and a certificate as to the good standing of each Loan Party as of a recent date, from such Secretary of State (or a comparable government official, as applicable); (ii) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws, memorandum and articles of association or other operating agreement, as applicable, of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the board of directors or members, as applicable, of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the Borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation, certificate of formation or other constitutional documentation, as applicable, of such Loan Party, and all such amendments thereto as in effect on the Closing Date, have not been amended since the date of the last amendment thereto as certified in accordance with clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to clause (ii) above.

(g)     The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of Holdings, confirming compliance with the conditions precedent set forth in Section 4.01(a) and (b) and Section 4.02(m), (n) and (q).

(h)     The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, and the Lenders, a customary written opinion of (i) Skadden, Arps, Slate, Meagher & Flom LLP, New York and Delaware counsel for the Loan Parties, (ii) Conyers, Dill & Pearman, Cayman Islands counsel for the Borrower, and (iii) any and all other legal opinions that may be required by the Lenders (acting reasonably), in each case, (A) dated the Closing Date and (B) addressed to the Administrative Agent, the Collateral Agent, and the Lenders, in relation to, inter alia, the Loan Documents executed and delivered on the Closing Date.

(i)     The Administrative Agent shall have received: (A) UCC lien searches and UCC financing statements in form appropriate for filing in all jurisdictions in order to perfect the Liens created under the Security Documents and (B) all other filings, recordings, registrations, translations, stamping and other actions necessary or desirable in connection with, inter alia, the legality, validity and enforceability of the Loan Documents delivered on the Closing Date.

(j)     [Intentionally omitted].

(k)     The Lender Parties and GIEK shall have received the financial statements referred to in Section 3.05(a) and the Pro Forma Financial Statements.

(l)     At least three Business Days prior to the Closing Date, the Administrative Agent shall have confirmed that it has received such documentation and other evidence as is reasonably requested by the Administrative Agent, the Collateral Agent, a Lender Party or GIEK in order for each to carry out, and that each has carried out, all necessary “know your customer” or other similar checks which it is required to carry out in relation to the transactions contemplated by this Agreement, the EK Guarantee, the ECA Guarantee, and the other Loan Documents, including without limitation obtaining, verifying and recording certain information and documentation that will allow the Administrative Agent, each Lender Party and GIEK to identify each Loan Party in accordance with the requirements of the USA PATRIOT Act and the Norwegian AntiMoney Laundering and Terror Financing Act of June 3, 2009.

(m)     From December 31, 2017, there shall not have been any change, development, condition, occurrence, event or effect relating to Holdings or the Borrower that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a Material Adverse Effect.

(n)     On the Closing Date, there shall be no actions, suits or proceedings (governmental or private) pending or, to the knowledge of Holdings or the Borrower, threatened (i) with respect to this Agreement or any other Loan Documents or (ii) which has had, or, if adversely determined, could reasonably be expected to have, a Material Adverse Effect.

(o)     All costs, fees, expenses and other compensation payable to the Lender Parties, GIEK, the Administrative Agent, the Collateral Agent, the Mandated Lead Arranger or the Global Co-ordinator on the Closing Date, including pursuant to this Agreement or any other Loan Document, to the extent documented and invoiced in reasonable detail at least one Business Day prior to the Closing Date, shall have been paid.

(p)     The Administrative Agent shall have received all documents required and reasonably requested by EK and GIEK, including satisfactory due diligence documentation pertaining to sustainability with respect to environmental and social issues and anti-corruption.

(q)     The Administrative Agent shall have received evidence that all governmental and third party consents and approvals necessary, if any, in connection with the Transactions shall have been obtained, in form and substance satisfactory to the Administrative Agent (acting on the instructions of the Lender Parties and GIEK) and in full force and effect, or a certificate of Holdings that none are necessary.

SECTION 4.03.      Conditions to each Borrowing Date. On each Borrowing Date, to the satisfaction of each of the Lender Parties and GIEK:

(a)     The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.

(b)     On or prior to each Borrowing Date (other than the Borrowing Date in relation to the Delivery Date), each additional Refund Guarantee that has been issued since the Closing Date shall have been assigned to the Collateral Agent and the Lender Parties shall have received reasonably satisfactory evidence to such effect. Each Refund Guarantee shall secure a principal amount equal to the amount of the corresponding Shipbuilding Contract Milestone Payment to be paid by the Borrower to the Builder.

(c)     On each Borrowing Date, the Borrower shall have certified that all conditions and requirements under the Shipbuilding Contract required to be satisfied on such Borrowing Date, including in connection with the respective payment installments to be made to the Builder on such Borrowing Date, shall have been satisfied (including, but not limited to, the Borrower’s payment to the Builder of the portion of the payment installment on the Vessel that is not being financed with proceeds of the Loans), other than those that are not materially adverse to the Lenders, it being understood that any litigation between the Builder and Holdings and/or Borrower shall be deemed to be materially adverse to the Lenders.

(d)     The Administrative Agent shall have received a solvency certificate in the form of Exhibit J from the chief financial officer of Holdings certifying that Holdings and each of the Group Companies, on a consolidated basis after giving effect to the Transactions, the other transactions contemplated thereby and the Borrowing on such Borrowing Date, is Solvent.

(e)     The Administrative Agent shall have received a certificate, dated such Borrowing Date and signed by a Responsible Officer of Holdings, confirming compliance with the conditions precedent set forth in Section 4.01(a) and (b) and Section 4.03(c) and (i).

(f)     The Credit Support required on each Borrowing Date shall be in full force and effect.

(g)     On each Borrowing Date, the Administrative Agent shall have received evidence, in form and substance reasonably satisfactory to the Lender Parties and GIEK, of the payment by the Borrower (other than from proceeds of Loans) of at least 20% of all amounts due on or prior to such Borrowing Date under the Shipbuilding Contract, which payment may not be made from proceeds of Loans.

(h)     All costs, fees, expenses and other compensation payable to the Lender Parties, the Administrative Agent, the Collateral Agent, the Mandated Lead Arranger, GIEK or the Global Co-ordinator on such Borrowing Date, including pursuant to this Agreement, any other Loan Document, the EK Guarantee and the ECA Guarantee, to the extent documented and invoiced in reasonable detail at least one Business Day prior to each such Borrowing Date, shall be paid upon each Borrowing of the Loans under the Credit Facility.

(i)     The Administrative Agent shall have received evidence that all governmental and third party consents and approvals necessary, if any, in connection with the Transactions shall have been obtained, in form and substance satisfactory to the Administrative Agent (acting on the instructions of the Lender Parties and GIEK) and in full force and effect, or a certificate of Holdings that none are necessary.

SECTION 4.04. Conditions to the Delivery Date. On the Delivery Date, to the satisfaction of each of the Lender Parties and GIEK:

(a)     Either (i) the Vessel shall have been delivered to the Borrower in accordance with the terms of the Shipbuilding Contract or (ii) if the final Borrowing Date is anticipated to occur prior to the Delivery Date, (x) the Borrower and the relevant Lender Parties shall have agreed upon reasonably satisfactory arrangements with respect to prepositioning of funds on such Borrowing Date and the Delivery Date documentation not later than ten (10) days prior to the expected Delivery Date and (y) the Delivery Date shall occur in accordance with the terms of the Shipbuilding Contract not later than 3 Business Days after such Borrowing Date.

(b)     The Administrative Agent shall have received duly executed copies of (i) the Charterer’s Assignment of Insurances and (ii) each notice or other document required to be delivered under the Charterer’s Assignment of Insurances or under the Security Agreement with respect to the assignment of the Bareboat Charter, the earnings of the Vessel and the insurances for the Vessel.

(c)     The Administrative Agent shall have received: (A) evidence that the Vessel Mortgage has been or will be recorded against the Vessel with the applicable registry under the Laws and flag of the relevant Flag State, and (B) all other filings, recordings, registrations, translations, stamping and other actions necessary or desirable in connection with, inter alia, the legality, validity and enforceability of the Loan Documents and any related finance and security documentation delivered on the Delivery Date.

(d)     The Administrative Agent shall have received a certificate, dated such Borrowing Date and signed by a Responsible Officer of Holdings, confirming compliance with the conditions precedent set forth in Section 4.01(a) and (b).

(e)     The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, and the Lenders, a customary written opinion of (i) Skadden, Arps, Slate, Meagher & Flom LLP, New York and Delaware counsel for the Loan Parties, (ii) Conyers, Dill & Pearman, Cayman Island counsel for the Borrower, (iii) Commonwealth of the Bahamas counsel for the Borrower and (iv) any and all other legal opinions that may be required by the Lenders (acting reasonably), in each case, (A) dated the Delivery Date and (B) addressed to the Administrative Agent, the Collateral Agent, and the Lenders, in relation to, inter alia, the Vessel Mortgage, the Security Documents and the other Loan Documents executed and delivered on the Delivery Date.

(f)     With respect to insurances, the Administrative Agent shall have received: (A) evidence that all insurances have been placed in accordance with Section 5.02 (including a schedule of such insurances), (B) an opinion from a reputable insurance consultant appointed by the Administrative Agent (on the instruction of the Lender Parties) on such insurances, and (C) evidence that approved brokers, insurers and/or associations have issued or will issue letters of undertaking in favor of the Collateral Agent in an approved form in relation to such insurances.

(g)     The Administrative Agent shall have received: (A) evidence that any authorizations required from any government entity for the export of the Vessel by the Builder have been obtained or a certificate by the Borrower that no such authorizations are required, (B) evidence that the full contract price of the Vessel (as adjusted in accordance with its Shipbuilding Contract) will have been paid upon the Loans being made and that the Builder will not have any lien or other right to detain the Vessel on its Delivery and (C) the original or a copy, certified by a Responsible Officer to be a true and complete copy, of the builder’s certificate and any bill of sale conveying title to the Vessel to the Borrower and the protocol of delivery and acceptance, commercial invoice and any other delivery documentation required under the Shipbuilding Contract.

(h)     The Administrative Agent shall have received, or the Builder shall have committed to deliver promptly after receipt of payment for the Vessel, each of the Vessel related documents and evidence set forth in Schedule 4.04(h).

ARTICLE V

Affirmative Covenants

At all times on and after the Closing Date and prior to the Termination Date:

SECTION 5.01.      Existence; Compliance with Laws; Businesses and Properties.

(a) Each of the Borrower and Holdings shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05

(b)

(i)     Each of the Loan Parties shall (x) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations and registrations of and applications for patents, copyrights and trademarks material to the conduct of its business; provided, however, that the Loan Parties shall not be required to obtain, preserve or extend any such rights, licenses, permits, franchises, authorizations and registrations of and applications for patents, copyrights and trademarks if the obtainment, preservation or extension thereof is no longer desirable in the conduct of the business of the Loan Parties or the failure to obtain, preserve, renew, extend or keep in full force and effect thereof would not reasonably be expected to result in a Material Adverse Effect; and (y) comply in all material respects with all material applicable Laws (including, without limitation, the applicable Laws of the Flag State, the USA PATRIOT Act, FCPA and OFAC), rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except as could not reasonably be expected to result in a Material Adverse Effect;

(ii)     Borrower shall at all times take reasonable steps to maintain and preserve all tangible property material to the conduct of such business and keep such tangible property in good repair, working order and condition, ordinary wear and tear, obsolescence and casualty excepted, except as would not reasonably be expected to result in a Material Adverse Effect; provided, that, on and after the Delivery Date, with respect to the Vessel the Borrower will maintain and keep the Vessel in such condition, repair and working order as is required by the Security Documents.

SECTION 5.02. Insurance. On and after the Delivery Date, the Borrower shall:

(a)     maintain or cause to be maintained insurance in an amount and against such risks as is prudent;

(b)     cause all such policies covering any Collateral to be endorsed in a form satisfactory to the Administrative Agent (acting on the instruction of the Lender Parties and GIEK);

(c)     maintain with financially sound and reputable insurance companies, insurance with respect to any of its properties, other than the Vessel, and business against loss or damage of the kinds customarily insured against by persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such persons;

(d)     keep the Vessel insured at its expense against: (i) fire and usual marine risks in an amount which shall not be less than the Fair Market Value (including hull and machinery and hull interest/increased value or disbursement); (ii) war risks in an amount which shall not be less than the Fair Market Value (including war protection and indemnity risks, terrorism, piracy, and usual dispossession and/or confiscation, and including LPO 444 or other applicable equivalent); and (iii) protection and indemnity risks for the full tonnage of the Vessel in a protection and indemnity association or club member of the “International Group of P&I Clubs” in an amount equal to the maximum limit of cover generally available for such association or club but, in the case of pollution risks, for such amount (currently $1,000,000,000) as is from time to time deemed to be the maximum insurable amount for pollution risks available from protection and indemnity associations or clubs that are members of the “International Group of P&I Clubs”; and

(e)     promptly reimburse to the Administrative Agent on first demand the cost (as conclusively certified by the Administrative Agent (as instructed by the Required Lenders)) of taking out and keeping in force in respect of the Vessel on approved terms, or in considering or making claims under, a mortgagee’s interest insurance and a mortgagee’s interest additional perils (pollution risks) insurance for the benefit of the Secured Parties for an aggregate amount of up to 120% of the Loans.

(f)     If any of the insurances referred to in clause (d) above have been taken out on conditions other than the Nordic Marine Insurance Plan of 2013 (as amended from time to time) and/or form a part of a fleet cover, the Borrower shall procure that the insurers shall undertake to the Administrative Agent that they shall neither set off against any claims in respect of the Vessel any premiums due in respect of other vessels under such fleet cover or any premiums due for other insurances, nor cancel this insurance for reason of non-payment of premiums for other vessels under such fleet cover or of premiums for such other insurances, and shall undertake to issue a separate policy in respect of the Vessel if and when so requested by the Administrative Agent.

SECTION 5.03.      Obligations and Taxes. Each of the Borrower and Holdings shall pay its indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof, except, in each case, where the failure to pay or perform such items would not reasonably be expected to have a Material Adverse Effect; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower or Holdings, as applicable, shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend enforcement of a Lien and, in the case of the Vessel, there is no risk of forfeiture of such property.

SECTION 5.04.      Financial Statements, Reports, etc. In the case of Holdings, furnish to the Administrative Agent who will distribute to each Lender Party and GIEK:

(a)     within 90 days after the end of each fiscal year ending after the Closing Date (commencing with the fiscal year ending December 31, 2019), an annual report on Form 10-K (or any successor form) containing its consolidated balance sheet and related statements of income and cash flows showing the financial condition of Holdings and its consolidated Group Companies as of the close of such fiscal year and the results of its operations and the operations of such Group Companies during such year, together with comparative figures for the immediately preceding fiscal year, all audited by independent public accountants of recognized international standing, all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of Holdings and its consolidated Group Companies on a consolidated basis in accordance with GAAP (except as otherwise expressly noted therein) and consistently applied;

(b)     within 45 days after the end of each of the first three fiscal quarters of each fiscal year ending after the Closing Date (commencing with the fiscal year ending December 31, 2019), a quarterly report on Form 10-Q (or any successor form), containing its consolidated balance sheet and related statements of income and cash flows showing the financial condition of Holdings and its consolidated Group Companies as of the close of such fiscal quarter and the results of its operations and the operations of such Group Companies during such fiscal quarter and the then elapsed portion of the fiscal year, and, starting with the fiscal quarter ending after the Closing Date, comparative figures for the same periods in the immediately preceding fiscal year, all certified by one of its Financial Officers as fairly presenting in all material respects the financial condition and results of operations of Holdings and its consolidated Group Companies on a consolidated basis in accordance with GAAP (except as otherwise expressly noted therein) consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c)     [intentionally omitted];

(d)     concurrently with any delivery of financial statements under paragraph (a) or (b) above in respect of any period ending after the Closing Date, a compliance certificate of a Financial Officer substantially in the form of Exhibit E (i) certifying that no Event of Default or Default has occurred and is continuing or, if such an Event of Default or Default has occurred and is continuing, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent (acting on the instructions of the Lender Parties and GIEK) demonstrating compliance with the covenant contained in Section 6.10;

(e)     not later than 90 days after the commencement of the fiscal year of Holdings beginning January 1, 2020, and 90 days after the commencement of each fiscal year thereafter, a consolidated budget for such fiscal year and for each quarter within such fiscal year, including a projected consolidated balance sheet and related statements of projected operations and cash flows as of the end of and for such fiscal year in a form customarily prepared by Holdings and, promptly when available, any revisions of such budget (that Holdings in good faith determines to be material);

(f)     promptly after the same become publicly available, copies of all periodic and other material reports, proxy statements and other materials, if any, filed by Holdings or any Group Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission (it being understood that information required to be delivered pursuant to this clause (f) shall be deemed to have been delivered if such information, or one or more annual, quarterly or other periodic reports containing such information, shall be available on the website of the SEC at http://www.sec.gov);

(g)     promptly after the request by any Lender Party or GIEK, all documentation and other information that such Lender Party or GIEK reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Norwegian Anti-Money Laundering and Terror Financing Act of June 3, 2009; and

(h)     promptly, such other information regarding the operations, business affairs and financial condition of Holdings or the Borrower, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to this Section 5.04 may be delivered electronically.

SECTION 5.05.      Litigation and Other Notices. Each of the Borrower and Holdings shall furnish to the Administrative Agent (who will distribute to each Lender Party and GIEK) promptly after it is known to a Responsible Officer written notice, of the following:

(a)     any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b)     the filing or commencement of, or any written threat or written notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against Holdings, the Borrower or any Group Company which would reasonably be expected to result in a Material Adverse Effect;

(c)     any development that has resulted in, or would reasonably be expected to result in, a Material Adverse Effect

(d)     the commencement of any material Social Claim or Environmental Claim or (to the best of the Borrower’s knowledge and belief) any such Social Claim or Environmental Claim is threatened or any fact and circumstances which will or are reasonably likely to result in any material Social Claim or Environmental Claim being commenced or threatened against Holdings or the Borrower, or, after the Delivery Date, the Bareboat Charterer, or the Vessel;

(e)     on or after the Delivery Date, any accident to the Vessel involving material damage to the Vessel;

(f)     on or after the Delivery Date, any expropriation, arrest, confiscation, requisition, seizure, taking, impound, forfeiture, or detention of the Vessel that continues for more than five (5) days; and

(g)     on or after the Delivery Date, any occurrence as a result of which the Vessel has become or is, by the passing of time or otherwise, likely to become a Total Loss.

SECTION 5.06.      Information Regarding Loan Parties. (a) Each of the Loan Parties shall furnish to the Administrative Agent prompt written notice of any change (i) in its corporate name or entity type, (ii) in its jurisdiction of organization or formation, or (iii) in its Federal Taxpayer Identification Number.

(b) If requested by the Administrative Agent after the Delivery Date, the Borrower shall furnish (i) an operating report for the Vessel showing the current location of the Vessel or (ii) written notice of any charters of the Vessel and copies of such charter, in each case, not more than once per fiscal quarter.

SECTION 5.07.      Maintaining Records; Access to Properties and Inspections.

(a)     The Borrower and Holdings shall keep proper books of record and account in which full, true and correct entries in all material respects in conformity with GAAP.

The Borrower and Holdings will permit any representatives designated by the Administrative Agent or any Credit Support Provider in writing to visit and inspect the financial records and the properties of such person, including the Vessel, from time to time (but in the absence of an Event of Default, no more often than once during any calendar year) upon prior reasonable notice and at such reasonable times during normal business hours as shall be agreed to and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender Party to discuss the affairs, finances and condition of such person with the officers thereof and (provided that a representative of the Borrower is given the opportunity to be present) independent accountants therefor, all at the cost of the Borrower (which amounts shall be reasonable); provided that except during the existence of an Event of Default, the Borrower and Holdings shall not be responsible for the costs of more than one visit per calendar year. Notwithstanding anything to the contrary in this Section 5.07(a), none of the Borrower or Holdings will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (a) in respect of which disclosure to the Administrative Agent or any Lender Party (or their respective representatives or contractors) is prohibited by law or any binding agreement or (b) is subject to attorney-client or similar privilege or constitutes attorney work product; provided that, in the event that the Borrower or Holdings does not provide information that otherwise would be required to be provided hereunder in reliance on such exception, then the Borrower or Holdings shall use commercially reasonable efforts to (i) provide notice to the Administrative Agent promptly upon obtaining knowledge that such information is being withheld (but solely if providing such notice would not violate such law, rule or regulation or result in the breach of such binding contractual obligation or the loss of such professional privilege) and (ii) communicate, to the extent permitted, the applicable information in a way that would not violate such restrictions and to eliminate such restrictions.

(b)     After the Delivery Date, the Borrower shall permit, and shall procure that any charterers (if permitted hereunder) permit, one person appointed by the Administrative Agent to inspect the Vessel, for as long as no Event of Default has occurred, once a year at the cost of the Borrower upon the Administrative Agent giving prior written notice, and following the occurrence of an Event of Default, at any time at the Borrower’s cost.

(c)     After the Delivery Date, the Borrower shall instruct the Classification Society to send to the Administrative Agent copies of all class records held by the Classification Society with respect to the Vessel.

(d)     After the Delivery Date, the Borrower shall submit to or cause the Vessel to be submitted to such periodic or other surveys as may be required for classification purposes and to ensure full compliance with regulations of the Flag State and to supply or to cause to be supplied to the Administrative Agent, copies of all survey reports and confirmations of class issued in respect thereof, whenever such is required by the Administrative Agent, however limited to one survey per year.

SECTION 5.08.      Use of Proceeds. The Borrower will use the proceeds of the Loans to finance up to 80% of the purchase price of the Vessel under the Shipbuilding Contract (including by way of refunding amounts paid by Holdings with proceeds other than the Loans).

SECTION 5.09.      Employee Benefits. The Borrower and Holdings shall (a) except as would not reasonably be expected to result in a Material Adverse Effect, comply with the provisions of ERISA and the Code applicable to any Plan and the Laws applicable to any Foreign Pension Plan and (b) furnish to the Administrative Agent as soon as possible after, and in any event within ten days after any Responsible Officer of the Loan Parties knows that, an ERISA Event has occurred that, alone or together with any other ERISA Events would reasonably be expected to result in liability of the Loan Parties in an aggregate amount exceeding $1,000,000, a statement of a Financial Officer of the Borrower setting forth details as to such ERISA Event and the action, if any, that the Loan Parties propose to take with respect thereto.

SECTION 5.10. Compliance with Environmental Laws and Social Laws. The Loan Parties shall comply and undertake commercially reasonable efforts to cause all lessees and other persons occupying its properties to (i) comply with all Environmental Laws and Social Laws applicable to its operations and properties (including the Vessel and including, without limitation, requirements relating to the establishment of financial responsibility required by Environmental Laws with respect to Environmental Incidents); (ii) obtain and renew all Environmental Approvals necessary for its operations and properties; and (iii) conduct any remedial action required by Environmental Law or Social Law or by any Governmental Authority in accordance in all material respects with Environmental Laws or Social Laws; provided, however, that the Loan Parties shall be deemed to be in compliance with the foregoing so long as any breach thereof would not reasonably be expected to result in a Material Adverse Effect; provided, further, that neither Loan Party shall be required to undertake any remedial action required by Environmental Laws or Social Laws or any Governmental Authority to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP. The Loan Parties shall inform the Administrative Agent in writing as soon as reasonably practicable upon becoming aware of the same if any Social Claim or Environmental Claim has been commenced or (to the best of the Loan Parties’ knowledge and belief) is threatened against the Loan Parties or the Vessel, and of any fact and circumstances which will or are reasonably likely to result in any material Social Claim or Environmental Claim being commenced or threatened against the Loan Parties or the Vessel; provided that the Loan Parties will only have this obligation if the relevant Environmental Claim or Social Claim would be reasonably likely, if determined against the Loan Parties or the Vessel, as the case may be, to have a Material Adverse Effect.

SECTION 5.11.      Preparation of Environmental Reports. If a Default caused by reason of a breach of Section 3.17 or Section 5.10 shall have occurred and be continuing for more than 30 days without the Borrower, Holdings, or any applicable Group Company commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders though the Administrative Agent, the Borrower shall provide to the Lender Parties and GIEK within 60 days after such request, at the expense of the Loan Parties, an environmental site assessment report regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Lender Parties and indicating whether Hazardous Materials are present in violation of Environmental Law, and the estimated cost of any compliance or remedial action in connection with such Default.

SECTION 5.12.      Further Assurances.

(a)     Not later than 30 days after the Closing Date, the Borrower shall have delivered, or caused to be delivered, each of the following documents to the Administrative Agent, in each case, to the satisfaction of the Lenders and GIEK:

(i)     duly executed copies of each of the Assignment of Shipbuilding Contract, the Assignment of Refund Guarantees, and the Security Trust Deed;

(ii)     evidence of assignment or novation of the Shipbuilding Contract from LME to the Borrower, which shall be reasonably satisfactory in form and substance to the Administrative Agent;

(iii)     a customary written opinion of (i) Conyers, Dill & Pearman, Cayman Islands counsel for the Borrower, (ii) BAHR, Norwegian counsel for the Lenders, (iii) White & Case LLP, counsel for the Lenders in England and Wales and (iv) any and all other legal opinions that may be required by the Lenders (acting reasonably), in each case, (A) dated the date the Loan Documents referred to in this Section 5.12(a) are executed and delivered and (B) addressed to the Administrative Agent, the Collateral Agent, and the Lenders, in relation to, inter alia, the Loan Documents referred to in this Section 5.12(a);

(iv)     all filings, recordings, registrations, translations, stamping and other actions necessary or desirable in connection with, inter alia, the legality, validity and enforceability of the Loan Documents referred to in this Section 5.12(a); and

(v)     evidence that the Borrower shall have appointed a process agent reasonably acceptable to the Lender Parties, consenting to accept service of process on behalf of the Borrower in Norway and the United Kingdom.

(b)     The Borrower shall open one or more Deposit Accounts (as defined in the Security Agreement) on or prior to the initial Borrowing Date.

(c)     Each Loan Party shall execute any and all further documents, financing statements, agreements and instruments, delivery of notices and take all further action (including filing UCC and other financing statements, mortgages and deeds of trust) that may be required under applicable Law, or that the Required Lenders, GIEK, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created hereunder and by the Security Documents; provided that, notwithstanding anything in this Agreement or any other Loan Document to the contrary, the Loan Parties shall not have any obligation to perfect any security interest or Lien, or record any notice thereof, in any Intellectual Property (as defined in the Security Agreement) included in the Collateral.

SECTION 5.13.      [Intentionally omitted]

SECTION 5.14.      Designation of Group Companies. Holdings may designate any Restricted Group Company (other than Borrower) as an Unrestricted Group Company or any Unrestricted Group Company as a Restricted Group Company; provided that immediately before and after giving effect to such designation, no Event of Default shall have occurred and be continuing.

SECTION 5.15.      Lender Calls. Holdings and Borrower will, upon the request of the Administrative Agent or the Required Lenders, use commercially reasonable efforts to participate in a conference call with the Administrative Agent, the Lender Parties and GIEK twice per calendar year at such a time as may be reasonably agreed to by the Borrower and the Administrative Agent.

SECTION 5.16.      Anti-Corruption Laws. The Borrower, Holdings, and the Restricted Group Companies shall conduct their businesses in compliance in all material respects with the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Norwegian Penal Code, sections 387-389, cf. section 15, Directive (EU) 2015/849 and other similar applicable anti-corruption legislation and shall institute and maintain policies and procedures reasonably designed to promote and achieve compliance with such Laws.

SECTION 5.17.	[Intentionally omitted]
SECTION 5.18.	[Intentionally omitted]
SECTION 5.19.	[Intentionally omitted]
SECTION 5.20.	Vessel. On and after the Delivery Date, the Loan

Parties shall ensure that the Vessel will:

(a)     be registered in the name of the Borrower through the relevant Registry as a ship under the Laws and flag of the relevant Flag State;

(b)     maintain the relevant Classification free of all overdue requirements and recommendations of the relevant Classification Society; and

(c)     operated in material compliance with all provisions of the ISM Code, the ISPS Code, the International Labour Organization Maritime Labour Convention 2006, the Polar Code and all other Laws or regulations relating to the Vessel and the operation and management of the Vessel.

SECTION 5.21. Ship’s Employment. Promptly following the Delivery Date, the Borrower shall cause the Vessel to be delivered to, and accepted by, the Bareboat Charterer in accordance with the Bareboat Charter. Upon delivery and acceptance of the Vessel, the Borrower shall ensure that the Bareboat Charterer executes and delivers a Charterer’s Assignment of Insurances in favor of the Collateral Agent with respect to all insurances relating to the Vessel.

SECTION 5.22.      Isabella Clause. Each Loan Party shall perform its obligations under each Loan Document to which it is a party notwithstanding any failure by the Builder to fulfill its obligations under any commercial arrangement entered into with a Loan Party or otherwise and no Loan Party shall use any failure as an excise, defense, set-off or counterclaim in respect of its obligations under any Loan Document.

SECTION 5.23.      Fair Market Value of the Vessel.

(a)     Subject to Section 5.23(b), on or before May 1 of each calendar year following the calendar year during which Delivery occurs, the Borrower shall furnish to the Administrative Agent appraisals for the Vessel in the form of desktop appraisals performed by two Approved Shipbrokers selected by the Borrower to determine the Fair Market Value of the Vessel as at the date of such valuation, showing the Fair Market

Value of the Vessel to be at least 125% of the principal amount then outstanding under the Loans. The Fair Market Value for purposes of the previous sentence shall be deemed to be the arithmetic average of the valuations provided by the two Approved Shipbrokers selected; provided that, if the valuations of the two Approved Shipbrokers selected shall differ by more than 15% of the lower initial appraisal, a valuation shall be obtained from a third Approved Shipbroker appointed by Holdings subject to the prior written approval of the Administrative Agent on behalf of the Lender Parties, and, in such case, the Fair Market Value shall be deemed to be the arithmetic mean of all three valuations provided pursuant to this Section. The Loan Parties shall be responsible for all costs and expenses related to valuations provided in accordance with this Section 5.23(a).

(b)     Any breach of Section 5.23(a) may be cured at the Loan Parties’ option (i) by granting additional security acceptable to the Required Lenders in their discretion, which security shall be granted pursuant to documents and actions requested by the Collateral Agent on behalf of the Required Lenders in its discretion or (ii) by prepaying Loan principal in accordance with Section 2.12 in an amount sufficient such that the Fair Market Value determined in accordance with Section 5.23(a) shall be 125% of the Loans principal then outstanding. For the avoidance of doubt, failure to cure a breach of Section 5.23(a) in accordance with this Section 5.23(b) within thirty (30) days of the occurrence thereof shall give rise to an Event of Default under Section 7.01(n).

(c)     Notwithstanding any other provision in this Section 5.23, if at any time an Event of Default has occurred and is continuing or if any Agent (other than the Collateral Agent) or Lender Party makes a reasonable determination that an Event of Default is likely to occur, any such Agent or Lender Party may request, and the Borrower shall furnish, a valuation of the Vessel performed by an Approved Shipbroker in the form of a desktop appraisal, and the Loan Parties shall be responsible for all costs and expenses related to such valuation.

SECTION 5.24.      Authorizations. The Borrower and Holdings and all persons (whether officers, directors, employees, agents, or otherwise) who take any action with respect to the Loans, any Loan Document, or the Collateral shall be properly authorized to do so by all appropriate corporate formalities.

SECTION 5.25.      [Intentionally omitted].

SECTION 5.26. Material Adverse Effect Under Other Financing Agreement. If any agreement evidencing any Material Indebtedness of Holdings provides for an event of default solely on the basis of the occurrence of a “material adverse effect”, “material adverse event” or “material adverse change” or equivalent term, the Borrower and Holdings agree to amend this Agreement to include an equivalent event of default.

SECTION 5.27. Classification Letter. The Borrower shall duly execute and deliver to the Classification Society from time to time, a Classification Letter in respect of the Vessel and shall use commercially reasonable efforts to procure that the Classification Society shall, upon receipt of the Classification Letter, promptly execute and deliver to the Administrative Agent the undertaking appended to the Classification Letter.

SECTION 5.28. Hedging Agreements. Holdings or the Borrower shall, or shall cause LME to, enter into and maintain one or more Hedging Agreements such that no less than 70% of the foreign currency exposure of LME and the Borrower in relation to the Shipbuilding Contract Milestone Payments is subject to a fixed rate of exchange or otherwise effectively hedged.

ARTICLE VI

Negative Covenants

At all times on and after Closing Date and prior to the Termination Date:

SECTION 6.01.      Indebtedness. The Borrower shall not incur, create, assume or permit to exist any Indebtedness, except:

(a)     Indebtedness created hereunder and under the other Loan Documents;

(b)     Indebtedness under Hedging Agreements that are permitted to be secured by the collateral supporting the Existing Credit Facility and not entered into for speculative purposes; provided that no such Hedging Agreement shall be secured by the Collateral or any part thereof;

(c)     intercompany Indebtedness; provided that such intercompany Indebtedness is subordinate in all respects to the interests of the Secured Parties hereunder on terms acceptable to the Lender Parties;

(d)     Indebtedness under the Existing Credit Facility;

(e)     Indebtedness in respect of overdrafts and related liabilities and/or arising from cash management services (including treasury, depository, overdraft, credit, purchasing or debit card, electronic funds transfer, netting, ACH services and other cash management arrangements), incurred in the ordinary course of business and Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of a daylight overdraft) drawn against insufficient funds in the ordinary course of business;

(f)     Indebtedness arising in connection with endorsements of instruments for deposit in the ordinary course of business; and

(g)     other Indebtedness in an aggregate principal amount not exceeding $500,000.

SECTION 6.02.      Liens. The Borrower shall not create, incur, assume or permit to exist any Lien on the Collateral, except (collectively, the “Permitted Liens”):

(a)      any Lien created under the Loan Documents;

(b)     Liens for Taxes not yet due and payable or which are being contested in compliance with Section 5.03;

(c)     carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or which are being contested in compliance with Section 5.03;

(d)     Liens arising out of judgments, attachments or awards and/or decrees and notices of lis pendens and associated rights relating to litigation being contested not resulting in an Event of Default;

(e)     any Lien consisting of rights reserved to or vested in any Governmental Authority by any statutory provision;

(f)     Liens on the Vessel for collision or salvage;

(g)     Liens on the Vessel for master’s, officer’s or crew’s wages outstanding in accordance with usual maritime practice;

(h)     rights of setoff or bankers’ liens upon deposits of cash in favor of banks or other financial institutions in the ordinary course of business;

(i)     Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; and

(j)     other Liens securing obligations in an aggregate amount that does not exceed $500,000.

SECTION 6.03.      [Intentionally omitted].

SECTION 6.04.      Investments, Loan and Advances. The Borrower shall not purchase, hold or acquire any Equity Interests, evidences of indebtedness (by way of Guarantee or otherwise) or other securities of, make or permit to exist any loans or advances to, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets or a line of business of, any other person (all of the foregoing, collectively, “Investments”).

SECTION 6.05.      Mergers, Consolidations and Sales of Assets.

(a)     Borrower shall not merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all the assets (whether now owned or hereafter acquired).

(b)     Holdings shall not sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) its assets if such a sale, transfer, lease or disposition would (x) constitute a sale of all or substantially all of Holdings’ assets or (y) result in a material and adverse change to the business in which Holdings engages in as of the Closing Date (as determined in good faith by Holdings).

     SECTION 6.06.      Restricted      Payments;      Restrictive      Agreements. Borrower shall not:

(a)     Declare or make, directly or indirectly, any Restricted Payment of the Collateral or any proceeds of the Collateral, or incur any obligation (contingent or otherwise) to do so, if any Default or Event of Default shall have occurred and be continuing.

(b)     Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of Borrower (i) to create, incur or permit to exist any Lien upon any of its property or assets to secure the Payment Obligations, or (ii) to make or repay loans or advances to Holdings or any other Restricted Group Company; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by any requirement of Law or by any Loan Document or the Existing Credit Facility or the Existing Vessel Facility, (B) the foregoing shall not apply to customary provisions in leases and other contracts restricting subleasing or the assignment thereof, (C) the foregoing shall not apply to customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under this Agreement pending the consummation of such sale, (D) the foregoing shall not apply to restrictions or conditions arising pursuant to an agreement or instrument relating to any Indebtedness permitted to be incurred by Section 6.01 if such restrictions or conditions taken as a whole are no more onerous to the Borrower than the terms of this Agreement, (E) the foregoing shall not apply to any agreement or instrument governing Indebtedness assumed in connection with the acquisition of assets by the Borrower permitted hereunder or secured by a Lien encumbering assets acquired in connection therewith, which encumbrance or restriction is not applicable to any person, or the properties of any person, other than the person or the properties or assets of the person so acquired as long as such agreement or instrument was not entered into in contemplation of the acquisition of such assets, (F) the foregoing shall not apply to any restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business, (G) [intentionally omitted], (H) the foregoing shall not apply to customary non-assignment provisions in leases, contracts, licenses and other agreements, and (I) the foregoing shall not apply to customary restrictions that arise in connection with any Lien permitted by Section 6.02 or any document in connection therewith provided that such restriction relates only to the property subject to such Lien (and any proceeds and products thereof).

SECTION 6.07.      Transactions with Affiliates. Borrower shall not sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except that (a) the Borrower may engage in any of the foregoing transactions at prices and on terms and conditions taken as a whole not materially less favorable to the Borrower than could be obtained on an arm’s-length basis from unrelated third parties, (b) the Borrower may perform its respective obligations under documents existing on or prior to the Closing Date and specified on Schedule 6.07 and any amendment or replacement thereof so long as it is not materially more disadvantageous to the Administrative Agent and the Lender Parties, taken as a whole, than the original agreement, and (c) the Borrower may declare or make Restricted Payments permitted by Section 6.06(a) and enter into agreements related thereto.

SECTION 6.08.      Business of Holdings, the Borrower and Group Companies.

(a)     Holdings shall not engage in any business activities or have any material assets or material liabilities other than (i) agreements, plans or other arrangements relating to its current or former directors, officers, employees and consultants, (ii) receipt and declaration and payment of Restricted Payments, (iii) the performance of activities (including stockholder and other agreements) relating to the issuance, sale, purchase, repurchase or registration of securities of Holdings (including in connection with a public offering) and the incurrence and payment of fees, costs and expenses in connection therewith, (iv) the making of Investments to the extent of Restricted Payments permitted to be made pursuant to Section 6.06(a)(vii)(v) of the Existing Credit Facility (or any analogous provision in any replacement thereof), (v) the participation in tax, accounting and other administrative matters as a member of the consolidated group of Holdings, the Borrower and the Restricted Group Companies, including compliance with applicable Laws and legal, tax and accounting matters related thereto and activities relating to its officers, directors, managers and employees, (vi) the holding of any cash and Cash Equivalents and maintaining of deposit accounts in connection with the conduct of its business, (vii) its ownership of the Equity Interests of (and/or intercompany advances or loans permitted hereunder to or from) the Group Companies, including the Borrower, and activities, assets and liabilities incidental thereto (including, without limitation, its liabilities pursuant to the Guarantee set forth at Article X and any other Guarantees of or security interests granted to support indebtedness), (viii) activities related to the maintenance of its corporate existence and compliance with applicable Law, (ix) participating in tax, accounting and other administrative matters as a member of the consolidated group and the provision of administrative and advisory services (including treasury and insurance services) to its Group Companies of a type customarily provided by a holding company to its subsidiaries, (x) any transaction with the Borrower or any Restricted Group Companies to the extent expressly permitted under the Existing Credit Facility and (xi) activities, assets and liabilities incidental to the foregoing clauses.

(b)     With respect to the Borrower, engage at any time in any business or business activity other than business related to the Vessel and the other Collateral (including without limitation the operation, chartering, and maintenance of the Vessel) and any reasonable extensions of any of the foregoing.

SECTION 6.09.      Other Indebtedness and Agreements. Neither Holdings nor Borrower shall permit any waiver, supplement, modification, amendment, termination or release of any organizational documents of Holdings or the Borrower in a manner that would adversely and materially affect the interests of the Lender Parties or GIEK, or any indenture, instrument or agreement pursuant to which any Junior Debt (as defined in the Existing Credit Facility) of Holdings, the Borrower or any of the Restricted Group Companies is outstanding in a manner materially adverse to Holdings, the Borrower, any of the Restricted Group Companies, GIEK or the Lender Parties.

SECTION 6.10.      Total Net Leverage Ratio. Holdings shall not permit the Total Net Leverage Ratio as at the last day of each fiscal quarter ending during the relevant period set forth below to be greater than the applicable ratio set forth below opposite such period:

Period	Ratio
June 30, 2018 through March 31, 2020	5.25 to 1.00
June 30, 2020 through March 31, 2022	5.00 to 1.00
June 30, 2022 and thereafter	4.75 to 1.00

SECTION 6.11.      Fiscal Year. Neither the Borrower nor Holdings shall change its fiscal year end to a date other than December 31; provided that Holdings and the Borrower may, upon written notice to the Administrative Agent, change its fiscal year end to a day reasonably acceptable to the Lender Parties, in which case, (x) Holdings, the Borrower and the Administrative Agent will, and are hereby authorized by the Lender Parties to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year and (y) for any such fiscal year in which such change is made, Holdings and the Borrower will also deliver financial statements in compliance with Section 5.04(a) as though the fiscal year end were December 31.

SECTION 6.12.      Limitation on Accounting Changes. Neither the Borrower nor Holdings shall make or permit any material change in accounting policies or reporting practices, except changes that are required by GAAP or recommended by its independent public accountants.

SECTION 6.13.      Borrower Subsidiaries. The Borrower shall not form or permit to be formed, purchase or otherwise acquire, or in any way allow to exist, any Subsidiary of the Borrower.

SECTION 6.14. Sanctions. No Loan Party shall, directly or, to the Loan Parties’ knowledge, indirectly, use the proceeds of any credit extension, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity controlled by a Loan Party, to fund any activities of or business with any Sanctioned Person in violation of Sanctions or in any other manner that will result in a violation by any individual or entity participating in the transaction, whether as a Lender Party, GIEK, Mandated Lead Arranger, Administrative Agent, or otherwise of Sanctions.

SECTION 6.15.      Anti-Corruption Laws. No Loan Party shall use the proceeds of any credit extension for any purpose which would violate the United States Foreign Corrupt Practices Act of 1977, the UK Bribery Act 2010, the Norwegian Penal Code, sections 387-389, cf. section 15 and other similar applicable anti-corruption legislation and shall institute and maintain policies and procedures reasonably designed to promote and achieve compliance with such Laws.

SECTION 6.16. Vessel Flag. The Borrower shall not change the Flag State unless (i) the Borrower shall have provided at least 10 Business Days’ advance notice to the Administrative Agent, (ii) the Flag State is listed in the definition of such term in Section 1.01 or is otherwise acceptable to the Lender Parties and (iii) the Borrower otherwise complies with the requirements contained in the Vessel Mortgage with respect to changing Flag State.

SECTION 6.17. Shipbuilding Contract. The Shipbuilding Contract shall not be amended in any material respect without the prior written consent of the Administrative Agent (acting on the instructions of the Lenders) (such consent not to be unreasonably withheld, conditioned or delayed); provided that this covenant shall not apply to (i) immaterial amendments to or clarifications of the technical specifications in the Shipbuilding Contract, (ii) the election of options under the Shipbuilding Contract (it being understood that any options which increase the Shipbuilding Contract Price shall not increase the Facility Amount) and (iii) other amendments which do not materially detract from the value of the Vessel or that would prohibit, hinder, frustrate, impede or diminish the value of the Lien granted under the Assignment of Shipbuilding Contract or any perfection thereof.

SECTION 6.18.      Bareboat and Demise Charters. Except with the prior written approval of the Administrative Agent (acting on the instructions of the Required Lenders in their sole discretion), the Borrower shall not enter into any charter commitment for the Vessel which is a bareboat or demise charter that passes possession and operational control of the Vessel to another person other than the Bareboat Charter.

ARTICLE VII

Events of Default

     SECTION 7.01.      Events of Default.      In case of the happening of any of the following events after the Borrower submits a Borrowing Request (other than the event described in clause (b), (g), (h) and/or (m) which shall apply from and after the Closing Date) (“Events of Default”):

(a)     any representation or warranty made or deemed made by any Loan Party in or in connection with any Loan Document or the Borrowings hereunder or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;

(b)     default shall be made on the payment of any Loan principal when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, and such default shall continue unremedied for a period of one Business Day;

(c)     default shall be made on the payment of any Loan interest or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five calendar days;

(d)     default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in Section 5.01(a) (with respect to the Borrower), 5.02, 5.05(a), 5.08, or in Article VI;

(e)     default shall be made in the due observance or performance by any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (b), (c), (d) or (o) above or below) and such default shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent or the Required Lenders to the Borrower;

(f)     a Loan Party or a Material Group Company shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness (other than Payment Obligations), when and as the same shall become due and payable (after any applicable grace periods provided therein) or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity and any applicable grace or cure period shall have expired; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; provided, in either case, that such failure remains unremedied and is not waived by the holder thereof prior to acceleration hereunder;

(g)     an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of a Loan Party or a Material Group Company, or of a substantial part of the property or assets of a Loan Party or a Material Group Company, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar Law or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for a Loan Party or a Material Group Company or for a substantial part of the property or assets of a Loan Party or a Material Group Company; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h)     a Loan Party or Material Group Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar Law, (ii) consent to the institution of any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or Material Group Company or for a substantial part of the property or assets of any Loan Party or Material Group Company, (iv) make a general assignment for the benefit of creditors, (v) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vi) take any corporate action for the purpose of effecting any of the foregoing;

(i)     one or more judgments shall be rendered against any Loan Party or Material Group Company or any combination thereof and the same shall remain undischarged, unsatisfied, unvacated or unbonded for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of any Loan Party or Material Group Company to enforce any such judgment and such judgment is for the payment of money in an aggregate amount in excess of $20,000,000 (except to the extent covered by insurance for which the carrier has not denied liability);

(j)     an ERISA Event shall have occurred that, when taken together with all other such ERISA Events, would reasonably be expected to result in a Material Adverse Effect;

(k)     any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by a Loan Party not to be, a valid and perfected (except as otherwise expressly provided in this Agreement or such Security Document) security interest in the securities, assets or properties covered thereby, except to the extent that such event is caused by the gross negligence or willful misconduct of any Agent or Lender Party;

(l)     any Indebtedness other than the Payment Obligations shall cease (or any Loan Party or an Affiliate of any Loan Party shall so assert), for any reason, to be validly subordinated to the Payment Obligations as provided in the agreements evidencing such Indebtedness;

(m)     there shall have occurred a Change in Control;

(n)     default shall be made in the due observance or performance by any Loan Party of its obligation to furnish appraisals for the Vessel as set forth in Section 5.23

(subject to any cure rights provided therein);

(o)     a Loan Party shall rescind or purport to rescind or shall repudiate or purport to repudiate any Loan Document or evidence an intention to rescind or repudiate any Loan Document;

(p)     prior to the Delivery Date, any Refund Guarantee shall be cancelled, rescinded or terminated in whole or in part or shall no longer be in full force and effect and shall not be replaced within ten (10) days after such cancellation, rescission or termination;

(q)     at any time it shall become unlawful for any Loan Party to perform any of its obligations under any Loan Document to which it is a party; or

(r)     action is taken by any person to enforce remedies following an event of default under a pledge of equity in the Borrower given in connection with any credit facility (including the Existing Credit Facility); then, and in every such event (other than an event with respect to a Loan Party described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of any Loan Party accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties to the extent permitted by law, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Loan Parties described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Loan Parties accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Loan Parties, anything contained herein or in any other Loan Document to the contrary notwithstanding.

The Lender Parties, the Administrative Agent and the Collateral Agent agree, as among such parties, as follows: after the occurrence and during the continuance of an Event of Default, all amounts collected or received by the Administrative Agent, the Collateral Agent or any Lender Party on account of amounts then due and outstanding under any of the Loan Documents shall, except as otherwise expressly provided herein, be applied as follows: first, in the following order of priority, (i) to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ and agents’ fees to the extent provided herein) due and owing hereunder of the Collateral Agent in connection with enforcing its rights and those of the Lender Parties under the Loan Documents (including all expenses of sale or other realization of or in respect of the Collateral and any sums advanced to the Collateral Agent or to preserve its security interest in the Collateral and any other amounts owing and unpaid to the Collateral Agent), (ii) to pay all reasonable out-of-pocket costs and expenses (including reasonable attorneys and agents’ fees to the extent provided herein) due and owing hereunder of the Administrative Agent and the ECA Agent in connection with enforcing its rights and those of the Lenders of the under the Loan Documents (and any other amounts owing and unpaid to the Administrative Agent and the ECA Agent), second, to pay interest, fees and premium, if any, on the Loans or the Credit Support then outstanding to the applicable Secured Parties in proportion to the respective amounts described in this clause “second” payable to them, third, to pay principal of the Loans then outstanding, ratably among the applicable Secured Parties in proportion to the respective amounts described in this clause “third” payable to them and fourth, to pay the surplus, if any, to whomever may be lawfully entitled to receive such surplus. To the extent any amounts available for distribution pursuant to clause “second” or “third” above are insufficient to pay all obligations described therein in full, such moneys shall be allocated pro rata among the applicable Secured Parties in proportion to the respective amounts described in the applicable clause at such time.

ARTICLE VIII

Agents

SECTION 8.01.      The Administrative Agent and the Collateral Agent.

(a)     Each of the Lender Parties (by its acceptance of the benefits hereof and of the other Loan Documents) hereby irrevocably appoints each of the Administrative Agent and the Collateral Agent its agent and each of the Lender Parties (by its acceptance of the benefits hereof and of the other Loan Documents) hereby irrevocably appoints the Collateral Agent to hold any security interest created by the Security Documents for and on behalf of, or in trust for, such Lender Party, and authorizes the Administrative Agent and the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to such Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. GIEK (by its acceptance of the benefits hereof and of the other Loan Documents) hereby irrevocably appoints the Collateral Agent its agent, appoints the Collateral Agent to hold any security interest created by the Security Documents for and on behalf of, or in trust for GIEK, and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Administrative Agent and the Collateral Agent are hereby expressly authorized to execute any and all documents (including releases and any loss sharing agreements) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lender Parties and GIEK, and the Borrower shall not have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)     The institution serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender Party as any other Lender Party and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with Holdings, the Borrower or any Subsidiary or other Affiliate thereof as if it were not an Agent hereunder, and without any duty to account therefor to the Lender Parties.

(c)     Neither the Administrative Agent nor the Collateral Agent shall have any duties or obligations except those expressly set forth in the Loan Documents, and their duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, (a) neither the Administrative Agent nor the Collateral Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither the Administrative Agent nor the Collateral Agent shall have any duty to take any discretionary action or exercise any discretionary powers including, without limitation, the timing and methods of realization of the Collateral, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise or omit to exercise by the Required Lenders (or such other number or percentage of the Lender Parties as shall be necessary under the circumstances as provided in Section 9.08 or in the case of the Collateral Agent, from the Administrative Agent on behalf of such Lenders), and each Agent shall be entitled to refrain from the taking of any action (including the failure to take an action) in connection herewith or with any of the other Loan Documents or from the exercise of any power, discretion, opinion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in writing in respect thereof from the Required Lenders (or such other Lenders as may be required, or in the case of the Collateral Agent, from the Administrative Agent on behalf of such Lenders) and such Agent shall first be indemnified and/or secured and/or prefunded to its satisfaction by the Lenders against any and all loss, liability, cost and expense which may be incurred by it by reason of taking or continuing to take such action; provided that such Agent shall not be required to take any action or omit to take any action (including disclosing information) if it would or might, in its opinion or the opinion of its counsel, expose it to liability, be contrary to any Loan Document or constitute a breach of any Law (including, but not limited to, of England and Wales and the United States) or a breach of a fiduciary duty or duty of confidentiality or be otherwise actionable by any person, (including for the avoidance of doubt any action that may be in violation of the automatic stay under any applicable bankruptcy, insolvency, reorganization, moratorium or similar Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any applicable bankruptcy, insolvency, reorganization, moratorium or similar

Law), and the Agent may do anything which, in its opinion, is necessary or desirable to comply with any such Law, direction or regulation, and (c) except as expressly set forth in the Loan Documents, neither the Administrative Agent nor the Collateral Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither the Administrative Agent nor the Collateral Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lender Parties as shall be necessary under the circumstances as provided in Section 9.08) or, in the case of the Collateral Agent, by the Administrative Agent or in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by Holdings, the Borrower or a Lender Party, and neither the Administrative Agent nor the Collateral Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any Lien granted thereunder or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent. Neither the Administrative Agent nor the Collateral Agent shall be required to take any action instructed by any party or parties hereto unless it has received such indemnification and / or prefunding and / or security from such instructing party or parties as it may in its absolute discretion require for any cost, expense, loss or liability which it may incur in complying with such instructions. In the absence of instructions received by the Administrative Agent and/or Collateral Agent, each may take or refrain from taking action as it considers to be in the best interest of the Secured Parties. None of the provisions of this Agreement or any Loan Document shall require the Collateral Agent to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder or under the Loan Documents, or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it. The Collateral Agent shall have no responsibility to insure or to see to the insurance of any property with respect to which it shall have been granted a Lien hereunder or under any Loan Document. Nothing herein or in any of the other Security Documents shall require the Collateral Agent to file any financing statement, continuation statement or amendment thereto in any public office at any time or times or to otherwise take any action to perfect or maintain the perfection of the Lien on any property granted to the Collateral Agent hereunder or under any Loan Document or to give notice of any such Lien to any third party, all such responsibilities being responsibilities of the Borrower.

(d)     Each of the Administrative Agent and the Collateral Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper person. Each of the Administrative Agent and the Collateral Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender Party, the Administrative Agent may presume that such condition is satisfactory to such Lender Party unless the Administrative Agent shall have received notice to the contrary from such Lender Party prior to the making of such Loan. Each of the Administrative Agent and the Collateral Agent may consult with legal counsel (who may be counsel for Holdings or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. Each of the Administrative Agent and the Collateral Agent may request instructions or clarification of instruction from the Required Lenders (or, if the relevant Loan Document stipulates that the relevant matter shall be decided by any other group of Secured Parties or otherwise, such other group of Secured Parties and/or other parties) as to whether, and in what manner, it should exercise or refrain from exercising any right, power, authority or discretion granted to in any relevant Loan Document, and may refrain from acting unless and until it receives any such instructions or clarifications that it has requested.

(e)     Each of the Administrative Agent and the Collateral Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each of the Administrative Agent and the Collateral Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each of the Administrative Agent and the Collateral Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent did not use reasonable care in the selection of such sub-agents.

(f)     Neither the Administrative Agent nor the Collateral Agent shall be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the security interests in any of the Collateral, whether impaired by operation of Law or by reason of any action or omission to act on its part hereunder. Neither the Administrative Agent nor the Collateral Agent shall have any duty to ascertain or inquire as to the performance or observance of any of the terms of this Agreement or the other Loan Documents by the Borrower or any of their respective Affiliates.

(g)     Neither the Administrative Agent nor the Collateral Agent shall incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of the Administrative Agent or the Collateral Agent (including but not limited to any act or provision of any present or future Law, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).

(h)     Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrower, the Agents and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof, and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Payment Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(i)     It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any Law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction. It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case Collateral Agent deems that by reason of any present or future Law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that Collateral Agent appoint an additional individual or institution as a separate trustee, co-trustee, collateral agent or collateral co-agent (any such additional institution being referred to herein individually as a “Supplemental Collateral Agent” and, collectively, as “Supplemental Collateral Agents”). In the event that the Collateral Agent appoints a Supplemental Collateral Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to Collateral Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Collateral Agent to the extent, and only to the extent, necessary to enable such Supplemental Collateral Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such

Supplemental Collateral Agent shall run to and be enforceable by either Collateral Agent or such Supplemental Collateral Agent, and (ii) the provisions of Section 8.01 and of Section 9.05 referring to the Collateral Agent shall inure to the benefit of such Supplemental Collateral Agent and all references therein to Collateral Agent shall be deemed to be references to Collateral Agent and/or such Supplemental Collateral Agent, as the context may require. Should any instrument in writing from Borrower or any other party hereto be required by any Supplemental Collateral Agent so appointed by Collateral Agent for more fully and certainly vesting in and confirming to him or it such rights, powers, privileges and duties, Borrower shall, or shall cause such party to, execute, acknowledge and deliver any and all such instruments promptly upon request by Collateral Agent. In case any Supplemental Collateral Agent, or a successor thereto, shall die, become incapable of acting, resign or be removed, all the rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall vest in and be exercised by Collateral Agent until the appointment of a new Supplemental Collateral Agent.

(j)     Subject to the appointment and acceptance of a successor Agent as provided below, either the Administrative Agent or the Collateral Agent may resign upon 30 days’ notice by notifying the Lender Parties, GIEK and the Borrower. Upon any such resignation, the Required Lenders shall have the right, upon the consent of the Borrower (except that the consent of the Borrower shall not be required after the occurrence and during the continuance of any Event of Default under Sections 7.01(b), (c), (g) or (h)), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lender Parties and GIEK, appoint a successor Agent which shall be a Lender Party in consultation with the Borrower. If no successor Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by such Agent, in the case of the Administrative Agent, such Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of such Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Agent and, in the case of the Collateral Agent, such Agent shall be entitled to appoint a successor on behalf of the Required Lenders.

(k)     Upon the acceptance of its appointment as Agent hereunder by a successor, and in the case of the Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Vessel Mortgage, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring

Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.

(l)     Each Lender Party acknowledges that it has, independently and without reliance upon the Agents or any other Lender Party and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender Party also acknowledges that it will, independently and without reliance upon the Agents or any other Lender Party and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Collateral Agent hereunder, the Collateral Agent shall not have any duty or responsibility to provide the Lenders with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower that may come into the possession of the Collateral Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

(m)     None of the Lender Parties or other persons identified on the facing page of this Agreement as a “bookrunner”, “mandated lead arranger” or “documentation agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lender Parties. Without limiting the foregoing, none of the Lender Parties or other persons so identified shall have or be deemed to have any fiduciary relationship with any Lender Party. Each Lender Party acknowledges that it has not relied, and will not rely, on any of the Lender Parties or other persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

(n)     Without limiting the other provisions of this Agreement, the Lender

Parties agree that:

(i)     The Administrative Agent will not be liable to EK for any failure to perform its duties as Administrative Agent under this Agreement, unless directly caused by its gross negligence or willful misconduct.

(ii)     Each party to this Agreement (other than the Administrative Agent and the Collateral Agent) agrees that it shall not bring any judicial or administrative proceeding against any officer, director, employee, or agent of the Agents in connection with this Agreement.

(iii)     The Agents shall not be liable for any delay in crediting any account in connection with this Agreement or any other Loan Document.

(iv)     The Administrative Agent shall not be bound to account to any Lender Party for any sum or profit element of any sum received by it for its own account.

(v)     The Agents shall not be obligated to carry out any particular “know your customer” or other checks on behalf of any Secured Party or otherwise.

(vi)     The Administrative Agent may refrain without liability from doing anything that would or might in its opinion be contrary to any Law (including but not limited to the Laws of the United States of America or any jurisdiction forming a part of it and of England and Wales) or any directive or regulation of any agency of any such state or jurisdiction and may without liability do anything which is, in its opinion, necessary to comply with any such Law.

SECTION 8.02.      Administrative Agent May File Proofs of Claim.

In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, adjustment, composition or other judicial proceedings relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Payment Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender Parties, GIEK and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lender Parties, GIEK and the Administrative Agent and their respective agents and counsel and all other amounts due the Lender Parties, GIEK and the Administrative Agent under Section 9.05) allowed in such judicial proceeding; and

(b)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender Party and GIEK to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lender Parties or GIEK, as applicable, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under the Loan Documents.

SECTION 8.03.      The ECA Agent.

(a)     EK hereby irrevocably appoints and authorizes the ECA Agent in connection with this Agreement and the other Loan Documents in relation to the ECA Guarantee and matters related thereto with powers to take such actions as are specified under any Loan Document as being for the ECA Agent to take on behalf of EK with respect to the ECA Guarantee, are specifically delegated to the ECA Agent by the terms of the ECA Guarantee, or are reasonably incidental thereto.

(b)     Without limiting the foregoing, EK authorizes the ECA Agent to exercise those rights, power and discretions which are expressly given to the ECA Agent by this Agreement and the other Loan Documents, together with any incidental rights, powers and discretions, and EK appoints the ECA Agent solely for the purposes of providing, revealing and disclosing such information and details relating to any Loan Party, the Loan Documents and the facilities granted pursuant thereto, to EK as EK may require from time to time for the purpose of GIEK issuing and administering the ECA Guarantee, and making a claim on behalf of EK under the ECA Guarantee and directing payment of any moneys paid pursuant to the ECA Guarantee, all as and to the extent instructed by EK.

(c)     The ECA Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the ECA Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the ECA Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the ECA Agent is instructed in writing to exercise by EK, and (c) except as expressly set forth in the Loan Documents, the ECA Agent shall not have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Subsidiaries that is communicated to it or any of its Affiliates in any capacity. The ECA Agent shall not be liable for any action taken or not taken by it with the consent or at the request of EK or in the absence of its own gross negligence or willful misconduct. The ECA Agent shall not be deemed to have knowledge of any Default unless and until written notice thereof is given to the ECA Agent by Holdings, the Borrower, GIEK or a Lender Party, and the ECA Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the ECA Agent.

(d)     The ECA Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. The ECA Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. The ECA Agent may consult with legal counsel (who may be counsel for Holdings or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e)     The ECA Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The ECA Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through its Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the ECA Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as ECA Agent.

(f)     Subject to the appointment and acceptance of a successor ECA Agent as provided below, the ECA Agent may resign upon 30 days’ notice by notifying EK and the Borrower. Upon any such resignation, EK shall have the right, upon the written consent of GIEK and the Borrower (except that the consent of the Borrower shall not be required after the occurrence and during the continuance of any Event of Default under Sections 7.01(b), (c), (g) or (h)), to appoint a successor. If no successor shall have been so appointed by EK and shall have accepted such appointment within 30 days after the retiring ECA Agent gives notice of its resignation, then the retiring ECA Agent may, on behalf of EK, appoint a successor ECA Agent which shall be a Lender acceptable to GIEK and in consultation with the Borrower. If no successor ECA Agent has been appointed pursuant to the immediately preceding sentence by the 30th day after the date such notice of resignation was given by the ECA Agent, the ECA Agent’s resignation shall become effective and EK shall thereafter perform all the duties of the ECA Agent hereunder and/or under any other Loan Document until such time, if any, as EK appoints a successor Agent.

(g)     Upon the acceptance of its appointment as ECA Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring ECA Agent, and the retiring ECA Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor ECA Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an ECA Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring ECA Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as ECA Agent.

SECTION 8.04.      Particular Duties of the Administrative Agent in relation to EK and GIEK.

The Administrative Agent shall, as agent for EK and GIEK, have the following duties:

(a)     to inform the Borrower of interest, installments, commitment fees and other amounts due from the Borrower to EK, and guarantee premium or other fees due from the Borrower to GIEK under the Loan Documents;

(b)     to notify EK and GIEK of any non-payment of any principal, interest, fees, premium or other amount payable to EK and/or GIEK under this Agreement;

(c)     to notify EK and GIEK (i) of any failure by the Borrower to deliver the documents required to be delivered in Sections 5.04(a), (b), (c) or (d), (ii) in the event any of the insurances required to be maintained under Section 5.02 reaches its expiry date without relevant evidence of renewal being presented to it as Administrative Agent, and (iii) to forward to EK and GIEK the original or a copy of any document which is delivered to the Administrative Agent as notice of non-renewal of the relevant insurances;

(d)     to forward to EK the original or a copy of any document which is delivered to the Administrative Agent for EK by the Borrower;

(e)     unless otherwise instructed by the Lenders, request from the Borrower that any non-compliance contemplated by (b) or (c) above be immediately remedied (if capable of remedy); and

(f)     to keep and hold the originals of the Loan Documents.

Without limiting the other provisions of this Agreement, the Administrative Agent will not be liable to EK or GIEK for any failure to perform its duties as Administrative Agent under this Agreement, unless directly caused by its gross negligence or willful misconduct.

ARTICLE IX

Miscellaneous

SECTION 9.01.      Notices; Electronic Communications. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax, as follows:

(a)     If to the Borrower or Holdings, to it at 96 Morton Street, 9th Floor, New York, New York 10014, Attention: Craig Felenstein, Chief Financial Officer, Tel: 212261-9008, Fax: (212) 265-3770, CraigF@expeditions.com, or, for purposes of serving process on the Borrower only, Attention: Thomas Diverio, Controller, Tel: 212-2619078, Fax: 212-261-9012, ThomasD@expeditions.com; and with a copy, in the case of any notice of Default or action, demand or further notice in connection therewith, to each of (i) Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, Attention: Steven Messina, Tel: (212) 735-3509, Fax: (917) 777-3509, Steven.Messina@skadden.com; and (ii) Foley & Lardner LLP, 3000 K Street N.W., Washington, D.C. 20007, Attention: Steven B. Chameides, Tel: (202) 672-5372, Fax: (202) 672-5399, schameides@foley.com;

(b)     If to the Administrative Agent, to it at attn.: EMEA Loans Agency, Citibank Europe plc, UK Branch, 5th Floor, Citigroup Centre, 25 Canada Square, Canary Wharf, London, E14 5LB, Fax: +44 (0)20 7492 3980;

(c)     If to the Collateral Agent, to it at Citibank, N.A., London Branch, 6th Floor, Citigroup Centre, Canary Wharf, London E14 5LB, Attention: PFLA Team, Email: issuerpfla@citi.com, Fax: +44 20 7500 5877;

(d)     If to the ECA Agent, to it at Citibank, N.A., London Branch, 25 Canada Square, London, United Kingdom, E14 5LB, Attention: Kara Catt, kara.catt@citi.com, Tel: +44-20-7986-4824 and Romina Coates, romina.coates@citi.com, Tel: +44-20-79865017;

(e)     If to EK, to it at Eksportkreditt Norge AS, Cort Adelers gate 30, 0254 Oslo, Norway .O. Box 1315 Vika, 0112 Oslo, Norway, Attention: Loan administration, email: loanadm@eksportkreditt.no/ect@eksportkreditt.no, Fax: +47 22 3135 01;

(f)     If to GIEK, to it at Støperigata 1, 0250 Oslo, Norway, Attention: Senior Vice President Anders Gerlach Nielsen, Shipping, Yards and Offshore Projects, email: postmottak@giek.no, Fax: +47 22 83 24 45; and

(g)     If to a Lender Party, to it at its address (or fax number) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.

Any notice given under or in connection with the Loan Documents must be in English. All other documents provided under or in connection with the Loan Documents must be in English or if not in English, accompanied by a certified English translation provided by the Borrower at the Borrower's cost and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if such day is a Business Day and such notice is received before 5:00 p.m. local time, otherwise on the first Business Day after receipt) if delivered by hand or overnight courier service or when sent by fax or on the date three Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among Holdings, the Borrower, the Administrative Agent, GIEK and the applicable Lender Parties from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

Holdings and the Borrower hereby agree, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent, that it will, or will cause the Group Companies to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to GIEK or the Lender Parties under Article V, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (all such communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent.

Holdings and the Borrower hereby acknowledge that (a) the Administrative Agent may make available to the Lender Parties and GIEK materials and/or information provided by or on behalf of it hereunder (collectively, the “Borrower Materials”) by posting Borrower Materials on Intralinks or another similar electronic system (the “Platform”) and (b) certain of the Lender Parties may be “public side” Lender Parties (i.e., Lender Parties that do not wish to receive material non-public information with respect to Holdings and the Group Companies or their securities) (each, a “Public Lender”). Holdings and the Borrower hereby agree that (i) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (ii) by marking Borrower Materials “PUBLIC,” Holdings and the Borrower shall be deemed to have authorized the Administrative Agent, GIEK and the Lender Parties to treat such Borrower Materials as not containing any material non-public information with respect to Holdings and the Group Companies or their securities for purposes of United States federal and state securities Laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.15); (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor;” and (iv) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not marked as “Public Investor.” Notwithstanding the foregoing, the following Borrower Materials shall be deemed to be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that such document contains material non-public information: (A) the Loan Documents (B) notification of changes in the terms of the Credit Facility and (C) the financial statements, reports, compliance and other certificates and other information furnished by the Borrower to the Administrative Agent pursuant to Section 5.04 of this Agreement (other than any budget and projected financial statements furnished by the Borrower to the Administrative Agent pursuant to Section 5.04(e) of this Agreement or otherwise).

Each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities

Laws, to make reference to, and receive, Communications that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Holdings and the Group Companies or their securities for purposes of United States Federal or state securities Laws.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS RELATED PARTIES (THE “AGENT PARTIES”) WARRANTS THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE AGENT PARTIES HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER PARTY OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY SUCH PERSON IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED FROM SUCH PERSON’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender Party and GIEK agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender Party or GIEK for purposes of the Loan Documents. Each Lender Party and GIEK agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of its e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.

Nothing herein shall prejudice the right of the Loan Parties, the Administrative Agent, GIEK or any Lender Party to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

The Loan Parties agree that any notice made by either of them in respect of this Agreement is made on behalf of itself and of the other Loan Party.

Where the Administrative Agent receives in any communication that it reasonably believes that it has received in its capacity as Administrative Agent under this Agreement, the Administrative Agent shall have the right to disclose such information to the parties and extent permitted under the terms of this Agreement.

SECTION 9.02.      Survival of Agreement. All covenants, agreements, representations and warranties made by the Borrower or Holdings herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lender Parties and GIEK and shall survive the making by the Lenders of the Loan, the issuance by GIEK of the ECA Guarantee, and the issuance by the EK Guarantors of the EK Guarantee regardless of any investigation made by the Lender Parties, EK Guarantors or GIEK or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document (other than contingent indemnification obligations for which no claim has been made) is outstanding and unpaid and so long as the Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement, any other Loan Document or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, GIEK, EK Guarantors or any Lender Party.

SECTION 9.03.      Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (i.e., a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.04.      Successors and Assigns.

(a)     Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Borrower, Holdings, the Administrative Agent, the Collateral Agent, or the Lender Parties that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b)     Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitments and the portion of the Loans at the time owing to it), with the prior written consent of EK (solely in the event of an assignment of all or any part of the Commercial Tranche if Option 1 is selected), GIEK (in the event of an assignment of all or any part of the GIEK-covered Tranche) and the Borrower (in each case, not to be unreasonably withheld or delayed); provided, however, that (i) if the Borrower has not responded within ten (10) Business Days to any request for an assignment, the Borrower shall be deemed to have consented to such assignment, (ii) the consent of the Borrower shall not be required if such assignment is made (A) to another Lender Party, an Affiliate of a Lender Party, GIEK, or the ECA or (B) after the occurrence and during the continuance of any Event of Default the Borrower, (iii) unless otherwise agreed to by the Administrative Agent (not to be unreasonably withheld or delayed), the amount of the Commitments or portion of the Loans of the assigning Lender subject to each such assignment shall not be less than $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitments or portion of the Loans of the relevant class), (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500, (v) the assignee, if it shall not be a Lender Party or GIEK, shall deliver to the Administrative Agent an Administrative Details Form and all applicable tax forms including any forms required by Section 2.20, and (vi) the assignee shall have delivered to the Administrative Agent “know your customer” information satisfactory to the Administrative Agent. Upon acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).

(c)     By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim; (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings, the Borrower or any Subsidiary or the performance or observance by Holdings, the Borrower or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee and is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

(d)     The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in London a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names of the Lenders, and the Commitments of, and principal amount (and stated interest) of the portion of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Loan Parties, the Administrative Agent, the Collateral Agent, GIEK and the Lender Parties may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent, GIEK and any Lender Party, at any reasonable time and from time to time upon reasonable prior notice; provided that the Administrative Agent shall not be required to permit such an inspection by the Borrower, the Collateral Agent, GIEK or a Lender Party more often than once per calendar month.

(e)     Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Details Form completed in respect of the assignee (unless the assignee shall already be a Lender Party hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written confirmation of the Administrative Agent that it has received and is satisfied with all “know your customer” information requested by the Administrative Agent in respect of the relevant Eligible Assignee and, if required, the written consent of the Borrower to such assignment and any applicable tax forms including any forms required by Section 2.20, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f)     Each Lender may without the consent of any Loan Party, the Administrative Agent or any other Lender or GIEK (unless the assignee or transferee is EK, in which case prior written consent of GIEK shall be required) sell participations to one or more banks or other persons (other than a natural person and the Loan Parties) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the portion of the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement and the other Loan Documents shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other persons shall be subject to the obligations of and entitled to the benefits of Sections 2.14, 2.16 and 2.20 (it being understood that the documentation required under Section 2.20(f) shall be delivered by each participant to the applicable participating Lender) to the same extent as if they were Lenders but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant, except, in the case of amounts payable under Section 2.14 or 2.20 and (iv) the Borrower, the Administrative Agent, GIEK and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or person hereunder or the amount of principal of or the rate at which interest is payable on the portion of such Loans in which such participating bank or person has an interest (other than with respect to waivers of the terms of Section 2.07), extending any scheduled principal payment date or date fixed for the payment of interest on the portion of such Loans in which such participating bank or person has an interest, increasing or extending the Commitments in which such participating bank or person has an interest, or releasing Holdings or all or substantially all of the Collateral). Each Lender that sells a participation, shall in each case, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the portion of the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any Commitments, the Loans or its other obligations under any Loan Document) to any person except to the extent that such disclosure is necessary to establish that such Commitments, Loans or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lenders, GIEK, the Borrower and the Administrative Agent shall treat each person whose name is recorded in the Participant Register as the owner of such participation and/or Loan, as applicable, for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register. For the further avoidance of doubt, the Administrative Agent shall not consider a participant as described in this Section 9.04(f) to be a Lender, and the Administrative Agent shall have no obligation to send any notice to or otherwise enter into contact with any such participant.

(g)     Any Lenders or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower furnished to such Lenders by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lender Parties pursuant to Section 9.15.

(h)     Any Lender may at any time pledge or assign all or any portion of its rights under this Agreement to secure extensions of credit to any other Lender Party or in support of obligations owed by such other Lender; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such other Lender as a party hereto.

(i)     Where any assignment pursuant to this Section 9.04 is concluded on a day other than the last day of an Interest Period, the obligations of the relevant assignor and assignee in respect of interest payments under this Agreement shall be apportioned pro rata.

(j)     In this Section 9.04, if Option 1 is selected, any and all references to “Lender” shall be deemed to include and to equally apply to each EK Guarantor and any and all references to “Loans” shall be deemed to include the “EK Guarantees”.

(k)     Neither Holdings nor the Borrower shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent, the ECA Agent, GIEK and each Lender Party, and any attempted assignment without such consent shall be null and void.

(l)     The requirements of this Section 9.04 with respect to the execution of any Assignment and Acceptance shall not apply to any assignment or transfer of any of the rights and obligations of a Lender under this Agreement to a Credit Support Provider, if required by such Credit Support Provider, and the Borrower shall, to the extent applicable, cooperate with such Lender to give effect to the rights of any Credit Support Provider by way of assignment or subrogation.

(m)     Any assignment, sale, transfer, participation or sub-participation of the Loans or EK Guarantee, as applicable, provided by Citibank, N.A., London Branch, as a Lender Party, which would result in Citibank, N.A., London Branch or an Affiliate of Citibank, N.A., London Branch as a Lender Party, holding an amount of less than 50% of (i) in the case Option 1 is selected, Commitments (Credit Support) for the Commercial Tranche or (ii) in the case Option 2 is selected, Loans, in either case, at any time during the lifetime of the Credit Facility or that otherwise would be in contravention of the ECA Guarantee, shall require the prior written consent of GIEK in its sole discretion. Any assignment, sale, transfer, participation or sub-participation purported to be made in violation of this clause (m) shall be void ab initio.

SECTION 9.05.      Expenses; Indemnity. (a) The Borrower and Holdings agree, severally and not jointly, to pay all reasonable out-of-pocket expenses (i) of the Administrative Agent, the Collateral Agent, the ECA Agent, the Mandated Lead Arranger, GIEK, EK, the Global Co-ordinator, each Lender Party and any Affiliate of any of them, (including but not limited to reasonable and documented legal fees, disbursements and other charges of one primary outside counsel (absent a conflict of interest) and, in the case of a conflict of interest, where such conflicted party informs the Borrower of such conflict and thereafter retains its own counsel, of another counsel for similarly situated affected persons), one special maritime counsel and one firm of local counsel in each relevant jurisdiction and reasonable and documented expenses of the Administrative Agent, the Collateral Agent, the ECA Agent, the Mandated Lead Arranger, GIEK, EK, each Lender Party and the Global Co-ordinator associated with the syndication of the Credit Facility and the preparation, execution and delivery, administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of this Agreement and the other Loan Documents (whether or not the transactions hereby or thereby contemplated shall be consummated) or (ii) incurred by the Administrative Agent, the Collateral Agent, the ECA Agent, the Mandated Lead Arranger, EK, the Global Co-ordinator, GIEK or any Lender Party (including but not limited to reasonable legal fees and expenses of one primary outside counsel (absent a conflict of interest) and, in the case of a conflict of interest, where such conflicted party informs the Borrower of such conflict and thereafter retains its own counsel, of another counsel for similarly situated affected persons and following an Event of Default, one additional outside counsel for GIEK, one special maritime counsel and one firm of local counsel in each relevant jurisdiction) and for workout proceedings, enforcement costs and documentary taxes associated with the Loan Documents, including with respect to the Loans made hereunder.

(b)     The Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the ECA Agent, the Mandated Lead Arranger, EK, GIEK, the Global Co-ordinator, the Lender Parties and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) and hold each Indemnitee harmless from and against all reasonable out-of-pocket costs, expenses (including reasonable and documented and invoiced fees, disbursements and other charges of one counsel for all Indemnitees, one special maritime counsel and one primary firm of local counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions for all Indemnitees (and, in the case of a conflict of interest, where the Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of counsel for similarly situated affected Indemnitees))), claims, damages, losses and liabilities of such Indemnitee arising out of, relating to or in connection with the Credit Facility and any documentation related thereto, the actual or proposed use of the proceeds of the Credit Facility, the Transactions or any transaction contemplated in connection with the foregoing (including any investigation, claim or any litigation or other proceeding, or preparation of a defense in connection therewith (regardless of whether such Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of its respective affiliates or equity holders) that relates to the Transactions, including the financing contemplated hereby or any transactions in connection therewith); provided that no Indemnitee will be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from its gross negligence, willful misconduct nor for any claims brought by an Indemnitee against another Indemnitee (other than claims against the Mandated Lead Arranger or the Administrative Agent or the Collateral Agent, in each case, acting in such capacity), and this provision shall not cover any expenses incurred in connection with the preparation, negotiation or diligence in connection with the Loan Documents.

(c)     To the extent that Holdings and the Borrower fail to pay any amount required to be paid by it to the Administrative Agent, the Collateral Agent, the ECA Agent, the Mandated Lead Arranger, GIEK and the Global Co-ordinator under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, the Collateral Agent, the ECA Agent, the Mandated Lead Arranger, GIEK and the Global Co-ordinator, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Collateral Agent, the ECA Agent, the Mandated Lead Arranger, GIEK and the Global Co-ordinator in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loan amounts and unused Commitments at the time (or, in the event at such time all the Commitments shall have terminated and the Loans shall have been repaid in full, as of the time most recently prior thereto when any portion of such Loans or Commitments remained outstanding).

(d)     To the extent permitted by applicable Law, none of the parties hereto shall assert, and each hereby waives, any claim against any other party hereto, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, the Loans or the use of the proceeds thereof.

(e)     All amounts due under this Section 9.05 shall be payable promptly upon written demand therefor.

SECTION 9.06.      Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender (other than a Defaulting Lender) and Credit Support Provider is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or Credit Support Provider to or for the credit or the account of the Borrower or Holdings against any of and all the obligations of the Borrower or Holdings now or hereafter existing under this Agreement and other Loan Documents held by such Lender or Credit Support Provider, irrespective of whether or not such Lender or Credit Support Provider shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender and Credit Support Provider under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN SUCH OTHER LOAN DOCUMENTS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF OR THEREOF WHETHER IN CONTRACT, TORT OR OTHERWISE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

SECTION 9.08.      Waivers; Amendment.

(a)     No failure or delay of the Administrative Agent, the Collateral Agent, the ECA Agent, the Mandated Lead Arranger, GIEK or any Lender Party in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the ECA Agent, GIEK, the Mandated Lead Arranger and the Lender Parties hereunder and under the other Loan Documents, the EK Guarantee, and the ECA Guarantee are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b)     Neither this Agreement nor any provision hereof nor any other Loan Document or any provision thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, Holdings and the Required Lenders (and such agreement or agreements shall be binding on all other Lender Parties); provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on the Loans or premium on Credit Support, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on the Loans (other than with respect to waivers of the terms of Section 2.07), without the prior written consent of each Lender Party directly adversely affected thereby or GIEK if directly adversely affected thereby, (ii) increase or extend the Commitments or decrease or extend the date for payment of any Fees or decrease the amount of, or shorten the period applicable to, any prepayment premium of GIEK or any Lender Party without the prior written consent of GIEK or such Lender Party (it being understood that no amendment, modification, termination, waiver or consent of a condition precedent, covenant or Default shall constitute an increase of

Commitment), (iii) amend or modify the pro rata requirements of Section 2.17 or the provisions of this Section or release all or substantially all of the Collateral, without the prior written consent of each Lender Party, unless otherwise explicitly permitted under this Agreement, (iv) change the provisions of application of prepayments in any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding portions of the Loans of one class disproportionately from the rights of Lenders holding portions of such Loans of any other class without the prior written consent of Lenders holding a majority in interest of the outstanding Loan and unused Commitments of each adversely affected class, (v) impose any additional material restrictions on the right of any Lender to assign its portion of the Loans or Commitments hereunder without the prior written consent of such Lender (except as required by law or regulation), (vi) modify the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, as applicable.

(c)     The Administrative Agent and the Borrower may amend, modify or supplement any Loan Document to cure any ambiguity, omission, defect or inconsistency (as reasonably determined by the Administrative Agent); provided that no such amendment, modification or supplement shall adversely affect the rights of GIEK, the Collateral Agent or any Lender Party (or the Lender Parties shall have received at least five (5) Business Days’ prior written notice thereof and the Administrative Agent shall have received, within five (5) Business Days of the date of such notice to the Lender Parties, a written notice from the Required Lenders stating that the Required Lenders object to such amendment, modification or supplement).

     SECTION 9.09.      Interest      Rate      Limitation.            Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to the Loans, together with all fees, charges and other amounts which are treated as interest on such Loans under applicable Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loans or participations in accordance with applicable Law, the rate of interest payable in respect of such Loans or participations hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loans or participations but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other portions of the Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10.      Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents, subject to Section 9.20. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, (i) GIEK and (ii) the Related Parties of each of the Administrative Agent, the Collateral Agent, the Mandated Lead Arranger, GIEK and the Lender Parties) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11.      WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12.      Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.14.      Jurisdiction; Consent to Service of Process.

(a)     Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent, the Mandated Lead Arranger, GIEK or any Lender Party may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against Holdings, the Borrower or their respective properties in the courts of any jurisdiction.

(b)     Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court of the United States of America sitting in the Borough of Manhattan, and any appellate court from any thereof. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c)     Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

(d)     The Borrower hereby irrevocably designates, appoints, authorizes and empowers Holdings (and Holdings hereby accepts such designation, appointment and authorization), with offices currently located at 96 Morton Street, 9th Floor, New York, New York 10014, Attention: Craig Felenstein, Chief Financial Officer, Tel: 212-2619008, Fax: (212) 265-3770, Email: Craigf@expeditions.com, as its designee, appointee and agent to receive and accept for and on its behalf, and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any action or proceeding. If for any reason such designee, appointee and agent shall cease to be available to act as such, the Borrower agrees to designate a new designee, appointee and agent in New York, New York on the terms and for the purposes of this provision satisfactory to the Administrative Agent; provided that any failure on the part of the Borrower to comply with the foregoing provisions of this sentence shall not in any way prejudice or limit the service of process or summons in any other manner described above in this Section 11.09 or otherwise permitted by law. Notwithstanding anything to the contrary contained herein, each party hereto agrees that the Administrative Agent and/or Collateral Agent, as applicable retains the right to bring proceedings against any Loan Party in the courts of any other jurisdiction solely in connection with the exercise of any rights under any Security Document not governed by the law of the State of New York.

SECTION 9.15.      Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Mandated Lead Arranger and the Lender Parties, on behalf of itself and its respective Affiliates, agrees that it will use all Information (as defined below) provided to it or its affiliates solely for purposes of making and administering the Loans and agrees until the second anniversary of the termination of this Agreement to maintain the confidentiality of the Information, except that Information may be disclosed only (a) to its and its Affiliates’ officers, directors, employees and agents and sub-agents, including accountants, legal counsel, auditors and other advisors who need to know such information in connection with the Transactions (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested or demanded by any regulatory authority having jurisdiction over such party or any of its Affiliates, (c) pursuant to the order of any court or administrative agency or otherwise as required by applicable Law or as requested by a governmental authority (in which case, such party, to the extent permitted by law and except with respect to any audit or examination conducted by bank accountants or any governmental bank authority exercising examination or regulatory authority, agrees to inform the Borrower promptly thereof), (d) for purposes of establishing a “due diligence” defense, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.15, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of the Borrower, (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.15, (h) to the extent such information was independently development by such party without reliance on such Information, (i) to Moody’s and S&P in connection with obtaining credit ratings for Holdings, Borrower or any Subsidiary or the Credit Facility hereunder, (j) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities or market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent in connection with the administration and management of this Agreement and the Loan Documents, (k) to any Credit Support Provider or (l) in connection with the environmental and social classification of the project risk and, where relevant, the environmental and social impact assessment (ESIA). Notwithstanding any other provision in this Section 9.15, each of the Administrative Agent, the Collateral Agent, the Mandated Lead Arranger and any Lender Party, or an Affiliate of any of them, may publicize key information about the transactions described in this Agreement, including, without limitation, information related to (1) the Borrower’s and Builder’s names and countries of residence, (2) the date of this Agreement, (3) the Loans and Guarantee amounts available hereunder, (4) the type of vessel financed hereunder, (5) the environmental and social classification of the project risk, and in connection therewith may use the Borrower’s and/or Holding’s logo and/or trademark. For the purposes of this Section, “Information” shall mean all information received from or on behalf of the Borrower, Holdings or any Subsidiary and related to the Borrower, Holdings or any Subsidiary or their business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender Party on a nonconfidential basis prior to its disclosure by or on behalf of the Borrower, Holdings or any Subsidiary. Any person required to maintain the confidentiality of Information as provided in this Section 9.15 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information. In acting as the agent of the Lender Parties or Secured Parties, as applicable, each of the Administrative Agent and Collateral Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments. If Information is received by another division or department of the Administrative Agent or Collateral Agent, as applicable, it may be treated as confidential to that division or department and the Administrative Agent or Collateral Agent, as applicable shall not be deemed to have notice of it.

SECTION 9.16.      Release of Liens. If any of the Collateral shall be sold, transferred or otherwise disposed of by any Loan Party in a transaction permitted by this Agreement (including by way of merger, consolidation or in connection with the sale of a Subsidiary permitted hereunder), then the Collateral Agent, at the request and sole expense of such Loan Party, shall execute and deliver without recourse, representation or warranty all releases or other documents necessary or desirable for the release of the Liens created by any of the Security Documents on such Collateral or guarantee obligations. If, in compliance with this Agreement, the Termination Date has occurred, the Administrative Agent and Collateral Agent shall take such actions as are reasonably requested by the Loan Parties to effect the release of obligations under this Agreement, under any guaranteed obligations and under all other Loan Documents in accordance with the relevant provisions of the Security Documents.

SECTION 9.17.      USA PATRIOT Act Notice. Each Lender Party subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender Party) hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Holdings and the Borrower, which information includes the name and address of Holdings and the Borrower and other information that will allow such Lender Party or the Administrative Agent, as applicable, to identify Holdings and the Borrower in accordance with the USA PATRIOT Act.

SECTION 9.18.      Judgment Currency.

(a)     If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b)     The obligations of the Borrower in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the

Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.19.      Lender Action. Each Lender Party agrees that it shall not take or institute any actions or proceedings, judicial or otherwise, for any right or remedy against any Loan Party or any other Loan Party under any of the Loan Documents (including the exercise of any right of setoff, rights on account of any banker’s lien or similar claim or other rights of self-help), or institute any actions or proceedings, or otherwise commence any remedial procedures, with respect to any Collateral or any other property of any such Loan Party, unless expressly provided for herein or in any other Loan Document, without the prior written consent of the Administrative Agent. The provisions of this Section 9.19 are for the sole benefit of the Lender Parties and shall not afford any right to, or constitute a defense available to, any Loan Party.

SECTION 9.20.      Subrogation for Credit Support Provider. Each of the parties hereto acknowledges that each Lender may obtain Credit Support in respect of its rights and risks under this Agreement from one or more Credit Support Providers including, without limitation, by way of Credit Support, and each of the parties hereto acknowledges further that if such Lender obtains Credit Support then the Credit Support Provider or person designated by the Credit Support Provider may, in the event that such Credit Support is called upon, be subrogated to all or part of such Lender’s rights under the Loan Documents.

SECTION 9.21.      No Obligation to Verify Amounts. None of the Administrative Agent or any Lender Party shall be obligated to monitor or verify the application of any amount borrowed pursuant to this Agreement.

SECTION 9.22.      ECA Guarantee: Security. The Borrower’s payment obligations in respect of the GIEK-covered Tranche, including (without limitation) the Borrower’s obligation to repay the GIEK-covered Tranche, shall at all times be secured by the ECA Guarantee on the terms and conditions set out therein until all amounts due to EK have been paid and/or repaid in full.

SECTION 9.23.      Claims under Credit Support.

(a)     The Borrower irrevocably and unconditionally authorizes the Credit Support Providers to pay any claim made or purported to be made under the respective Credit Support and which appears to be made in accordance with the terms thereof (each claim, a “Guarantee Claim”).

(b)     Borrower shall immediately on demand pay to the Administrative Agent (for further distribution to the applicable Credit Support Providers) an amount equal to the amount of any Guarantee Claim that is paid by a Credit Support Provider. The parties hereto acknowledge that there is not to be any double counting between any amount paid by the Borrower in respect of any Guarantee Claim and any amount due under the Loans and in this respect any payment made by the Borrower in respect of such Loans (or such Guarantee Claim) shall pro tanto satisfy any amounts owing in respect of such Guarantee Claim (or such Loans), as the case may be.

(c)     The Borrower acknowledges that the EK Guarantor and GIEK (i) are not obliged to carry out any investigation or seek any confirmation from any other person before paying a Guarantee Claim and (ii) deal in documents only and will not be concerned with the legality of a Guarantee Claim or any underlying transaction or any available set-off, counterclaim or other defense of any person.

(d)     The obligations of the Borrower under this Section 9.23 will not be affected by (i) the sufficiency, accuracy or genuineness of any Guarantee Claim or any other document or (ii) any incapacity of, or limitation on the powers of, any person signing a Guarantee Claim or other document.

(e)     Nothing in this Section 9.23 shall limit the Borrower’s ability to make a claim against a Lender for a wrongful claim made by such Lender under the Credit Support.

(f)     The Administrative Agent agrees to pay to the applicable Credit Support Provider any amounts received by the Administrative Agent under this Section 9.23 which are to be distributed by the Administrative Agent to such Credit Support Provider in respect of any amounts paid by such Credit Support Provider under the Credit Support. The Administrative Agent further agrees to waive any right of set-off that it may have in respect of such amounts to be paid out to such Credit Support Providers, save with the exception of any costs and expenses of the Administrative Agent and the Collateral Agent.

SECTION 9.24.      Subrogration.

(a)     The Credit Support Providers shall, when all or a part of the amounts have been paid under the respective Credit Support, automatically and without any notice or formalities of any kind, have the right of subrogation, corresponding to the amounts paid under the respective Credit Support, into the rights of the relevant Lender under the Loan Documents. The Borrower waives any right to dispute or delay a subrogation of the rights of the relevant Lender under this Agreement to the Credit Support Providers and the Borrower undertakes to sign and execute any document reasonably required by the Credit Support Providers in connection with such subrogation.

(b)     In the event that a subrogation right shall occur and all of the Credit Facility and all amounts outstanding under this Agreement have been paid by the Credit Support Providers to a Lender, such Lender shall assign its rights pursuant to the Loan

Documents to which it is a party to the Credit Support Providers (or their nominee) on a ratable basis in accordance with Section 9.04 and such Credit Support Providers shall become party to this Agreement and the other Loan Documents and thereby replace such Lender in all respects.

SECTION 9.25. Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority, and agree and consent to, and acknowledge and agree to be bound by:

(a)     the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)     the effects of any Bail-In Action on any such liability, including, if applicable:

(i)     a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under any Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 9.26.      No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), Holdings and the Borrower acknowledge and agree, and acknowledges their respective Affiliates’ understanding, that: (a) (i) no fiduciary, advisory or agency relationship between Holdings, the Borrower or any Affiliate of either, and any Lender Party, GIEK or the Administrative Agent is intended to be or has been created in respect of the transactions contemplated hereby or by the other Loan Documents, irrespective of whether the Administrative Agent, GIEK or any Lender Party has advised or is advising Holdings, the Borrower or any Affiliate of either on other matters, (ii) the arranging and other services regarding this Agreement and the other Loan Documents provided by the Administrative Agent, GIEK and the Lender Parties are arm’s-length commercial transactions between Holdings, the Borrower and their respective Affiliates, on the one hand, and the Administrative Agent. GIEK and the Lender Parties, on the other hand,

(iii) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent that it has deemed appropriate and (iv) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; and (b) (i) each of the Administrative Agent, GIEK and the Lender Parties is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Holdings, the Borrower or any Affiliate of either, or any other Person; (ii) none of the Administrative Agent, GIEK or the Lender Parties has any obligation to Holdings, the Borrower or any Affiliate of either with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, GIEK and the Lender Parties and their respective Affiliates may be engaged, for their own accounts or the accounts of customers, in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings, and their respective Affiliates, and none of the Administrative Agent, GIEK or the Lender Parties has any obligation to disclose any of such interests to the Borrower, Holdings, or any Affiliate of either. To the fullest extent permitted by law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against any of the Administrative Agent, GIEK and the Lender Parties with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.27. Guarantor Co-ordination. If the Borrower selects Option 1, the EK Guarantor hereby agrees to the conditions set forth below in sub-clauses (a)-(g) and agrees that GIEK has equivalent rights to those set forth below in subclauses (a)-(g):

(a)     The rights of the EK Guarantor and GIEK in the Loan Documents and any claim arising in respect of the Loan Documents shall rank pari passu in the following proportion: (i) GIEK: 70%; (ii) EK Guarantor: 30%.

(b)     As long as the Borrower owes any amount to any Lender under the Loan Documents or any Credit Support Provider has a claim against the Borrower under or in connection with the ECA Guarantee or the EK Guarantee:

(i)     that it will surrender promptly to GIEK such information in respect of the EK Guarantee and its relationship to the Borrower (provided that such disclosure does not violate any applicable confidentiality agreement) as GIEK may reasonably request in writing;

(ii)     that it will surrender promptly to GIEK a copy of any and all agreements, contracts, deeds, documents, instruments, letters, notices or filings entered into or received by it under or in connection with the Credit Support as GIEK may reasonably request in writing; and

(iii)     that, promptly upon becoming aware of an Event of Default, it will notify GIEK thereof in writing unless it is evident that GIEK has been informed thereof by the Administrative Agent.

(c)     That it will ensure that no term of any Loan Document may be amended or waived without GIEK’s consent;

(d)     Upon the receipt of notice of the occurrence of an Event of Default hereunder, if required by GIEK in writing (a “GIEK Discussion Request”), it will discuss the situation with GIEK and with the Lenders and Agents in a telephone conference or meeting to be held in Oslo, Norway. The purpose of such discussion shall be to clarify the situation’s factual and legal circumstances and the position of the Credit Support Providers and the Lenders.

(e)     Failing unanimous agreement between the Credit Support Providers on how to resolve the situation described in Section 9.27(d) within 21 days after receipt by it of a GIEK Discussion Request, and provided that the Event of Default is still continuing, it may, in case the relevant Event of Default is an event described in any of Sections 2.13(c) or 7.02(b), (c), (f), (g), (h), or (k), instruct the Lenders and/or Agents to take such steps as may be available to the Lenders and/or Agents under the Loan Documents and/or applicable Law.

(f)     Upon giving such instructions pursuant to Section 9.27(e) to the Lenders and/or Agents, as the case may be, it will notify GIEK in writing as soon as practicable, but in any event not later than ten (10) calendar days prior to making any payment in respect of the Payment Obligations.

(g)     Where the relevant Event of Default is not an event described in any of Sections 2.13(c) or 7.02(b), (c), (f), (g), (h), or (k), it will not instruct the Lenders and/or Agents to take such steps as may be available to the Lenders and/or Agents under the Loan Documents and/or applicable Law (including steps for the winding up of the Borrower or for the purpose of appointing a receiver or liquidator or examiner or trustee or any analogous steps under any applicable Law), without the prior written consent of GIEK until a period of 120 days elapses during which the relevant Event of Default continues.

SECTION 9.28. [Intentionally omitted].

SECTION 9.29. Certain ERISA Matters.

(a)     Each Lender (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)     such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments;

(ii)     the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;

(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)     In addition, unless subclause (i) in the immediately preceding clause (a) I true with respect to a Lender or such Lender has not provided another representation, warrant and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and the Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that:

(i)     none of the Administrative Agent or the Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)     the person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)     the person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Payment Obligations),

(iv)     the person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)     no fee or other compensation is being paid directly to the Administrative Agent or the Lead Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

(c)     The Administrative Agent and the Lead Arranger hereby inform the Lenders that each such person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such person has a financial interest in the transactions contemplated hereby in that such person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE X

Guarantee and Indemnification

SECTION 10.01. Guaranty and Indemnity.

(a)     Holdings hereby unconditionally and irrevocably guarantees (this Guarantee, the “Holdings Guarantee”) to each Secured Party, its successors, endorsees and assigns, as a primary obligor and not merely as a surety, the due and punctual payment of all amounts payable, from time to time, by the Borrower under or in respect of this Agreement, the other Loan Documents, and the Loans, when and as such amounts shall become due and payable, whether on the due date thereof, upon stated maturity, by acceleration, on demand or otherwise, in accordance with the terms of this Agreement and the other Loan Documents, together with all of the other Payment Obligations. In case of the failure of the Borrower to pay punctually and indefeasibly any such amounts, Holdings hereby agrees to pay or cause to be paid any such amounts, in full, punctually and indefeasibly when as the same shall become due and payable, whether on the due date thereof, upon stated maturity, by acceleration, upon demand or otherwise, in accordance with the terms of this Agreement and the other Loan Documents.

(b)     Holdings hereby agrees that its obligations under the Holdings Guarantee constitute a guarantee of payment and not of collection and are not in any way conditional or contingent upon any attempt to collect from or enforce against the Borrower all or any portion of the Payment Obligations or upon any other condition or contingency. Holdings covenants that this Holdings Guarantee will not be discharged except by final, complete, indefeasible and irrevocable payment and performance of the Payment Obligations contained in this Holdings Guarantee, this Agreement, and the other Loan Documents.

(c)     Holdings agrees with GIEK, the Lender Parties and the Agents that if any Payment Obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify (such indemnification, the “Holdings Indemnity”) each Lender Party, GIEK and Agent immediately on demand against any cost, loss or liability it incurs as a result of the Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Loan Document on the date when it would have been due.

SECTION 10.02. Continuing Guaranty and Indemnity.

(a)     This Holdings Guarantee and this Holdings Indemnity shall be independent and separate from the obligations of the Borrower and shall be a continuing Guarantee and indemnity which shall extend to all sums payable by the Borrower under the Loan Documents.

(b)     This Holdings Guarantee and this Holdings Indemnity shall extend to any additional obligations of the Borrower resulting from any amendment, novation, supplement, extension, restatement or replacement or other modification of any Loan Document.

SECTION 10.03. Reinstatement. Holdings further agrees that this Holdings Guarantee shall continue to be effective or be reinstated, as the case may be, if at any time, payment, or any part thereof, of any Payment Obligation or interest thereon is rescinded or must otherwise be reinstated by any Lender Party or Agent upon the occurrence of an event or condition set forth in Sections 7.01(g) or (h) of this Agreement affecting the Borrower or otherwise, all as though such payment had not been made. Upon such rescission or restoration, Holdings shall, at Holdings’ own expense, promptly do, execute and deliver, and cause any relevant third party to do, execute and deliver, all such acts and instruments as any Lender Party, any Agent or GIEK may require to reinstate this Holdings Guarantee.

SECTION 10.04. Waiver of Defenses. Holdings hereby agrees that its obligations under this Holdings Guarantee shall be continuing, absolute and unconditional under any and all circumstances, irrespective of (1) the validity, regularity or enforceability of this Agreement against the Borrower, (2) the absence of any action to enforce the Borrower’s obligations under this Agreement, (3) any amendment, waiver or consent by the Borrower with respect to any provisions thereof, (4) any extension or renewal of, or other change in the time, manner or place of payment, of or in any other term of, any of the Payment Obligations, (5) the existence of any claim, setoff, counterclaim, defense or other rights which Holdings may have at any time against any Lender Party, or any other person or entity, whether in connection with this Holdings Guarantee, this Agreement, or any unrelated transaction, (6) the non-perfection or release of any Collateral, (7) any Law of any jurisdiction or any other event affecting any term of an Payment Obligation, or (8) any other circumstance which might otherwise constitute a legal or equitable discharge or defense of Holdings.

SECTION 10.05. Guarantor Intent. Without limiting the generality of Section 10.4, Holdings expressly confirms that it intends that this Holdings Guarantee shall extend from time to time to any (however fundamental) variation, increase, extension or addition of or to any of the Loan Documents and/or any facility or amount made available under any of the Loan Documents for any purpose, including any fees, costs and/or expenses associated therewith.

SECTION 10.06. Immediate Recourse. Holdings hereby waives (i) notice of acceptance and notice of incurrence of any obligations by the Borrower, (ii) promptness, diligence, presentment, demand of payment, protest, order and notice of any kind in connection with this Agreement and this Holdings Guarantee, or (iii) any requirement that any Lender Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right to take any action against the Borrower or any other person or any collateral which may be available to such Lender Party under this Agreement or under applicable Law.

SECTION 10.07.      [Intentionally omitted]

SECTION 10.08. Deferral of Guarantor’s Rights. Prior to sixty-one (61) days following the date on which all amounts which may be or become payable by the Loan Parties under or in connection with the Loan Documents have been irrevocably paid in full and unless the Administrative Agent otherwise directs, Holdings may not exercise any rights which it may have by reason of performance by it of its obligations under the Loan Documents or by reason of any amount being payable, or liability arising, under this Article X:

(a)     to be indemnified by the Borrower;

(b)     to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of any Secured Party under the Loan Documents or of any other Guarantee or Lien taken pursuant to, or in connection with, the Loan Documents by any Secured Party; and/or

(c)     to exercise any right of set-off against the Borrower.

If Holdings receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to any Lender Party or an Agent by the Borrower under or in connection with the Loan Documents to be repaid in full on trust for the Administrative Agent or such other Agent, as the case may be, and shall promptly pay or transfer the same to the Administrative Agent or such other Agent, as the case may be.

SECTION 10.09. Additional Security. This Holdings Guarantee is in addition to and is not in any way prejudiced by any other Guarantee or Lien now or subsequently held by any Secured Party.

SECTION 10.10. Gross-Up. All payments by Holdings hereunder shall be in the same currency as the Payment Obligations and shall be paid in full, without set-off or counterclaim. The provisions of Section 2.20 shall apply to any tax, deduction or withholding on any such payment.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LINDBLAD BLUEWATER II LIMITED,

as Borrower

by _______________________________

Name:

Title:

LINDBLAD EXPEDITIONS HOLDINGS,

INC., as Holdings

by _______________________________

Name:

Title:

[Signature Page - Credit Agreement]

CITIBANK, N.A., London Branch,

as Mandated Lead Arranger

by _______________________________

Name:

Title:

CITIBANK, N.A., London Branch,

as Commercial Lender

by _______________________________

Name:

Title:

CITIBANK, N.A., London Branch,

as Global Co-ordinator

by _______________________________

Name:

Title:

CITIBANK, N.A., London Branch,

as ECA Agent

by _______________________________

Name:

Title:

CITIBANK, N.A., London Branch,

as Collateral Agent

by _______________________________

Name:

Title:

CITIBANK Europe plc, N.A., UK Branch,

as Administrative Agent

by _______________________________

Name:

Title:

[Signature Page to Credit Agreement]

EKSPORTKREDITT NORGE AS,
as a Lender

by ______________________
Name: JØRGEN HAUGE
Title: SENIOR TRANSACTIONS MANAGER

Lars M. Tomasse
Attorney at law

[*Signature Page to Credit Agreement*]

SCHEDULE 1.01(a)

Credit Support Providers

Option 1 and Option 2 (ECA Guarantee)
Credit Support Provider Name	Commitment
GIEK	$85,988,000.00

Option 1 (EK Guarantee)
Credit Support Provider Name	Commitment
Citibank, N.A., London Branch	$36,852,000.00

SCHEDULE 1.01(b)

Amortization Schedule

Loan Principal on the      $122,840,000.00

Delivery Date

Principal of GIEK‐Covered      $85,988,000.00

Tranche

Principal of Commercial      $36,852,000.00

Tranche

		Amortization Amount
Repayment Date	Amortization %	GIEK‐Covered Tranche	Commercial Tranche	Total
1st Repayment Date	2.0833333333%	$1,791,416.67	$767,750.00	$2,559,166.67
2nd Repayment Date	2.0833333333%	$1,791,416.67	$767,750.00	$2,559,166.67
3rd Repayment Date	2.0833333333%	$1,791,416.67	$767,750.00	$2,559,166.67
4th Repayment Date	2.0833333333%	$1,791,416.67	$767,750.00	$2,559,166.67
5th Repayment Date	2.0833333333%	$1,791,416.67	$767,750.00	$2,559,166.67
6th Repayment Date	2.0833333333%	$1,791,416.67	$767,750.00	$2,559,166.67
7th Repayment Date	2.0833333333%	$1,791,416.67	$767,750.00	$2,559,166.67
8th Repayment Date	2.0833333333%	$1,791,416.67	$767,750.00	$2,559,166.67
9th Repayment Date	2.0833333333%	$1,791,416.67	$767,750.00	$2,559,166.67
10th Repayment Date	2.0833333333%	$1,791,416.67	$767,750.00	$2,559,166.67
11th Repayment Date	2.0833333333%	$1,791,416.67	$767,750.00	$2,559,166.67
12th Repayment Date	2.0833333333%	$1,791,416.67	$767,750.00	$2,559,166.67
13th Repayment Date	2.0833333333%	$1,791,416.67	$767,750.00	$2,559,166.67
14th Repayment Date	2.0833333333%	$1,791,416.67	$767,750.00	$2,559,166.67
15th Repayment Date	2.0833333333%	$1,791,416.67	$767,750.00	$2,559,166.67
16th Repayment Date	2.0833333333%	$1,791,416.67	$767,750.00	$2,559,166.67
17th Repayment Date	2.0833333333%	$1,791,416.67	$767,750.00	$2,559,166.67
18th Repayment Date	2.0833333333%	$1,791,416.67	$767,750.00	$2,559,166.67
19th Repayment Date	2.0833333333%	$1,791,416.67	$767,750.00	$2,559,166.67
20th Repayment Date	2.0833333333%	$1,791,416.67	$22,264,750.00	$24,056,166.67
21st Repayment Date	2.0833333333%	$1,791,416.67		$1,791,416.67
22nd Repayment Date	2.0833333333%	$1,791,416.67		$1,791,416.67
23rd Repayment Date	2.0833333333%	$1,791,416.67		$1,791,416.67
24th Repayment Date	2.0833333333%	$1,791,416.67		$1,791,416.67
25th Repayment Date	2.0833333333%	$1,791,416.67		$1,791,416.67
26th Repayment Date	2.0833333333%	$1,791,416.67		$1,791,416.67
27th Repayment Date	2.0833333333%	$1,791,416.67		$1,791,416.67

28th Repayment Date	2.0833333333%	$1,791,416.67	$1,791,416.67
29th Repayment Date	2.0833333333%	$1,791,416.67	$1,791,416.67
30th Repayment Date	2.0833333333%	$1,791,416.67	$1,791,416.67
31st Repayment Date	2.0833333333%	$1,791,416.67	$1,791,416.67
32nd Repayment Date	2.0833333333%	$1,791,416.67	$1,791,416.67
33rd Repayment Date	2.0833333333%	$1,791,416.67	$1,791,416.67
34th Repayment Date	2.0833333333%	$1,791,416.67	$1,791,416.67
35th Repayment Date	2.0833333333%	$1,791,416.67	$1,791,416.67
36th Repayment Date	2.0833333333%	$1,791,416.67	$1,791,416.67
37th Repayment Date	2.0833333333%	$1,791,416.67	$1,791,416.67
38th Repayment Date	2.0833333333%	$1,791,416.67	$1,791,416.67
39th Repayment Date	2.0833333333%	$1,791,416.67	$1,791,416.67
40th Repayment Date	2.0833333333%	$1,791,416.67	$1,791,416.67
41st Repayment Date	2.0833333333%	$1,791,416.67	$1,791,416.67
42nd Repayment Date	2.0833333333%	$1,791,416.67	$1,791,416.67
43rd Repayment Date	2.0833333333%	$1,791,416.67	$1,791,416.67
44th Repayment Date	2.0833333333%	$1,791,416.67	$1,791,416.67
45th Repayment Date	2.0833333333%	$1,791,416.67	$1,791,416.67
46th Repayment Date	2.0833333333%	$1,791,416.67	$1,791,416.67
47th Repayment Date	2.0833333333%	$1,791,416.67	$1,791,416.67
48th Repayment Date	2.0833333333%	$1,791,416.51	$1,791,416.51
Total	100.0000000000%	$85,988,000.00	$36,852,000.00	$122,840,000.00

-	2 -

SCHEDULE 2.01(a)

Commercial Lender Commitments

Option 2
Lender Name	Commitment (Loans)	Address
Citibank, N.A., London Branch	$122,840,000.00	25 Canada Square, London, United Kingdom, E14 5LB

SCHEDULE 2.01(b)

EK Commitments

Option 1
Lender Name	Commitment (Loans)	Address
Eksportkreditt Norge AS	$122,840,000.00	Cort Adelers gate 30 0254 Oslo, P.O. Box 1315 Vika, 0112 Oslo, Norway

SCHEDULE 3.08

Holdings’ Restricted Group Companies

     Entity            Jurisdiction of Organization

Lindblad Expeditions, LLC	Delaware

Lindblad Maritime Ventures, Inc.	Delaware

Lindblad Maritime Enterprises, Ltd.	Cayman Islands

Natural Habitat, Inc.	Colorado

LEX Quest LLC	Nevada

LEX Venture LLC	Nevada

SPEX Sea Bird Ltd.	Nevada
SPEX Sea Lion Ltd.	Nevada
Lindblad Global Trading, Inc.	New York

LEX Explorer LLC	Nevada

SPEX Calstar LLC	Nevada

LEX Galápagos Partners I LLC	Nevada
LEX Galápagos Partners II LLC	Nevada
LEX Galápagos Partners III LLC	Nevada

Fillmore Pearl Holding, Ltd	Cayman Islands

NAVILUSAL Cia. Ltda.	Ecuador

Marventura de Turismo Cia. Ltda.	Ecuador

Metrohotel Cia. Ltda.	Ecuador

Fillmore Pearl (Cayman), Ltd	Cayman Islands

Fillmore Pearl (Cayman) II, Ltd.	Cayman Islands

Fillmore Pearl Acquisition Pty Ltd	Australia (Victoria)

Fillmore Pearl Investment Pty Ltd	Australia (Victoria)

Capricorn Cruise Line Pty Limited	Australia (New South Wales)

Orion Group Holdco Pty Limited	Australia (New South Wales)
Lindblad Expeditions Pty Ltd.	Australia (New South Wales)

Orion Xpeditions Pty Limited	Australia (New South Wales)

The Orion Expedition Cruises Unit Trust	Australia (New South Wales)

SCHEDULE 3.19(a)

UCC Filing Offices

1. Recorder of Deeds of the District of Columbia and Secretary of State of the State of New York (in respect of the Borrower)

SCHEDULE 4.04(h)

Vessel Documents and Evidence

(a)	Delivery and Registration of Vessel

Evidence that the Vessel:

i.

is legally and beneficially owned by the Borrower and registered in the name of the Borrower with the applicable Registry as a ship under the Laws and flag of the relevant Flag State and that the Vessel is free of any Lien (other than those created pursuant to or in accordance with the terms of the Loan Documents);

ii.	is classed with the relevant Classification Society free of all overdue conditions of class of the relevant Classification Society;

iii.	has been delivered and accepted in accordance with the Bareboat Charter (or a different charter approved by the Required Lenders);

iv.	if applicable, is free of any other charter commitment which would require approval under then Loan Documents; and

v.

if applicable, any prior registration (other than through the relevant Registry in the relevant Flag State) of the Vessel has been or will be (within such period as may be approved by the Administrative Agent) cancelled.

(b)	Vessel Certificates

Copies of:

i.	the document of compliance issued in accordance with the ISM Code to the person who is the operator of the Vessel for the purposes of that code;

ii.	the safety management certificate in respect of the Vessel issued in accordance with the ISM Code to be delivered within five (5) days after the Delivery Date;

iii.

the international ship security certificate in respect of the Vessel issued under the ISPS Code to be delivered within five (5) days after the Delivery Date; iv. any documentation required under Maritime Labour Convention 2006;

v.	any documentation required under the Polar Code; and

vi.	if so requested by the Administrative Agent, any other certificates issued under any applicable code required to be observed by the Vessel or in relation to its operation under any applicable Law.

(c)	Environmental Matters

Copies of the Vessel’s certificate of financial responsibility and vessel response plan required under United States Law and evidence of their approval by the appropriate United States government entity or an undertaking from the Borrower that the Vessel will not trade to the United States of America without such documentation being obtained.

(d)	Classification Letter

The Classification Letter in respect of the Vessel, duly executed by the Borrower.

(e)	Vessel Certificate

A copy of a certificate that the Vessel is free from Asbestos, Glass Wool and nuclear products (if available).

(f)	Survey Report

A survey report from surveyors acceptable to the Administrative Agent (in its reasonable discretion) obtained not more than 10 days before the Delivery Date evidencing that the Vessel is seaworthy and capable of safe operation.

(g)	Valuation

A valuation of the Vessel obtained not longer than ten (10) days before the Delivery Date performed in accordance with Section 5.23 and showing the Fair Market Value of the Vessel will be equal to at least 125% of the amount of the Loans outstanding after the Delivery Date.

SCHEDULE 6.07

Transactions with Certain Affiliates

1. Bareboat Charter

EXHIBIT A

[FORM OF] ADMINISTRATIVE DETAILS FORM

Please return in PDF format to: __________________________________________ or by fax to + (44) 20 7492 3980

Transaction name:

1)	Name of Lender as it is to appear in the Credit Agreement (with preferred punctuation / capitalization /abbreviation)

2)	Name of institution as it is to appear in any publicity (tombstone, press release, etc.)

3)	Fund Manager (if applicable)
■	Name
■	MEI
4)	Lending office (for Lender named in part 1 above)
■	Registered address
■	Company number (optional)
■	Country / Domicile
■	MEI (optional)

5)	Contact details for Trade Closing / Funding & Settlement matters
■	Name
■	Address
■	Telephone number
■	Fax number
■	Group email address
■	Preferred method of Agent communication	Fax	Group Email

6)	Contact details for Operational / Servicing matters
■	Name
■	Address
■	Telephone number
■	Fax number
■	Group email address
■	Preferred method of Agent communication	Fax	Group Email
7)	Contact details for Credit matters
■	Name
■	Address
■	Telephone number
■	Fax number
■	Group email address (optional)
■	Individual email address
8)	Contact details for Standard Settlement Instruction authentication/call-back (the individual or team responsible for authenticating the Lender’s SSI)
■	Name
■	Address
■	Telephone number
■	Fax number
■	Group email address (optional)
■	Individual email address
9)	Withholding Tax / FATCA reporting for lender
■	Country of residence
■	Country of incorporation
■	Identification of Entity (GIIN)

■ Tax form attached	W-8BEN-E	W-8IMY	W-9	Other
■ UK Treaty Passport Number (if applicable)

10)	Standard Settlement Instructions (at a minimum to cover all expressly permitted currencies in the Facility Agreement) should include the following information

■ Currency
■ Intermediary bank name / SWIFT / Sort Code
■ Correspondent bank name
■ Correspondent bank SWIFT / Sort Code
■ Beneficiary name
■ Beneficiary SWIFT / Sort Code
■ Beneficiary IBAN / Account Number
For Further Credit to ■Name / SWIFT / Sort Code ■IBAN / Account Number
■ Any special instructions (i.e. pay by MT202 only)

EXHIBIT B

[FORM OF] ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the

Effective Date set forth below and is entered into by and between the Assignor named below (the “Assignor”) and the Assignee named below (the “Assignee”). It is understood and agreed that the rights and obligations of the Assignor and the Assignee hereunder are several and not joint. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex A attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted below by the Administrative Agent, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1. 2. 3. 4. 5.	Assignor: Assignee: Borrower: Administrative Agent: Credit Agreement:

_______________________________

_______________________________

Lindblad Bluewater II Limited

Citibank Europe plc, UK Branch, as the Administrative Agent under the Credit Agreement.

The Senior Secured Credit Agreement, dated as of April 8, 2019 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), by and among, inter alios, Lindblad Bluewater

II Limited, a Cayman

Islands exempted company (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Citibank Europe plc, UK Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

Assigned Interest	Assigned Interest and the aggregate Commitments/Loan portion for all Lenders	Amount of Commitment/Loan portion Assigned
Loan portion	$	%
Loan portion / Commitments	$	%
6.	Assigned Interest:’1

7.     Effective Date:2               _______________, 20__

________________________

1 Unless otherwise agreed to by the Administrative Agent (not to be unreasonably withheld or delayed), the amount of the Commitment or Loan of the assigning Lender subject to each such assignment shall not be less than $1,000,000
(or, if less, the entire remaining amount of such Lender’s Commitment or Loan).
2 To be inserted by the Administrative Agent and which shall be the effective date of recordation of transfer in the register therefor.

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:	_______________ Name:

Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:	_______________ Name:

Title:

[Consented to and]3 Accepted:

CITIBANK EUROPE PLC, UK BRANCH,

as Administrative Agent

By:	______________________________ Name:

Title:

[Consented to:]4

LINDBLAD BLUEWATER II LIMITED

By:	______________________________ Name:

Title:

____________________

3 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
4 Consent of the Borrower shall not be required (A) if such assignment is made to another Lender Party, an Affiliate of a Lender Party, GIEK or EK or (B) after the occurrence and during the continuance of any Event of Default. Further, if the Borrower has not responded within ten (10) Business Days to any request for an assignment, the Borrower shall be deemed to have consented. If Option 1 has been selected, consent of EK is required in the event of an assignment of all or any part of the Commercial Tranche. Consent of GIEK is required in the event of an assignment of all or any part of the GIEK-covered Tranche.

ANNEX A

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ACCEPTANCE

1.	Representations and Warranties.

1.1

Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien or adverse claim, (iii) the description of the Assigned Interest is, without giving effect to assignments thereof which have not become effective, accurate as set forth in this Assignment and Acceptance, (iv) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and (v) it is [not] a Defaulting Lender; and (b) except as set forth in clause (a) above, makes no representation or warranty and assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Documents or any other instrument or document furnished pursuant thereto, (iii) the financial condition of Holdings, the Borrower or any Subsidiary, or (iv) the performance or observance by Holdings, any of its Subsidiaries or Affiliates of any of their respective obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto.

1.2

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 9.04 of the Credit Agreement (subject to such consents, if any, as may be required under the Credit Agreement) and is an Eligible Assignee, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 3.05, 5.04(a) or 5.04(b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vi) it has independently and without reliance upon the Administrative Agent, the Collateral Agent, the Assignor or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vii) it has duly completed an Administrative Details Form substantially in the form of Exhibit A to the Credit Agreement and all applicable tax forms including any forms required by Section 2.20 of the Credit Agreement, unless it is already a Lender under the Credit Agreement, (viii) the Administrative Agent has received a processing and recordation fee of $3,500 as of the Effective Date, (ix) if it is a Lender that is not a United States person, attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, completed and duly executed by it, and (x) it has delivered to the Administrative Agent “know your customer” information satisfactory to the Administrative Agent; and (b) agrees that from and after the Effective Date referred to in this Assignment and Acceptance, (i) it will, independently and without reliance on the Administrative Agent, the Collateral Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, and (iii) it appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms thereof, together with such powers that are reasonably incidental thereto, unless it is already a Lender under the Credit Agreement.

2.

Payments. From and after the Effective Date referred to in this Assignment and Acceptance, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. The accrued and unpaid fees and interest will be paid to the then Lender of record during the applicable period.

3.

General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be construed in accordance with and governed by the laws of the State of New York.

EXHIBIT C

[FORM OF] BORROWING REQUEST

Citibank Europe plc, UK Branch, as Administrative Agent

5th Floor, Citigroup Centre

25 Canada Square

Canary Wharf

London

E14 5LB

ATTN: [__________]

[DATE]5

Ladies and Gentlemen:

The undersigned Borrower refers to the Senior Secured Credit Agreement, dated as of April 8, 2019 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), by and among, inter alios, Lindblad Bluewater II Limited, a Cayman Islands exempted company (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Citibank Europe plc, UK Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned Borrower hereby gives you notice pursuant to Section 2.03(b) of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Date of Borrowing:[6]	________________________
(B)	Account Information:
	Account with Institution: Swift code: Fed Wire: Beneficiary institution: ACCOUNT NUMBER:	________________________ ________________________ ________________________ ________________________ ________________________

_____________________

5 Must be notified irrevocably in writing not later than 12:00 noon (London time) five Business Days before a proposed
Borrowing.
6 Date of Borrowing must be a Business Day during the Availability Period.

	Swift code: Attention:	________________________ ________________________
(C)	Principal Amount of Borrowing:[7]	________________________

The undersigned Borrower hereby represents and warrants to the Administrative Agent and the Lenders that on the Date of Borrowing herein referenced, the conditions to lending specified in paragraphs (a) and (b) of Section 4.01 of the Credit Agreement shall have been satisfied (or waived).

[Remainder of Page Intentionally Left Blank]

___________________

7 Amount of Borrowing must comply with Section 2.01(c).

LINDBLAD BLUEWATER II LIMITED

     By

Name:

Title:

EXHIBIT D

FORM OF BAREBOAT CHARTER

(see attached)

D-1

BAREBOAT CHARTER

BAREBOAT CHARTER, dated as of [date], between Lindblad Bluewater II

Limited, a Cayman Islands exempted company (hereinafter called “Owner”) and Lindblad Maritime Enterprises, Ltd., a Cayman Islands exempted company (hereinafter called “Charterer”).

1.	Hire of the Vessel. Upon the terms and conditions of this charter, Owner agrees to let and

Charterer agrees to hire that certain expedition ice-class cruise vessel with hull number

316, designed, constructed, equipped, completed and delivered by Ulstein Verft AS (hereinafter called the “Vessel”) for a term beginning on the date hereof and ending on the Termination Date as defined herein.

2.

Credit Agreement; Mortgage. The Vessel chartered under this charter is financed by a mortgage and deed of covenants collateral thereto dated [DATE] (as it may be amended, restated, assigned, novated, substituted or replaced, the “Mortgage”), in favor of Citibank, N.A., London Branch, as collateral agent (the “Mortgagee”), granted pursuant to the terms of that certain Senior Secured Credit Agreement dated April 8, 2019 (the “Credit Agreement”), among, inter alia, the Owner, as borrower, the Mortgagee, as collateral agent, and the lenders from time to time party thereto. The Charterer undertakes to comply, and provide such information and documents to enable the Owner to comply, (i) with the terms of Section 5.10 of the Credit Agreement as if it were a “Loan Party” (as such term is defined in the Credit Agreement) and (ii) with all such instructions or directions in regard to the employment, insurances, operation, repairs and maintenance of the Vessel as laid down in the Mortgage or as may be directed from time to time during the currency of the Charter by the Mortgagee in conformity with the Mortgage. The Charterer confirms that, for this purpose, it has acquainted itself with all relevant terms, conditions and provisions of the Credit Agreement and the Mortgage and agrees to acknowledge this in writing in any form that may be required by the Owner and the Mortgagee. The Owner warrants that it has not granted any mortgages other than the Mortgage or any other liens, other than as permitted under the Credit Agreement.

3.

Delivery. The Vessel shall be delivered at [place], on [date], or such other date as the parties may mutually agree upon (the “Delivery Date”). The parties mutually acknowledge that subject to the terms of the Mortgage, the Vessel is free and clear of other charters, claims or encumbrances of any kind affecting the use of the Vessel, and in a clean, usable and seaworthy condition. The Owner makes no other representation or warranty as to the condition of the Vessel.

4.

Duties of Charterer. The Charterer shall have the right to operate the Vessel only between good and safe ports where the Vessel can always lie safely afloat. The Charterer agrees to use the Vessel only for the lawful operation of a cruise ship engaged in the passenger-tourist trade, and shall comply with all applicable statutes, rules and regulations applicable to such operation. In addition, Charterer agrees not to operate the Vessel in any manner, or call at any port or place, that would be contrary to any sanctions or embargo announced by the United States, whether or not applicable to the Vessel, or that would subject the Vessel to being embargoes or subject to restrictions under the laws of the United States or any other applicable law, or that would trigger the operation of any sanctions limitation or exclusion clause (or similar) in the insurance relating to the Vessel.

5.

Duties of Owner. Subject to the terms of the Mortgage, the Owner shall provide to the Charterer the full use and quiet enjoyment of the Vessel during the period hereof, free and clear of any liens or encumbrances imposed, or allowed to attach, by the Owner, that would interfere with the operation of the Vessel.

6.

Operating Expenses; Crew. The Charterer shall, at its own expense, man, operate, victual, fuel and supply the Vessel. The choice of Master, however, shall be subject to the approval of the Owner, and the Owner shall have the right to require the removal of the Master if it shall have reasonable cause to be dissatisfied. The Charterer shall arrange and pay for all port charges, pilotages and all other costs and expenses incident to the use and operation of the Vessel.

7.

Repair and Maintenance. The Charterer shall, at its own expense, keep the Vessel in good running order and condition and in substantially the same condition as on the Delivery Date, normal wear and tear excepted, and have her regularly overhauled and repaired when necessary. The Vessel shall be drydocked, cleaned and painted by the Charterer as may be necessary and also shall be surveyed as required from time to time by the Vessel’s classification society.

8.

Refurbishment. The parties acknowledge that as a result of the length of the term hereof, the Charterer may find it necessary or desirable, in addition to its duties of repair and maintenance under Section 7, to invest funds in the refurbishment of the Vessel. The Charterer may, at any time or times, without consent of the Owner, undertake any such expense that does not involve structural changes, including, without limitation, replacement or addition of equipment, appliances, carpeting, draperies, furniture, linens, HVAC, plumbing, electrical and other fixtures. In the absence of written consent of the Owner, any such items removed shall be replaced with items of equal or greater value; and upon termination of this Charter, all of the above appurtenances shall be redelivered to the Owner as the Owner’s sole property.

9.

Charter Hire. The charter hire payable hereunder shall be equal to all payments (whether principal, interest, premium, penalty, indemnity, reimbursement, or other payment, no matter how the same may arise or be characterized, whether scheduled or accelerated) due and owing from the Owner to the lenders, agents or guarantors under the Credit Agreement (such payments and obligations sometimes referred to herein collectively as “Owner’s Debt Service”), plus reasonable, actual and accountable out-ofpocket expenses of maintaining the Owner’s existence and compliance with all laws applicable to its ownership of the Vessel, including taxes and other charges on income, receipts and property, and of maintaining compliance with the Owner’s obligations under the Credit Agreement and the Mortgage arising out of the ownership and insurance of the Vessel, in each case without setoff, defense or counterclaim. All payments shall be paid to or as directed by Owner not fewer than ten (10) business days prior to the due date of the respective installment of Owner’s Debt Service to be discharged thereby, or if unrelated to an installment of Owner’s Debt Service, within five (5) business days of demand by the Owner. This Charter, and the Charterer’s obligations to pay the charter hire specified above, shall continue until the date upon which all obligations of the borrower and guarantor under the Credit Agreement have been finally satisfied and discharged in full in cash (the “Termination Date”) and from year to year thereafter subject to the right of either party to terminate the Charter upon 180 days’ (or such shorter period as may be agreed) written notice given at any time after the Termination Date.

10.	[Intentionally Omitted].

11.	Bunkers on Redelivery. The Owner shall accept and pay for all bunkers left on board on redelivery. The purchase price shall be at cost.

12.

Equipment, etc. The Charterer shall have the use of all outfit, equipment and appliances belonging to the Vessel whether on shore or on board or ordered and not delivered and owned by the Owner, without extra cost; provided the same or their substantial equivalent shall be returned to the Owner on redelivery in substantially the same good order and condition as when received, ordinary wear and tear excepted.

13.

Liens Against the Vessel. a. Neither the Charterer nor the Master of the Vessel, nor any employee or agent of the Charterer, shall have any right, power or authority to create, incur or permit to be imposed upon the Vessel any liens whatsoever except for crew’s wages and salvage. The Charterer agrees to carry a properly certified copy of this Charter with the ship’s papers, and on demand to exhibit the same to any person having business with the Vessel which might give rise to any lien thereon, other than liens for crew’s wages and salvage. The Charterer agrees to notify any person furnishing repairs, supplies, towage or other necessaries to the Vessel of the provisions of this Section 13. The Charterer further agrees to fasten to the Vessel in a conspicuous place as reasonably designated by Owner and to maintain during the life of this Charter a notice reading as follows:

“NOTICE OF MORTGAGE

This Vessel is owned by LINDBLAD BLUEWATER II LIMITED, and is subject to a Statutory First Mortgage and Deed of Covenants collateral thereto in favor of CITIBANK, N.A., LONDON BRANCH, as the agent under the authority of the laws of the [Commonwealth of the Bahamas]. The Vessel is under Charter to Lindblad Maritime Enterprises, Ltd. under the terms of the said Statutory First Mortgage, Deed of Covenants and the Charter, neither the Owner nor any charterer nor the Master of this Vessel nor any other person has any power, right or authority whatever to create, incur or permit to be imposed upon this Vessel any lien or encumbrance except for crew’s wages and salvage.”.

a.

As to crew’s wages, the Charterer shall furnish Owner with copies of all wage agreements and changes in same, and proof of payment of all wages as and when reasonably requested by Owner. If payment is not so made to the crew, Charterer shall immediately notify Owner.

b.	As to any other item which is payable by Charterer, Charterer shall keep Owner fully advised of any such items outstanding which have not been paid by Charterer.

14.

Passenger Tickets. No passenger ticket shall be issued for any cruise or voyage under this Charter except by the Charterer and Charterer shall use only passenger tickets all of the terms and conditions and form of which shall have been approved by the Owner and, insofar as such terms and conditions relate to safety regulations, shall have been approved by the Protection and Indemnity Association or Club (“P&I Club”) in which the Vessel is entered.

15.

Insurance. Charterer shall, without cost to Owner, keep the Vessel and all equipment, etc. subject to this Charter insured against such risks and in such form and in such amounts as Owner shall reasonably request, with the deductible or retention not to exceed a commercially reasonable deductible amount without Owner’s consent. The loss payee of hull and machinery insurance shall be the Owner, or Owner and Owner’s mortgagee(s) and/or assignees, as their interests shall appear. All policies for insurance so taken shall provide that there shall be no recourse against Owner for the payment of premiums and commissions, each such policy shall provide for payment by Charterer of P&I Club calls, assessments or advancements and there shall be no recourse against Owner for the payment thereof. At least thirty (30) days prior notice shall be given to Owner by the underwriters in the event of any actual or proposed cancellation or reduction of coverage or any material change in the provisions thereof. All dealings with insurance companies for both the Vessel and its passengers shall be the sole responsibility of Charterer. All insurance companies, as well as P&I Clubs, shall be first class, reputable international enterprises. Concurrently with the execution of this charter, Charterer shall execute, or shall cause the applicable policyholder to execute, a Charterer’s Assignment of Insurances (as defined in the Credit Agreement) in favor of the Collateral Agent, in the form of Exhibit F to the Credit Agreement or any other form approved by the Administrative Agent.

16.	Loss, Requisition or Damage.

a.	In the event of damage to the Vessel to an extent which in Charterer’s and

Owner’s opinion makes repair thereof inadvisable, Charterer, by written notice to Owner given within thirty (30) days after the occurrence of the damage, may declare such Vessel a constructive total loss, and the Vessel may be declared an arranged total loss by agreement between the parties and the insurers.

b.	In the event of actual, constructive or arranged total loss or governmental requisition for title of the Vessel, this Charter shall terminate automatically.

c.

In the event of damage to the Vessel short of actual, constructive or arranged total loss thereof, Charterer shall arrange for the repair of such damage and shall pay the costs thereof and all other expenses incidental thereto; provided that Charterer shall be entitled to reimbursement to the extent of any proceeds of the hull insurance received by Owner on account of such damage. Charterer shall continue to make or cause to be made all payments provided for in this charter during the period of such repair.

d.

In the event of government requisition of the Vessel on a bareboat, time or voyage charter basis, or any other basis not involving requisition of title or seizure or forfeiture, this charter shall not be terminated, and Charterer shall continue to make or cause to be made all payments provided for herein without interruption or abatement, but shall be entitled to receive any requisition charter hire or any other amount received by owner on account of such requisition.

17.	Taxes, Fees, etc.

a.

Charterer will pay and discharge, when and as due and payable, all license and registration fees and all taxes, levies, duties, charges, withholdings, assessments and governmental charges of any nature whatsoever (together with any penalties, fines or interest thereon) imposed against Owner, Charterer or the Vessel by any government or taxing authority of any country, upon or with respect to the Vessel or any part thereof, or upon the chartering, possession, use, operation, registration, documentation or maintenance thereof during the charter period. Charterer shall give such reasonable security to any governmental authority as may be required to insure payment of any such tax, levy, impost, duty, charge, withholding or lien contested as provided in this Section and to prevent any sale or foreclosure of the Vessel on account thereof. All costs and liabilities arising out of performance of this Charter are for the account of the Charterer. Charterer shall keep Owner fully advised of any item described in this Section that is outstanding and unpaid. The obligations of Charterer under this Section arising prior to redelivery shall survive the expiration or earlier termination of this Charter and are expressly made for the benefit of and shall be enforceable by Owner.

b.

Notwithstanding subsection (a), or any other provisions hereof, but without derogation of Section 9 regarding the inclusion of certain expenses within the charter hire payable by Charterer, the Owner shall be solely responsible for the return and payment of any income taxes levied by any taxing authority on the Owner’s receipt of charter hire hereunder.

18.	Structural Changes. The Charterer shall not make any structural changes to the Vessel without first securing the approval of the Owner, which approval shall not be unreasonably withheld.

19.

Limitation of Owner’s Liability; Indemnification. The Owner shall have no responsibility for any cost, expense, claim, damage, suit, action or liability of any kind (“Liability”) arising out of the operation of the Vessel, or out of any act or neglect of the Charterer in relation to the Vessel, and the Charterer hereby agrees to indemnify, hold harmless and defend the Owner against all such Liabilities, including costs and expenses of investigation and defense and attorneys’ fees. Without limiting the scope and generality of the foregoing, Charterer hereby agrees to indemnify, hold harmless and defend the Owner, its officers, directors and employees against all Liabilities relating to or arising out of:

a.	Charterer’s failure to operate the Vessel lawfully in accordance with Section 4;

b.

any liens or encumbrances against the Vessel (other than those for which Owner is responsible pursuant to Section 5) unsatisfied at the time of redelivery to Owner; failure to use proper tickets as provided in Section 14 (including the use of any ticket that does not provide the maximum allowable legal protection against Liability to the Owner and the Vessel);

c.

any illness, injury to or death of any passenger, any member of the crew or other staff, or any other person employed or put aboard the Vessel by the Charterer, or any loss of property taken aboard by any person; or

d.	any failure to pay the taxes, fees, expenses, etc. described in Section 17.

The Charterer shall take all steps necessary to ensure that the Owner and the Vessel have the full benefit of all exemptions from, and limitations of, liability to which an owner of a Vessel is entitled under the limitation of liability statutes of the United States or under any other similar statute, regulation or rule of law now or hereafter in force that may be applicable. The provisions of this Section 19 shall survive the termination of the period of this Charter.

20.	Termination. This Charter shall automatically terminate upon the dissolution of the Charterer, or upon the foreclosure of any mortgage upon the Vessel.

21.	Redelivery. The Charterer shall give the Owner at least one (1) month’s notice of expected date of redelivery and redelivery port.

22.	Miscellaneous.

a.

Notices. Any notice required to be given by either party hereto to the other party shall be well and sufficiently given if addressed and transmitted by reputable overnight courier, and delivery confirmed, to such address as each party shall from time to time prescribe.

b.

Prior Agreements Superseded. This Charter shall be deemed to supersede all prior agreements, correspondence, undertakings and representations, whether written or oral, express or implied, between the parties hereto relating to the charter or use of the Vessel.

c.

No Verbal Changes. No provisions herein contained may be changed, waived, discharged or terminated orally, except by an instrument in writing signed by the party against whom the enforcement of such change, waiver, discharge or termination is sought.

d.

Assignment and Subletting. Except as specifically provided herein, or in accordance with the terms of the Credit Facilities or either of them, this Charter shall not be assigned or sublet by the Charterer without the prior written consent of the Owner, which may be withheld for any reason or for no reason. However, this provision does not prevent the Charterer from employing the Vessel for individual cruises on a voyage charter basis.

e.	Enurement. This Charter shall enure to the benefit of and be binding upon the parties hereto, successors and assigns of the Owner, and successors and approved assigns of the Charterer.

f.

Subordination. This Charter and all rights of the Charterer hereunder are subject and subordinate to the rights of the Mortgagee and the holder of any other mortgage upon the Vessel, whether such mortgage has been granted prior to or after the effective date hereof. Owner agrees to provide to Charterer a copy of each such mortgage, promptly after the granting thereof, as well as prompt notice of the removal or satisfaction thereof, and to advise the Charterer promptly of any notice of default provided by any party to any such mortgage.

23.

Choice of Law. This Charter shall be interpreted, construed and governed by the general Maritime Law of the United States, and where such law is silent on a point in issue, by the laws of the State of New York. Any dispute or claim arising hereunder shall be resolved by binding arbitration at New York before a single arbitrator pursuant to the rules of the Society of Maritime Arbitrators.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the undersigned have executed this Charter as of the date first written above.

Lindblad Bluewater II Limited,

as Owner

____________________________ Name:

Title:

Lindblad Maritime Enterprises, Ltd., as Charterer

____________________________ Name:

Title:

[Signature Page to Bareboat Charter]

EXHIBIT E

[FORM OF] COMPLIANCE CERTIFICATE

Quarter ended: [___________]

This Compliance Certificate is delivered pursuant to Section 5.04(d) of the Senior Secured Credit Agreement (the “Credit Agreement”), dated as of April 8, 2019, by and among, inter alios, Lindblad Bluewater II Limited, as borrower (the “Borrower”), Lindblad Expeditions Holdings, Inc., as Holdings (“Holdings”), and Citibank Europe plc, UK Branch, as Administrative Agent (the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES TO THE AGENTS AND THE LENDERS THAT:

(1) I am a duly elected Financial Officer of Holdings.

[(2) Attached hereto as Annex A are the yearly financial statements of Holdings and its consolidated Group Companies as required by Section 5.04(a) of the Credit Agreement for the fiscal year of Holdings and its consolidated Group Companies ended as of the above date. Such financial statements fairly present, in all material respects, the financial condition and results of operations of Holdings and its consolidated Group Companies, on a consolidated basis, on the dates and for the periods indicated therein in accordance with GAAP (except as otherwise disclosed therein) consistently applied.]8

[(2) Attached hereto as Annex A are the quarterly financial statements of Holdings and its consolidated Group Companies as required by Section 5.04(b) of the Credit Agreement for the fiscal quarter of Holdings and its consolidated Group Companies ended as of the above date. Such financial statements fairly present, in all material respects, the financial condition and results of operations of Holdings and its consolidated Group Companies, on a consolidated basis, on the dates and for the periods indicated therein in accordance with GAAP (except as otherwise disclosed therein) consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.]9

(3)     I have reviewed the terms of the Loan Documents and I have made, or have caused to be made under my supervision, a review in reasonable detail of the business and financial condition of Holdings and its consolidated Group Companies during the accounting period covered by the financial statements attached as Annex A (the "Financial Statements").

__________________

8 To be inserted for financial statements delivered pursuant to Section 5.04(a).
9 To be inserted for financial statements delivered pursuant to Section 5.04(b).

(4)     [To my knowledge, no Default or Event of Default has occurred and is continuing as of the date of this Compliance Certificate][Attached as Annex B is a description of the nature and extent of the Default or Event of Default as of the date of this Compliance Certificate that has occurred and is continuing and any corrective action taken or proposed to be taken with respect thereto].10

(5)     To my knowledge, the Borrower is in compliance with Section 5.02 (Insurance) of the Credit Agreement.

(6)     Attached hereto as Annex C are the computations required pursuant to Section 5.04(d)(ii) of the Credit Agreement demonstrating compliance with the covenant contained in Section 6.10 of the Credit Agreement.

[(7) The representations and warranties set forth in Sections 3.01, 3.02(a), 3.03 and 3.10 of the Credit Agreement are true, correct and complete in all material respects on and as of the date of delivery of such financial statements with the same effect as though made on and as of such date (other than (x) to the extent any such representation and warranty expressly relates to an earlier date, in which case such representation and warranty was true, correct and complete in all respects as of such earlier date and (y) to the extent any such representation and warranty is qualified as to “materiality”, “Material Adverse Effect” or similar language, in which case such representation and warranty is true, correct and complete in all respects on and as of the date of such date or on such earlier date, as the case may be).]11

The undersigned officer is executing this Compliance Certificate not in his individual capacity but in his capacity as an authorized officer of the Borrower.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

___________________

10 Select, as applicable.
11 To be inserted for financial statements delivered pursuant to Section 5.04(a).

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date set forth above.

LINDBLAD EXPEDITIONS HOLDINGS, INC.

By  ____________________________

Name:
Title:

Annex A to Compliance Certificate

[Annual or quarterly financial statements to be attached]

Annex B to Compliance Certificate

[Description of Default or Event of Default]

Annex C to Compliance Certificate

[Financial covenant computations to be attached]

EXHIBIT F

FORM OF CHARTERER’S ASSIGNMENT OF INSURANCES

(see attached)

F-1

CHARTERER’S ASSIGNMENT OF INSURANCES

in favor of

CITIBANK, N.A., LONDON BRANCH, AS COLLATERAL AGENT

[DATE]

[VESSEL NAME]

CHARTERER’S ASSIGNMENT OF INSURANCES

     THIS      CHARTERE     R’S ASSIGNMENT      OF INSURANCES (this

“Assignment”) is made the [●] day of [ ,]●20●[], from LINDBLAD MARITIME ENTERPRISES, LTD., a Cayman Islands exempt company (the “Assignor”), in favor of CITIBANK, N.A., LONDON BRANCH, as Collateral Agent for the Secured Parties (as defined in the Credit Agreement, hereinafter defined) (the “Assignee”).

W I T N E S S E T H :

WHEREAS, Lindblad Bluewater II Limited, a Cayman Islands exempt company, is the borrower (the “Borrower”) under that certain Credit Agreement, dated as of April 8, 2019 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), by among, inter alios, Lindblad Expeditions Holdings, Inc., the Borrower, Citibank Europe plc, UK Branch, as administrative agent, the Assignee, as collateral agent (in such capacity, the “Collateral Agent”) and the lending institutions and other lending entities from time to time party thereto (collectively, the “Lenders”).

WHEREAS, the Borrower is the sole owner of the whole of the [●] flag vessel [●] (the “Vessel”), Official No. [●];

WHEREAS, the Lenders have agreed to provide to the Borrower term loans in an aggregate principal amount not to exceed $122,840,000.00 on the terms and subject to the conditions set forth in the Credit Agreement; and

WHEREAS, in connection with the Credit Agreement, the Assignor has agreed to execute and deliver to the Assignee an assignment of certain insurances set forth on Schedule I hereto, which have been taken out in respect of the Vessel.

NOW, THEREFORE, in consideration of the foregoing premises and of other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1.     Defined Terms. Unless otherwise defined herein, terms defined in the Credit Agreement shall have the same meanings when used herein.

2.     Grant of Security. The Assignor, as legal and beneficial owner, does hereby assign, transfer and set over unto the Secured Parties, for the benefit of the Assignee and its successors and assigns, and does hereby grant to the Assignee a security interest in, all of the Assignor’s right, title and interest in, to and under all policies and contracts of insurance set forth in Schedule I hereto from time to time held by the Assignor in respect of the Vessel (all of which are herein collectively called the “Insurances”), and in and to all moneys and claims for moneys in connection therewith and all proceeds of all of the foregoing.

3.     Notices; Loss Payable Clauses.

[(A)] All Insurances, except entries in Protection and Indemnity Associations or Clubs or insurances effected in lieu of such entries, relating to the Vessel shall contain a loss payable and notice of cancellation clause in the form of Exhibit 1 hereto or in such other form as the Assignee may agree.

[(B) All entries in Protection and Indemnity Associations or Clubs or insurances effected in lieu of such entries relating to the Vessel shall contain a loss payable and notice of cancellation clause in the form of Exhibit 2 hereto or in such other form as the Assignee may agree.]12

4.     Covenants and Undertakings. The Assignor hereby covenants with the Assignee that:

(A)     It will do or permit to be done each and every act or thing which the

Assignee may from time to time reasonably require to be done for the purpose of enforcing the Assignee’s rights under this Assignment and will allow its name to be used as and when required by the Assignee for that purpose; and

(B)     It will forthwith give notice in the form set out in Exhibit 3 attached hereto, or cause its insurance brokers to give notice, of this Assignment to all insurers, underwriters, clubs and associations providing insurance in connection with the Vessel and procure that such notice is endorsed on all the policies and entries of insurances in respect of the Vessel.

5.     No Duty of Inquiry. The Assignee shall not be obliged to make any inquiry as to the nature or sufficiency of any payment received by it hereunder or to make any claim or take any other action to collect any moneys or to enforce any rights and benefits hereby assigned to the Assignee or to which the Assignee may at any time be entitled hereunder except such reasonable action as may be requested by any underwriter, association or club. The Assignor shall remain liable to perform all the obligations assumed by it in relation to the property hereby assigned and the Assignee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever (including, without limitation, any obligation or liability with respect to the payment of premiums, calls, assessments or any other sums at any time due and owing in respect of the Insurances) in the event of any failure by the Assignor to perform such obligations.

6.     Negative Pledge. The Assignor does hereby warrant and represent that it has not assigned or pledged, and hereby covenants that it will not assign or pledge so long as this Assignment shall remain in effect, any of its right, title or interest in the whole or any part of the moneys and claims hereby assigned, to anyone other than the Assignee, and it will not take or omit to take any action, the taking or omission of which might result in an alteration or impairment of the rights hereby assigned or any of the rights created in this Assignment; and the Assignor hereby irrevocably appoints and constitutes the Assignee as the Assignor’s true and lawful attorney-in-fact with full power in the name of the Assignor should an Event of Default

_____________________

1 Insert as applicable based on insurance set forth in Schedule I.

(as such term is defined in the Credit Agreement) have occurred and for so long as an Event of Default shall be continuing to ask, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys assigned hereby, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Assignee may deem to be necessary or advisable including but not limited to filing any and all Uniform Commercial Code financing statements or renewals thereof in connection with this Assignment without the signature of the Assignor which the Assignee may deem to be necessary or advisable in order to perfect or maintain the security interest granted hereby.

7.     Further Assurances. The Assignor agrees that at any time and from time to time, upon the written request of the Assignee, the Assignor will promptly and duly execute and deliver any and all such further instruments and documents as the Assignee may deem reasonably necessary in obtaining the full benefits of this Assignment and of the rights and powers herein granted.

8.     Remedies Cumulative and Not Exclusive; No Waiver. Each and every right, power and remedy herein given to the Assignee shall be cumulative and shall be in addition to every other right, power and remedy of the Assignee now or hereafter existing at law, in equity or by statute, and each and every right, power and remedy, whether herein given or otherwise existing, may be exercised from time to time, in whole or in part, and as often and in such order as may be deemed expedient by the Assignee, and the exercise or the beginning of the exercise of any right, power or remedy shall not be construed to be a waiver of the right to exercise at the same time or thereafter any other right, power or remedy. No delay or omission by the Assignee in the exercise of any right or power or in the pursuance of any remedy accruing upon any breach or default by the Assignor shall impair any such right, power or remedy or be construed to be a waiver of any such right, power or remedy or to be an acquiescence therein; nor shall the acceptance by the Assignee of any security or of any payment of or on account of any of the amounts due from the Assignor under or in connection with the Credit Agreement or any document delivered in connection therewith and maturing after any breach or default or of any payment on account of any past breach or default be construed to be a waiver of any right to take advantage of any future breach or default or of any past breach or default not completely cured thereby.

9.     Invalidity. In the event that it should transpire that by reason of any law or regulation, or by reason of a ruling of any court, or by any other reason whatsoever, the assignment herein contained is either wholly or partly defective, the Assignor hereby undertakes to furnish the Assignee with an alternative assignment or alternative security and/or to do such other acts as shall be required in order to ensure and give effect to the full intent of this Assignment.

10.     Continuing Security. It is declared and agreed that the security created by this Assignment shall be held by the Assignee as a continuing security for the payment of all of the Payment Obligations (as defined in the Credit Agreement) which may at any time and from time to time be or become payable by the Borrower under the Credit Agreement and that the security so created shall not be satisfied by an intermediate payment or satisfaction of any part of the amount hereby secured and that the security so created shall be in addition to and shall not in any way be prejudiced or affected by any other collateral or security now or hereafter held by the Assignee for all or any part of the moneys hereby secured.

11.     Waiver; Amendment. None of the terms and conditions of this Assignment may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by the Assignee and the Assignor.

12.     Termination. If the Termination Date shall occur under the Credit

Agreement, all the right, title and interest herein assigned shall automatically revert to the Assignor and this Assignment shall terminate, and the Assignee shall take such actions as are reasonably requested by the Assignor to evidence such reversion and termination, at the Assignor’s expense.

13.     WAIVER OF JURY TRIAL. THE ASSIGNOR, AND BY ITS ACCEPTANCE HEREOF, THE ASSIGNEE, HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR ANY BENEFICIARY HEREOF ON ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS ASSIGNMENT.

14.     Notices. Notices and other communications hereunder shall made in accordance with the notice provisions of the Credit Agreement:

If to the Assignee:	Citibank, N.A., London Branch, as Collateral Agent
5th Floor, Citigroup Centre
25 Canada Square, Canary Wharf
London, United Kingdom
E14 5LB
Attention: Agency and Trust
E-mail: issuerpfla@citi.com
Fax: +44 (0)20 7500 5877
If to the Assignor:	Lindblad Bluewater II Limited
96 Morton Street, 9th Floor
New York, New York 10014
Attention: Craig Felenstein, Chief Financial Officer
CraigF@expeditions.com
Tel: 212-261-9008, Fax: (212) 265-3770

or to such other address as either party shall from time to time specify in writing to the other.

Every notice or other communication shall, except so far as otherwise expressly provided by this Assignment, be deemed to have been received on the date of receipt thereof (provided further that if the date of receipt is not a Business Day in the locality of the party to whom such notice or demand is sent, it shall be deemed to have been received on the next following Business Day in such locality).

15.     Severability. In the event any one or more of the provisions contained in this Assignment should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

16.     Counterparts. This Assignment may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.

17.     Applicable Law. THIS ASSIGNMENT AND THE RIGHTS AND OBLIGATIONS      OF      THE      PARTIES      HEREUNDER      AND      ALL      CLAIMS      AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER IN CONTRACT, TORT OR OTHERWISE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

18.     Headings. In this Assignment, Section headings are inserted for convenience of reference only and shall be ignored in the interpretation hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the Assignor has caused this Charterer’s Assignment of Insurances to be executed and delivered on the day and year first above written.

 LINDBLAD MARITIME ENTERPRISES, LTD.

  By____________________________

             Name:

  Title:

Accepted and agreed,

CITIBANK, N.A., LONDON BRANCH,

as Collateral Agent and Assignee

By____________________________

Name:

Title:

EXHIBIT 1

LOSS PAYABLE CLAUSE

Hull and Machinery (War Risks)

 Loss, if any, payable to CITIBANK, N.A., LONDON BRANCH (the

“Mortgagee”) for distribution by it to itself and Lindblad Bluewater II Limited (the “Owner”) as their respective interests may appear, or order, except that, unless underwriters have been otherwise instructed by notice in writing from the Mortgagee, in the case of any loss involving any damage to the Vessel or liability of the Vessel, the underwriters may pay directly for the repair, salvage, liability or other charges involved or, if the Owner shall have first fully repaired the damage and paid the cost thereof, or discharged the liability or paid all of the salvage or other charges, then the underwriters may pay the Owner as reimbursement therefor; provided, however, that if such damage involves a loss of US$500,000.00 or more or its equivalent, the underwriters shall not make such payment without first obtaining the written consent thereto of the Mortgagee.

In the event of the actual total loss or agreed, compromised or constructive total loss of the Vessel, payment shall be made to CITIBANK, N.A., LONDON BRANCH, as

Mortgagee, for distribution by it to itself and to the Owner as their respective interests appear.

 The Mortgagee shall be advised:

(1)     at least fourteen (14) days before cancellation of this insurance may take effect;

(2)     of any failure to renew any such insurance at least fourteen (14) days prior to the date of renewal thereof;

(3)     of any act or omission or of any event of which the insurer has knowledge and which might invalidate or render unenforceable in whole or in part any such insurance; and

(4)     of any default in the payment of any premium with respect to, or the material alteration of, any such insurances.

EXHIBIT 2

LOSS PAYABLE CLAUSE

[Protection and Indemnity

Payment of any recovery that [__] (the “Owner”) is entitled to make out of the funds of the Association in respect of any liability, costs or expenses incurred by it shall be made to the Owner or to its order unless and until the Association receives notice from CITIBANK, N.A., LONDON BRANCH (the “Mortgagee”) that the Owner is in default under the Mortgage, in which event all recoveries shall thereafter be paid to the Mortgagee for distribution by it to itself and the Owner, as their respective interests may appear, or order; provided always that no liability whatsoever shall attach to the Association, its managers or their agents for failure to comply with the latter obligation until after the expiry of two (2) business days from the receipt of such notice.

 The Mortgagee shall be advised:

(1)     at least fourteen (14) days before cancellation of this insurance may take effect;

(2)     of any failure to renew any such insurance at least fourteen (14) days prior to the date of renewal thereof;

(3)     of any act or omission or of any event of which the insurer has knowledge and which might invalidate or render unenforceable in whole or in part any such insurance; and

(4)     of any default in the payment of any

premium with respect to, or the material alteration of, any such insurances.]

EXHIBIT 3

NOTICE OF CHARTERER’S ASSIGNMENT OF INSURANCES

TO: ___________________________

TAKE NOTICE:

(a)

that by an Assignment of Insurances, dated the ___ day of [●] made by us to CITIBANK, N.A., LONDON BRANCH (the “Assignee”), a copy of which is attached hereto, we have assigned to the Assignee as from the date hereof, all our right, title and interest in, to and under all policies and contracts of insurance set forth in Schedule I hereto which are from time to time taken out by us in respect of the [●] flag vessel [●] (the “Vessel”), Official No. [●] (all of which together are hereinafter called the “Insurances”).

(b)	that you are hereby irrevocably authorized and instructed to pay as from the date hereof all payments under:

(i)	all Insurances, except entries in Protection and Indemnity Associations or

Clubs or insurances effected in lieu of such entries, relating to the Vessel in accordance with the loss payable clause in Exhibit 1 of the Assignment of Insurances; and

(ii)	[all entries in Protection and Indemnity Associations or Clubs or insurances affected in lieu of such entries relating to the Vessel in accordance with the loss payable clause in Exhibit 2 of the Assignment of Insurances.]

(c)	that you are hereby instructed to endorse the assignment, notice of which is given to you herein, on all policies or entries relating to the Vessel.

DATED AS OF THE ____ day of [●].

              LINDBLAD MARITIME ENTERPRISES, LTD.

By__________________________

Name:

Title:

We hereby acknowledge receipt of the foregoing

Notice of Assignment and agree to act in accordance with the terms thereof:

By____________________________

Name:

Title:

SCHEDULE I

INSURANCES

EXHIBIT G

FORM OF ASSIGNMENT OF REFUND GUARANTEE

(see attached)

G-1

 AMERICAS 99267797

ASSIGNMENT OF MONETARY CLAIMS UNDER REFUND GUARANTEES

dated [●] 2019 between

Lindblad Bluewater II Limited

as Assignor and

Citibank, N.A., London Branch as Collateral Agent

Hull No. 316

in respect of a Credit Agreement dated 8 April 2019

www.bahr.no

THIS ASSIGNMENT OF MONETARY CLAIMS UNDER REFUND GUARANTEES (the "Assignment Agreement") dated [●] 2019 is made between:

(1)

Lindblad Bluewater II Limited business org. no. CT-349404, a company organised and existing under the laws of the Cayman Islands, having an office at 96 Morton Street, New York, NY 10014, USA (the "Assignor"); and

(2)	Citibank, N.A., London Branch, as Collateral Agent for itself and the other Secured Parties (the "Collateral Agent").

WHEREAS

(A)

Pursuant to a certain senior secured credit agreement dated 8 April 2019 (as it may be modified, supplemented or amended from time to time) (the “Credit Agreement”) initially entered into between Lindblad Bluewater II Limited as Borrower, Lindblad Expeditions Holdings Inc., Citibank, N.A., London Branch, as mandated lead arranger, Citibank, N.A., London Branch, as a lender and EK guarantor, Eksportkreditt Norge AS, as a lender (together with Citibank, N.A. London Branch in its capacity as a lender, the “Lenders”), Citibank, N.A., London Branch, as global co-ordinator, Citibank, N.A., London Branch, as ECA agent, Citibank, N.A., London Branch, as Collateral Agent, and Citibank Europe plc, UK Branch, as Administrative Agent, pursuant to which the Lenders have agreed to lend up to USD 122,840,000.00 subject to the terms and conditions set out therein.

(B)

Pursuant to Section 4.02 of the Credit Agreement, the closing thereof and any drawings thereunder are subject to (amongst other conditions) certain Security Documents (as defined in the Credit Agreement) being provided, including this Assignment Agreement.

(C)	The Assignor has entered into this Assignment Agreement in order to provide continuing security for the payment, discharge and performance of the Payment Obligations.

(D)

Pursuant to a shipbuilding contract dated 25 February 2019 (the “Shipbuilding Contract”) made between the Assignor, as successor in interest to Lindblad Maritime Enterprises, Limited, and Ulstein Verft AS (the “Shipyard”), the Shipyard has agreed to build and construct one Ulstein CX 104 Exploration Cruise Vessel, having hull no. 316 at the price and upon the terms and conditions as set out therein.

(E)

Pursuant to the terms and conditions of the Shipbuilding Contract and an advance payment by or on behalf of the Assignor under the Shipbuilding Contract, DNB Bank ASA (the "Refund Guarantor") has executed a guarantee in the aggregate amount of NOK 258,190,000 in favour of the Assignor (as amended at any time, "Refund Guarantee 1") as security for the first instalment paid by the Assignor to the Shipyard under the Shipbuilding Contract.

(F)

Pursuant to the terms and conditions of the Shipbuilding Contract and an advance payment by the Assignor under the Shipbuilding Contract, the Refund Guarantor has or will execute a guarantee in the aggregate amount of NOK 258,190,000 plus interest in favour of the Assignor (as amended at any time, "Refund Guarantee 2") as security for the second instalment payable by the Assignor to the Shipyard under the Shipbuilding Contract.

(G)

Pursuant to the terms and conditions of the Shipbuilding Contract and an advance payment by the Assignor under the Shipbuilding Contract, the Refund Guarantor has or will execute a guarantee in the aggregate amount of NOK 258,190,000 plus interest in favour of the

Assignor (as amended at any time, "Refund Guarantee 3") as security for the third instalment payable by the Assignor to the Shipyard under the Shipbuilding Contract.

(H)

Pursuant to the terms and conditions of the Shipbuilding Contract and an advance payment by the Assignor under the Shipbuilding Contract, the Refund Guarantor has or will execute a guarantee in the aggregate amount of NOK 129,095,000 plus interest in favour of the Assignor (as amended at any time, "Refund Guarantee 4") as security for the fourth instalment payable by the Assignor to the Shipyard under the Shipbuilding Contract.

THE PARTIES TO THIS AGREEMENT AGREE AS FOLLOWS:

1.	DEFINITIONS

1.1      In this Assignment Agreement:

“Enforcement Act” means the Norwegian Enforcement Act of 1992 (as amended from time to time).

“Finance Agreement Act” means the Norwegian Finance Agreement Act of 1999 (as amended from time to time).

“Monetary Claims” means all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Assignor under or in connection with the Refund Guarantees.

“Mortgage Act” means the Norwegian Mortgage Act of 1980 no. 2 (as amended from time to time).

“Payment Obligations” shall have the meaning ascribed to it in the Credit Agreement. “Refund Guarantees” means Refund Guarantee 1, Refund Guarantee 2, Refund Guarantee 3 and Refund Guarantee 4 collectively, and each a “Refund Guarantee”.

“Security Interest” means the assignment by way of security of the Monetary Claims established pursuant to this Assignment Agreement.

1.2 Capitalised terms used herein shall, save as expressly defined herein, have the same meanings as ascribed thereto in the Credit Agreement.

2.	GRANT OF SECURITY

(a)

As first priority security for the payment, discharge and performance of the Payment Obligations, the Assignor hereby assigns, by way of security, its rights, title and interests in and to the Monetary Claims in favour of the Collateral Agent (on behalf of itself and the other Secured Parties).

(b)	For the purpose of the Security Interest, the Payment Obligations are limited to USD 147,400,000. In addition, the Security Interest secures interest, default interest and expenses.

3.	PRIORITY

The Security Interest shall rank with first priority.

4.	PERFECTION

(a)

The Assignor shall promptly after the signing of this Assignment Agreement (1) notify the Refund Guarantor, by sending notification substantially in the form set out in Schedule 1 (Form of Notice of Assignment of Monetary Claims), that the Monetary

Claims have been assigned and (2) take every necessary step to ensure that the Refund Guarantor acknowledges receipt of the notice by issuing an acknowledgement substantially in the form set out in Schedule 2 (Form of Acknowledgement of Notice of Assignment) to the Collateral Agent (or acknowledge receipt of the notice in such other format acceptable to the Collateral Agent).

(b)

The Assignor agrees that at any time and from time to time upon the written request of the Collateral Agent, it will promptly and duly execute and deliver to the Collateral Agent any and all such further instruments and documents as the Collateral Agent may reasonably deem necessary or desirable to register this Assignment Agreement in any applicable registry, and to maintain and/ or perfect the Security Interest and the rights and powers granted herein. The Assignor shall be obliged to pay all costs in relation thereto.

5.	DISTRIBUTION RIGHTS

(a)	Unless an Event of Default has occurred and is continuing, the Assignor shall receive all payments of the Monetary Claims.

(b)

Once an Event of Default has occurred and is continuing, all payments of the Monetary Claims shall be made to the Collateral Agent to the account specified by the Collateral Agent in the notice delivered to the Refund Guarantor for the purpose of this clause, and the proceeds thereof shall be applied in accordance with the last paragraph of Section 7.01 of the Credit Agreement.

6.	COVENANTS

The Assignor undertakes not to do or cause or permit to be done anything which will, or could be reasonably expected to adversely affect the security or the rights of the Collateral Agent hereunder, or cause an Event of Default to occur, or which is in any way inconsistent with or depreciates, jeopardises or otherwise prejudices the security or the rights of the Collateral Agent hereunder, and, further, to take such action as shall from time to time be necessary to maintain the security right of the Collateral Agent hereunder. In particular the Assignor undertakes:

(a)	that it has obtained or will obtain all Refund Guarantees with the Refund Guarantor as contemplated herein;

(b)	not to assign (by way of security or otherwise) the Monetary Claims as security for any obligations other than the Payment Obligations or permit to exist any such assignment or any other encumbrances;

(c)	not to sell, transfer or dispose of the Monetary Claims or any interest therein, or attempt to do so, without the prior written consent of the Collateral Agent;

(d)

not agree to any variation of a Refund Guarantee or release the Refund Guarantor from any of its obligations thereunder or waive any breach of the Refund Guarantor’s obligations thereunder or consent to any such act or omission of a Refund Guarantee as would otherwise constitute such breach, without the prior written consent of the Collateral Agent; and

(e)

at its own expense, from time to time, upon request of the Collateral Agent, to execute all documents and do all things as may be required to perfect and protect the security created by this Assignment Agreement or following an Event of Default which is continuing to facilitate the enforcement or realisation of the security created by this Assignment Agreement and otherwise securing to the Collateral Agent the full benefit of the rights, powers and remedies conferred upon it in this Assignment Agreement.

7.	REPRESENTATIONS AND WARRANTIES

As of the date hereof the Assignor represents and warrants that:

(a)

the Assignor has the power to enter into, perform and deliver, and has taken all necessary corporate actions to authorise its entry into, performance and delivery of this Assignment Agreement and that this Assignment Agreement does not and will not breach the constitutional documents of the Assignor or any agreement, document or law or regulation by which the Assignor is bound;

(b)	the Assignor has obtained consent to the assignment from the Refund Guarantor (or no such consent is required);

(c)

this Assignment Agreement constitutes a legally binding and valid obligation of the Assignor, enforceable in accordance with its terms against the Assignor, the liquidator of the Assignor and third-party creditors of the Assignor (except as such enforcement may be limited by any relevant bankruptcy, insolvency, receivership, corporate or similar laws affecting security rights generally); and

(d)

the Assignor has full legal and beneficial ownership of the Monetary Claims and no lien or any other kind of encumbrance or security rights is in existence over the Monetary Claims or any part thereof other than pursuant to the Loan Documents.

8.	ENFORCEMENT

8.1

Upon the occurrence of an Event of Default which is continuing, the Collateral Agent shall be entitled, in its absolute discretion, to enforce all or any part of the security as it sees fit, including to:

(a)

exercise any and all ownership rights, including all creditor rights, in connection with the Monetary Claims as if it was the owner thereof, and instruct the Refund Guarantor to make payment directly to the Collateral Agent;

(b)

immediately sell, assign or convert into money all or any of the Monetary Claims in such manner and upon such terms (by private or public sale) and for such consideration (whether in cash, securities or other assets) as is then agreed;

(c)	take any other action in relation to the Monetary Claims as permitted by the Enforcement Act, the Mortgage Act or other applicable law.

8.2

All reasonable costs and expenses (including legal fees, any stamp, documentary, filing and other duties and taxes (if any)) incurred by the Collateral Agent in connection with the enforcement of the Security Interest and any other reasonable costs and expenses (including legal fees, any stamp, documentary, filing and other duties and taxes (if any)) incurred by the Collateral Agent in connection with this Assignment Agreement shall be borne by the Assignor and the Assignor shall indemnify and hold the Collateral Agent harmless in respect of such costs and expenses. All such reasonable costs and expenses shall be included in the Payment Obligations. The Assignor shall, promptly upon demand , pay all such reasonable costs and expenses to the Collateral Agent.

8.3	The proceeds of each collection, sale or other disposition under this Clause 8 shall be applied towards the Payment Obligations in accordance with Clause 5(b).

9.	INFORMATION, WAIVER AND ACKNOWLEDGEMENT

9.1

The Assignor hereby waives all rights under (and/or principles derived from) the provisions of the Finance Agreement Act not being mandatory provisions, including (but not limited to) Section 62 to and including Section 74 of the Finance Agreement Act, and such provisions and principles waived shall not apply to this Assignment Agreement.

9.2

This Assignment Agreement shall remain in full force and effect from the date hereof and until all of the liabilities and obligations of the Assignor under the Finance Documents have been fully satisfied.

9.3

The obligations of the Assignor pursuant to the Credit Agreement will be secured to the extent set out in the Credit Agreement and the Security Documents. Further, the Security Interest is not security for obligations incurred prior to the date hereof. This information is included for information purposes only to meet the requirements of Section 61 of the Finance Agreement Act.

9.4	Without limiting the foregoing, the Assignor specifically waives:

(a)

any requirement that the Collateral Agent, following the occurrence of an Event of Default, first make demand upon or seek to enforce remedies against the Assignor or any other Obligor in respect of the amounts outstanding under the Finance Documents before demanding payment or seeking to enforce the Security Interest;

(b)

any and all defences based on underlying relationships, agreements and transactions whatsoever including (without limitation) right to limit the liability under this Assignment Agreement resulting from any failure to give notice of any kind whatsoever;

(c)

any right to exercise any rights of subrogation into the rights of the Collateral Agent under the Finance Documents or any security issued (including the Security Interest) or made pursuant to the Finance Documents until and unless the Collateral Agent shall have received all amounts due or to become due to it or any other Secured Party under the Finance Documents;and

(d)	any requirement that additional security be provided or maintained.

9.5

The Collateral Agent shall be entitled to amend, supplement, release or waive any security provided for the Payment Obligations or any third-party relationship including (but not limited to) any rescission, waiver, amendment or modification of any term or provision of such security without the Assignor’s consent.

9.6	Further, in particular but not limited to the following, the Assignor hereby agrees and accepts:

(a)

that the obligations of the Assignor hereunder shall be unconditional irrespective of the genuineness, validity, regularity or enforceability of the Finance Documents and any defence made by any other Obligor thereunder including other documents pursuant thereto or any other consideration which might constitute a discharge of the Security Interest;

(b)

that the granting of time or any other indulgence to the Assignor and/or any other Obligor accorded by the Collateral Agent hereunder and/or under any of the Finance Documents shall not discharge the Assignor’s liabilities under this Assignment Agreement;

(c)

that the Assignor’s obligations under this Assignment Agreement shall not be affected in any way whatsoever by the existence of any other guarantee, indemnity, suretyship or similar instrument or by any collateral or security right provided by a third party for the Payment Obligations;

(d)

that if any payment by the Assignor or any other Obligor or any discharge given by the Collateral Agent (whether in respect of the Payment Obligations or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event; (i) the Security Interest shall continue as if the payment, discharge, avoidance or reduction had not occurred, and (ii) the Collateral Agent shall be entitled to recover the value or amount of that security or payment from the Assignor or any other Obligor, as if the payment, discharge, avoidance or reduction had not occurred; and

(e)

that the Payment Obligations and any derived liability whatsoever of the Assignor and the other Obligors towards the Collateral Agent in connection therewith may be secured in any way deemed necessary, excluding this Assignment Agreement, in the Collateral Agent’s sole discretion.

10.	FURTHER ASSURANCES AND POWER OF ATTORNEY

(a)

Without limiting the generality of the foregoing, the Assignor shall, at its own expense, take whatever action the Collateral Agent may reasonably require for the prompt execution of all documents and to do all such things as may be required to perfect and protect the Security Interest or to facilitate the enforcement or realisation of the Security Interest (including, but not limited to, that the Assignor will allow its name to be used as and when required by the Collateral Agent to make a demand for payment under the relevant Refund Guarantee).

(b)

The Assignor hereby irrevocably appoints the Collateral Agent as its attorney-in-fact, with full power of substitution, but only after the occurrence of an Event of Default and for as long as it is continuing, to do any and all acts which the Assignor is obliged to, but which the Assignor has failed to do, under or in connection with this Assignment Agreement (including, without limitation, to sign any transfer document, notice and/or instruction on the Assignor's behalf).

11.	ASSIGNMENT

The Collateral Agent may assign this Assignment Agreement and the Security Interest to a replacement Collateral Agent in accordance with the terms of the Credit Agreement.

12.	NOTICES

Any notice, demand or other communications to be made or delivered by any party pursuant to this Assignment Agreement shall be made in accordance with Section 9.01 (Notices) of the Credit Agreement.

13.	RELEASE

The Collateral Agent shall, when all the Payment Obligations have been duly and irrevocably fulfilled and discharged, at the request and at the cost of the Assignor, promptly and unconditionally release (without representation, warranty or recourse, express or implied) the Security Interest created hereby by notifying the Refund Guarantor of such release and take any action which may be necessary and which it is able to do in order to release the Security Interest.

14.	PRECEDENCE

If there is a conflict between this Assignment Agreement and the Credit Agreement, then the provisions of the Credit Agreement shall take priority over the provisions of this Assignment Agreement, insofar as they do not negate the effectiveness of this Assignment Agreement.

15.	THE COLLATERAL AGENT

15.1

The Collateral Agent executes this Assignment Agreement in the exercise of the powers and authority conferred and vested in it under the Credit Agreement for and on behalf of the Secured Parties for which it acts. It will exercise its powers and authority under this Assignment Agreement in the manner provided for in the Credit Agreement and, in so acting, the Collateral Agent shall have the protections, immunities, rights, indemnities and benefits conferred on it under the Credit Agreement.

15.2	The Collateral Agent shall not owe any fiduciary duties to the Assignor.

15.3

Notwithstanding any other provision of this Assignment Agreement, in acting under and in accordance with this Assignment Agreement, the Collateral Agent is entitled to seek instructions from the Secured Parties in accordance with the provisions of the Credit Agreement at any time and, where it so acts on the instructions of the Secured Parties, the Collateral Agent shall not incur any liability to any person for so acting.

15.4

The powers conferred on the Collateral Agent under this Assignment Agreement are solely to protect the interests of the Secured Parties in the Security Interest and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers.

16.	DELEGATION

Subject to the terms of the Credit Agreement, the Collateral Agent may delegate by power of attorney or in any other manner all or any of the powers, authorities and discretions which are for the time being exercisable by it under this Assignment Agreement to any person or persons upon such terms and conditions (including the power to sub-delegate) as it may think fit.

17.	CURRENCY

17.1

All monies received or held by the Collateral Agent under this Assignment Agreement may be converted into any other currency which the Collateral Agent considers necessary to satisfy the obligations and liabilities comprised in the Payment Obligations in that other currency at the Collateral Agent’s spot rate of exchange then prevailing for purchasing that other currency with the existing currency.

17.2

No payment to the Collateral Agent (whether under any judgment or court order or otherwise) shall discharge the obligation or liability of the Assignor in respect of which it was made unless and until the Collateral Agent has received payment in full in the currency in which the obligation or liability was incurred. To the extent that the amount of any such payment shall on actual conversion into that currency fall short of that obligation or liability expressed in that currency, the Collateral Agent shall have a further separate cause of action against the Assignor and shall be entitled to enforce the security constituted by this Assignment Agreement to recover the amount of the shortfall.

18.	PROCESS AGENT

(a)	Without prejudice to any other mode of service allowed under any relevant law, the Assignor:

(i)	irrevocably appoints [●] as its agent for service of process in relation to any proceedings before the Norwegian courts in connection with this Assignment Agreement;

(ii)	agrees that failure by a process agent to notify the Assignor of the process will not invalidate the proceedings concerned; and

(iii)

promptly after the signing of this Assignment Agreement notify the process agent and take every necessary step to ensure that the process agent acknowledges receipt of the notice, both substantially in the form set out in Schedule 3 or otherwise acceptable to the Collateral Agent.

(b) If any process agent appointed pursuant to this clause (or any successor thereto) shall cease to exist for any reason where process may be served, the Assignor will forthwith appoint another process agent with an office in Norway where process may be served and will forthwith notify the Collateral Agent thereof.

19.	INVALIDITY

If any provision of this Assignment Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not be affected or impaired in any way.

20.	GOVERNING LAW AND JURISDICTION

(a)	This Assignment Agreement shall be governed by and construed in accordance with Norwegian law.

(b)

Subject to Clause 20 (c) below, the Assignor hereby unconditionally and irrevocably submits to the non-exclusive jurisdiction of the Norwegian courts, the venue to be Oslo District Court (Oslo tingrett).

(c)

The submission to the jurisdiction of the Norwegian courts shall not limit the right of the Collateral Agent or a Secured Party to take any legal action or proceedings against the Assignor in any court which may otherwise exercise jurisdiction over the Assignor or any of its assets.

***

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SIGNATORIES:

As Assignor:                                                                                                                 As Collateral Agent:

Lindblad Bluewater II Limited                                                                                  Citibank, N.A., London Branch

By: _________________________________                                                               By: ________________________________

Name:                                                                                                                              Name:

Title:                                                                                                                                Title:

SCHEDULE 1

FORM OF NOTICE OF ASSIGNMENT OF MONETARY CLAIMS

To:      DNB Bank ASA (the “Refund Guarantor”)

Date: [●]

Copy to: Citibank, N.A., London Branch as Collateral Agent

NOTIFICATION OF ASSIGNMENT OF MONETARY CLAIMS

1.

Reference is made to a shipbuilding contract dated 25 February (the “Shipbuilding Contract”) made between ourselves (as successor in interest to Lindblad Maritime Enterprises, Ltd.) (the “Assignor”) and Ulstein Verft AS (the “Shipyard”), having hull no. 316.

2.

Pursuant to the terms and conditions of the Shipbuilding Contract and an advance payment by or on behalf of the Assignor under the Shipbuilding Contract, you as the Refund Guarantor have executed a guarantee in the aggregate amount of NOK 258,190,000 in favour of the Assignor (as amended at any time, "Refund Guarantee 1") as security for the first instalment payable by the Assignor to the Shipyard under the Shipbuilding Contract.

3.

Pursuant to the terms and conditions of the Shipbuilding Contract and an advance payment by the Assignor under the Shipbuilding Contract, you as Refund Guarantor have or will execute a guarantee in the aggregate amount of NOK 258,190,000 plus interest in favour of the Assignor (as amended at any time, "Refund Guarantee 2") as security for the second instalment payable by the Assignor to the Shipyard under the Shipbuilding Contract.

4.

Pursuant to the terms and conditions of the Shipbuilding Contract and an advance payment by the Assignor under the Shipbuilding Contract, you the Refund Guarantor have or will execute a guarantee in the aggregate amount of NOK 258,190,000 plus interest in favour of the Assignor (as amended at any time, "Refund Guarantee 3") as security for the third instalment payable by the Assignor to the Shipyard under the Shipbuilding Contract.

5.

Pursuant to the terms and conditions of the Shipbuilding Contract and an advance payment by the Assignor under the Shipbuilding Contract, you as the Refund Guarantor have or will execute a guarantee in the aggregate amount of NOK 129,095,000 plus interest in favour of the Assignor (as amended at any time, "Refund Guarantee 4") as security for the fourth instalment payable by the Assignor to the Shipyard under the Shipbuilding Contract.

6.	The “Refund Guarantees” means Refund Guarantee 1, Refund Guarantee 2, Refund Guarantee 3 and Refund Guarantee 4 collectively, and each is a “Refund Guarantee”.

7.

We hereby notify you that by an assignment agreement dated [●] 2019 (the “Assignment Agreement”) and made in favour of Citibank, N.A., London Branch (the “Collateral Agent”) for and on behalf of the Secured Parties by ourselves as assignor (the "Assignor"):

(a)

We have assigned with first priority by way of security all our rights (present and future) to all payments to be made by you to us (the “Monetary Claims”) under the Refund Guarantees to the Collateral Agent; and

(b)

if the Collateral Agent notifies you that an Event of Default has occurred and that it intends to enforce its rights under the Assignment Agreement, any moneys being due and payable to the Assignor under or in connection with the Monetary Claims shall be paid to the Collateral Agent or to the bank account specified by the Collateral Agent. The Collateral Agent shall following such notice become entitled at any time and from time to time at its discretion solely and exclusively to exercise all rights pertaining to the Monetary Claims as if it was the Assignor.

8.

The Assignment Agreement includes provisions that no variations shall be made to any Refund Guarantee (nor shall you be released from your obligations thereunder) without the previous written consent of the Collateral Agent and that the Collateral Agent shall be entitled but not obligated to exercise its rights thereunder.

9.	We will continue to be responsible to the Shipyard for performance of all our obligations under the Shipbuilding Contract.

10.	The instructions herein contained cannot be revoked or varied by us without the prior written consent of the Collateral Agent.

11.

Please acknowledge receipt of this letter by returning a duly signed acknowledgement in the form attached hereto to the Collateral Agent at the address set out in the attached form of acknowledgement, with a copy to the Assignor.

12.	The provisions of this notice are governed by the laws of Norway.

Yours sincerely, for and on behalf of

Lindblad Bluewater II Limited

By: ________________________________

Name:

Title:

SCHEDULE 2

FORM OF ACKNOWLEDGEMENT OF NOTICE OF ASSIGNMENT

To:      Citibank, N.A., London Branch as Collateral Agent

Copy to: Lindblad Bluewater II Limited as Assignor

Date: [●]

ACKNOWLEDGEMENT OF NOTICE OF ASSIGNMENT

1.	We refer to a letter dated [●] 2019 from Lindblad Bluewater II Limited to ourselves notifying us of the assignment specified therein.

2.	We confirm that:

(a)	we acknowledge and agree to the terms of the said notice of assignment;

(b)	we have verified the meaning of the definitions used in the notice of assignment;

(c)	we are not aware of any other assignment of said claims; and

(d)

we further confirm that, if you or a company nominated by you for any reason whatsoever replaces the Buyer under the Shipbuilding Contract and continues the completion of the vessel in accordance with the Shipbuilding Contract, the rights to payment under the Refund Guarantees shall be novated and transferred in favour of the Collateral Agent or a nominee without further approval by us.

3.	The provisions of this letter shall be governed by the laws of Norway.

Yours sincerely, for and on behalf of

DNB Bank ASA

By: ________________________________

Name:

Title:

SCHEDULE 3

PROCESS AGENT LETTER

To: [●]

Date: [●] 2019

ASSIGNMENT AGREEMENT – PROCESS AGENT

Dear Sirs,

Pursuant to a certain Credit Agreement dated [●] 2019 (as it may be modified, supplemented or amended from time to time), (the “Credit Agreement”) initially entered into between Lindblad Bluewater II Limited as Borrower and the Lenders (as defined therein), the Lenders have agreed to lend up to USD 122,840,000.00 subject to the terms and conditions set out therein. Pursuant to the Credit Agreement, any drawings thereunder are subject to, amongst other conditions; certain Security Documents being provided, including an Assignment Agreement entered into between ourselves and Citibank N.A., London Branch as Collateral Agent (the “Collateral Agent”).

Pursuant to the terms of the Assignment Agreement, we hereby irrevocably and unconditionally appoint you to act as our process agent (Norwegian: forkynnelsesfullmektig) for service of legal process in Norway in any legal action or proceedings arising out of or in connection with the Assignment Agreement. Your assignment will be in accordance with and subject to the provisions set out in the Norwegian Courts of Justice Act (Norwegian: Domstolsloven) § 194 and you accordingly confirm to us that you will forward copies of all legal process received by you in connection with this matter to us.

If you agree to act as our process agent, please sign the acknowledgement below and return a duplicate copy of this letter. You furthermore agree by your countersignature to this letter that you may not be released from the assignment as process agent unless accepted in writing by the Collateral Agent.

This letter shall be governed by Norwegian law, the agreed legal venue to be Oslo district court (Norwegian: tingrett).

Yours sincerely,

By: ________________________________

Name:       Title:

Company: Lindblad Bluewater II

Limited

We accept and agree to the foregoing.

Dated: [●]

Yours sincerely,

By: ________________________________ Name:

Title:

Company:

EXHIBIT H

FORM OF ASSIGNMENT OF SHIPBUILDING CONTRACT

(see attached)

 H-1

AMERICAS 99267797

EXECUTION VERSION

Confidential

Deed of Assignment in respect of a Shipbuilding Contract for Hull No. 316 under construction at Ulstein Verft AS

Dated      ____ April 2019

(1)	Lindblad Bluewater II Limited

(2)	Citibank, N.A., London Branch

AMERICAS 99620958

Contents

Page

1	Definition ...............................................................................................2

2	Assignment ............................................................................................4

3	Undertakings ..........................................................................................5

4	Continuing security and other matters .......................................................7

5	Powers of Collateral Agent and Trustee ......................................................8

6	Application of moneys ........................................................................... 10

7	Remedies cumulative and other provisions ............................................... 10

8	Costs and indemnity .............................................................................. 11

9	Attorney .............................................................................................. 12

10	Further assurance ................................................................................. 13

11	Assignment .......................................................................................... 13

12	Notices ................................................................................................ 13

13	Third party rights .................................................................................. 13

14	Law and jurisdiction .............................................................................. 13

15	Partial Invalidity ................................................................................... 14

16	Counterparts ........................................................................................ 14

17	Miscellaneous ....................................................................................... 14

Schedule 1	Form of notice of assignment of the Shipbuilding Contract (and acknowledgement)................................................................................. 16

Deed of Assignment

Dated:

Between:

(1)

Lindblad Bluewater II Limited, a company incorporated in the Cayman Islands whose registered office is at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the "Assignor"); and

(2)

Citibank, N.A., London Branch, acting through its office at 6th Floor, Citigroup Centre, Canary Wharf, London E14 5LB, acting in its capacity as collateral agent and security trustee on behalf of the Secured Parties under the Credit Agreement and the Security Trust Deed (the "Collateral Agent and Trustee").

Whereas:

(A)

On 25 February 2019, Lindblad Maritime Enterprises, Ltd., entered into the Shipbuilding Contract (as defined in the Credit Agreement) with Ulstein Verft AS (the "Builder") for the construction, sale and purchase of an expedition ice-class cruise vessel to be known during construction as Hull No. 316 (the "Vessel");

(B)	by a novation agreement dated ___ April 2019, Lindblad Maritime Enterprises, Ltd., has novated the whole of its interest in the Shipbuilding Contract to the Assignor;

(C)

by a senior secured credit agreement dated ___ April 2019 (the "Credit Agreement") made between the Assignor (therein referred to as the "Borrower"), Lindblad Expeditions Holdings Inc., as “Holdings”, the banks and financial institutions whose names are set out in Schedule 2.01(a) to the Credit Agreement (the "Commercial Banks"), Eksportkreditt Norge AS, as a lender, Citibank, N.A., London Branch as mandated lead arranger (the "Mandated Lead Arranger"),

Citibank, N.A., London Branch as global co-ordinator (the "Coordinating Bank"), Citibank, N.A., London Branch as ECA agent (the "ECA Agent"), the Collateral Agent and Trustee as collateral agent, and Citibank Europe plc, UK Branch as administrative agent (the "Administrative Agent") on behalf of itself and the Lender Parties (as defined in the Credit Agreement), the Lender Parties agreed (inter alia) to advance loans and the Commercial Banks agreed to provide other credit support to the Assignor, upon the terms and conditions therein contained, in an aggregate sum up to the lesser of (i) 80% of the Shipbuilding Contract Price as of the Delivery Date and (ii) USD 122,840,000 (the "Loan");

(D)

by a declaration of trust dated ___ April 2019 executed by the Collateral Agent and Trustee (the “Security Trust Deed”), the Collateral Agent and Trustee has declared itself trustee of the Assigned Property and holds the same on trust for the Secured Parties;

(E)	this Deed of Assignment (this “Deed”) is the Assignment of Shipbuilding Contract referred to in the Credit Agreement; and

(F)	it is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

Now this deed witnesses and it is hereby agreed as follows:

1	Definition

1.1	Defined expressions

Words and expressions defined in the Credit Agreement shall, unless otherwise defined in this Deed, or the context otherwise requires, have the same meanings when used in this Deed.

1.2	Definitions

In this Deed, unless the context otherwise requires:

"Assigned Property" means all of the Assignor's rights, title, interest and all its benefits present and future in and under the Shipbuilding Contract and in all moneys payable by the Builder to the Assignor thereunder including, without prejudice to the generality of the foregoing, all claims for damages in respect of any breach by the Builder of the Shipbuilding Contract and all the rights of the Assignor to take delivery of and title to the Vessel under the Shipbuilding Contract.

"Assignor" has the meaning given in the preamble to this Deed and includes the successors and assignees of the Assignor.

"Builder" means Ulstein Verft AS of Osneset, N-6065 Ulsteinvik, Norway and includes its successors and assignees.

"Collateral Agent and Trustee" has the meaning given in the preamble to this Deed and includes the successors and assignees of the Collateral Agent and Trustee.

“Deed” has the meaning given in recital (E) hereto.

"Expenses" means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Collateral Agent and Trustee) of:

(a)

all reasonable out-of-pocket losses, liabilities, costs, expenses, damages and claims (including, but not limited to, reasonable and documented legal fees, disbursements and other charges of legal counsel), in each case incurred by the Collateral Agent and Trustee arising out of, relating to, or in connection with, the preparation, execution and delivery, administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) of this Deed and the other Loan Documents, and any documentation related thereto, without duplication of any expenses payable by the Assignor in accordance with Clause 8;

(b)

all reasonable out-of-pocket losses, liabilities, costs, expenses, damages and claims (including, but not limited to, reasonable legal fees and expenses of legal counsel), in each case, of the Collateral Agent and Trustee arising out of, relating to, or in connection with, workout proceedings, enforcement costs and documentary taxes associated with this Deed and the other Loan Documents, and any documentation related thereto, without duplication of any expenses payable by the Assignor in accordance with Clause 8; and

(c)

interest on all such losses, liabilities, costs, expenses, damages and claims from the date on which the same were incurred by the Collateral Agent and Trustee until the date of receipt or recovery thereof (whether before or after judgment) at a rate per annum calculated in accordance with Section 2.07 (Default Interest) of the Credit Agreement (as conclusively certified by the Collateral Agent and Trustee).

"Shipbuilding Contract" means the agreement referred to in recital (A) hereto.

1.3	Headings

Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Deed.

1.4	Construction of certain terms

In this Deed, unless the context otherwise requires:

1.4.1	references to Clauses and Schedules are to be construed as references to clauses of, and schedules to, this Deed and references to this Deed include the schedules hereto;

1.4.2

references to (or to any specified provision of) this Deed or any other document shall be construed as references to this Deed, that provision or that document as in force for the time being and as amended, amended and restated, supplemented and/or otherwise modified in accordance with the terms thereof, or, as the case may be, with the agreement of the relevant parties and (where such consent is, by the terms of this Deed or the relevant document, required to be obtained as a condition to such amendment being permitted) the prior written consent of the Collateral Agent and Trustee;

1.4.3

references to a regulation include any present or future regulation, sale, directive, requirement, request or guideline (whether or not having the force of law) of any agency, authority, central bank or government department or any self-regulatory or other national or supra-national authority;

1.4.4	words importing the plural shall include the singular and vice versa;

1.4.5	references to a person shall be construed as references to an individual, firm, company, corporation, unincorporated body of persons or any Governmental Authority; and

1.4.6	references to statutory provisions shall be construed as references to those provisions as re-enacted, amended or extended.

1.5      Conflict with Credit Agreement

In case of any conflict between the Credit Agreement and this Deed, the provisions of the Credit Agreement shall prevail.

2	Assignment

2.1

By way of security for the payment and discharge of the Payment Obligations, the Assignor with full title guarantee (other than in respect of any Permitted Liens under the Credit Agreement) and having notified the Builder as required by Article XIII of the Shipbuilding Contract hereby assigns and agrees to assign absolutely to the Collateral Agent and Trustee the Assigned Property.

2.2	The Assignor and, solely for Clauses 2.2.1 and 2.2.4, the Collateral Agent and Trustee, hereby agrees that:

2.2.1

unless and until an Event of Default shall occur and be continuing and the Collateral Agent and Trustee shall have given notice to the Builder and the Assignor that the Collateral Agent and Trustee intends to enforce its rights under this Deed, the Assignor shall be entitled to exercise all its rights under the Shipbuilding Contract (subject as provided in this Deed) in all respects as if the foregoing assignment had not been made;

2.2.2	the Collateral Agent and Trustee shall be under no obligation to implement the Shipbuilding Contract;

2.2.3

if the Collateral Agent and Trustee and/or the Lender Parties make any payments in respect of or relating to the Shipbuilding Contract (including any payments made by the Collateral Agent and Trustee and/or the Lender Parties in addition to any such amount or amounts as the Lender Parties are obliged to pay pursuant to the terms of the Credit Documents) following an Event of Default, all moneys so expended by the Collateral Agent and Trustee and/or the Lender Parties for the purpose aforesaid shall on demand be repaid by the Assignor to the Collateral Agent and Trustee and/or the Lender Parties together with interest thereon (as well after as before judgment) at the rate referred to in Section 2.07 (Default Interest) of the Credit Agreement from the time of such expenditure until payment (such interest to accrue due from day to day and to be calculated on the basis of actual days elapsed and a year of 360 days); and

2.2.4

upon the Termination Date, the Collateral Agent and Trustee shall, at the request and cost of the Assignor, re-assign and release, without representation, recourse or warranty, the Assigned Property to the Assignor or as it may direct, to the extent then still subsisting and capable of reassignment and release.

2.3

The Assignor represents and warrants that it has not disposed of, nor created or permitted any Lien or other third party right to arise on or over, any of the Assigned Property other than pursuant to this Deed and the other Security Documents or a Permitted Lien.

2.4	Notice of assignment

The Assignor hereby covenants and undertakes with the Collateral Agent and Trustee forthwith after execution and delivery of this Deed to give written notice to the Builder in the form of the notice set out in Schedule 1 and to use reasonable endeavours to procure that the Builder signs and delivers to the Collateral Agent and Trustee the form of acknowledgement attached to such notice no later than five (5) days after the date of this Deed.

3	Undertakings

3.1	Positive undertakings

The Assignor hereby undertakes and agrees with the Collateral Agent and Trustee that at all times on and after the Closing Date and prior to the Termination Date, it will:

3.1.1	Document of title to the Vessel

give irrevocable instructions to the Builder to hold the Vessel and the builder's certificate and any other document of title to the Vessel to the order and at the disposal of the Collateral Agent and Trustee, in each case as set forth in the form of notice set forth in Schedule 1;

3.1.2	Performance of the Shipbuilding Contract

duly and punctually observe and perform, in all material respects, all the conditions and obligations imposed on it by the Shipbuilding Contract;

3.1.3	Performance by Builder

use its reasonable endeavours to ensure that the Builder observes and performs all material obligations imposed on the Builder by the Shipbuilding Contract respectively and take all reasonable steps within its power to ensure that the Builder proceeds with the construction of the Vessel with due diligence and despatch;

3.1.4	Progress of construction

upon the request of the Collateral Agent and Trustee and/or any of the Lender Parties, advise the Collateral Agent and Trustee and/or the Lender Parties of the progress of construction of the Vessel and supply the Collateral Agent and Trustee and/or the Lender Parties with such other information as the Collateral Agent and Trustee and/or the Lender Parties may reasonably require regarding the Vessel and the materials allocated or appropriated to the Vessel, the Shipbuilding Contract, the Assigned Property or otherwise relating to the construction of the Vessel;

3.1.5	Arbitration under the Shipbuilding Contract

in the event that the Builder and/or the Assignor resorts to technical mediation as provided in Article XIX, clause 3 of the Shipbuilding Contract or arbitration as provided in Article XIX, clause 2 of the Shipbuilding Contract, immediately notify the Collateral Agent and Trustee and the Lender Parties in writing that such technical mediation or arbitration has been initiated, advise the Collateral Agent and Trustee and the Lender Parties in writing of the identity of the appointed technical mediators or arbitrators and upon termination of the technical mediation or arbitration notify the Collateral Agent and Trustee and the Lender Parties in writing to that effect and supply the Collateral Agent and Trustee and the Lender Parties with a copy of the technical mediation or arbitration award and a certified English translation (if applicable) thereof;

3.1.6	Conveyance on default

where the Vessel is (or is to be) sold in exercise of any power contained in this Deed or otherwise conferred on the Collateral Agent and Trustee following an Event of Default which has occurred and is continuing, to execute, forthwith upon request by the Collateral Agent and Trustee, such form of conveyance of the Vessel as the Collateral Agent and Trustee may require to the extent that the Assignor has title to the Vessel;

3.1.7	Enforcement of Assignor's rights

following an Event of Default which has occurred and is continuing, do or permit to be done each and every act or thing which the Collateral Agent and Trustee may from time to time require to be done or permitted to be done for the purpose of enforcing the Assignor's rights under or pursuant to the Shipbuilding Contract and the Bareboat Charter (when entered into) and allow the name of the Assignor to be used as and when required by the Collateral Agent and Trustee for that purpose; and

3.1.8	Notification of rejection of Vessel etc.

notify the Collateral Agent and Trustee and the Lender Parties immediately if the Builder or (with the prior written consent of the Collateral Agent and Trustee given pursuant to Clause 3.2) the Assignor rejects the Vessel or cancels, rescinds, repudiates or otherwise terminates the Shipbuilding Contract or purports to do so or if the Vessel shall become a Total Loss or partial loss or shall be damaged.

3.2	Negative undertakings

The Assignor hereby further undertakes and agrees with the Collateral Agent and Trustee that at all times on and after the Closing Date and prior to the Termination Date it will not without the prior written consent of the Collateral Agent and Trustee (and then subject only to such conditions as the Collateral Agent and Trustee may impose):

3.2.1	Creation of Encumbrances

create or agree to create or permit to subsist any Lien over the Vessel (or any share or interest therein) or over any of the Assigned Property in each case other than the Permitted Liens;

3.2.2	Releases and waivers of the Shipbuilding Contract

release the Builder from any of its obligations under the Shipbuilding Contract or waive any breach of the Builder's obligations thereunder or consent to any such act or omission of the Builder as would otherwise constitute such a breach in a manner not permitted in respect of the Shipbuilding Contract by Section 6.17 (Shipbuilding Contract) of the Credit Agreement;

3.2.3	Rejection and cancellation

exercise any right which the Assignor may have to reject the Vessel or cancel or rescind or otherwise terminate the Shipbuilding Contract, or fail to take any action that would cause any of the same to occur; provided always that any such rejection of the Vessel or cancellation, rescission or other termination of the Shipbuilding Contract by the Assignor shall be without responsibility on the part of the Collateral Agent and Trustee who shall be under no liability whatsoever to the extent that such rejection, rescission, cancellation or termination is thereafter adjudged to constitute a repudiation or other breach of the Shipbuilding Contract by the Assignor; and

3.2.4	Variation of the Shipbuilding Contract

terminate, alter or waive any term of the Shipbuilding Contract in a manner not permitted in respect of the Shipbuilding Contract by Section 6.17 (Shipbuilding Contract) of the Credit Agreement.

4	Continuing security and other matters

It is declared and agreed that:

4.1	Continuing security

the security created by this Deed shall be held by the Collateral Agent and Trustee as a continuing security for the payment and discharge of the Payment Obligations and the performance and observance of and compliance with all of the covenants, terms and conditions contained, expressed or implied in the Credit Agreement and the Security Documents, and that the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the amount hereby and thereby secured (or by any settlement of accounts between the Assignor or any other person who may be liable to the Collateral Agent and Trustee and/or the other Secured Parties in respect of the Payment Obligations or any part thereof and the Collateral Agent and Trustee and/or the other Secured Parties);

4.2	Security additional

the security created by this Deed (i) shall be in addition to, (ii) shall not in any way prejudice or affect and (iii) may be enforced by the Collateral Agent and Trustee without prior recourse to the security created by any of the other Security Documents or by any other documents, any guarantee, lien, bill, note, mortgage or other security now or hereafter held by the Collateral Agent and Trustee, or any right or remedy of the Collateral Agent and Trustee and/or the other Secured Parties thereunder and shall not in any way be prejudiced or affected thereby or by the invalidity or unenforceability thereof, or by the Collateral Agent and Trustee releasing, modifying or refraining from perfecting or enforcing any of the same, or granting time or indulgence or compounding with any person liable;

4.3	Rights additional

all the rights, remedies and powers vested in the Collateral Agent and Trustee hereunder shall be an addition to and not a limitation of any and every other right, power or remedy vested in the Collateral Agent and Trustee under the Credit Agreement, this Deed, the other Security Documents or at law and all the powers so vested in the Collateral Agent and Trustee may be exercised from time to time and as often as the Collateral Agent and Trustee may deem expedient;

4.4	No enquiry

the Collateral Agent and Trustee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Deed or to make any claim or take any action to collect any moneys hereby assigned or to enforce any rights or benefits hereby assigned to the Collateral Agent and Trustee or to which the Collateral Agent and Trustee may otherwise at any time be entitled under this Deed; and

4.5	No liability

the Assignor shall remain liable to perform all the obligations assumed by it in relation to the Assigned Property and the Collateral Agent and Trustee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in the event of any failure by the Assignor to perform its obligations in respect thereof.

5	Powers of Collateral Agent and Trustee

5.1	Protective action

The Collateral Agent and Trustee shall, without prejudice to its other rights, powers and remedies hereunder or under any of the other Security Documents, be entitled (but not obligated) at any time, and as often as may be necessary, to take any such action as it may in its discretion think fit for the purpose of protecting or maintaining the security created by this Deed and all Expenses attributable thereto shall be payable by the Assignor promptly upon written demand therefor.

5.2	Remedy of defaults

Without prejudice to the provisions of Clause 5.1 or the generality of the powers and remedies vested in the Collateral Agent and Trustee by virtue of the assignment herein contained, upon the occurrence and during the continuance of any Event of Default the Collateral Agent and Trustee shall become forthwith entitled (but not obligated), as and when it may see fit, to exercise in relation to the Assigned Property or any part thereof all or any of the rights, powers and remedies possessed by it as assignee of the Assigned Property (whether at law, by virtue of this Deed or otherwise) and in particular (without limiting the generality of the foregoing) each and every right, power and remedy:

5.2.1	to implement the Shipbuilding Contract and take delivery and possession of the Vessel and thereafter to lay up or employ the Vessel as the Collateral Agent and Trustee may see fit;

5.2.2

to agree with the Builder to determine, extend, terminate, amend, amend and restate, supplement and/or otherwise modify the Shipbuilding Contract on such terms and conditions as the Collateral Agent and Trustee and the Builder may mutually agree;

5.2.3

to assign all the Assigned Property or to sell the Vessel on or after its delivery under the Shipbuilding Contract or otherwise, in each case upon such terms (including free of or subject to any charter) as the Collateral Agent and Trustee shall in its absolute discretion determine and with power, where the Collateral Agent and Trustee purchases the Vessel and/or takes an assignment of the Assigned Property, to make payment of the price by making an equivalent reduction in the amount of the Loans and/or Commitments in the manner referred to in Clause 6.1;

5.2.4	to undertake the further supervision of construction of the Vessel;

5.2.5

to collect, recover, compromise and give a good discharge for all claims then outstanding or thereafter arising in respect of the Assigned Property or any part thereof and moneys payable to the Assignor or any damages recoverable by the Assignor under the Shipbuilding Contract in connection therewith and to take over or institute (if necessary using the name of the Assignor) all such proceedings in connection therewith as the Collateral Agent and Trustee in its absolute discretion thinks fit; and

5.2.6

to recover from the Assignor on demand all Expenses incurred or paid by the Collateral Agent and Trustee in connection with the exercise of the rights, powers and remedies (or any of them) referred to in this Clause 5.2.

5.3	Event of Default

At any time after the occurrence and during the continuance of any Event of Default the Collateral Agent and Trustee shall be entitled to exercise its powers of assignment and sale hereunder in such manner and at such times as the Collateral Agent and Trustee in its absolute discretion may determine and the Collateral Agent and Trustee shall not in any circumstances be answerable for any loss occasioned by such sale or resulting from postponement thereof. For the purposes of all powers implied by statute the Payment Obligations shall be deemed to have become due and payable on the date of this Deed.

5.4	No enquiry by purchaser

Upon any assignment or sale of the Shipbuilding Contract and/or the Vessel or any share therein or part thereof pursuant to this Deed the purchaser shall not be bound to see or inquire whether the Collateral Agent and Trustee's power of assignment or sale has arisen and the assignment or sale shall be deemed to be within the power of the Collateral Agent and Trustee and the receipt of the Collateral Agent and Trustee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor.

5.5	Collateral Agent and Trustee's rights

The Assignor covenants and undertakes with the Collateral Agent and Trustee to do or permit to be done each and every act or thing which the Collateral Agent and Trustee may from time to time require to be done for the purpose of enforcing the Collateral Agent and Trustee's rights under this Deed and to allow its name to be used as and when required by the Collateral Agent and Trustee for that purpose.

6	Application of moneys
6.1	Application

All moneys received by the Collateral Agent and Trustee:

6.1.1	from the Builder under the Shipbuilding Contract (including sums arising from any arbitration award);

6.1.2	in respect of the assignment, sale or other disposal of the Assigned Property or the Vessel on enforcement of its rights hereunder;

6.1.3	(if the Vessel is delivered to the Collateral Agent and Trustee (or its nominee)) in respect of freights and other earnings of the Vessel until the sale or loss of the Vessel after such delivery;

6.1.4	in respect of the determination, cancellation or rescission or other termination of the Shipbuilding Contract;

6.1.5	in respect of such collections, recoveries or compromises as are referred to in Clause 5.2.5; or

6.1.6	otherwise in respect of the Assigned Property,

shall be held by it upon trust in the first place to pay or make good the Expenses relating to this Deed, and the balance shall be applied in the manner specified in the last paragraph of Section 7.01 (Events of Default) of the Credit Agreement in or towards the payment and discharge of the Payment Obligations (whether the same are due and payable or not) and the surplus (if any) shall be paid to the Assignor or such other person as may for the time being be entitled thereto.

6.2      Shortfall

In the event that on application in accordance with Clause 6.1, the moneys so applied are insufficient to pay in full the whole of the Payment Obligations, the Collateral Agent and Trustee shall be entitled to collect the shortfall from the Assignor or any other person liable for the time being therefor.

7	Remedies cumulative and other provisions

7.1	No waiver

No failure or delay on the part of the Collateral Agent and Trustee and/or any of the other Secured Parties to exercise any right, power or remedy vested in it under the Security Documents or any of them shall operate as a waiver thereof, nor shall any single or partial exercise by the Collateral Agent and Trustee and/or any of the other Secured Parties of any right, power or remedy nor the discontinuance, abandonment or adverse determination of any proceedings taken by the Collateral Agent and Trustee and/or any of the other Secured Parties to enforce any right, power or remedy preclude any other or further exercise thereof or proceedings to enforce the same or the exercise of any other right, power or remedy. Nor shall the giving by the Collateral Agent and Trustee and/or any of the other Secured Parties of any consent to any act which by the terms of this Deed requires such consent prejudice the right of the Collateral Agent and Trustee and/or any of the other Secured Parties to withhold or give consent to the doing of any other similar act. The remedies provided in the Security Documents are cumulative and are not exclusive of any remedies provided by law.

7.2	Delegation

The Collateral Agent and Trustee shall be entitled, at any time and as often as may be expedient, to delegate all or any of the powers and discretions vested in it by this Deed (including the power of attorney vested in it by virtue of Clause 9) in such manner, upon such terms and to such persons as the Collateral Agent and Trustee in its absolute discretion may think fit.

7.3	Collateral Agent and Trustee as assignee

The Collateral Agent and Trustee shall be entitled to do all acts and things incidental or conducive to the exercise of any of the rights, powers or remedies possessed by it as assignee of the Assigned Property (whether at law, under this Deed or otherwise).

8	Costs and indemnity

8.1	Costs

The Assignor shall pay to the Collateral Agent and Trustee on demand on a full indemnity basis all reasonable out-of-pocket expenses or liabilities (including, but not limited to, reasonable legal fees and expenses of counsel), incurred by the Collateral Agent and Trustee in connection with the enforcement of, or preservation of any rights under, this Deed or otherwise in respect of the Payment Obligations and the security therefor or in connection with the preparation, execution and delivery, administration, amendment, waiver or modification (including proposed amendments, waivers or modifications) or registration of this Deed and any workout proceedings, enforcement costs and documentary taxes associated with this Deed, without duplication of any such expenses or liabilities for which the Collateral Agent and Trustee has been reimbursed in accordance with Clause 5.2.

8.2	Indemnity

The Assignor hereby agrees and undertakes to indemnify the Collateral Agent and Trustee against all reasonable out-of-pocket costs, expenses (including reasonable and documented and invoiced fees, disbursements and other charges of counsel), losses, claims, damages and liabilities relating to, or in connection with, this Deed or the implementation of the Shipbuilding Contract, or otherwise in connection herewith or with all or any part of the Assigned Property or otherwise howsoever in relation to, or in connection with, any of the matters dealt with in any of the Security Documents or any transaction contemplated in connection with the foregoing (including any investigation, claim or any litigation or other proceeding, or preparation of a defense in connection therewith); provided that the Collateral Agent and Trustee will not be indemnified for any cost, expense or liability to the extent determined in the final, non-appealable judgment of a court of competent jurisdiction to have resulted from its gross negligence and/or willful misconduct, and this provision shall not cover any expenses incurred in connection with the preparation of, negotiation of, or diligence in connection with, this Deed.

9	Attorney

9.1	Power of attorney

By way of security, the Assignor hereby irrevocably appoints the Collateral Agent and Trustee to be its attorney generally for and in the name of and on behalf of the Assignor, and as the act and deed or otherwise of the Assignor to execute, seal and deliver and otherwise perfect and do all such deeds, assurances, agreements, instruments, acts and things including, without prejudice to the generality of the foregoing, to ask, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due and to become due under or arising out of the Shipbuilding Contract including all amounts already paid by the Assignor to the Builder pursuant to the Shipbuilding Contract, to endorse any cheques or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which to the Collateral Agent and Trustee may seem to be necessary or advisable, to execute and deliver a bill of sale of the Vessel and generally to do any and all such things as the Assignor itself could do in relation to the property hereby assigned which may be required for the full exercise of all or any of the rights, powers or remedies conferred hereby or which may be deemed proper in or in connection with all or any of the purposes aforesaid. The power hereby conferred by this Deed shall be a general power of attorney under the Powers of Attorney Act 1971, and the Assignor ratifies and confirms, and agrees to ratify and confirm, any deed, assurance, agreement, instrument, act or thing which the Collateral Agent and Trustee may execute or do in the proper and lawful exercise, of its rights and powers pursuant thereto, provided always that such power shall not be exercisable by or on behalf of the Collateral Agent and Trustee until an Event of Default occurs and is continuing.

9.2	Dealings with attorneys

The exercise of such power by or on behalf of the Collateral Agent and Trustee shall not put any person dealing with the Collateral Agent and Trustee upon any enquiry as to whether any Event of Default has occurred, nor shall such person be in any way affected by notice that no such event has happened, and the exercise by the Collateral Agent and Trustee of such power shall be conclusive evidence of its right to exercise the same, as between the Collateral Agent and Trustee and such person.

9.3	Filings

The Assignor hereby irrevocably appoints the Collateral Agent and Trustee to be its attorney in the name and on behalf of the Assignor and as the act and deed or otherwise of the Assignor to agree the form of and to do and execute all deeds, instruments, acts and things to file, record, register or enrol this Deed which the Collateral Agent and Trustee may in its discretion consider necessary or advisable, now or in the future, to ensure the legality, validity, enforceability or admissibility in evidence of this Deed.

10	Further assurance

The Assignor hereby further undertakes at its own expense from time to time to execute, sign, perfect, do and (if required) register every such further assurance, document, act or thing as in the opinion of the Collateral Agent and Trustee and/or the other Secured Parties may be necessary or desirable for the purpose of more effectually assigning the Assigned Property or perfecting the security constituted or intended to be constituted by this Deed.

11	Assignment

Subject to Clause 5, the provisions of Section 9.04 (Successors and Assigns) of the Credit Agreement shall apply mutatis mutandis in respect of any assignment of rights or transfer of obligations under this Deed and the rights of each of the Assignor and the Collateral Agent and Trustee to effect any assignment of rights or transfer of obligations under this Deed.

12	Notices

The provisions of Section 9.01 (Notices; Electronic Communications) of the Credit Agreement shall apply mutatis mutandis in respect of any certificate, notice, demand or other communication given or made under this Deed.

13	Third party rights

No term of this Deed is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Deed.

14	Law and jurisdiction

14.1	Law

This Deed and any non-contractual obligations connected with it are governed by and shall be construed in accordance with English law.

14.2	Submission to jurisdiction

14.2.1

For the benefit of the Collateral Agent and Trustee, the Assignor irrevocably agrees that any legal action or proceedings arising out of or in connection with this Deed against the Assignor or any of its assets may be brought in the English courts, or in the courts of any other jurisdiction chosen by the Collateral Agent and Trustee, each of which shall have jurisdiction to settle any disputes arising out of or in connection with this Deed. The Assignor irrevocably and unconditionally submits to the nonexclusive jurisdiction of such courts, and irrevocably designates, appoints and empowers Law Debenture Corporate Services Limited of Fifth Floor, 100 Wood Street, London EC2V 7EX, England to receive, for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Collateral Agent and Trustee to take proceedings against the Assignor in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

15	Partial Invalidity

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

16	Counterparts

This Deed may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of this Deed.

17	Miscellaneous

17.1

All the covenants and agreements of the Assignor in this Deed shall bind the Assignor and its successors and permitted assignees and shall inure to the benefit of the Secured Parties and their respective successors, transferees and Assignees.

17.2	The representations and warranties on the part of the Assignor contained in this Deed shall survive the execution of this Deed.

17.3	The rights of the Collateral Agent and Trustee under this Deed shall not be affected by any change in the constitution of the Assignor or by the liquidation, bankruptcy or insolvency of the Assignor.

17.4

The Collateral Agent and Trustee executes this Deed in the exercise of the powers and authority conferred and vested in it under the Credit Agreement for and on behalf of the Secured Parties for which it acts. It will exercise its powers and authority under this Deed in the manner provided for in the Credit Agreement and, in so acting, the Collateral Agent and Trustee shall have the protections, immunities, rights, indemnities and benefits conferred on it under the Credit Agreement.

17.5	The Collateral Agent and Trustee shall not owe any fiduciary duties to the Assignor.

17.6

Notwithstanding any other provision of this Deed, in acting under and in accordance with this Deed, the Collateral Agent and Trustee is entitled to seek instructions from the Secured Parties in accordance with the provisions of the Credit Agreement at any time and, where it so acts on the instructions of the Secured Parties, the Collateral Agent and Trustee shall not incur any liability to any person for so acting.

17.7

The powers conferred on the Collateral Agent and Trustee under this Deed are solely to protect the interests of the Secured Parties in the Assigned Property and shall not impose any duty upon the Collateral Agent and Trustee or any Secured Party to exercise any such powers.

17.8	No variation or amendment of this Deed shall be valid unless in writing and signed on behalf of the Assignor and the Collateral Agent and Trustee.

17.9

On the Termination Date, the Collateral Agent and Trustee will, at the cost of and on the request of the Assignor, execute and deliver a re-assignment and release, without representation, recourse or warranty, the Assigned Property to the Assignor or as it may direct, to the extent then still subsisting and capable of re-assignment and release.

17.10	Section 93 and 103 of the Law of Property Act 1925 shall not apply to this Deed or to any exercise by the Collateral Agent and Trustee of its right to consolidate mortgages or its power of sale.

In witness whereof this Deed has been duly executed and delivered as a deed the day and year first above written.

Schedule 1

Form of notice of assignment of the Shipbuilding Contract (and acknowledgement)

To:      Ulstein Verft AS

Osneset, N-6065 Ulsteinvik,

Norway

2019

Dear Sirs

Hull No. 316 (the "Vessel")

We refer to the shipbuilding contract for the construction of an expedition ice-class cruise Vessel dated 25 February 2019 as supplemented and amended from time to time (the "Shipbuilding Contract") made between (inter alia) [us the Assignor] and you the Builder as novated/assigned on _____ April 2019.

Now we hereby give you notice:

1

that by a deed of assignment dated 2019 (the "Assignment") and made between ourselves and Citibank, N.A., London Branch (as Collateral Agent and Trustee) (the "Assignee") of 6th Floor, Citigroup Centre, Canary Wharf, London E14 5LB, United Kingdom we have assigned, by way of security, to the Assignee all our beneficial interests and all our benefits, right and title in, to and under the Shipbuilding Contract but we continue to be responsible to you for performance of our obligations thereunder;

2	that you are irrevocably authorised and instructed:

2.1	to hold the Vessel to the order and at the disposal of the Assignee;

2.2	to hold the builder's certificate and any other document of title to the Vessel to the order and at the disposal of the Assignee; and

2.3

after you have received written notice from the Collateral Agent and Trustee, to pay to the Assignee all sums which you may become due to pay to us under the Shipbuilding Contract including sums arising from an arbitration award; and

3	that the Assignment includes provisions that:

3.1	we may not without the prior consent of the Assignee:

3.1.1

release you from any of your obligations under the Shipbuilding Contract or waive any breach of your obligations thereunder or consent to any such act or omission by you as would otherwise constitute such breach, in each case in a manner not permitted by our credit facility relating to the Vessel;

3.1.2	exercise any right which we may have to reject the Vessel or cancel or rescind or otherwise terminate the Shipbuilding Contract; and

3.2	we shall remain liable to perform all our obligations under the Shipbuilding Contract and the Assignee shall be under no obligation of any kind in respect thereof.

Please note that:

(a)	nothing in this notice nor in the Assignment should be interpreted as imposing any obligation on the Assignee to you in respect of or relating to the Shipbuilding Contract;

(b)

subject to paragraph 3.1 above, you should continue to deal with us in relation to the supervision of the construction of the Vessel and the performance of our obligations under or pursuant to the Shipbuilding Contract, unless and until you receive written notice from the Assignee to the contrary;

(c)

the Shipbuilding Contract may not be terminated or altered nor may we waive any term of the Shipbuilding Contract provided always that a Variation (as defined in the Shipbuilding Contract) (in so far as such Variation affects the Contract Price (as defined in the Shipbuilding Contract)) shall not constitute an alteration of the Shipbuilding Contract.

The authority and instructions contained in this letter cannot be revoked or varied without the Assignee's consent.

Please acknowledge receipt of this notice and confirm your agreement in relation to the matters stated above by signing the enclosed acknowledgement and return it direct to the Assignee at the address shown, with a copy to us.

This notice and any non-contractual obligations connected with it shall be governed by English law.

Yours faithfully

....................................

Director

For and on behalf of

Lindblad Bluewater II Limited

Signed by Citibank, N.A., London Branch )

acting by                                                         )

)

its duly authorised                                          )

)

in the presence of:                                           )

Acknowledgement and undertaking

To:      Citibank, N.A., London Branch

6th Floor, Citigroup Centre, Canary Wharf, London E14 5LB

We acknowledge notice of the fact that Lindblad Bluewater II Limited (the "Assignor") has by a deed of assignment dated 2019 (the "Assignment") assigned, by way of security, to you (as Collateral Agent and Trustee) all its beneficial interest and all its benefits, right and title in, to and under the shipbuilding contract for the construction of an expedition ice-class cruise vessel dated 25 February 2019 as supplemented and amended from time to time (the "Shipbuilding Contract") made between ourselves and the Assignor for the construction, sale and purchase of Hull No. 316 (the "Vessel") as novated on ____ April 2019.

In accordance with authority and instructions given to us by the Assignor (which we acknowledge cannot be revoked or varied without your consent), and in consideration of your making finance available to the Assignor to assist in payment of the construction and purchase price of the Vessel, we hereby undertake:

1	to hold the Vessel and the builder's certificate and any other documents of title to the Vessel to your order;

2

after we have received written notice from you, to pay to you all sums which we may become due to pay to the Assignor under the Shipbuilding Contract including sums arising from an arbitration award provided that it may be paid after set-off against any claim or moneys due by the Assignor to the Builder;

3

that should default be made by the Assignor in the due payment of any instalment or instalments of the purchase price or should the Assignor commit any other default by reason whereof we claim a right to terminate the Shipbuilding Contract we shall forthwith give you notice in writing of such default;

4

that before exercising any option or right of termination accruing to us on any such default, we shall first give you the option (to be exercised within twenty one (21) days) of you, or your nominee, making good the default and assuming all the Assignor's liabilities under the Shipbuilding Contract;

5	notwithstanding any wording of the Notice of Assignment or this acknowledgement,

the Assignee shall be entitled to exercise the assigned rights only at such time and in such manner as the Assignor is or may be entitled to exercise the same; and

We confirm that we have received no notice of any other assignment, charge or disposal by the Assignor of the Shipbuilding Contract or the Vessel.

This acknowledgement and any non-contractual obligations connected with it shall be governed by English law.

Yours faithfully

....................................

Director

For and on behalf of

Ulstein Verft AS

Date 2019

Executed and delivered                              )

as a Deed                                                     )

by Lindblad Bluewater II Limited           )

acting by                                                      )

                                                                     )

its duly authorised                                       )

)

in the presence of:                                       )

Witness signature: ………………………………………..

Name:

Address:

Executed and delivered                              )

as a Deed                                                      )

by Citibank, N.A., London Branch           )

acting by                                                       )

)

its duly authorised                                        )

)

in the presence of:                                         )

Witness signature: ………………………………………..

Name:

Address:

EXHIBIT I-1

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Secured Credit Agreement, dated as of

8, 2019 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), by and among, inter alios, Lindblad Bluewater II Limited, a Cayman Islands exempted company (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Citibank Europe plc, UK Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the portions of the Loan (as well as any Notes evidencing such portions of the Loan) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Holdings within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Remainder of Page Intentionally Left Blank]

I-1-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the _____ day of ____________.

[LENDER]

     By

Name:

Title:

I-1-2

EXHIBIT I-2

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Secured Credit Agreement, dated as of

8, 2019 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), by and among, inter alios, Lindblad Bluewater II Limited, a Cayman Islands exempted company (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Citibank Europe plc, UK Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Holdings within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its nonU.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Remainder of Page Intentionally Left Blank]

I-2-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the ____ day of _____________.

[PARTICIPANT]

     By

Name:

Title:

I-2-2

EXHIBIT I-3

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Secured Credit Agreement, dated as of

8, 2019 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), by and among, inter alios, Lindblad Bluewater II Limited, a Cayman Islands exempted company (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Citibank Europe plc, UK Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Holdings within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Remainder of Page Intentionally Left Blank]

I-3-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the _____ day of ______________.

[PARTICIPANT]

     By

Name:

Title:

I-3-2

EXHIBIT I-4

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Senior Secured Credit Agreement, dated as of

8, 2019 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), by and among, inter alios, Lindblad Bluewater II Limited, a Cayman Islands exempted company (the “Borrower”), the lenders from time to time party thereto (the “Lenders”) and Citibank Europe plc, UK Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Pursuant to the provisions of Section 2.20 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the portions of the Loan (as well as any notes evidencing such portions of the Loan) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such portions of the Loan (as well as any notes evidencing such portions of the Loan), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of Holdings within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W8BEN-E, as applicable, (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

[Remainder of Page Intentionally Left Blank]

I-4-1

IN WITNESS WHEREOF, the undersigned has duly executed this certificate as of the ___ day of __________.

[LENDER]

     By

Name:

Title:

I-4-2

EXHIBIT J

[FORM OF] SOLVENCY CERTIFICATE

[__], 20__

To the Administrative Agent:

The undersigned, Chief Financial Officer of Lindblad Expeditions Holdings, Inc.,

a Delaware corporation (“Holdings”), hereby certifies on behalf of Holdings and each of its Group Companies, and not individually, pursuant to [Section 4.02(b)][Section 4.03(d)] of the Senior Secured Credit Agreement, dated as of April 8, 2019 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms therein), by and among, inter alios, Lindblad Bluewater II Limited, a Cayman Islands exempted company (the “Borrower”), the lender parties from time to time party thereto (the “Lender Parties”) and Citibank Europe plc, UK Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lender Parties, that:

1.

I have reviewed the Credit Agreement and have made, or have caused to be made, such examinations or investigations as are reasonably necessary to enable me to express an informed opinion as to the matters referred to herein. The financial information, projections and assumptions that underlie and form the basis for the certifications made in this Solvency Certificate (a) were made in good faith and were based on assumptions reasonably believed by Holdings and the Borrower to be fair in light of the circumstances existing at the time made and (b) continue to be fair as of the date hereof. For purposes of providing this Solvency Certificate, the amount of any contingent liability shall be the amount that, in light of all of the facts and circumstances existing as of the Closing Date, represents the amount that would reasonably be expected to become an actual and matured liability.

2.

I acknowledge that the Administrative Agent, the Lender Parties and GIEK are relying on the truth and accuracy of this Solvency Certificate in connection with the making of Loans under the Credit Agreement.

3.

Based upon the review and examination described in paragraph 1 above, I hereby certify, on behalf of Holdings, and not individually, that as of the date hereof after giving effect to the Transactions to occur on the [Closing Date][Borrowing Date, the incurrence of Loans,] and the other transactions contemplated thereby:

(a)	the sum of the present debt and liabilities (including subordinated and contingent liabilities) of Holdings and each of its Group Companies, on a consolidated basis, does not exceed the fair value of the present assets of Holdings and each of its Group Companies, on a consolidated basis;

(b)	the present fair saleable value of the assets of Holdings and each of its

Group Companies, on a consolidated basis, is greater than the total amount that will be required to pay the debt and liabilities (including subordinated and contingent liabilities) of Holdings and each of its Group Companies as they become absolute and matured;

(c)	the capital of Holdings and each of its Group Companies, on a consolidated basis, is not unreasonably small in relation to their business (taken as a whole) as contemplated on the Closing Date and as proposed to be conducted following the Closing Date; and

(d)	Holdings and each of its Group Companies, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on behalf of Holdings and each of its Group Companies as of the date first set forth above.

LINDBLAD EXPEDITIONS HOLDINGS, INC.

     By      ____________________

Name:

Title: Chief Financial Officer

EXHIBIT K

[FORM OF] OPTION SELECTION NOTIFICATION

From:      Lindblad Bluewater II Limited, as Borrower

To:      CITIBANK EUROPE plc, UK Branch, as Administrative Agent

Dated: ____________ __, 20__

Dear Sirs

Re: up to $122,840,000.00 senior secured credit facility, dated as of April 8, 2019 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), by and among, inter alios, Lindblad Bluewater II Limited, a Cayman Islands exempted company (the “Borrower”), the lender parties from time to time party thereto (the “Lender Parties”) and Citibank Europe plc, UK Branch, as administrative agent (in such capacity, the “Administrative Agent”) for the Lender Parties. Terms defined in the Credit Agreement have the same meaning in this Option Selection Notice unless otherwise specified.

This is the Option Selection Notification, given in accordance with Section 2.03(a) of the Credit Agreement. We hereby select [Option 1][Option 2].

This Option Selection Notification is irrevocable.

Yours faithfully,

______________________________

Authorized Signatory for Lindblad Bluewater II Limited, as Borrower

K-1

EXHIBIT L

[FORM OF] CLASSIFICATION LETTER

To: [insert name and address of Classification Society]

Dated: ____________ __, 20__

Dear Sirs

Name of Vessel: [___________] (the “Vessel”)

Flag: Bahamas

Re: up to $122,840,000.00 senior secured credit facility, dated as of April 8, 2019 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”), by and among, inter alios, Lindblad Bluewater II Limited, a Cayman Islands exempted company (the “Borrower”), the lender parties from time to time party thereto (the “Lender Parties”) and Citibank, N.A., London Branch, as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties. Terms defined in the Credit Agreement have the same meaning in this letter unless otherwise specified.

We refer to the Vessel, which is registered in the name of the Borrower, and which has been entered in and classed by [insert name of Classification Society] (the “Classification Society”).

This letter is delivered pursuant to Section 5.27 to the Credit Agreement.

We hereby irrevocably and unconditionally instruct and authorize the Classification Society (notwithstanding any previous instructions whatsoever that we may have given to the Classification Society to the contrary) as follows:

1.

to send to the Collateral Agent, following receipt of a written request from the Collateral Agent, certified true copies of all original certificates of class held by the Classification Society in relation to the Vessel;

2.

to allow the Collateral Agent, at any time and from time to time, to inspect the original class and related records of the Borrower and the Vessel at the offices of the Classification Society in [__] and to take copies of them;

3.

to notify the Collateral Agent immediately in writing if the Classification Society becomes aware of any facts or matters which have resulted in a suspension or cancellation of the Vessel’s class under the rules or terms and conditions of the Borrower’s or the Vessel’s membership in the Classification Society;

L-1

4.	following receipt of a written request from the Collateral Agent:

(a)

to confirm that the Borrower is not in default of any of its contractual obligations or liabilities to the Classification Society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the Classification Society; or

(b)

if the Borrower is in default of any of its contractual obligations or liabilities to the Classification Society, to specify to the Mortgagee in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the Classification Society.

Notwithstanding the above instructions, the Borrower shall continue to be responsible to the Classification Society for the performance and discharge of all its obligations and liabilities relating to or arising out of or in connection with the contract it has with the Classification Society, and nothing in this letter should be construed as imposing any obligation or liability of the Collateral Agent, any other Agent, any Lender Party or GIEK to the Classification Society in respect thereof. The instructions and authorizations which are contained in this letter shall remain in full force and effect until the Borrower and the Collateral Agent together give notice in writing to the Classification Society revoking them.

The Borrower undertakes to reimburse the Classification Society in full for any costs or expenses that the Classification Society may incur in complying with the instructions and authorizations referred to in this letter.

This letter and any non-contractual obligations connected with it are governed by New York law.

Yours faithfully,

______________________________

Authorized Signatory for Lindblad Bluewater II Limited, as Borrower

Acknowledged and agreed:

______________________________

Authorized Signatory for

CITIBANK, N.A., London Branch, as Collateral Agent

 L-2

EXHIBIT M

[FORM OF] EK GUARANTEE

ON DEMAND GUARANTEE (NO. PÅKRAVSGARANTI)

(hereinafter this “Guarantee”)

Whereas EKSPORTKREDITT NORGE AS (“Eksportkreditt”) has entered into a senior secured credit facility, dated as of April 8, 2019 (the “Credit Agreement”), in an aggregate principal amount of up to $122,840,000.00 (the “Principal Amount”) among, inter alios,

Lindblad Bluewater II Limited, a Cayman Islands exempted company (the “Borrower”), EKSPORTKREDITT, as a Lender, and CITIBANK EUROPE plc, UK Branch, as Administrative Agent.

Definitions used in the Credit Agreement shall have the same meaning when used herein.

We [NAME OF EK GUARANTOR] (the “Guarantor”), hereby unconditionally and irrevocably guarantee, as for our own debt, the due and punctual repayment to Eksportkreditt of any amount outstanding at any time under the Commercial Tranche (plus any related incurred and outstanding

(i)	interest,

(ii)     default interest, and (iii)     all other amounts

payable by the Borrower to Eksportkreditt in accordance with the Credit Agreement (the

Commercial Tranche and items (i) – (iii) above collectively referred to as the “Guaranteed Amounts”).

This Guarantee shall be payable immediately upon written demand (No. påkravsgaranti).

Eksportkreditt may make a written demand under this Guarantee if (i) the Borrower in the opinion of Eksportkreditt does not fulfil its payment obligations and/or (ii) any event occurs which in the opinion of Eksportkreditt after consultation with the Guarantor constitutes an Event of Default under the Credit Agreement.

Following a demand under this Guarantee for the whole or part of the Guaranteed Amount, the Guarantor has the option to pay its guarantee liability (i) in a lump sum, or (ii) in the amount of each instalment remaining outstanding under the Commercial Tranche, together with any other Guaranteed Amounts payable, in each case of this clause (ii) on the ordinary due date for each

M-1

instalment. [In the event that the credit rating of the Guarantor is lower than Baa2 by Moody’s, BBB by Standard & Poor’s and/or BBB by Fitch (as applicable) at the time of a demand under the guarantee or any time thereafter, the Guarantor shall not be entitled to pay its guarantee liability according to item (ii) immediately above.]’’12

In case of payment in a lump sum, the Guarantor shall compensate Eksportkreditt for Break Costs for CIRR.

The Guarantor agrees that, except for a notice of demand, Eksportkreditt is not obliged to give notice of any kind hereunder.

The Guarantor agrees that any conflict or dispute of whatsoever nature (including but not limited to any dispute between Eksportkreditt and the Borrower, or between the Builder and the Borrower) has no impact on the Guarantor’s obligation to pay under this Guarantee.

All payments under this Guarantee shall be made in full without any deduction or withholding (whether in respect of set off, counterclaim, duties, present or future taxes, charges or otherwise whatsoever) unless such deduction or withholding is required by law, in which case the Guarantor shall pay such additional amount as will ensure that Eksportkreditt receives the amount which it would have received but for such deduction or withholding.

This Guarantee is valid until the Guaranteed Amounts have been paid in full. Notwithstanding the foregoing, any and all claims must have been made no later than three (3) months after Latest Maturity Date.

This Guarantee shall be governed by and construed in accordance with Norwegian law, and the Guarantor submits to the jurisdiction of the Norwegian Courts, with Oslo City Court as due venue.

[Remainder of Page Intentionally Left Blank]

_____________________

12 NTD: The additional wording to be included if the bank guarantor’s rating is below A- (S&P and Fitch)/A3 (Moody’s) at the time the loan agreement is entered into.

Place__________________ Date_________________

GUARANTOR

______________________________________

(authorized signatory)

______________________________________

(signatures in block letters)

EXHIBIT N

FORM OF SHARE PLEDGE AGREEMENT

(see attached)

Dated this 8th day of April 2019

BETWEEN

LINDBLAD MARITIME ENTERPRISES, LTD.

(as Chargor)

AND

CITIBANK, N.A., LONDON BRANCH, AS COLLATERAL AGENT

(as Chargee)

CHARGE OVER SHARES IN

LINDBLAD BLUEWATER II LIMITED

Conyers Dill & Pearman

Attorneys at Law

Cayman Islands

NOTE: This document will be subject to stamp duty in the Cayman Islands if executed in or brought into the Cayman Islands

1	INTERPRETATION	1
2	CHARGOR’S REPRESENTATIONS AND WARRANTIES	3
3	CHARGOR’S COVENANTS	5
5	DEALINGS WITH CHARGED PROPERTY	9
6	PRESERVATION OF SECURITY	9
7	ENFORCEMENT OF SECURITY	12
8	RECEIVER	13
9	FURTHER ASSURANCES	15
10	INDEMNITIES	16
11	POWER OF ATTORNEY	17
12	EXPENSES	18
13	NOTICES	18
14	ASSIGNMENTS	18
15	RELEASE	19
16	CURRENCY	20
17	MISCELLANEOUS	20
18	LAW AND JURISDICTION	22
19	RIGHTS UNDER THE CONTRACTS (RIGHTS OF THIRD PARTIES) LAW, 2014	22

THIS CHARGE OVER SHARES is made the 8th day of April 2019

BETWEEN:

(1)

Lindblad Maritime Enterprises, Ltd., an exempted company limited by shares incorporated under the laws of the Cayman Islands, with its registered office address at the offices of Conyers Corporate Services Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1‐1111, Cayman Islands (the “Chargor”); and

AND:

(2)	Citibank, N.A., London Branch, of 25 Canada Square, London, E14 5LB, United Kingdom, as Collateral Agent for and on behalf of the Lenders (the “Chargee”).

WHEREAS:

(A)

By a senior secured credit agreement (the “Credit Agreement”) dated as of April 8, 2019 among Lindblad Bluewater II Limited (the “Company”), as Borrower, Lindblad Expeditions Holdings, Inc., as Holdings, Citibank, N.A., London Branch, as Mandated Lead Arranger, Citibank, N.A., London Branch, as a Lender and EK Guarantor, Eksportkreditt Norge AS, as a Lender, Citibank, N.A., London Branch, as Global Coordinator, Citibank, N.A., London Branch, as ECA Agent, the Chargee, as Collateral Agent and Citibank Europe plc, UK Branch, as Administrative Agent, the Lenders have agreed to make available a credit facility to the Borrower, upon the terms and subject to the conditions specified in the Credit Agreement; and

(B)

Pursuant to the Credit Agreement and, as security for the Secured Obligations (as defined below), the Chargor has agreed to charge, inter alia, its interest in all of the shares legally and beneficially owned by the Chargor in the Company.

NOW THIS CHARGE WITNESSES as follows:

1      INTERPRETATION

1.1 In this Charge, unless the context otherwise requires, the following words and expressions shall have the following meanings:

“Business Day”	has the meaning attributed to such term in the Credit Agreement;
“Charge”	means this share charge;
“Charged Property”	means all of the issued shares of the Company and all other shares in the Company from time to time legally or beneficially owned by the Chargor during the Security

Period (together the “Charged Shares”) and all dividends or other distributions, interest and other moneys paid or payable after the date hereof in connection therewith and all interests in and all rights accruing at any time to or in respect of all or any of the Charged Shares and all and any other property that may at any time be received or receivable by or otherwise distributed to the Chargor in respect of or in substitution for, or in addition to, or in exchange for, or on account of, any of the foregoing, including, without limitation, any shares or other securities resulting from the sub‐division, consolidation, change, conversion or reclassification of any of the Charged Shares, or the reorganisation, merger or amalgamation of the Company with any other body corporate, or the occurrence of any event which results in the substitution or exchange of the Charged Shares;

“Company”

means Lindblad Bluewater II Limited, an exempted company limited by shares incorporated under the laws of the Cayman Islands (company registration number 349404), whose registered office address is at the offices of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1‐1111, Cayman Islands.

“Event of Default”	has the meaning attributed to such term in the Credit Agreement;
“Parties”	means the parties to this Charge collectively; “Party” means any one of them;
“Secured Obligations”	means the “Payment Obligations” under, and as defined in, the Credit Agreement;
“Security Interest”	means any charge, mortgage, pledge, lien, security interest or other encumbrance, howsoever created or arising;
“Security Period”	means the period commencing on the date of execution of this Charge and terminating upon the Termination Date, as defined in the Credit Agreement.

1.2      In this Charge unless the context otherwise requires:

(a)

references to statutory provisions shall be construed as references to those provisions as amended or re‐enacted or as their application is modified by other provisions from time to time and shall include references to any provisions of which they are re‐enactments (whether with or without modification);

(b)

references to clauses and schedules are references to clauses hereof and schedules hereto; references to sub‐clauses or clauses are, unless otherwise stated, references to sub‐clauses of the clauses hereof or clauses of the schedule in which the reference appears;

(c)	references to the singular shall include the plural and vice versa and references to the masculine shall include the feminine and/or neuter and vice versa;

(d)	references to persons shall include companies, partnerships, associations and bodies of persons, whether incorporated or unincorporated;

(e)	references to assets include property, rights and assets of every description;

(f)

references to any document are to be construed as references to such document as amended or supplemented from time to time including, without limitation any increase in the amount or change to the repayment period or other terms of the facilities provided under any Loan Document;

(g)	an Event of Default is “continuing” if it has not been waived or cured pursuant to, and in accordance with, the provisions of the Credit Agreement; and

(h)	capitalized terms used in this Charge but not otherwise defined in this Charge shall bear the respective meanings given to them in the Credit Agreement.

2      CHARGOR’S REPRESENTATIONS AND WARRANTIES

2.1      The Chargor hereby represents and warrants to the Chargee that:

(a)	the authorised share capital of the Company is US$50,000 divided into 50,000 shares with a par value of US$1.00 each;

(b)	the issued share capital of the Company is US$1.00 consisting of 1 share with a par value of US$1.00;

(c)

all presently outstanding shares of the Company are duly authorized and validly issued, fully paid and non‐assessable, and in each case such shares have been issued in full compliance with the requirements of all applicable securities laws and regulations and the constitutional documents of the Company;

(d)

there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal) or other third party rights of any kind, proxy or shareholders agreement or agreements of any kind for the purchase or acquisition of the Company or any of its securities;

(e)	the Chargor is a company duly organised, validly existing and in good standing under the laws of the Cayman Islands;

(f)

the Chargor is the legal and beneficial owner of all of the Charged Property free and clear of any Security Interest (other than those created by this Charge), any options or rights of pre‐emption or any other claims of others;

(g)

the Chargor has full power and authority (i) to be the legal and beneficial owner of the Charged Property, (ii) to execute and deliver this Charge and (iii) to comply with the provisions of, and perform all its obligations under, this Charge;

(h)

this Charge constitutes (i) the Chargor’s legal, valid and binding obligations enforceable against the Chargor in accordance with its terms (ii) a legal valid, enforceable, exclusive, perfected (subject to the limitations herein and the other Loan Documents and, where applicable, to the extent such concept exists under the laws of the Cayman Islands), continuing Security Interest in the Charged Property, except, in each case, as such enforcement and Security Interest may be limited by any relevant bankruptcy, insolvency, administration or similar laws affecting creditors’ rights generally;

(i)

the entry into and performance of this Charge by the Chargor and enforcement hereof by the Chargee will not (i) contravene the terms of any agreement to which the Chargor is bound or to which the Charged Property is subject or the memorandum and articles of association of the Company; (ii) does not violate any law or regulation of any governmental or official authority; and (iii) is not contrary to any agreement, contract or other undertaking to which the Chargor is a party or which is binding upon the Chargor or any of its assets;

(j)

all consents, licences, approvals and authorisations required in connection with the (i) entry into, performance, validity and enforceability of this Charge, (ii) the voting or other rights provided in this Charge and (iii) the remedies in respect of the Charged Property pursuant to this Charge have been obtained and are in full force and effect;

(k)

there is no litigation pending or, to the knowledge of the Chargor, threatened (whether or not the defence thereof or liabilities in respect thereof are covered by insurance) against or significantly affecting the Chargor, the Company or its shares, which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect;

(l)	the Chargor is solvent, no steps have been taken or are being taken to appoint a receiver or manager to take over its assets or a liquidator to wind it up;

(m)

there is no agreement that restricts the transferability of any of the Charged Property or otherwise impairs or conflicts with the Chargor’s obligations hereunder or the rights of the Chargee hereunder; and

(n)	the foregoing representations and warranties are true and accurate as at the date hereof and will be true and correct as of each Borrowing Date and the Delivery Date.

3      CHARGOR’S COVENANTS

3.1      The Chargor hereby covenants that:

(a)      it will on the date hereof deliver to the Chargee:

(i)	the original share certificate(s) and any other documents of title in relation to the Charged Shares;

(ii)	a blank, signed and undated transfer in respect of the Charged Shares in the form set out in Schedule 1;

(iii)	an executed and undated letter of resignation and related letter of authorisation from each director and officer of the Company in the form set out in Schedule 2;

(iv)	an irrevocable shareholder proxy signed by the Chargor in favour of the Chargee in the form set out in Schedule 3;

(v)	an undertaking signed by a director of the Company in the form set out in Schedule 4;

(vi)	a notice of charge over shares addressed by the Chargor to the Company in the form set out in Schedule 5 and acknowledged by the Company; and

(vii)	a certified copy of a special resolution of the Company amending the restrictions on the transfer of shares in the articles of association of the Company in the form set out in Schedule 6.

3.2	The Chargor hereby covenants that it will forthwith (and in any event within three Business Days or such later time as may be extended by the Chargee in its discretion):

(a)	deliver to the Chargee, each in form and substance reasonably satisfactory to the Chargee:

(i)

all original share certificates (if any) and other documents of title relating to or evidencing any Charged Property acquired by the Chargor after the date of this Charge forthwith upon such acquisition;

(ii)	blank, signed and undated transfer in respect of any shares in the Company acquired by the Chargor after the date of this Charge forthwith upon such acquisition; and

(iii)

an executed and undated letter of resignation and related letter of authority for the Chargee to date the same from each newly appointed director and officer of the Company forthwith upon such appointment;

(b)

on demand of the Chargee and at the sole cost and expense of the Chargor, execute and deliver to the Chargee or to such person or persons as the Chargee may nominate such additional Security Interest of the Charged Property (or any part thereof) for the purpose of further securing discharge of all Secured Obligations, each such additional Security Interest to be in such form as the Chargee may reasonably require; and

(c)

on request of the Chargee, provide to the Chargee promptly on receipt by the Chargor a copy of all notices, written consents, reports, accounts, circulars and other communications issued by the Company or by any third party in respect of the Charged Shares.

3.3	The Chargor covenants that it shall not without the prior consent in writing of the Chargee:

(a)	permit any person other than the Chargor, the Chargee or any transferee nominated by the Chargee on enforcement of this Charge to be the registered holder of any of the Charged Shares;

(b)

assign, lease, license or grant any interest in the Charged Shares or agree to surrender or dispose of them (save as in accordance with this Charge or as may otherwise be permitted by the Loan Documents);

(c)	permit any variation of the rights attaching to the Charged Shares;

(d)	take or permit any action which might result in an increase or reduction in the authorised or issued share capital of the Company;

(e)	exercise any voting or other rights in a way which may prejudice the value of the Charged Shares or otherwise jeopardise the security constituted by this Charge over them;

(f)	effect or permit the Company to be continued to another jurisdiction outside of the Cayman Islands;

(g)           effect or permit any scheme of arrangement, merger, consolidation, amalgamation or other reorganisation applicable to the Company;

(h)

take any action or cause any action to be taken that shall submit the Company to any proceeding under any applicable law involving bankruptcy, insolvency, reorganization or other laws affecting the rights of creditors generally;

(i)	save in accordance with clauses 3.2(a)(vii) and 9.2, permit any amendment to the memorandum or articles of association of the Company; or

(j)

continue its existence under the laws of any jurisdiction other than the Cayman Islands or change its name, identity, legal structure (whether by merger, consolidation, change in corporate form or otherwise), type of organization, place of business or, if more than one, chief executive office, or mailing address or organizational identification number if it has one.

3.4

The Chargor hereby covenants that during the Security Period it (i) will remain the legal and the beneficial owner of the Charged Property (subject only to the Security Interests hereby created), (ii) will, at its own cost and expense, defend title to the Charged Property charged hereunder and the priority thereof as required under the Loan Documents against all claims and demands of all persons at any time claiming any interest therein adverse to the Chargee or any other Secured Party and (iii) will not without the prior consent in writing of the Chargee:

(a)

create or suffer the creation of any Security Interest (other than that created by this Charge or as may otherwise permitted by the Loan Documents) on or in respect of the whole of any part of the Charged Property or any of its interest therein;

(b)	sell, assign, transfer or otherwise dispose of any of its interest in the Charged Property (save as may otherwise be permitted by the Loan Documents); or

(c)	permit the register of members of the Company to be maintained outside of the Cayman Islands.

3.5	The Chargor hereby further covenants that during the Security Period it shall procure that the Company shall not, without the prior consent in writing of the Chargee:

(a)	create or permit to subsist any Security Interest upon the whole or any of its assets, except as permitted by the Loan Documents;

(b)	register any transfer of the Charged Shares to any person (except to the Chargee or its nominees pursuant to the provisions of this Charge or as may otherwise be permitted by the Loan Documents);

(c)	issue any replacement share certificates in respect of any of the Charged Shares;

(d)	continue its existence under the laws of any jurisdiction other than the Cayman Islands;

(e)	do anything which might prejudice its status as an exempted company;

(f)	issue, allot or grant warrants or options with respect to any additional shares;

(g)	exercise any rights of forfeiture over any of the Charged Shares; or

(h)	purchase, redeem, otherwise acquire, cancel, sub‐divide, amalgamate, merge, reclassify or otherwise restructure any of the Charged Property.

4      SECURITY

4.1

In consideration of the Lenders making the Credit Facility available to the Company and as a continuing security for the due and prompt payment, performance and discharge of the Secured Obligations, the Chargor, as legal and beneficial owner of the Charged Property (subject only to the Security Interests hereby created) hereby:

(a)	charges in favour of the Chargee by way of a first fixed charge the Charged Shares;

(b)

charges in favor of the Chargee by way of a first fixed charge all benefits present and future, actual and contingent accruing in respect of the Charged Property and all the Chargor’s right, title and interest to and in the Charged Property (to the extent not effectively charged under Sub‐Clause (a)); and

(c)

assigns, and agrees to assign, absolutely by way of security in favour of the Chargee all its rights, present and future, actual and contingent, relating to any of the Charged Property (to the extent not effectively charged under Sub‐

Clause (a)).

4.2

The Chargor shall remain liable to perform all the obligations assumed by it in relation to the Charged Property and the Chargee shall be under no obligation of any kind whatsoever in respect thereof or be under any liability whatsoever in the event of any failure by the Chargor to perform its obligations in respect thereof.

4.3

If the Chargee at any time receives or is deemed to have received notice of any subsequent Security Interest affecting all or part of the Charged Property or any assignment of transfer of the Charged Property which is prohibited by the terms of this Charge, all payments thereafter by or on behalf of the Chargor to the Chargeee shall be treated as having been credited to a new account of the Chargor and not as having been applied in reduction of the Secured Obligations as at the time when the Chargee receives such notice.

5      DEALINGS WITH CHARGED PROPERTY

5.1      Unless and until an Event of Default has occurred and is continuing:

(a)

the Chargor shall be entitled to exercise all voting and/or consensual powers pertaining to the Charged Property or any part thereof for all purposes not inconsistent with the terms of this Charge and/or any other Loan Document; provided, however, that the Chargor shall not in any event exercise such rights in any manner that is disadvantageous to the Chargee or any Lender in any respect;

(b)

solely if and to the extent permitted under the Credit Agreement, the Chargor shall be entitled to receive and retain any dividends, interest or other moneys or assets accruing on or in respect of the Charged Property or any part thereof; provided, however, that any and all such dividends, interest or other moneys or assets consisting of rights or interests in the form of Charged Shares shall promptly (and in any event within three Business Days after receipt thereof or such later time as may be extended by the Chargee in its sole discretion) be delivered to the Chargee to hold as Charged Property and shall, if received by the Chargor, be received in trust for the benefit of the Chargee, be segregated from the other property or funds of the Chargor and be forthwith delivered to the Chargee as Charged Property in the same form as so received (with any necessary or reasonably requested endorsement); and

(i)	the Chargor shall be entitled to receive all notices pertaining to the Charged Shares.

5.2

The Chargor shall pay all calls, instalments or other payments, and shall discharge all other obligations, which may become due in respect of, and solely relating to, any of the Charged Property and upon the occurrence of an Event of Default which is continuing, the Chargee may make such payments or discharge such obligations on behalf of the Chargor. Any sums so paid by the Chargee in respect thereof shall be repayable on demand and pending such repayment shall constitute part of the Secured Obligations.

6      PRESERVATION OF SECURITY

6.1      It is hereby agreed and declared that:

(a)

the Security Interest created by this Charge shall be held by the Chargee as a continuing security for the payment and discharge of the Secured Obligations and the security so created shall not be satisfied by any intermediate payment or satisfaction of any part of the Secured Obligations;

(b)	the Security Interest so created shall be in addition to and shall not in any way be prejudiced or affected by any Security Interest created pursuant to any other Loan Document;

(c)	the Chargee shall not be bound to enforce any other security before enforcing the security created by this Charge;

(j)

no delay or omission on the part of the Chargee in exercising any right, power or remedy under this Charge shall impair such right, power or remedy or be construed as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers and remedies provided by law and may be exercised from time to time and as often as the Chargee may deem expedient; and

(k)	any waiver by the Chargee of any terms of this Charge shall only be effective if given in writing and then only for the purpose and upon the terms for which it is given.

6.2

The rights of the Chargee under this Charge and the security hereby constituted shall not be affected by any act, omission, matter or thing which, but for this provision, might operate to impair, affect or discharge such rights and security, in whole or in part, including without limitation, and whether or not known to or discoverable by the Company, the Chargor, the Chargee or any other person:

(a)	any time or waiver granted to or composition with the Company or any other person;

(b)	the taking, variation, compromise, renewal or release of or refusal or neglect to perfect or enforce any rights, remedies or securities against the Company or any other person;

(c)	any legal limitation, disability, incapacity or other circumstances relating to the Company or any other person;

(d)	any amendment or supplement to any Loan Document or any other document or security;

(e)	the dissolution, liquidation, merger, consolidation, reconstruction or reorganisation of the Company or any other person; or

(f)	the unenforceability, invalidity or frustration of any obligations of the Company or any other person under any Loan Document or any other document or security.

6.3

Until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Chargee, the Chargor shall not by virtue of any payment made hereunder on account of the Secured Obligations or by virtue of any enforcement by the Chargee of its rights under, or the security constituted by, this Charge or by virtue of any relationship between, or transaction involving, the Chargor and the Company arising from this Charge or any other Loan Documents (whether such relationship or transaction shall constitute the Chargor a creditor of the Company, a guarantor of the obligations of the Company or a party subrogated to the rights of others against the Company or otherwise howsoever and whether or not such relationship or transaction shall be related to, or in connection with, the subject matter of this Charge):

(g)	exercise any rights of subrogation in relation to any rights, security or moneys held or received or receivable by the Chargee or any person;

(h)	exercise any right of contribution from any co‐surety liable in respect of such moneys and liabilities under any other guarantee, security or agreement;

(i)	exercise any right of set‐off or counterclaim against the Company or any such cosurety; or

(j)	unless so directed by the Chargee (when the Chargor will prove in accordance with such directions), claim as a creditor of the Company or any such co‐surety in competition with the Chargee.

6.4

The Chargor shall hold in trust for the Chargee and forthwith pay or transfer (as appropriate) to the Chargee any such payment (including an amount equal to any such set‐off), distribution (other than such dividend or distribution payments not consisting of rights or interests in the form of Charged Property as described in clause 5.1(b)) or benefit of such security, indemnity or claim in fact received by it.

6.5

Until the Secured Obligations have been unconditionally and irrevocably satisfied and discharged in full to the satisfaction of the Chargee, the Chargee may at any time keep in a separate account or accounts (without liability to pay interest thereon) in the name of the Chargee for as long as it may think fit, any moneys received, recovered or realised under this Charge or under any other guarantee, security or agreement relating in whole or in part to the Secured Obligations without being under any immediate obligation to apply the same or any part thereof in or towards the discharge of such amount, provided that the Chargee shall be obliged to apply amounts standing to the credit of such account or accounts once the aggregate amount held by the Chargee in any such account or accounts is sufficient to satisfy the outstanding amount of the Secured Obligations in full.

7      ENFORCEMENT OF SECURITY

7.1

Upon the occurrence of an Event of Default which is continuing, the security hereby constituted shall become immediately enforceable and the Chargee may, at any time, without notice to, or consultation with, or the consent of, the Chargor:

(k)

solely and exclusively exercise all voting and/or consensual powers pertaining to the Charged Property or any part thereof and may exercise such powers in such manner as the Chargee may think fit and the Chargor shall, at its sole cost and expense, from time to time, execute and deliver to the Chargee any appropriate instruments as are necessary or as the Chargee may reasonably request in order to permit the Chargee to exercise the voting and other rights which it may be entitled to exercise hereunder; and/or

(l)	remove the then existing directors and officers (with or without cause) by dating and presenting the undated, signed letters of resignation delivered pursuant to this Charge; and/or

(m)

solely and exclusively receive and retain all dividends, interest, distributions or other moneys or assets accruing on or in respect of the Charged Property or any part thereof, such dividends, interest, distributions or other moneys or assets to be held by the Chargee, until applied in the manner described in clause 7.4, as additional security charged under and subject to the terms of this Charge and any such dividends, interest, distributions or other moneys or assets received by the Chargor after such time shall be held in trust by the Chargor for the Chargee, be segregated from the other funds of the Chargor and be immediately paid or transferred to the Chargee; and/or

(n)

solely and exclusively sell, transfer, grant options over or otherwise dispose of the Charged Property or any part thereof at such place and in such manner and at such price or prices as the Chargee may deem fit, and thereupon the Chargee shall have the right to deliver, assign and transfer in accordance therewith the Charged Property so sold, transferred, granted options over or otherwise disposed of; and/or

(o)	complete any undated blank share transfer forms of all or any part of the Charged Property by dating the same and/or inserting its name or the name of its nominee as transferee.

7.2

The Chargee shall not be obliged to make any enquiry as to the nature or sufficiency of any payment received by it under this Charge or to make any claim or to take any action to collect any moneys assigned by this Charge or to enforce any rights or benefits assigned to the Chargee by this Charge or to which the Chargee may at any time be entitled hereunder.

7.3

Upon any sale of the Charged Property or any part thereof by the Chargee the purchaser shall not be bound to see or enquire whether the Chargee’s power of sale has become exercisable in the manner provided in this Charge and the sale shall be deemed to be within the power of the Chargee, and the receipt of the Chargee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefor.

7.4	All moneys received by the Chargee pursuant to this Charge shall be held by it upon trust and shall be applied in the manner provided for in the Credit Agreement.

7.5

Neither the Chargee nor its agents, managers, officers, employees, delegates or advisers shall be liable for any claim, demand, liability, loss, damage, cost or expense incurred or arising in connection with the exercise or purported exercise of any rights, powers and discretions hereunder in the absence of gross negligence (as such term is defined under the laws of the State of New York, United States of America) or willful misconduct and in no event shall the Chargee be liable for any consequential damages.

7.6

The Chargee shall not by reason of the taking of possession of the whole or any part of the Charged Property or any part thereof be liable to account as mortgagee‐inpossession or be liable for any loss upon realisation or for any default or omission for which a mortgagee‐in‐possession might be liable.

7.7

The Chargor authorises the Chargee (but the Chargee shall not be obliged to exercise such right) after the occurrence of an Event of Default which is continuing to set‐off against the Secured Obligations any amount or other obligation (contingent or otherwise) owing by the Chargee to the Chargor.

8      RECEIVER

8.1

At any time on and from the occurrence of an Event of Default which is continuing, the Chargee may, without notice to the Chargor, appoint one or more persons to be a Receiver (the “Receiver”) in relation to the Charged Property.

8.2	Where the Chargee appoints two or more persons as Receiver, the Receivers may act jointly or independently.

8.3

The Chargee may remove any Receiver it appoints and appoint another person or other persons as Receiver or Receivers, either in the place of the person removed (or who has otherwise ceased to act) or to act jointly with a Receiver or Receivers.

8.4	In addition to all other rights or powers vested in the Chargee hereunder or by statute or otherwise, the Receiver may take such action in relation to the enforcement of this Charge to:

(p)	take possession of, redeem, collect and get in all or any part of the Charged Property;

(q)	raise or borrow money and grant security therefor over all or any part of the Charged Property;

(r)	appoint an attorney or accountant or other professionally qualified person to assist him in the performance of his functions;

(s)	do all acts and to execute in the name and on behalf of the Chargor any document or deed in respect of all or any part of the Charged Property;

(t)

in the name of the Chargor or in his own name, bring, prosecute, enforce, defend and abandon applications, claims, disputes, actions, suits and proceedings in connection with all or any part of the Charged Property and to submit to arbitration, negotiate, compromise and settle any such applications, claims, disputes, actions, suits or proceedings;

(u)	sell, call in, collect and convert to money the Charged Property or any of it at such place and in such manner and at such price or prices as he shall think fit;

(v)

exercise any powers, discretion, voting or other rights or entitlements in relation to the Charged Property and generally to carry out any other action which he may in his sole discretion deem appropriate in relation to the enforcement of this Charge;

(w)	make any arrangement or compromise which he shall think expedient; and

(x)	do all such other acts and things as may be considered to be incidental or conducive to any of the matters or powers aforesaid and which the Receiver lawfully may or can do as agent for the Chargor.

8.5

Every Receiver shall, so far as it concerns responsibility for his acts, be deemed to be an agent of the Chargor, which shall be solely responsible for his acts and defaults and for the payment of his remuneration and no Receiver shall at any time act as agent for the Chargee.

8.6

Every Receiver shall be entitled to remuneration for his services at a rate to be fixed by agreement between him and the Chargee (or, failing such agreement, to be fixed by the Chargee) appropriate to the work and responsibilities involved, upon the basis of current industry practice.

8.7	To the fullest extent permissible under law, the Chargee may exercise any right or power that the Receiver may exercise in relation to the enforcement of this Charge.

8.8	The Chargee shall have no liability or responsibility to the Chargor arising out of the exercise or non‐exercise of the powers conferred on it by the above Clause.

8.9

The appointment of a Receiver shall not preclude the Chargee from making any subsequent appointment of a Receiver over all or any of the Charged Property over which a Receiver has not previously been appointed or has ceased to act.

9      FURTHER ASSURANCES

9.1	The Chargor shall execute and do all such assurances, acts and things as the Chargee in its absolute discretion may require for:

(y)	perfecting, protecting or ensuring the priority of the Security Interest hereby created (or intended to be created);

(z)	preserving or protecting any of the rights of the Chargee under this Charge;

(aa)	ensuring that the security constituted by this Charge and the covenants and obligations of the Chargor under this Charge shall inure to the benefit of any assignee of the Chargee;

(bb)	facilitating the appropriation or realisation of the Charged Property or any part thereof; or

(cc)	exercising any power, authority or discretion vested in the Chargee under this Charge,

in any such case forthwith upon demand by the Chargee and at the expense of the Chargor.

9.2

Without limitation to the generality of clause 9.1, the Chargor covenants with the Chargee that it will on demand of the Chargee use its best efforts to procure any amendment to the memorandum and articles of association of the Company necessary or, in the opinion of the Chargee desirable, in order to give effect to the terms of this Charge or any documents or transactions provided for herein.

9.3

The Chargor shall provide such assurances and do all acts and things the Receiver may in his absolute discretion require for the purpose of exercising the powers (or giving effect to the exercise of the powers) conferred on the Receiver hereunder and the Chargor hereby irrevocably appoints the Receiver to be the lawful attorney in fact of the Chargor to do any act or thing and to exercise all the powers of the Chargor for the purpose of exercising the powers (or giving effect to the exercise of the powers) conferred on the Receiver hereunder.

10      INDEMNITIES

10.1

The Chargor will indemnify and save harmless the Chargee, the Receiver and each agent or attorney appointed under or pursuant to this Charge from and against any and all expenses, claims, liabilities, losses, taxes, costs, duties, fees and charges (including but not limited to reasonable and documented legal fees, disbursements and other charges of counsel) suffered, incurred or made by the Chargee, the Receiver or such agent or attorney:

(dd)	in the exercise or purported exercise of any rights, powers or discretions vested in them pursuant to this Charge or by law;

(ee)	in the preservation or enforcement of the Chargee’s rights under this Charge or the priority thereof;

(ff)	on the release of any part of the Charged Property from the security created by this Charge; and/or

(gg)

in connection with any transaction contemplated with respect to the foregoing (including any investigation, claim or any litigation or other proceeding, or preparation of a defense in connection therewith (regardless of whether the Chargee is a party thereto and regardless of whether such matter is initiated by a third party or by the Chargor or any of its respective affiliates or equity holders) that relates to the foregoing), and the Chargee, the Receiver or such agent or attorney may retain and pay all sums in respect of the same out of money received under the powers conferred by this Charge. All amounts recoverable by the Chargee, the Receiver or such agent or attorney or any of them shall be recoverable on a full indemnity basis.

10.2

If, under any applicable law or regulation, and whether pursuant to a judgment being made or registered against the Chargor or the bankruptcy or liquidation of the Chargor or for any other reason any payment under or in connection with this Charge is made or falls to be satisfied in a currency (the “Payment Currency”) other than the currency in which such payment is due under or in connection with this Charge (the “Contractual Currency”), then to the extent that the amount of such payment actually received by the Chargee when converted into the Contractual Currency at the rate of exchange, falls short of the amount due under or in connection with this Charge, the Chargor, as a separate and independent obligation, shall indemnify and hold harmless the Chargee against the amount of such shortfall. For the purposes of this Clause, “rate of exchange” means the rate at which the Chargee is able on or about the date of such payment to purchase the Contractual Currency with the Payment Currency and shall take into account any premium and other costs of exchange with respect thereto.

11      POWER OF ATTORNEY

11.1

The Chargor, by way of security and in order more fully to secure the performance of its obligations hereunder, hereby irrevocably appoints the Chargee, each director and officer of the Chargee and the persons deriving title under it jointly and also severally to be its attorney:

(hh)

to execute and complete in favour of the Chargee or its nominees or of any purchaser any documents which the Chargee may from time to time require for perfecting its title to or for vesting any of the assets and property hereby charged or assigned in the Chargee or its nominees or in any purchaser and to give effectual discharges for payments;

(ii)

to take and institute on non‐payment (if the Chargee in its sole discretion so decides) all steps and proceedings in the name of the Chargor or of the Chargee for the recovery of such moneys, property and assets hereby charged and to agree accounts;

(jj)

to act as the Chargor’s corporate representative (and/or to appoint any officer or nominee of the Chargee for such purpose) to represent the Chargor at any general meeting of the members of the Company and to sign any resolution in writing of the members of the Company or to requisition or convene general meetings of the Company or to waive or consent to short notice of such in that capacity;

(kk)	to make allowances and give time or other indulgence to any surety or other person liable; and

(ll)

to sign, execute, seal and deliver and otherwise perfect and do any such legal assignments and other assurances, charges, authorities and documents over the moneys, property and assets hereby charged, and all such deeds, instruments, acts and things (including, without limitation, those referred to in clause 9) which may be required for the full exercise of all or any of the powers conferred or which may be deemed proper on or in connection with any of the purposes aforesaid.

11.2

The Chargor hereby ratifies and confirms and agrees to ratify and confirm any instrument, act or thing which any such attorney may execute or do pursuant to the power of attorney at clause 11.1. In relation to the power referred to therein, the exercise by the Chargee of such power shall be conclusive evidence of its right to exercise the same.

11.3	Notwithstanding any other provision of clause 11.1, such power shall not be exercisable by or on behalf of the Chargee except upon the occurrence of an Event of Default which is continuing or if the Chargor has failed to comply with clause 9.

12      EXPENSES

12.1 The Chargor shall pay to the Chargee on demand or procure the payment of all costs, fees and expenses (including, but not limited to, reasonable legal fees, expenses, disbursements and other charges of counsel) and taxes thereon incurred by the Chargee or for which the Chargee may become liable in connection with:

(mm)	the preparation, execution and delivery or administration, of this Charge;

(nn)	the preserving or enforcing of, or attempting to preserve or enforce, any of its rights under this Charge or the priority hereof;

(oo)	any variation of, or amendment or supplement to, any of the terms of this Charge;

(pp)	any consent or waiver required from the Chargee in relation to this Charge; and/or

(qq)	any workout proceedings, enforcement costs and documentary taxes associated with this Charge,

and in any case referred to in sub‐clause (c) and (d) regardless of whether the same is actually implemented, completed or granted, as the case may be.

12.2

The Chargor shall pay promptly or procure payment promptly of any stamp, documentary and other like duties and taxes to which this Charge may be subject or give rise and shall indemnify the Chargee on demand against any and all liabilities with respect to or resulting from any delay or omission on the part of the Chargor to pay any such duties or taxes.

13      NOTICES

13.1	The notice provisions set out in Section 9.01 of the Credit Agreement so far as they relate to the Chargor and the Chargee shall apply to this Charge as if set out herein in full.

14      ASSIGNMENTS

14.1

This Charge and all non‐contractual obligations arising out of or in connection with it shall be binding upon and shall inure to the benefit of the Chargor and the Chargee and each of their respective successors and (subject as hereinafter provided) assigns and transferees and references in this Charge to any of them shall be construed accordingly.

14.2	The Chargor may not assign or transfer all or any part of its rights and/or obligations under this Charge.

14.3	The Chargee may assign or transfer all or any part of its rights or obligations under this Charge to any assignee or transferee.

15      RELEASE

15.1

Subject to Section 9.16 of the Credit Agreement, this Charge shall terminate and the Charged Property shall be released from the Security Interests created hereunder on the Termination Date. Upon the Termination Date, subject to Section 9.16 of the Credit Agreement, and following a written request therefor from and at the sole cost and expense of the Chargor, the Chargee will, subject to being indemnified to its reasonable satisfaction for the costs and expenses incurred by the Chargee in connection therewith, release (without representation, warranty or recourse) the security constituted by this Charge.

15.2       Any settlement or discharge under this Charge between the Chargee and the Chargor shall be conditional upon no security or payment to the Chargee by the Company or the Chargor or any other person being avoided or set‐aside or ordered to be refunded or reduced by virtue of any provision or enactment relating to bankruptcy, insolvency, administration or liquidation for the time being in force and, if such condition is not satisfied, the Chargee shall be entitled to recover from the Chargor on demand the value of such security or the amount of any such payment as if such settlement or discharge had not occurred.

15.3

Any receipt, release or discharge of any Security Interest created by this Charge or of any liability arising under this Charge may be given by the Chargee in accordance with the provisions of this Charge and shall not release or discharge the Chargor from any liability owed to the Chargee for the same or any other monies which may exist independently of this Charge. Where such receipt, release or discharge relates to only part of the Secured Obligations such receipt, release or discharge shall not prejudice or affect any other part of the Secured Obligations or any of the rights and remedies of the Chargee under this Charge or any of the obligations of the Chargor under this Charge.

15.4

The Chargee shall, at the cost and request of the Chargor, following the release of the Security Interest and discharge of the obligations of the Chargor under this Charge, provide written confirmation of such release and discharge to the Chargor.

15.4

The security constituted by this Charge shall be continuing and shall not be considered as satisfied or discharged by any intermediate payment or settlement of the whole or any part of the Secured Obligations or any other matter or thing whatsoever and shall be binding until all the Secured Obligations have been unconditionally and irrevocably paid and discharged in full in accordance with the terms of this Charge.

15.5

This Charge is in addition to and shall not merge with or otherwise prejudice or affect any banker’s lien, right to combine and consolidate accounts, right of set‐off or other contractual or other right or remedy, or any guarantee, lien, pledge, bill, note, charge or other security now or hereafter held by or available to the Chargee.

15.6

The Chargor agrees that, if any payment made by any Loan Party or other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any Charged Property are required to be returned by any Secured Party to such Loan Party, its estate, trustee, receiver or any other party, including the Chargor, under any bankruptcy law, or other law of the Cayman Islands or equitable cause, then, to the extent of such payment or repayment, each Security Interest and all Charged Property securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, any Security Interest or other Charged Property securing the Chargor’s liability hereunder shall have been released or terminated by virtue of the foregoing, such Security Interests, other Charged Property or provision shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the Chargor in respect of such Security Interest and such Charged Property securing such obligation or the amount of such payment.

16.      CURRENCY

16.1

For the purpose of, or pending the discharge of, any of the Secured Obligations, the Chargee may, in its sole discretion, convert any moneys received, recovered, or realised in any currency under this Charge (including the proceeds of any previous conversion under this Clause) from their existing currency or denomination into any other at such rate or rate of exchange and at such time as the Chargee thinks fit.

16.2

No payment to the Chargee (whether under any judgment of a court or otherwise) shall discharge the Secured Obligations in respect of which it was made unless and until the Chargee shall have received payment in full in the currency in which such Secured Obligations were incurred and, to the extent that the amount of any such payment shall on actual conversion into such currency fall short of such Secured Obligations expressed in that currency, the Chargee shall have a further separate cause of action against the Chargor and shall be entitled to enforce that cause of action and this Charge to recover the amount of the shortfall.

17.      MISCELLANEOUS

17.1

The Chargee, at any time and from time to time, may delegate by power of attorney or in any other manner to any person or persons all or any of the powers, authorities and discretions which are for the time being exercisable by the Chargee under this Charge in relation to the Charged Property or any part thereof. Any such delegation may be made upon such terms and be subject to such regulations as the Chargee may think fit. The Chargee shall not be in any way liable or responsible to the Chargor for any loss or damage arising from any act, default, omission or misconduct on the part of any such delegate provided the Chargee has acted reasonably in selecting such delegate.

17.2

All sums payable by or on behalf of the Chargor under this Charge shall be paid without any set off, counterclaim, withholding or deduction whatsoever unless required by law in which event the Chargor will, simultaneously with making the relevant payment under this Charge, pay or procure payment to the Chargee of such additional amount as will result in the receipt by the Chargee of the full amount which would otherwise have been receivable and will supply the Chargee promptly with evidence satisfactory to the Chargee that the Chargor has accounted to the relevant authority for the sum withheld or deducted.

17.3

No delay or omission on the part of the Chargee in exercising any right or remedy under this Charge shall impair that right or remedy or operate as or be taken to be a waiver of it nor shall any single, partial or defective exercise of any such right or remedy preclude any other or further exercise under this Charge of that or any other right or remedy.

17.4

The Chargee’s rights, powers and remedies under this Charge are cumulative and are not, nor are they to be construed as, exclusive of any rights, powers or remedies provided by law or otherwise and may be exercised from time to time and as often as the Chargee deems expedient.

17.5

The Chargee executes this Charge in the exercise of the powers and authority conferred and vested in it under the Credit Agreement for and on behalf of the Secured Parties for which it acts. It will exercise its powers and authority under this Charge in the manner provided for in the Credit Agreement and, in so acting, the Chargee shall have the protections, immunities, rights, indemnities and benefits conferred on it under the Credit Agreement.

17.6        The Chargee shall not owe any fiduciary duties to the Chargor.

17.7

Notwithstanding any other provision of this Charge, in acting under and in accordance with this Charge, the Chargee is entitled to seek instructions from the Secured Parties in accordance with the provisions of the Credit Agreement at any time and, where it so acts on the instructions of the Secured Parties, the Chargee shall not incur any liability to any person for so acting.

17.8

The powers conferred on the Chargee under this Charge are solely to protect the interests of the Secured Parties in the Charged Property and shall not impose any duty upon the Chargee or any Secured Party to exercise any such powers.

17.9

If at any time any one or more of the provisions of this Charge is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Charge nor the legality, validity or enforceability of such provision under the law of any other jurisdiction shall be in any way affected or impaired as a result.

17.10

Any statement, certificate or determination of the Chargee as to the Secured Obligations or (without limitation) any other matter provided for in this Charge shall, in the absence of manifest error, be conclusive and binding on the Chargor.

17.11	This Charge, including its Schedules, contains the whole agreement between the Parties in respect of the subject matter of this Charge.

17.12	No variations of this Charge shall be effective unless made in writing and signed by each of the Parties.

17.13	The headings in this Charge are inserted for convenience only and shall not affect the construction of this Charge.

17.14	This Charge may be executed in counterparts each of which when executed and delivered shall constitute an original but all such counterparts together shall constitute one and the same instrument.

17.15

If any of the clauses, sub‐clauses, conditions, covenants or restrictions of this Charge or any deed or document emanating from it shall be found to be void but would be valid if some part thereof were deleted or modified, then such clause, sub‐clause, condition, covenant or restriction shall apply with such deletion or modification as may be necessary to make it valid and effective.

17.16	Sections 8 and 19(3) of the Electronic Transactions Law (2003 Revision) of the Cayman Islands shall not apply to this Charge.

18      LAW AND JURISDICTION

18.1

This Charge shall be governed by and construed in accordance with the laws of the Cayman Islands and the Parties hereby irrevocably submit to the non‐exclusive jurisdiction of the courts of the Cayman Islands, provided that nothing in this Clause shall affect the right of the Chargee to serve process in any manner permitted by law or limit the right of the Chargee to take proceedings with respect to this Charge against the Chargor in any jurisdiction nor shall the taking of proceedings with respect to this Charge in any jurisdiction preclude the Chargee from taking proceedings with respect to this Charge in any other jurisdiction, whether concurrently or not.

19      RIGHTS UNDER THE CONTRACTS (RIGHTS OF THIRD PARTIES) LAW, 2014

19.1

The Parties hereby agree that any indemnitee hereunder who is not a Party to this Charge (a “Third Party”) has the express right to enforce the contractual terms of this agreement pursuant to the terms of The Contracts (Rights of Third Parties) Law, 2014.

19.2	The consent of each Third Party is not required for any rescission or variation of this Charge agreed to by the Parties, or any termination of this Charge by the Parties.

[Signature Page Follows]

IN WITNESS whereof the Parties have caused this Charge to be duly executed (as a Deed in the case of the Chargor) and delivered the day and year first before written.

EXECUTED as a DEED and DELIVERED           )

by LINDBLAD MARITIME ENTERPRISES, LTD. )

in the presence of:‐                              )      _____________________________

Witness _____________________________

Name _____________________________

Address _____________________________

EXECUTED and DELIVERED                  )

by CITIBANK, N.A., LONDON BRANCH,      )

AS COLLATERAL AGENT                       )

_____________________________

[Signature Page to Share Pledge Charge]

SCHEDULE 1

SHARE TRANSFER FORM

The undersigned, Lindblad Maritime Enterprises, Ltd. (the “Transferor”) for value received, receipt  and sufficiency of which is hereby acknowledged, hereby transfers to ______________________________, of ______________________________ (the “Transferee”), the _____ shares standing in its name in the company called Lindblad Bluewater II Limited to hold the same unto the Transferee.

Signed by the Transferor acting by:

_______________________

Lindblad Maritime Enterprises, Ltd.

Dated this _________________

Signed by the Transferee acting by:

_______________________

[Name]

Dated this ___________

[Share Transfer       Form]

SCHEDULE 2

LETTER OF RESIGNATION

To:            Lindblad Bluewater II Limited

I, [Craig Felenstein][Sven‐Olof Lindblad], hereby tender my resignation as a director and any other office of Lindblad Bluewater II Limited (the “Company”) with effect from the date hereof and confirm that I have no claims against the Company whether for compensation for loss of office or otherwise.

____________________

[Craig Felenstein][Sven‐Olof Lindblad]

Director

Date: _______________

AUTHORITY TO DATE LETTER OF RESIGNATION

TO:            Citibank, N.A., London Branch, as Collateral Agent (the “Chargee”)

You are hereby authorised to complete and date the letter of resignation I have deposited with you today in respect of my directorship and any other office of Lindblad Bluewater II Limited by dating the same at any time after an Event of Default (as defined in the Share Charge entered into between Lindblad Maritime Enterprises, Ltd. and the Chargee dated ______________2019 (as the same may be amended from time to time)) has occurred and is continuing.

____________________

[Craig Felenstein][Sven‐Olof Lindblad]

Director

Date:______________2019

SCHEDULE 3

IRREVOCABLE PROXY

The undersigned, Lindblad Maritime Enterprises, Ltd. (the ʺShareholderʺ), being the legal and beneficial owner of all of the issued shares of Lindblad Bluewater II Limited, a Cayman Islands exempted company limited by shares (the ʺCompanyʺ), hereby appoints Citibank, N.A., London Branch, as Collateral Agent, as Chargee (the ʺProxy Holderʺ) the true and lawful attorney, proxy and representative and proxy of the Shareholder for and in the Shareholderʹs name, place and stead to attend all meetings of the shareholders of the Company and to vote at a meeting any and all shares in the Company at the time standing in the Shareholderʹs name and to exercise all consensual rights in respect of such shares (including without limitation giving or withholding written consents of shareholders and calling special general meetings of shareholders) upon the occurrence of an Event of Default (having the meaning assigned in the Share Charge and entered into between the Shareholder and the Proxy Holder dated April 8, 2019 (the “Share Charge”)) which is continuing.

The Shareholder hereby affirms that this proxy is given pursuant to the Share Charge.

THIS PROXY IS COUPLED WITH AN INTEREST AND IS IRREVOCABLE.

The Shareholder hereby ratifies and confirms and undertakes to ratify and confirm all that the Proxy Holder may lawfully do or cause to be done by virtue hereof.

If at any time this proxy shall for any reason be ineffective or unenforceable or fail to provide the Chargee with the rights or the control over the Shareholderʹs shares of the Company purported to be provided herein, the Shareholder shall execute a replacement instrument which provides the Chargee with substantially the same control over the Company as contemplated herein. This irrevocable proxy shall be governed by the laws of the Cayman Islands and the Shareholder irrevocably submits to the jurisdiction of the courts of the Cayman Islands in relation to the matters contained herein.

Executed and delivered as a deed this April 8, 2019

_______________

Director

For and on behalf of

Lindblad Maritime Enterprises, Ltd In the presence of:

Witness _____________________________

Name _____________________________

Address _____________________________

[Irrevocable       Proxy]

SCHEDULE 4

UNDERTAKING

Lindblad Bluewater II Limited

(the “Company”)

     To:            Citibank, N.A., London Branch, as Collateral Agent (the “Chargee”)

April 8, 2019

Charge Over Shares

I confirm that we have been instructed by Lindblad Maritime Enterprises. Ltd. (the “Chargor”) to make and have accordingly made an annotation of the existence of the charge over shares entered into between the Chargor and the Chargee (the “Share Charge”) noting the existence of the security interests created in favour of Chargee by the Share Charge in the register of members of the Company in the terms required by the Share Charge, a true copy of which is attached hereto.

The Company hereby irrevocably undertakes and covenants with the Chargee:

(i)	to register all transfers of shares of the Company made pursuant to the Share Charge submitted to the Company for registration as soon as practical following submission;

(ii)

not to register any transfer of the issued shares of the Company (other than pursuant to the Share Charge) or to issue, redeem or repurchase any shares of the Company without the prior written consent of the Chargee;

(iii)

not without the Chargee’s prior written consent to change the registered office of the Company or the place at which (or the service provider by which) the register of members of the Company is maintained.

Executed and delivered as a deed this ___________2019 for and on behalf of the Company

____________________

Director

In the presence of:

Witness _____________________________

Name _____________________________

Address _____________________________

[Undertaking ]

SCHEDULE 5

NOTICE OF CHARGE OVER SHARES

To:      Lindblad Bluewater II Limited (the “Company”)

April 8, 2019

Charge over Shares

We hereby notify you that pursuant to a share charge dated April 8, 2019 between Lindblad Maritime Enterprises, Ltd. (the “Chargor”) and Citibank, N.A., London Branch, as Collateral Agent, as Chargee (the “Chargee”), the Chargor has granted a security interest over all of the shares in the Company registered in its name (the “Share Charge”) and, at any time after the Chargee notifies you that an Event of Default (as defined in the Share Charge) has occurred and is continuing, you (and any service provider of the Company in possession of the register of members of the Company) are hereby authorised and instructed to take such steps to register the Chargee or its nominee as the registered holder of the shares pursuant to the Share Charge without further reference to ourselves.

Yours faithfully,

_______________

Director

For and on behalf of

Lindblad Maritime Enterprises, Ltd. In the presence of:

Witness _____________________________

Name _____________________________

Address _____________________________

[Notice of Charge       Over Shares]

SCHEDULE 6

FORM OF SPECIAL WRITTEN RESOLUTIONS

LINDBLAD BLUEWATER II LIMITED (the ʺCompanyʺ)

The undersigned, being the sole shareholder of the Company having the right to receive notice, attend and vote at general meetings of the company, hereby resolves as SPECIAL RESOLUTIONS that the Articles of Association of the Company be amended to include the following:

1	THAT the following definitions be added lexicographically to the definitions section contained in the Articles of Association:

ʺCharge over Sharesʺ means the charge over shares dated April 8, 2019 entered into by Lindblad Maritime Enterprises, Ltd. and Citibank, N.A., London Branch, as Collateral Agent, as the same may be amended and restated from time to time.

ʺChargorʺ means Lindblad Maritime Enterprises, Ltd.

ʺSecurity Interestʺ means any mortgage, charge, pledge, lien, encumbrance or other third party right or interest (whether legal or equitable) of whatsoever nature granted by a Member over its Shares in writing by the Member or on behalf of the Member, including, without limitation, the charge created by the Charge over Shares.

2	THAT the following be added to the start of Articles 11.1 and 11.2 of the Articles of Association:

Except as required by law and save for any Security Interest of any person,

3	THAT the following be added to the end of Article 12.5 of the Articles of Association:

Provided that the Directors shall not register a transfer of any Shares which are subject to a Security Interest without the prior written consent of the person to whom the Security Interest is granted and further provided that the Directors shall register Citibank, N.A., London Branch, as Collateral Agent, as the Member and any interest of any person, including, without limitation Citibank, N.A., London Branch, as Collateral Agent, and any person whom Citibank, N.A., London Branch, as Collateral Agent, may nominated pursuant to the Charge over Shares, to whom a Security Interest is granted, following the enforcement of the Security Interest and the delivery of a valid form of transfer in respect of such Shares executed by the person entitled to the benefit of the Security Interest, its assignee or its delegate or by the Member who is the holder of such Shares at the direction of such person, assignee or delegate.

4	THAT the following be added to the start of Article 5.1 of the Articles of Association:

Notwithstanding the following provisions, the Company shall at no time have any liens or charges of any nature whatsoever on any Shares which are subject to a Security Interest.

5	THAT the following be added as a new Article 33.5 of the Articles of Association:

Notwithstanding anything contained in these Articles, any instrument irrevocably appointing Citibank, N.A., London Branch, as Collateral Agent, as a proxy for the purposes of implementing the Charge over Shares following enforcement of the Security Interest granted to Citibank, N.A., London Branch, as Collateral Agent, by the Chargor thereunder (the ʺCitibank Proxyʺ), shall not require the approval of the Directors as to its form. The instrument appointing the Citibank Proxy shall be deemed to confer authority to vote the Shares which are subject to the Charge over Shares at all general meetings of Members and resolutions in writing and to requisition and convene a meeting or meetings of Members for the purpose of appointing or confirming the appointment of new directors of the Company and/or such other matters necessary or desirable for the purpose of enforcing the Charge over Shares.

The undersigned has executed these resolutions in writing on the date indicated below.

___________________________________

For and on behalf of

Lindblad Maritime Enterprises, Ltd.

___________________________________

For and on behalf of

Lindblad Maritime Enterprises, Ltd.

[Signature Page to Cayman Resolutions – Borrower]

EXHIBIT O

FORM OF SECURITY AGREEMENT

(see attached)

AMERICAS 99267797

EXECUTION VERSION

SECURITY AGREEMENT

By

LINDBLAD BLUEWATER II LIMITED, as Grantor

and

CITIBANK, N.A., LONDON BRANCH,

as Collateral Agent

Dated as of April 8, 2019

Page(s)

ARTICLE III PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES; USE OF PLEDGED

SECTION 3.3      Financing Statements and Other Filings; Maintenance of Perfected

Security Interest ................................................................................................... 14

SECTION 3.4      [Reserved] ............................................................. Error! Bookmark not defined.

.      Error! Bookmark not defined.

SECTION 4.12      Payment of Taxes; Compliance with Laws; Contesting Liens;

SECTION 5.3           Certain Agreements of Grantor as Issuer and Holder of Equity

Interests ............................................................................................................... 18

ARTICLE VI CERTAIN PROVISIONS CONCERNING INTELLECTUAL PROPERTY

COLLATERAL .......................................................................................................... 19

SECTION 6.1           Registration .......................................................................................................... 19

SECTION 6.2           Maintenance of Registration ................................................................................ 19

SECTION 6.3           Protection of Collateral Agent’s Security ............................................................ 19

SECTION 6.4      After-Acquired Property ...................................................................................... 19

ARTICLE VII CERTAIN PROVISIONS CONCERNING ACCOUNTS AND CONTRACT RIGHTS . 20

SECTION 8.6      Certain Additional Actions Regarding Intellectual Property

Collateral ............................................................................................................. 25

ARTICLE IX APPLICATION OF PROCEEDS ....................................................................................... 25

SECTION 9.1      Application of Proceeds ....................................................................................... 25

ARTICLE X MISCELLANEOUS............................................................................................................... 25

SECTION 10.1      Concerning the Collateral Agent ......................................................................... 25

SECTION 10.2      Collateral Agent May Perform; Collateral Agent Appointed

SECTION 10.7      Governing Law, Consent to Jurisdiction and Service of Process;

EXHIBITS

Exhibit 1	Intellectual Property Security Agreement
Exhibit 2	[Reserved]
Exhibit 3	Notice of Assignment of Charter
Exhibit 4	Notice of Assignment of Insurances
Exhibit 5	Securities Pledge Amendment
Exhibit 6	Form of Perfection Certificate

SECURITY AGREEMENT

This SECURITY AGREEMENT, dated as of April 8, 2019 (as amended, restated, supplemented and/or otherwise modified from time to time in accordance with the provisions hereof, this “Agreement”), by and among Lindblad Bluewater II Limited, a Cayman Islands exempt company (the “Grantor”), and Citibank, N.A., London Branch, in its capacity as collateral agent for the benefit of the Secured Parties (in such capacity, the “Collateral Agent”).

R E C I T A L S:

A.     The Grantor, as borrower, Lindblad Expeditions Holdings, Inc., as holdings, Citibank, N.A., London Branch, as mandated lead arranger, Citibank, N.A., London Branch, as a lender and EK guarantor, Eksportkreditt Norge AS, as a lender, Citibank, N.A., London Branch, as global coordinator, Citibank, N.A., London Branch, as ECA agent, Citibank, N.A., London Branch, as the collateral agent, Citibank Europe plc, UK Branch, as administrative agent, the lending institutions and other lending entities from time to time party thereto (together with Citibank N.A., London Branch and Eksportkreditt Norge AS, the “Lenders”) and the other parties from time to time party thereto have entered into that certain Senior Secured Credit Agreement, dated as of April 8, 2019 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”).

B.     The Grantor will receive substantial benefits from the execution, delivery and performance of the Credit Agreement and the other Loan Documents, and its performance of the Secured Obligations thereunder, and is, therefore, willing to enter into this Agreement.

C.     The Grantor is, or as to Pledged Collateral acquired by the Grantor after the date hereof will be, the legal and/or beneficial owner of the Pledged Collateral pledged by it hereunder.

D.     This Agreement is given by the Grantor in favor of the Collateral Agent for the benefit of the Secured Parties to secure the payment and performance of all of the Secured Obligations.

E.     It is a condition to the obligations of the Lenders to make the Loans and the Lender Parties to provide other Credit Support under the Credit Agreement that the Grantor executes and delivers the applicable Loan Documents, including this Agreement.

A G R E E M E N T:

NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor and the Collateral Agent hereby agree as follows:

ARTICLE IDEFINITIONS AND INTERPRETATION

SECTION 1.1 Definitions. Any terms (whether capitalized or lower case) used in this Agreement that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein or in the Credit Agreement; provided, that, to the extent that the UCC is used to define any term used herein and if such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern.

(b)     Terms used but not otherwise defined herein that are defined in the Credit Agreement shall have the meanings given to them in the Credit Agreement.

(c)     The following terms shall have the following meanings:

Additional Pledged Equity Securities” shall mean, collectively, with respect to the Grantor, (i) all options, warrants, rights, agreements, additional membership interests, partnership interests or other equity interests of whatever class of any issuer of Initial Pledged Equity Securities or any interest in any such issuer, together with all rights, privileges, authority and powers of the Grantor relating to such interests in each such issuer or under any Organizational Document of any such issuer, and the certificates, instruments and agreements representing such membership, partnership or other interests and any and all interest of the Grantor in the entries on the books of any financial intermediary pertaining to such membership, partnership or other equity interests from time to time acquired by the Grantor in any manner and (ii) all membership, partnership or other equity interests, as applicable, of each limited liability company, partnership or other entity (other than a corporation) hereafter acquired or formed by the Grantor and all options, warrants, rights, agreements, additional membership, partnership or other equity interests of whatever class of such limited liability company, partnership or other entity, together with all rights, privileges, authority and powers of the Grantor relating to such interests or under any Organizational Document of any such issuer, and the certificates, instruments and agreements representing such membership, partnership or other equity interests and any and all interest of the Grantor in the entries on the books of any financial intermediary pertaining to such membership, partnership or other interests, from time to time acquired by the Grantor in any manner.

“Additional Pledged Shares” shall mean, collectively, with respect to the Grantor, (i) all options, warrants, rights, Equity Interests, agreements, additional shares of capital stock of whatever class of any issuer of the Initial Pledged Shares or any other equity interest in any such issuer, together with all rights, privileges, authority and powers of the Grantor relating to such interests issued by any such issuer under any Organizational Document of any such issuer, and the certificates, instruments and agreements representing such interests and any and all interest of the Grantor in the entries on the books of any financial intermediary pertaining to such interests, from time to time acquired by the Grantor in any manner and (ii) all the issued and outstanding shares of capital stock of each corporation or company hereafter acquired or formed by the Grantor and all options, warrants, rights, agreements or additional shares of capital stock of whatever class of such corporation or company, together with all rights, privileges, authority and powers of the Grantor relating to such shares or under any Organizational Document of such corporation or company, and the certificates, instruments and agreements representing such shares and any and all interest of the Grantor in the entries on the books of any financial intermediary pertaining to such shares, from time to time acquired by the Grantor in any manner.

“Agreement” shall have the meaning assigned to such term in the Preamble hereof.

“Charges” shall mean any and all property and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and all claims (including any landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other charges arising by operation of law) against, all or any portion of the Pledged Collateral.

“Chattel Paper” shall mean, collectively, with respect to the Grantor, all “chattel paper”, as such term is defined in the UCC, of the Grantor.

“Collateral Agent” shall have the meaning assigned to such term in the Preamble hereof.

“Commodity Account Control Agreement” shall mean a commodity account control agreement in form and substance reasonably satisfactory to the Collateral Agent.

“Contracts” shall mean, collectively, with respect to the Grantor, all sale, service, performance, equipment, charter or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral, or third party or intercompany), to which the Grantor is a party, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Contract Rights” shall mean all rights of the Grantor under each Contract, including, without limitation, (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts. For the avoidance of doubt, the Contract Rights shall not include any obligation or liability of the Grantor under such Contract or arising in any manner therefrom.

“Control Agreements” shall mean, collectively, the Deposit Account Control Agreement(s), the Securities Account Control Agreement(s) and the Commodity Account Control Agreement(s).

“Controlled Account” shall mean any Deposit Account, Securities Account or Commodities Account that is subject to a Control Agreement.

“Copyright Security Agreement” shall mean an agreement substantially in the form annexed hereto as Exhibit 1, appropriately completed.

“Copyrights” shall mean, collectively, with respect to the Grantor, all works of authorship (whether protected by statutory or common law copyright, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by the Grantor, in each case, whether now owned or hereafter created or acquired by or assigned to the Grantor, including the copyrights, registrations and applications listed on Schedule 11(c) to the Perfection Certificate.

“Credit Agreement” shall have the meaning assigned to such term in Recital A hereof.

“Deposit Account Control Agreement” shall mean an agreement in form and substance reasonably satisfactory to the Collateral Agent, acting on the instructions of the Secured Parties, executed by the Grantor, the Collateral Agent and the relevant bank at which the relevant Deposit Account is located (or, with respect to any Deposit Accounts located outside of the United States, customary security arrangements in the applicable jurisdictions for perfecting a security interest in such Deposit Accounts and the assets deposited therein or credited thereto) sufficient to establish “control” (as defined in the UCC) over the Deposit Accounts.

“Deposit Accounts” shall mean, collectively, with respect to the Grantor, (i) all “deposit accounts” as such term is defined in the UCC and in any event shall include all accounts and sub-accounts relating to any of the foregoing accounts, and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts or sub-accounts described in (i) of this definition.

“Distributions” shall mean, collectively, with respect to the Grantor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Securities, from time to time received, receivable or otherwise distributed to the Grantor in respect of or in exchange for any or all of the Pledged Securities or Intercompany Notes.

“Domain Names” shall mean all internet domain names and associated uniform resource locator addresses, including those listed on Schedule 11(d) to the Perfection Certificate.

“Earnings Collateral” shall mean the Collateral described in clause (xvii) of Section 2.1 and all proceeds relating thereto.

“First Priority” shall mean, in respect of a Lien and/or security interest, a valid, effective and exclusive first priority perfection Lien and/or security interest.

“General Intangibles” shall mean, collectively, with respect to the Grantor, all “general intangibles”, as such term is defined in the UCC, of the Grantor.

“Goodwill” shall mean, collectively, with respect to the Grantor, the goodwill connected with the Grantor’s business including (i) all goodwill connected with the use of and symbolized by any Intellectual Property Collateral in which the Grantor has any interest, (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, plans, policies, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (iii) all product lines of the Grantor’s business.

“Grantor” shall have the meaning assigned to such term in the Preamble hereof.

“Initial Pledged Equity Securities” shall mean, with respect to the Grantor, all membership interests, partnership interests or other Equity Interests (other than in a corporation or company), as applicable, of each issuer described in Schedule 9 to the Perfection Certificate, together with all rights, privileges, authority and powers of the Grantor in and to each such issuer or under any Organizational Document of each such issuer, and the certificates, instruments and agreements representing such membership, partnership or other interests.

“Initial Pledged Shares” shall mean, collectively, with respect to the Grantor, all of the issued and outstanding shares of capital stock of each issuer that is a corporation or company described in Schedule 9 to the Perfection Certificate, together with all rights, privileges, authority and powers of the Grantor relating to such interests in each such issuer or under any Organizational Document of each such issuer, and the certificates, instruments and agreements representing such shares of capital stock.

“Instruments” shall mean, collectively, with respect to the Grantor, all “instruments”, as such term is defined in Article 9, rather than Article 3, of the UCC, of the Grantor and shall include all promissory notes, drafts, bills of exchange or acceptances of the Grantor.

“Insurance Collateral” shall have the meaning assigned to such term in Section 2.1(xviii).

“Intellectual Property Collateral” shall mean, collectively, the Patents, Trademarks, Copyrights, Licenses, Software, Domain Names, Trade Secrets and Goodwill.

“Intercompany Notes” shall mean, with respect to the Grantor, each intercompany note held or hereafter acquired by the Grantor (if any) and all certificates, instruments or agreements evidencing each intercompany note, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof to the extent permitted pursuant to the terms hereof.

“Investment Property” shall mean a security, whether certificated or uncertificated, Security Entitlement, Securities Account or Commodity Account, excluding, however, the Securities Collateral.

“Lenders” shall have the meaning assigned to such term in Recital A hereof.

“Licenses” shall mean, collectively, with respect to the Grantor, all license and distribution agreements with, and covenants to sue, any other party with respect to any Intellectual Property Collateral, whether the Grantor is a licensor or licensee under any such license, distributor or distributee under any such license or distribution agreement, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.

“Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate or articles of incorporation and by-laws (or similar documents) of such person, (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person, (v) in any other case, the functional equivalent of the foregoing and (vi) any shareholder, voting trust or similar agreement between or among any holder of Equity Interests of such person.

“Patent Security Agreement” shall mean an agreement substantially in the form annexed hereto as Exhibit 1, appropriately completed.

“Patents” shall mean, collectively, with respect to the Grantor, all patents issued or assigned to and all patent applications and registrations made by the Grantor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), including those listed on Schedule 11(a) to the Perfection Certificate.

“Perfection Certificate” shall mean that certain perfection certificate, dated the date hereof, executed and delivered by the Grantor in favor of the Collateral Agent for the benefit of the Secured Parties in the form attached hereto as Exhibit 6, as supplemented by the information set forth in any Compliance Certificate.

“Pledged Account” shall mean each of the Deposit Accounts, Securities Accounts and Commodities Accounts of the Grantor pledged hereunder to the Collateral Agent pursuant to Section 2.1.

“Pledged Collateral” shall have the meaning assigned to such term in Section 2.1.

“Pledged Equity Securities” shall mean, collectively, the Initial Pledged Equity Securities and the Additional Pledged Equity Securities.

“Pledged Securities” shall mean, collectively, the Pledged Equity Securities, the Pledged Shares and the Successor Interests.

“Pledged Shares” shall mean, collectively, the Initial Pledged Shares and the Additional Pledged Shares.

“Secured Obligations” shall mean the “Payment Obligations” under and as defined in the Credit Agreement.

“Securities Collateral” shall mean, collectively, the Pledged Securities, the Intercompany Notes and the Distributions.

“Securities Pledge Amendment” shall mean an agreement substantially in the form annexed hereto as Exhibit 5.

“Securities Account Control Agreement” shall mean an agreement sufficient to establish “control” over any Securities Account, in a form that is reasonably satisfactory to the Collateral Agent.

“Software” shall mean computer programs, object code, source code and supporting documentation, including, without limitation, “software” as such term is defined in the UCC and computer programs that may be construed as included in the definition of “goods” in the UCC.

“Specified Non-U.S. Collateral” shall mean, collectively, (a) the Vessel Mortgage, (b) each Refund Guarantee, (c) the Shipbuilding Contract and (d) each Deposit Account, Securities Account and Commodities Account located outside the United States into which accounts receivable owed to the Grantor is deposited.

“Successor Interests” shall mean, collectively, with respect to the Grantor, all shares of each class of the capital stock of the successor corporation or interests or certificates of the successor limited liability company, partnership or other entity owned by the Grantor (unless such successor is either (x) the Grantor itself or (y) is no longer a Subsidiary of the Grantor or has been disposed of in a disposition permitted by the Credit Agreement) formed by or resulting from any consolidation or merger in which any person listed on Schedule 1(a) to the Perfection Certificate is not the surviving entity.

“Trademark Security Agreement” shall mean an agreement substantially in the form annexed hereto as Exhibit 1, appropriately completed.

“Trademarks” shall mean, collectively, with respect to the Grantor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locations (URL’s), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to the Grantor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), including those listed on Schedule 11(b) to the Perfection Certificate, together with any and all goodwill associated therewith.

“Trade Secrets” shall mean all trade secrets or other proprietary and confidential information.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of New York; provided, however, that if by reason of mandatory provisions of applicable Laws, any or all of the attachment, perfection or priority of the Collateral Agent’s and the other Secured Parties’ security interest in any item or portion of the Pledged Collateral is governed by the Uniform Commercial Code in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions relating to such provisions.

SECTION 1.2 Interpretation. The rules of interpretation specified in the Credit Agreement (including, without limitation, Section 1.02 thereof) shall be applicable to this Agreement.

SECTION 1.3 Perfection Certificate. The Perfection Certificate and all descriptions of Pledged Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.

ARTICLE II

GRANT OF SECURITY AND SECURED OBLIGATIONS

SECTION 2.1 Grant of Security Interest. As collateral security for the indefeasible payment and performance in full in cash of all the Secured Obligations, the Grantor hereby pledges and grants to the Collateral Agent for the ratable benefit of the Secured Parties, a First Priority Lien on and security interest in and to all of the right, title and interest of the Grantor in, to and under the following assets, properties and rights, wherever located, whether now existing or hereafter arising or acquired from time to time (collectively, the “Pledged Collateral”):

(i)     all Accounts;

(ii)     all Equipment (including, without limitation, the Vessel), Goods, Inventory and Fixtures;

(iii)     all Documents, Instruments and Chattel Paper (including, without limitation, all Tangible Chattel Paper and all Electronic Chattel Paper);

(iv)     all Letter-of-Credit Rights (whether or not the letter of credit is evidenced by a writing or electronically);

(v)     all Securities Collateral;

(vi)     all Investment Property;

(vii)     all Intellectual Property Collateral;

(viii)     all causes of action arising prior to or after the date hereof for infringement of any of the Patents or unfair competition regarding the same;

(ix)     all computer programs of the Grantor and all intellectual property rights therein and all other proprietary information of the Grantor;

(x)     all Software and all Software licensing rights, all writings, plans, specifications and schematics, all engineering drawings, customer lists, goodwill and licenses, and all recorded data of any kind or nature, regardless of the medium of recording;

(xi)     all Copyrights;

(xii)     all Licenses;

(xiii)     all Commercial Tort Claims, including the Commercial Tort Claims described in Schedule 14 to the Perfection Certificate;

(xiv)     all General Intangibles;

(xv)     all Deposit Accounts and all other demand, deposit, time, savings, cash management, passbook and similar accounts maintained by the Grantor with any Person and all monies, securities, Instruments and other investments deposited or required to be deposited in any of the foregoing;

(xvi)     all Money;

(xvii)     all earnings, which shall include, without limitation, (I) all moneys and claims for payment due and to become due to the Grantor pursuant to a contract, whether as charter hire, freights, passage moneys, proceeds of off-hire and loss of hire insurances, loans, indemnities, payments or otherwise, under and all claims for damages arising out of any breach of any bareboat, time or voyage charter, affreightment or other contract for the use or employment of the Vessel, (II) all remuneration for salvage and towage services, demurrage and detention moneys and any other moneys whatsoever due or to become due to the Grantor arising from the use or employment of the Vessel, (III) all moneys and claims for payments due and to become due to the Grantor, and all claims for damages and any other compensation payable, in respect of the actual or constructive total loss of or the requisition for title or for hire or other compulsory acquisition of the Vessel, and (IV) if the Vessel is employed on terms whereby any claims for payment falling within the preceding sub-clauses (I), (II) or (III) are pooled or shared with any other person, that proportion of the net receipts of the pooling or sharing arrangements due to the Grantor which is attributable to the Vessel (collectively, the “Earnings Collateral”);

(xviii)     (I) all policies and contracts of insurance, including entries of the Vessel owned by the Grantor in any protection and indemnity or war risks association, effected in relation to the Vessel or otherwise in relation to the Vessel whether before, on or after the date of this Agreement, whether now or hereafter to be effected, and all renewals of or replacements for the same, (II) all claims, returns of premium and other moneys and claims for moneys due and to become due to the Grantor under said insurances or in respect of said insurances, (III) all rights and other assets due to the Grantor relating to, or derived from, any of such policies, contracts or entries, including any rights to a return of premium and any rights in relation to any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of the Credit Agreement, and (IV) any proceeds of any of the foregoing (collectively, the “Insurance Collateral”);

(xix)     all Supporting Obligations;

(xx)     all books and records pertaining to the Pledged Collateral;

(xxi)     all Contracts, together with all Contract Rights arising thereunder;

(xxii)     to the extent not covered by clauses (i) through (xxi) of this sentence, choses in action and all other personal property of the Grantor, whether tangible or intangible; and

(xxiii)     all Proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, and any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to the Grantor from time to time with respect to any of the foregoing.

SECTION 2.2      Certain Limited Exclusions.

(a)     Notwithstanding anything herein to the contrary, in no event shall the Pledged Collateral include, and the Grantor shall be deemed not to have granted a security interest under Error! Reference source not found., in (i) any Intellectual Property Collateral if the grant of such security interest shall constitute or result in the abandonment, invalidation or rendering unenforceable of any right, title or interest of the Grantor therein; (ii) any lease, license, permit, governmental authorization, instrument, document, contract, property rights, agreement or similar asset to which the Grantor is a party, or any of its rights or interests thereunder, if and for so long as the grant of such security interest shall constitute or result in: (A) the abandonment, invalidation or unenforceability of any right, title or interest of the Grantor therein or (B) a breach or termination pursuant to the terms of, or a default under, any such lease, license, permit, governmental authorization, instrument, document, contract, property rights, agreement or similar asset (other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-

407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law or principles of equity); provided, however, that a security interest shall attach immediately at such time as the condition causing such abandonment, invalidation or unenforceability shall be remedied and, to the extent severable, shall attach immediately to any portion of such lease, license, permit, governmental authorization, instrument, document, contract, property rights, agreement or similar asset that does not result in any of the consequences specified in clauses (A) or (B) above, including any proceeds of such lease, license, permit, governmental authorization, instrument, document, contract, property rights, agreement or similar asset; (iii) any property and assets the pledge of which is prohibited by any legal requirement of a Governmental Authority or would require governmental consent, approval, license or authorization which has not been obtained (except to the extent such requirement, consent, approval, license or authorization is ineffective under applicable law (including pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC) and other than proceeds and receivables of any such property or assets which are not themselves excluded from Pledged Collateral pursuant to this SECTION 2.2(a); (iv) any Equipment owned by the Grantor that is subject to a purchase money Lien and (v) any motor vehicle, aircraft, rolling stock and vessels (as such terms are defined in the UCC) owned or leased by the Grantor and any other assets subject to certificates of title, in each case, except to the extent a security interest therein can be perfected by the filing of a UCC financing statement.

(b)     The Lien created hereby in the Pledged Collateral is not, in and of itself, to be construed as a grant of a fee interest (as opposed to a Lien) in any Copyrights, Patents or Trademarks. The Grantor shall not be required to take any action intended to cause any assets excluded from the definition of Pledged Collateral in SECTION 2.2(a) to constitute Pledged Collateral, and none of the covenants or representations and warranties herein shall be deemed to apply to any property excluded from the definition of Pledged Collateral in SECTION 2.2(a)

SECTION 2.3      Filings.

(c)     The Grantor hereby irrevocably authorizes (but does not oblige) the Collateral Agent at any time and from time to time to file in any relevant jurisdiction in the United States (or any other applicable jurisdiction with respect to Specified Non-U.S. Collateral) any initial financing statements (including fixture filings), continuation statements, amendments and terminations thereto (or correlative foreign documents or filings) that contain the information required by Article 9 of the UCC of each applicable jurisdiction in the United States (or correlative Laws with respect to Specified Non-U.S. Collateral) for the filing of any financing statement, continuation statement, amendment or termination (or correlative foreign documents or filings) relating to the Pledged Collateral, including whether the Grantor is an organization, the type of organization and any organizational identification number issued to the Grantor. The Grantor agrees to provide all information described in the immediately preceding sentence to the Collateral Agent promptly upon request by the Collateral Agent. Such financing statements may describe the Collateral in the same manner as described herein or may contain a description of collateral that describes such property in any other manner as the Collateral Agent may determine, in its discretion, is necessary, advisable or prudent to ensure the perfection or priority of the security interest in the Collateral granted to the Collateral Agent in connection herewith, including describing such property as “all assets whether now owned or hereafter acquired” or “all personal property whether now owned or hereafter acquired” or similar language (regardless of whether any particular asset comprised in the Pledged Collateral falls within the scope of Article 9 of the UCC).

(d)     The Grantor hereby further authorizes (but does not oblige) the Collateral Agent to file filings with the United States Patent and Trademark Office and the United States Copyright Office (or any successor office or any similar office in any other country), including this Agreement, the Copyright Security Agreement, the Patent Security Agreement and the Trademark Security Agreement or other documents, in each case, for the purpose of perfecting, confirming, continuing, enforcing, protecting or terminating the pledge and security interest granted by the Grantor, without the signature of the Grantor, and naming the Grantor, as debtor, and the Collateral Agent, as secured party.

SECTION 2.4 Foreign Law Security Documents. To the extent the Vessel is subject to and covered by a valid and enforceable Vessel Mortgage in favor of the Collateral Agent, any Pledged Account is subject to and covered by a valid and enforceable local law governed account pledge agreement, any Refund Guarantee is subject to and covered by the Assignment of Refund Guarantees, the provisions of such Security Document, as the case may be, shall prevail in the event of any conflict between such Security Document and this Agreement, and this Agreement shall not operate to impose any additional obligation or requirement as it relates to such Collateral.

SECTION 2.5      Insurance.

(a)     The Grantor shall remain liable under the Insurance Collateral to perform all of the obligations assumed by it thereunder, and the Collateral Agent shall have no obligation or liability (including, without limitation, any obligation or liability with respect to the payment of premiums, calls or assessments) under the Insurance Collateral by reason of or arising out of the provisions of this paragraph nor shall the Collateral Agent be required or obligated in any manner to perform or fulfill any obligations of the Grantor under or pursuant to the Insurance Collateral or to make any payment or to make any inquiry as to the nature or sufficiency of any payment received by it or to present or file any claim, or to take any other action to collect or enforce the payment of any amounts which may have been assigned to the Collateral Agent or to which it may be entitled hereunder at any time or times.

(b)     On the Delivery Date, the Grantor covenants to deliver in writing to all underwriters of the insurances required pursuant to Section 5.02 of the Credit Agreement, a notice of assignment in relation to the insurances for the Vessel substantially in the form of Exhibit 4. The Grantor shall deliver, or cause to be delivered, to the Collateral Agent a letter of undertaking from each such underwriter or a marine insurance broker attaching cover notes and certificates of entry evidencing such insurance, together with notices of assignment and loss payee clauses, and letters of undertaking issued by the protection and indemnity association, each of which shall be satisfactory to the Collateral Agent.

ARTICLE III

PERFECTION; SUPPLEMENTS; FURTHER ASSURANCES; USE OF PLEDGED COLLATERAL

SECTION 3.1 Delivery of Certificated Securities Collateral. The Grantor represents and warrants that all certificates, agreements or instruments representing or evidencing the Securities Collateral in existence on the date hereof have been delivered to the Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank and that the Collateral Agent has a First Priority Lien and security interest therein (subject to Permitted Liens) except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. The Grantor hereby agrees that all certificates, agreements or instruments representing or evidencing Securities Collateral acquired by the Grantor after the date hereof shall promptly (and in any event within three Business Days or such later time as may be extended by the Collateral Agent in its discretion) upon receipt thereof by the Grantor be delivered to and held by or on behalf of the Collateral Agent pursuant hereto. All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to the Collateral Agent. The Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of the Collateral Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder. In addition, the Collateral Agent shall have the right at any time to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations. The requirements set forth in this Section 3.1 shall be without duplication of any requirements of each Share Pledge Agreement entered into on the Closing Date.

SECTION 3.2 Perfection of Uncertificated Securities Collateral. The Grantor represents and warrants that the Collateral Agent has a First Priority Lien and security interest (subject to Permitted Liens) in all uncertificated Pledged Securities pledged by it hereunder that are in existence on the date hereof except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. The Grantor hereby agrees that if any issuer of Pledged Securities is organized in a jurisdiction that does not require the use of certificates to evidence equity ownership or any of the Pledged Securities are at any time not evidenced by certificates of ownership, then the Grantor shall, (i) if necessary to perfect a First Priority security interest in such Pledged Securities, cause such pledge to be recorded on the equityholder register or the books of the issuer, cause the issuer to execute and deliver to the Collateral Agent an acknowledgment of the pledge of such Pledged Securities substantially in the form of Exhibit 5 annexed hereto, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give the Collateral Agent the right to transfer such Pledged Securities under the terms hereof and, upon the Collateral Agent’s request, provide to the Collateral Agent an opinion of counsel, in form and substance reasonably satisfactory to the Collateral Agent, confirming such pledge and perfection thereof and (ii) cause such Pledged Securities to become certificated and delivered to the Collateral Agent in accordance with the provisions of Section 3.1. The requirements set forth in this Section 3.2 shall be without duplication of any requirements of each Share Pledge Agreement entered into on the Closing Date.

SECTION 3.3 Financing Statements and Other Filings; Maintenance of Perfected Security Interest. The Grantor represents and warrants that the only UCC-1 financing statements and Vessel Mortgage filings, other filings, registrations and recordings necessary to perfect the First Priority security interest granted by the Grantor to the Collateral Agent in respect of the Pledged Collateral are listed on Schedule 6 and Schedule 13 of the Perfection Certificate, as applicable. All such UCC-1 financing statements, Vessel Mortgage filings, other filings, registrations and recordings have been delivered to the Collateral Agent in completed and, to the extent necessary or appropriate, duly executed form for filing in each applicable governmental, municipal or other office specified on Schedule 6 and Schedule 13 of the Perfection Certificate, as applicable. The Grantor agrees that at the sole cost and expense of the Grantor, (i) the Grantor will file the above-mentioned filings, registrations and recordings, as applicable, and do all other things necessary to create and maintain the security interest created by this Agreement in the Pledged Collateral as a First Priority Lien and security interest (subject to Permitted Liens and the requirements of this Agreement), except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, and shall defend such security interest against the claims and demands of all persons, (ii) the Grantor shall furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the Pledged Collateral and such other reports in connection with the Pledged Collateral as the Collateral Agent may reasonably request, all in reasonable detail, and (iii) at any time and from time to time, the Grantor shall promptly and duly execute and deliver, and file and have recorded, such further instruments and documents and take such further action necessary or as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and the rights and powers herein granted, including (v) the filing of any financing statements, continuation statements, amendments and other documents (including this Agreement) under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interest created hereby, (w) delivery of

Instruments, Tangible Chattel Paper and certificated Securities constituting Investment Property, duly endorsed and assigned along with instruments of transfer duly executed in blank, (x) the filing of the Vessel Mortgage with the central office of the relevant maritime authority or ship registry of the Flag State, (y) the execution and delivery of Control Agreements with respect to any Pledged Accounts (or, with respect to any such accounts located outside of the United States, customary security arrangements in the applicable jurisdictions for perfecting a security interest in such accounts and assets credited thereto), including, with respect to any uncertificated Securities constituting Investment Property, cause a Security Entitlement with respect to such uncertificated Security to be held in a Securities Account subject to a Control Agreement and (z) notifying any third party in possession or control of an Pledged Collateral of the Collateral Agent’s security interest therein and obtain an acknowledgment from such party that it is holding such Pledged Collateral for the benefit of the Collateral Agent and that it will comply with instructions from the Collateral Agent with respect to such Collateral, without further consent of the Grantor, all in form reasonably satisfactory to the Collateral Agent and in such offices (including the United States Patent and Trademark Office and the United States Copyright Office) wherever required by applicable Laws to perfect (to the extent a security interest in such Pledged Collateral may be so perfected under applicable Laws), continue and maintain a First Priority Lien and security interest in the Pledged Collateral as provided herein and to preserve the other rights and interests granted to the Collateral Agent hereunder, as against third parties, with respect to the Pledged Collateral.

SECTION 3.4      [Reserved].

SECTION 3.5 Supplements; Further Assurances. The Grantor shall take such further actions, and execute, endorse, acknowledge, file, refile and deliver to the Collateral Agent such additional assignments, agreements, supplements, powers, instruments and reports as are necessary or that the Collateral Agent may reasonably request, wherever required by applicable Laws, in order to perfect, preserve and protect the First Priority security interest in the Pledged Collateral as provided herein and the rights and interests granted to the Collateral Agent hereunder, to carry into effect the purposes hereof and/or to assure and confirm unto the Collateral Agent the Pledged Collateral or permit the Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Pledged Collateral. Without limiting the generality of the foregoing, the Grantor shall make, execute, endorse, acknowledge, file or refile and/or deliver to the Collateral Agent from time to time upon reasonable request such lists, descriptions and designations of the Pledged Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments as the Collateral Agent shall reasonably request. If an Event of Default has occurred and is continuing, in addition to the rights and remedies available to the Collateral Agent pursuant to Article VIII hereof and in the other Loan Documents, the Collateral Agent may institute and maintain, in its own name or in the name of the Grantor, such suits and proceedings as the Collateral Agent may be advised by counsel shall be necessary or expedient to prevent any impairment of the security interest in the Pledged Collateral or the perfection or priority thereof. All of the foregoing shall be at the sole cost and expense of the Grantor.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

The Grantor represents, warrants and covenants, as applicable, as follows:

SECTION 4.4 Title. Except for the security interest granted to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and Permitted Liens, the Grantor owns (or has a License to, in the case of Intellectual Property Collateral) and, as to Pledged Collateral acquired by it from time to time after the date hereof, will own or have rights in, each item of Pledged Collateral pledged by it hereunder free and clear of any and all Liens or claims of others. The Grantor has not filed, nor authorized any third party to file a financing statement or other public notice with respect to all or any part of the Pledged Collateral on file or of record in any public office, except such as have been filed in favor of the Collateral Agent pursuant to this Agreement or as are permitted by the Credit Agreement or financing statements or public notices relating to the termination statements listed on Schedule 8(a) to the Perfection Certificate.

SECTION 4.5 Validity of Security Interests. The security interest in and Lien on the Pledged Collateral granted to the Collateral Agent for the ratable benefit of the Secured Parties hereunder constitutes (a) a legal and valid security interest in all the Pledged Collateral securing the payment and performance of the Secured Obligations, and (b) subject to the filings and other actions described on Schedule 6 and Schedule 13 of the Perfection Certificate, a First Priority Lien and security interest (subject to Permitted Liens) in all the Pledged Collateral.

SECTION 4.6 Defense of Claims; Transferability of Pledged Collateral. The Grantor shall, at its own cost and expense, defend title to the Pledged Collateral pledged by it hereunder and the security interest therein granted to the Collateral Agent and the priority thereof required under the Loan Documents against all claims and demands of all persons, at any time claiming any interest therein adverse to the Collateral Agent or any other Secured Party.

SECTION 4.7 Other Financing Statements. The Grantor has not filed, nor authorized any third party to file any valid or effective financing statement (or similar statement or instrument of registration under the law of any jurisdiction) covering or purporting to cover any interest of any kind in the Pledged Collateral other than financing statements and other statements and instruments relating to Permitted Liens.

SECTION 4.8 Chief Executive Office; Change of Name; Jurisdiction of Organization, etc. The Grantor shall not change its name, type of organization or jurisdiction of organization, chief executive office or organizational identification number if it has one. If the Grantor does not have an organizational identification number and later obtains one, the Grantor shall forthwith notify the Collateral Agent of such organizational identification number without providing prior written notice to the Collateral Agent. The Collateral Agent shall not be liable or responsible to any party for any failure to maintain a security interest in the Grantor’s property constituting Pledged Collateral. The Collateral Agent shall have no duty to inquire about such changes, the parties acknowledging and agreeing that it would not be feasible or practical for the Collateral Agent to search for information on such changes if such information is not provided by the Grantor.

SECTION 4.9 Location of Inventory and Equipment. As of the date hereof, all Equipment and Inventory of the Grantor is located at the chief executive office or such other location listed on Schedule 2(d) to the Perfection Certificate.

SECTION 4.10 Corporate Names; Prior Transactions. Except as set forth in Schedules 1(a), (b) and (c) to the Perfection Certificate, the Grantor has not, during the past five years, had or used any other corporate or fictitious name or been a party to any merger or consolidation, or acquired all or substantially all of the assets of any person, or acquired any of its property or assets out of the ordinary course of business.

SECTION 4.11 Due Authorization and Issuance. All of the Initial Pledged Shares, if any, have been, and to the extent any Pledged Shares are hereafter issued, such Pledged Shares will be, upon such issuance, duly authorized, validly issued and fully paid and non-assessable. All of the Initial Pledged Equity Securities, if any, have been fully paid for, and there is no amount or other obligation owing by the Grantor to any issuer of the Initial Pledged Equity Securities in exchange for or in connection with the issuance of the Initial Pledged Equity Securities, if any, or the Grantor’s status as a partner or a member of any issuer of the Initial Pledged Equity Securities.

SECTION 4.12 Consents, etc. No consent of any party (including any equityholders or creditors of the Grantor) and no consent, authorization, approval, license or other action by, and no notice to or filing with, any Governmental Authority or regulatory body or other person (except for such consents by all applicable maritime authorities as may be required with respect to the operation of the Vessel) is required for the exercise by the Collateral Agent of (i) the voting or other rights provided for in this Agreement or (ii) the remedies in respect of the Pledged Collateral pursuant to this Agreement. In the event that the Collateral Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Agreement upon the occurrence and during the continuation of an Event of Default and reasonably determines it necessary to obtain any approvals or consents of any Governmental Authority or regulatory body or any other person therefor, then, upon the reasonable request of the Collateral Agent, the Grantor agrees to assist and aid the Collateral Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

SECTION 4.13 Pledged Collateral. All information set forth herein, including the schedules annexed hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party, including the Perfection Certificate and the schedules thereto, in connection with this Agreement, in each case, relating to the Pledged Collateral, is accurate and complete in all material respects.

SECTION 4.14 Insurance. On and after the Delivery Date, in the event that the proceeds of any insurance claim are paid after the Collateral Agent has exercised its right to foreclose during the existence of an Event of Default, such proceeds shall be paid to the Collateral Agent to satisfy any outstanding Secured Obligations remaining after such foreclosure. The Collateral Agent shall retain its interest in the insurance policies and coverages required to be maintained pursuant to the Credit Agreement during any redemption period.

SECTION 4.15 Payment of Taxes; Compliance with Laws; Contesting Liens; Charges. The Grantor may at its own expense contest the validity, amount or applicability of any Charges so long as the contest thereof shall be conducted in accordance with, and permitted pursuant to the provisions of, the Credit Agreement.

ARTICLE V

CERTAIN PROVISIONS CONCERNING SECURITIES COLLATERAL

SECTION 5.1 Pledge of Additional Securities Collateral. The Grantor shall, upon obtaining any Pledged Securities or intercompany notes of any person, accept the same in trust for the benefit of the Collateral Agent and promptly deliver to the Collateral Agent a Securities Pledge Amendment, duly executed by the Grantor, and the certificates and other documents required under Section 3.1 and Section 3.2 in respect of the additional Pledged Securities or intercompany notes that are to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Securities or intercompany notes. The Grantor hereby authorizes the Collateral Agent to attach each Securities Pledge Amendment to this Agreement and agrees that all Pledged Securities or intercompany notes listed on any Securities Pledge Amendment delivered to the Collateral Agent shall for all purposes hereunder be considered Pledged Collateral. The requirements set forth in this Section 5.1 shall be without duplication of any requirements of each Share Pledge Agreement entered into on the Closing Date.

SECTION 5.2 Voting Rights; Distributions; etc. (i) So long as no Event of Default shall have occurred and be continuing:

(A)     The Grantor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the other Loan Documents or any other document evidencing the Secured Obligations; and

(B)     The Grantor shall be entitled to receive and retain, and to utilize free and clear of the security interest granted herein, any and all Distributions, but only if and to the extent made in accordance with the provisions of the Credit Agreement; provided, however, that any and all such Distributions consisting of rights or interests in the form of Pledged Securities or Intercompany Notes shall promptly be delivered to the Collateral Agent to hold as Pledged Collateral and shall, if received by the Grantor, be received in trust for the benefit of the Collateral Agent, be segregated from the other property or funds of the Grantor and be forthwith delivered to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary or reasonably requested endorsement).

(ii)     Upon the occurrence and during the continuance of any Event of Default:

(A)     All rights of the Grantor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 5.2(i)(A) shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right, but not the obligation, to, or to permit the Grantor to, exercise such voting and other consensual rights until the applicable Event of Default is no longer continuing, in which case the Collateral Agent’s rights under this Section 5.2(ii)(A) shall cease to be effective, subject to revesting in the event of a subsequent Event of Default that is continuing; and

(B)     All rights of the Grantor to receive Distributions that it would otherwise be authorized to receive and retain pursuant to Section 5.2(i)(B) without further action shall cease and all such rights shall thereupon become vested in the Collateral Agent, which shall thereupon have the sole right to receive and hold as Pledged Collateral such Distributions until the applicable Event of Default is no longer continuing, in which case the Collateral Agent’s rights under this Section 5.2(ii)(B) shall cease to be effective, subject to revesting in the event of a subsequent Event of Default that is continuing.

(iii)     The Grantor shall, at its sole cost and expense, from time to time execute and deliver to the Collateral Agent appropriate instruments as are necessary or as the Collateral Agent may reasonably request in order to permit the Collateral Agent to exercise the voting and other rights which it may be entitled to exercise pursuant to Section 5.2(ii)(A) and to receive all Distributions which it may be entitled to receive under Section 5.2(ii)(B).

(iv)     All Distributions that are received by the Grantor contrary to the provisions of Section 5.2(ii)(B) shall be received in trust for the benefit of the Collateral Agent, shall be segregated from the other funds of the Grantor and shall promptly be paid over to the Collateral Agent as Pledged Collateral in the same form as so received (with any necessary or reasonably requested endorsement).

SECTION 5.3      Certain Agreements of Grantor as Issuer and Holder of Equity Interests.

(ii)     In the event the Grantor is or becomes an issuer of Securities Collateral, the Grantor agrees to be bound by the terms of this Agreement relating to the Securities Collateral issued by it and will comply with such terms insofar as such terms are applicable to it.

(iii)     In the event the Grantor is or becomes a partner, member or holder of any Equity Interests in a partnership, limited liability company or other entity, the Grantor hereby consents to the extent required by the applicable Organizational Documents of the Grantor to the pledge by the Grantor, pursuant to the terms hereof, of the Pledged Securities in such partnership, limited liability company or other entity and, upon the occurrence and during the continuance of an Event of Default, to the transfer of such Pledged Securities, to the extent acceptable to the Collateral Agent, to the Collateral Agent or its nominee and to the substitution of the Collateral Agent or its nominee as a substituted partner, member or holder of Equity Interests in such partnership, limited liability company or other entity with all the rights, powers and duties of a general partner, a limited partner, member or holder of Equity Interests, as the case may be.

ARTICLE VI

CERTAIN PROVISIONS CONCERNING INTELLECTUAL PROPERTY COLLATERAL

SECTION 6.1 Registration. Except pursuant to licenses and other user agreements entered into by the Grantor in the ordinary course of business, on and as of the date hereof (i) the Grantor owns and/or possesses the right to use, and has done nothing to authorize or enable any other person to use, any Copyright, Patent or Trademark listed on Schedules 11(a), (b) and (c) to the Perfection Certificate, and (ii) all registrations listed on Schedules 11(a), (b) and (c) to the Perfection Certificate are valid and in full force and effect.

SECTION 6.2 Maintenance of Registration. The Grantor shall, at its own expense, maintain all registrations and applications for registration of its Intellectual Property Collateral in the ordinary course of business consistent with past practice. At its own cost and expense, the Grantor shall (a) prosecute all applications for registrations of Intellectual Property Collateral, except where failure to do so would not reasonably be expected to be material to the business of the Grantor and (b) not abandon any such application except for abandonment of Intellectual Property Collateral in the ordinary course of business. Notwithstanding the foregoing, nothing in this Section 6.2 shall prevent the Grantor from disposing of, discontinuing the use or maintenance of, abandoning, failing to pursue or enforce or otherwise allowing to lapse, terminate, be invalidated or put into the public domain any of its Intellectual Property Collateral that is no longer used or useful, or economically practicable to maintain, or if the Grantor determines in its reasonable business judgment that such action or inaction is desirable, in the conduct of its business, in each case, to the extent permitted under the Credit Agreement.

SECTION 6.3 Protection of Collateral Agent’s Security. On a continuing basis, the Grantor shall, at its sole cost and expense, promptly following its becoming aware thereof, notify the Collateral Agent of (A) any adverse determination in any proceeding in the United States Patent and Trademark Office or the United States Copyright Office with respect to any material Patent, Trademark or Copyright or (B) the institution of any proceeding or any adverse determination in any federal, state, local or foreign court or administrative body regarding the Grantor’s claim of ownership in or right to use any of the Intellectual Property Collateral material to the use and operation of the Pledged Collateral, its right to register such Intellectual Property Collateral or its right to keep and maintain such registration in full force and effect.

SECTION 6.4 After-Acquired Property. If the Grantor shall, at any time before the Secured Obligations have been paid and performed in full (other than contingent indemnification obligations for which no claim or demand has been made and that, pursuant to the provisions of the Credit Agreement or the Security Documents, survive the termination thereof), (i) obtain any rights to any additional Intellectual Property Collateral or (ii) become entitled to the benefit of any additional Intellectual Property Collateral or any renewal or extension thereof, including any reissue, division, continuation, or continuation-in-part of any Intellectual Property Collateral, or any improvement on any Intellectual Property Collateral, the provisions hereof shall automatically apply thereto and any such item enumerated in clause (i) or (ii) of this sentence with respect to the Grantor shall automatically constitute Intellectual Property Collateral if such would have constituted Intellectual Property Collateral at the time of execution hereof and be subject to the Lien and security interest created by this Agreement without further action by any party.

ARTICLE VII

CERTAIN PROVISIONS CONCERNING ACCOUNTS AND CONTRACT RIGHTS

SECTION 7.1 Assignment of Earnings; Assignment of Bareboat Charter. On and after the Delivery Date, the Grantor covenants that it will cause all the Earnings Collateral and other moneys received by the Grantor in respect of the Vessel to be paid over promptly to a Pledged Account. In addition, on the Delivery Date, the Grantor shall deliver in writing to the Bareboat Charterer a notice of assignment of the Bareboat Charter and all Earnings Collateral paid or to be paid thereunder substantially in the form of Exhibit 3 or otherwise in Agreed Form.

SECTION 7.2 Maintenance of Records. The Grantor shall keep and maintain at its own cost and expense complete records of each Account and each Contract, in a manner consistent with prudent business practice, including records of all payments received, all credits granted thereon and all other documentation relating thereto and to make available to the Collateral Agent for inspection from time to time. The Grantor shall, at the Grantor’s sole cost and expense, upon the Collateral Agent’s demand made at any time after the occurrence and during the continuance of any Event of Default, deliver all tangible evidence of Accounts and all Contracts, including all documents evidencing Accounts and Contracts and any books and records relating thereto to the Collateral Agent or to its representatives (copies of which evidence and books and records may be retained by the Grantor). Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may transfer a full and complete copy of the Grantor’s books, records, credit information, reports, memoranda and all other writings relating to the Accounts or the Contracts to and for the use by any person that has acquired or is contemplating acquisition of an interest in the Accounts or the Collateral Agent’s security interest therein without the consent of the Grantor.

SECTION 7.3 Modification of Terms of Bareboat Charter, etc. The Grantor shall not rescind or cancel any obligations under the Bareboat Charter, or modify any term thereof or make any adjustment with respect thereto, or extend or renew any such obligations or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any amount payable thereunder or interest therein, in each case, except in the ordinary course of business (and to the extent permitted by the Credit Agreement) without the prior written consent of the Collateral Agent. The Grantor shall timely fulfill all obligations on its part to be fulfilled under or in connection with the Bareboat Charter.

SECTION 7.4 Collection. The Grantor shall cause to be collected from the Bareboat Charterer, as and when due in the ordinary course of business, any and all amounts owing under or in connection with the Bareboat Charter, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance thereunder. The costs and expenses (including attorneys’ fees) of collection, in any case, whether incurred by the Grantor, the Collateral Agent or any Secured Party, shall be paid by the Grantor.

SECTION 7.5 Grantor Remains Liable Under Contracts. Anything herein to the contrary notwithstanding, the Grantor shall remain liable under the Bareboat Charter and each other Contract to observe and perform all of the conditions and obligations to be observed and performed by it thereunder, all in accordance with and pursuant to the terms and provisions of the Bareboat Charter or each such other Contract. Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under the Bareboat Charter or any other Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating to the Bareboat Charter or such Contract pursuant hereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Assignor under or pursuant to the Bareboat Charter or any other Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any performance by any party under the Bareboat Charter or any other Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.

ARTICLE VIII

REMEDIES

SECTION 8.1 Remedies. Upon the occurrence and during the continuance of any Event of Default, the Collateral Agent may from time to time exercise in respect of the Pledged Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it under the other Loan Documents, applicable law or otherwise, the following remedies:

(i)     Personally, or by its agents or attorneys, immediately take possession of the Pledged Collateral or any part thereof, from the Grantor or any other person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon the Grantor’s premises where any of the Pledged Collateral is located, remove such Pledged Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Pledged Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of the Grantor;

(ii)     Deliver a notice of exclusive control with respect to any Controlled Accounts;

(iii)     Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Pledged Collateral, including instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Pledged Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided, however, in the event that any such payments are made directly to the Grantor, the Grantor shall segregate all amounts received pursuant thereto in trust for the benefit of the Collateral Agent and shall promptly pay such amounts to the Collateral Agent;

(iv)     Sell, assign, grant a license to use or otherwise liquidate, or direct the Grantor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Pledged Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;

(v)     Take possession of the Pledged Collateral or any part thereof, by directing the Grantor in writing to deliver the same to the Collateral Agent at any place or places so designated by the Collateral Agent, in which event the Grantor shall at its own expense: (A) forthwith cause the same to be moved to the place or places reasonably designated by the Collateral Agent and therewith delivered to the Collateral Agent, (B) store and keep any Pledged Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent or any agent on its behalf and (C) while the Pledged Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. The Grantor’s obligation to deliver the Pledged Collateral as contemplated in this Section 8.1(v) is of the essence hereof. Upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to decree requiring specific performance by the Grantor of such obligation;

(vi)     Withdraw all moneys, instruments, securities and other property in any bank,

financial securities, deposit or other account of the Grantor constituting Pledged Collateral;

(vii)     Retain and apply the Distributions to the Secured Obligations as provided in Article IX hereof;

(viii)     Exercise any and all rights as beneficial and legal owner of the Pledged Collateral, including perfecting assignment or transfer of and exercising any and all voting, consensual and other rights and powers with respect to any Pledged Collateral; and

(ix)     All the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Pledged Collateral), and the Collateral Agent may also in its discretion, without notice except as specified in Section 8.2, sell, assign, transfer or grant a license to use the Pledged Collateral or any part thereof in one or more parcels at public or private sale (to the extent the portion of the Collateral being privately sold is of a kind that is customarily sold on a recognized market or the subject of widely distributed standard price quotations), at any exchange, broker’s board or at any of the Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and upon such other terms as the Collateral Agent may deem commercially reasonable. The Collateral Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of any or all of the Pledged Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Pledged Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such person as a credit on account of the purchase price of any Pledged Collateral payable by such person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of the Grantor, and the Grantor hereby waives, to the fullest extent permitted by applicable Laws, all rights of redemption, stay and/or appraisal that it now has or may at any time in the future have under any Laws now existing or hereafter enacted. The Collateral Agent shall not be obligated to make any sale of Pledged Collateral regardless of notice of sale having been given. The Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. The Grantor hereby waives, to the fullest extent permitted by applicable Laws, any claims against the Collateral Agent arising by reason of the fact that the price at which any Pledged Collateral may have been sold, assigned or licensed at such a private sale was less than the price which might have been obtained at a public sale, even if the Collateral Agent accepts the first offer received and does not offer such Pledged Collateral to more than one offeree.

SECTION 8.2 Notice of Sale. The Grantor acknowledges and agrees that, to the extent notice of sale or other disposition of Pledged Collateral shall be required by any applicable Laws, 10 days prior notice to the Grantor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters unless the Pledged Collateral is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market (in which case no such prior notice shall be required). No notification need be given to the Grantor if it has signed, after the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.

SECTION 8.3      Waiver of Notice and Claims; Other Waivers; Marshalling.

(i)     The Grantor hereby waives, to the fullest extent permitted by applicable Laws, notice of judicial hearing in connection with the Collateral Agent’s taking possession or the Collateral Agent’s disposition of any of the Pledged Collateral, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right which the Grantor would otherwise have under any Laws, and the Grantor hereby further waives, to the fullest extent permitted by applicable Laws (a) all damages occasioned by such taking of possession, (b) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder and (c) all rights of redemption, appraisal, valuation, stay, extension or moratorium now or hereafter in force under any applicable Laws. The Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to this Article VIII except to the extent resulting directly and solely from the Collateral Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable decision. Any sale of, or the grant of options to purchase, or any other realization upon, any Pledged Collateral made in accordance with applicable Laws shall operate to divest all right, title, interest, claim and demand, either at law or in equity, the Grantor therein and thereto, and shall be a perpetual bar both at law and in equity or otherwise against the Grantor and against any and all persons claiming or attempting to claim the Pledged Collateral so sold, optioned or realized upon, or any part thereof, from, through or under the Grantor.

(ii)     The Grantor hereby waives demand, notice, protest, notice of acceptance of this Agreement, notice of credit extensions, Pledged Collateral received or delivered or any other action taken in reliance hereon and all other demands and notices of any description to the fullest extent permitted under applicable Laws except as may otherwise be expressly required herein or in the Credit Agreement.

(iii)     The Collateral Agent shall not be required to marshal any present or future collateral security (including the Pledged Collateral) for, or other assurances of payment of, the Secured Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the maximum extent permitted by applicable Laws, the Grantor hereby agrees that it will not invoke any Laws relating to the marshalling of collateral and hereby irrevocably waives the benefits of all such Laws.

SECTION 8.4      Certain Sales of Pledged Collateral.

(i)     The Grantor recognizes that, by reason of certain prohibitions contained in Laws, the Collateral Agent may be compelled, with respect to any sale of all or any part of the Pledged Collateral, to limit purchasers to those who meet the requirements of a Governmental Authority. The Grantor acknowledges that any such sales may be at prices and on terms less favorable to the Secured Parties than those obtainable through a public sale without such restrictions, and, notwithstanding such circumstances, agrees that any such restricted sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such restrictions and that, except as may be required by applicable Laws, the Collateral Agent shall have no obligation to engage in public sales.

(ii)     The Grantor recognizes that, by reason of certain prohibitions contained in the Securities Act and applicable state or foreign securities’ laws, the Collateral Agent may be compelled, with respect to any sale or disposition of all or any part of the Securities Collateral and Investment Property, to limit purchasers to persons who will agree, among other things, to acquire such Securities Collateral or Investment Property for their own account, for investment and not with a view to the distribution or resale thereof. The Grantor acknowledges that any such private sales may be at prices and on terms less favorable to the Collateral Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely as a result of such restrictions and that the Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral or Investment Property for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state or foreign securities laws, even if such issuer would agree to do so.

(iii)     Notwithstanding the foregoing, the Grantor shall, upon the occurrence and during the continuance of any Event of Default, at the request of the Collateral Agent, for the benefit of the Collateral Agent and the other Secured Parties, cause any registration, qualification under or compliance with any federal, state or foreign securities law or laws to be effected with respect to all or any part of the Securities Collateral as soon as practicable and at the sole cost and expense of the Grantor. The Grantor will cause such registration to be effected (and be kept effective) and cause such qualification and compliance to be effected (and be kept effective) as may be so requested and as would permit or facilitate the sale and distribution of such Securities Collateral including registration under the Securities Act (or any similar statute then in effect), appropriate qualifications under applicable blue sky or other state or foreign securities laws and appropriate compliance with all other requirements of any Governmental Authority. The Grantor shall cause the Collateral Agent to be kept advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, shall furnish to the Collateral Agent such number of prospectuses, offering circulars or other documents incident thereto as the Collateral Agent from time to time may request, and shall indemnify and shall cause the issuer of the Securities Collateral to indemnify the Collateral Agent against all claims, losses, damages and liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading.

(iv)     If the Collateral Agent determines to exercise its right to sell any or all of the Securities Collateral or Investment Property, upon written request, the Grantor shall, and shall cause each issuer of Securities Collateral and Investment Property to be sold hereunder to, from time to time furnish to the Collateral Agent all such information as the Collateral Agent may reasonably request in order to determine the number and nature or interest, of securities or other instruments included in the Securities Collateral or Investment Property which may be sold by the Collateral Agent as exempt transactions under the Securities Act and the rules of the SEC thereunder, as the same are from time to time in effect.

(v)     The Grantor further agrees that a breach of any of the covenants contained in this Section 8.4 will cause irreparable injury to the Collateral Agent and other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 8.4 shall be specifically enforceable against the Grantor, and the Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants.

SECTION 8.5      No Waiver; Cumulative Remedies.

(i)     No failure on the part of the Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of the Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy; nor shall the Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guaranties. The remedies herein provided are cumulative and are not exclusive of any remedies provided by applicable Laws, in equity or otherwise.

(ii)     In the event that the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case, the Grantor, the Collateral Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Pledged Collateral, and all rights, remedies and powers of the Collateral Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

SECTION 8.6 Certain Additional Actions Regarding Intellectual Property Collateral. If any Event of Default shall have occurred and be continuing, upon the written demand of the Collateral Agent, The Grantor shall execute and deliver to the Collateral Agent an assignment or assignments of the registered Intellectual Property Collateral or such other documents as are necessary or appropriate to carry out the intent and purposes hereof; provided, however, that if the Event of Default is no longer continuing, the Collateral Agent shall promptly execute and deliver to the Grantor such reassignments or other documents necessary to place the Grantor in control and ownership of such Intellectual Property Collateral.

ARTICLE IX

APPLICATION OF PROCEEDS

SECTION 9.1 Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, in accordance with the Credit Agreement.

ARTICLE X

MISCELLANEOUS

SECTION 10.1      Concerning the Collateral Agent.

(i)     The Collateral Agent has been appointed as Collateral Agent pursuant to the Credit Agreement. The actions of the Collateral Agent hereunder are subject to the provisions of the Credit Agreement. The Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Pledged Collateral), in accordance with this Agreement and the Credit Agreement. The Collateral Agent may employ agents and attorneys-in-fact in connection herewith and shall not be liable for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Collateral Agent did not use reasonable care in the selection of such agents or attorneys-in-fact. The Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as the Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement, subject to Section 8.01 of the Credit Agreement. After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was the Collateral Agent.

(ii)     Except for the exercise of reasonable care in the custody of any Pledged Collateral in its possession and the accounting for moneys actually received by it hereunder, the Collateral Agent shall have no duty as to any Pledged Collateral or as to the taking of any necessary steps to preserve rights against prior parties or any other rights pertaining to any Pledged Collateral. The Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in its possession if such Pledged Collateral is accorded treatment substantially equivalent to that which the Collateral Agent accords similar collateral; provided that neither the Collateral Agent nor any of the other Secured Parties nor any of their respective directors, officers, employees or agents shall have responsibility for (x) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not the Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters (y) failing to demand, collect or realize upon all or any part of the Pledged Collateral or for any delay in doing so or (z) failing to take any necessary steps to preserve rights against any person with respect to any Pledged Collateral.

(iii)     The Collateral Agent shall be entitled to conclusively rely upon any written notice, statement, certificate, order or other document or any telephone message reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, upon advice of counsel selected by it.

(iv)     If any item of Pledged Collateral also constitutes collateral granted to the Collateral Agent under any other deed of trust, mortgage, security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, the provisions hereof shall control.

(v)     The Collateral Agent shall have no responsibility or liability for the value received for any Collateral being sold and the Collateral Agent makes no guarantee as to such value nor is obligated to maximize amounts received for any Collateral.

(vi)     In connection with any action or inaction on the part of the Collateral Agent, and the other transactions contemplated hereunder, the Collateral Agent shall be entitled to all of the rights, protections, immunities and indemnities afforded to it in the Credit Agreement as if set forth herein.

(vii)     The Collateral Agent shall not owe any fiduciary duties to the Grantor.

(viii)     Notwithstanding any other provision of this Agreement, in acting under and in accordance with this Agreement, the Collateral Agent is entitled to seek instructions from the Secured Parties in accordance with the provisions of the Credit Agreement at any time and, where it so acts on the instructions of the Secured Parties, the Collateral Agent shall not incur any liability to any person for so acting.

(ix)     The powers conferred on the Collateral Agent under this Agreement are solely to protect the interests of the Secured Parties in the Security and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers.

SECTION 10.2 Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact. If the Grantor shall fail to perform any covenants contained in this Agreement (including the Grantor’s covenants to (i) pay the premiums in respect of all required insurance policies hereunder, (ii) pay Charges as required herein, (iii) make repairs, or (iv) discharge Liens or pay or perform any obligations of the Grantor under any Pledged Collateral) and such failure constitutes an Event of Default that is continuing, the Collateral Agent may (but shall not be obligated to), do the same or cause it to be done or remedy any such breach, and may expend funds for such purpose; provided, however, that the Collateral Agent shall in no event be bound to inquire into the validity of any tax, lien, imposition or other obligation which the Grantor fails to pay or perform as and when required hereby and which the Grantor does not contest in accordance with the provisions of Section 4.12. Any and all amounts so expended by the Collateral Agent shall be paid by the Grantor in accordance with the provisions of Section 9.05 of the Credit Agreement. Neither the provisions of this Section 10.2 nor any action taken by the Collateral Agent pursuant to the provisions of this Section 10.2 shall prevent any such failure to observe any covenant contained in this Agreement nor any breach of representation or warranty from constituting an Event of Default. The Grantor hereby appoints the Collateral Agent its attorney-in-fact, with full authority in the place and stead of the Grantor and in the name of the Grantor, or otherwise, from time to time in the Collateral Agent’s discretion upon the occurrence of an Event of Default that is continuing, to take any action and to execute any instrument consistent with the terms of the Credit Agreement, this Agreement and the other Loan Documents that the Collateral Agent may deem necessary or advisable. The foregoing grant of authority is a power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. The Grantor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

SECTION 10.3 Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (i) be binding upon the Grantor, its successors and assigns and (ii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent and the other Secured Parties and each of their respective successors, transferees and assigns. No other persons (including any other creditor of the Grantor) shall have any interest herein or any right or benefit with respect hereto.

SECTION 10.4 Termination; Release; Reinstatement. Subject to Section 9.16 of the Credit Agreement, this Agreement shall terminate and the Pledged Collateral shall be released from the Lien of this Agreement on the Termination Date. Upon the Termination Date, subject to Section 9.16 of the Credit Agreement, the security interests granted hereby shall terminate and all rights to the Pledged Collateral shall revert to the Grantor or to such other person as may be entitled thereto pursuant to any order or other applicable Laws. Upon the Termination Date, subject to Section 9.16 of the Credit Agreement, or any sale or release of Pledged Collateral in accordance with the provisions of the Credit Agreement, the Collateral Agent shall promptly, upon the written request and at the sole cost and expense of the Grantor, assign, transfer and deliver to the Grantor, against receipt and without representation, recourse to or warranty of any kind (either express or implied) by the Collateral Agent (except that the Collateral Agent has not assigned or otherwise transferred its security interest in the Pledged Collateral), such of the Pledged Collateral to be released as may be in possession or control of the Collateral Agent, with such endorsements or proper documents and instruments (including UCC-3 termination statements or releases) acknowledging the termination hereof or the release of such Pledged Collateral, as the case may be. The Grantor agrees that, if any payment made by any Loan Party or other Person and applied to the Secured Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any Collateral are required to be returned by any Secured Party to such Loan Party, its estate, trustee, receiver or any other party, including the Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, each Lien and all Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to any of the foregoing, any Lien or other Collateral securing the Grantor’s liability hereunder shall have been released or terminated by virtue of the foregoing, such Lien, other Collateral or provision shall be reinstated in full force and effect and such prior release, termination, cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the Grantor in respect of such Lien and such Collateral securing such obligation or the amount of such payment.

SECTION 10.5 Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by the Grantor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by the Collateral Agent. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by the Grantor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement, no notice to or demand on the Grantor in any case shall entitle the Grantor to any other or further notice or demand in similar or other circumstances.

SECTION 10.6 Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, as to the Grantor, addressed to it at the address of the Grantor set forth in the Credit Agreement and as to the Collateral Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 10.6.

SECTION 10.7      Governing Law, Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.

(a)     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND ALL CLAIMS AND CONTROVERSIES ARISING OUT OF THE SUBJECT MATTER HEREOF WHETHER IN CONTRACT, TORT OR OTHERWISE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

(b)     THE GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE

BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO HEREBY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT THE COLLATERAL AGENT OR ANY OTHER SECURED PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AGAINST THE GRANTOR OR ITS PROPERTY IN THE COURTS OF ANY JURISDICTION.

(c)     EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT IN ANY NEW YORK STATE OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN THE BOROUGH OF MANHATTAN, AND ANY APPELLATE COURT FROM ANY THEREOF. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)     EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN Error! Reference source not found. OF THE CREDIT AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(e)     EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE

MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Error! Reference source not found..

SECTION 10.8 Severability of Provisions. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 10.9 Execution in Counterparts. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission (i.e., a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Agreement..

SECTION 10.10 Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the immediately following Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.

SECTION 10.11 No Claims Against Collateral Agent. Nothing contained in this Agreement shall constitute any consent or request by the Collateral Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Pledged Collateral or any part thereof, nor as giving the Grantor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against the Collateral Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.

SECTION 10.12 No Release. Nothing set forth in this Agreement shall relieve the Grantor from the performance of any term, covenant, condition or agreement on the Grantor’s part to be performed or observed under or in respect of any of the Pledged Collateral or from any liability to any person under or in respect of any of the Pledged Collateral or shall impose any obligation on the Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on the Grantor’s part to be so performed or observed or shall impose any liability on the Collateral Agent or any other Secured Party for any act or omission on the part of the Grantor relating thereto or for any breach of any representation or warranty on the part of the Grantor contained in this Agreement, the Credit Agreement or the other Loan Documents, or under or in respect of the Pledged Collateral or made in connection herewith or therewith. The obligations of the Grantor contained in this Section 10.13 shall survive the termination hereof and the discharge of the Grantor’s other obligations under this Agreement, the Credit Agreement and the other Loan Documents.

SECTION 10.13 Overdue Amounts. Upon the occurrence and during the continuance of an Event of Default, all amounts owed and owing under this Agreement (other than contingent indemnification obligations for which no claim or demand has been made after the payment in full of all other Secured Obligations) shall constitute Secured Obligations. If any such Secured Obligations are due and payable, such Secured Obligations, from and after the date such Secured Obligations first become due and payable, shall bear interest at the rate set forth in Section 2.07 of the Credit Agreement, whether before or after judgment, until paid.

SECTION 10.14 Conflicts. In the event of any conflict between the terms of this Agreement (other than Section 2.1 hereof) and the terms of the Credit Agreement, the terms of the Credit Agreement shall control.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Grantor and the Collateral Agent have caused this Agreement to be duly executed and delivered by their duly authorized officers as of the date first above written.

LINDBLAD BLUEWATER II LIMITED,

as the Grantor

By:      _____________________

Name:

Title:

[Signature Page to Lindblad Security Agreement]

CITIBANK, N.A., LONDON BRANCH,

as Collateral Agent

By:      _____________________

 Name:

 Title:

[Signature Page to Lindblad Security Agreement]

EXHIBIT 1

[Form of]

[COPYRIGHT][TRADEMARK][PATENT] SECURITY AGREEMENT

     This      [Copyright][Trademark][Patent]      Security      Agreement      (this

“[Copyright][Trademark][Patent] Security Agreement”), dated as of [_________________], by [_________], a [________] [________] (the “Grantor”) and Citibank, N.A., London Branch, in its capacity as Collateral Agent (in such capacity, the “Collateral Agent”) pursuant to the Senior Secured Credit Agreement, dated as of April 8, 2019, by and among, inter alios, Lindblad Bluewater II Limited, a company incorporated under the laws of the Cayman Islands, as borrower, Lindblad Expeditions Holdings, Inc., as holdings, Citibank Europe plc, UK Branch, as administrative agent for the Lenders, Citibank, N.A., London Branch, as collateral agent and mortgage trustee for the Secured Parties and the Lenders from time to time party thereto (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”).

W I T N E S S E T H:

WHEREAS, the Grantor is a party to a Security Agreement of even date with the Credit Agreement (the “Security Agreement”) in favor of the Collateral Agent pursuant to which the Grantor is required to execute and deliver this [Copyright][Trademark][Patent] Security Agreement.

NOW, THEREFORE, in consideration of the premises and to induce the Collateral Agent, for the ratable benefit of the Secured Parties, to enter into the Credit Agreement, the Grantor hereby agrees with the Collateral Agent as follows:

SECTION 1. Defined Terms. Unless otherwise defined herein, terms defined in the Security Agreement and used herein have the meaning given to them in the Security Agreement.

SECTION 2. Grant of Security Interest in [Copyright][Trademark][Patent] Collateral. The Grantor hereby pledges and grants to the Collateral Agent for the ratable benefit of the Secured Parties a First Priority Lien and security interest in all of its right, title and interest in, to the following (collectively, the “[Copyright][Trademark][Patent] Collateral”):

(a)	each [Copyright][Trademark][Patent] of the Grantor listed on Schedule 1 attached hereto;

(b)	all Proceeds of any and all of the foregoing; and

(c)	all causes of action arising prior to or after the date hereof for infringement of any such [Copyright][Trademark][Patent] or unfair competition regarding the same.

This [Copyright][Trademark][Patent] Security Agreement is not to be construed as an assignment of any [Copyright][Trademark][Patent] or [Copyright][Trademark][Patent] application.

SECTION 3. Security Agreement. The security interest granted pursuant to this [Copyright][Trademark][Patent] Security Agreement is granted in conjunction with the security interest granted to the Collateral Agent pursuant to the Security Agreement, and the Grantor hereby acknowledges and affirms that the rights and remedies of the Collateral Agent with respect to the security interest in the [Copyright][Trademark][Patent] Collateral made and granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein. In the event that any provision of this [Copyright][Trademark][Patent] Security Agreement is deemed to conflict with the Security Agreement, the provisions of the Security Agreement shall control.

SECTION 4. Termination. Upon the Termination Date, the security interest granted herein shall terminate and the Collateral Agent shall (at Grantor’s sole cost and expense) execute, acknowledge, and deliver to the Grantor an instrument in writing in recordable form to evidence and release the collateral pledge, grant, lien and security interest in the [Copyright][Trademark][Patent] Collateral under this [Copyright][Trademark][Patent] Security Agreement.

SECTION 5. Governing Law. This [Copyright][Trademark][Patent] Security Agreement shall be construed in accordance with and governed by the laws of the State of New York.

[Signature Page Follows]

IN WITNESS WHEREOF, the Grantor has caused this [Copyright][Trademark][Patent] Security Agreement to be executed and delivered by its duly authorized offer as of the date first set forth above.

LINDBLAD BLUEWATER II LIMITED

By:      ______________________________

 Name:

 Title:

Accepted and Agreed:

CITIBANK, N.A., LONDON BRANCH,,

as Collateral Agent

By:      ______________________________

Name:

Title:

SCHEDULE 1

to

[COPYRIGHT][TRADEMARK][PATENT] SECURITY AGREEMENT

[COPYRIGHT REGISTRATIONS AND COPYRIGHT APPLICATIONS]

TITLE	REGISTRATION NO.	OWNER

[PATENT REGISTRATIONS AND APPLICATIONS]

Title	Patent No.	Issue Date	Application No.	Filing Date	Status

[TRADEMARK REGISTRATIONS AND APPLICATIONS]

Trademark	Application No.	Application Date	Registration No.	Registration Date	Status

Schedule 1 to [Copyright][Trademark][Patent] Security Agreement

EXHIBIT 2

[Reserved]

AMERICAS 97979061

EXHIBIT 3

[Form of]

NOTICE OF ASSIGNMENT OF BAREBOAT CHARTER

and

AGREEMENT AND CONSENT TO ASSIGNMENT

To:      [Name]

[Address]

Dear Sirs

“[NAME OF VESSEL]”

We refer to the [Charter], dated as of [DATE OF CHARTER] (the "Charter"), made between us, LINDBLAD BLUEWATER II LIMITED (the "Assignor" or "we"), and you, [NAME OF CHARTERER] (the "Charterer" or "you"), by which we agree to let, and you agree to take on, charter over the vessel [VESSEL NAME] (the "Vessel") for the period and on the terms and conditions set out in the Charter.

We hereby give you notice of the following, and you by your execution and delivery of this Agreement and Consent to Assignment hereby agree to the following:

1.

By a security agreement (the "Security Agreement", the defined terms therein being used herein and not otherwise defined shall be used herein as therein defined), dated as of April 8, 2019, (a copy of which is attached hereto) made between, inter alios, us and Citibank, N.A., London Branch, as collateral agent (herein, together with its successors and assigns, the "Collateral Agent"), we have sold, assigned, transferred and set over unto the Collateral Agent all our right, title and interest in and to the Charter and in and to certain moneys and claims for moneys due and to become due to us under the Charter (all as more fully described in the Security Agreement) as security for the obligations as described in the Security Agreement.

2.

You are hereby irrevocably authorized and instructed, upon your receipt of written notice of the occurrence of an Event of Default from the Collateral Agent, to pay, and agree that you will make payment of, all such moneys payable by you under the Charter to such account as the Collateral Agent may from time to time direct.

3.

We shall remain liable to perform all our obligations under the Charter and the Collateral Agent shall not be under any obligation under the Charter, but should the Collateral Agent exercise its right to perform, or cause performance by its designee of, our obligations under the Charter, you agree, without thereby releasing us from our obligations under the Charter, to accept such performance.

AMERICAS 97979061

4.

You consent to such assignment, and agree that, upon receipt of written notice from the Collateral Agent, you will make payment of all moneys due from time to time under the Charter, without setoff or deduction for any claim not arising under the Charter, direct to such account specified by the Collateral Agent at such address as the Collateral Agent shall request the undersigned in writing until receipt of written notice from the Collateral Agent that all obligations of the Assignor to it have been paid in full. You agree that you shall not seek the recovery of any payment actually made by you to the Collateral Agent pursuant to this Charterer's Consent and Agreement once such payment has been made. This provision shall not be construed to relieve the Assignor of any liability to the Charterer.

5.

You agree that the Collateral Agent shall be entitled to exercise any and all rights and remedies of the Assignor under the Charter in accordance with the terms of the Security Agreement and the [DESCRIBE VESSEL MORTGAGE], dated ___________, 2019 (as the same may be amended, restated, supplemented or modified from time to time, collectively, the "Mortgage"), by the Assignor to the Collateral Agent as Mortgage Trustee and you shall comply in all respects with such exercise. You agree that the Charter, including, without limitation, all of your liens thereunder, shall be subordinated in all respects to the lien of the Mortgage in favor of the Collateral Agent as Mortgage Trustee on the Vessel, and, at the option of the Collateral Agent, foreclosure under the Mortgage shall terminate such Charter and such liens and divest you and your subcharterers of all right, title and interest in and to the Vessel. Upon such termination of such Charter, all obligations whatsoever of the Assignor shall be absolutely discharged and extinguished, and the Charterer shall cease to be in possession of the Vessel and shall forthwith vacate possession of the Vessel in an orderly fashion. You agree that each subcharter of the Vessel shall be subordinate in all respects to the lien of the Mortgage.

6.	Your acknowledgement and consent hereunder, and your agreements herein contained, are for the benefit of the Collateral Agent and shall be enforceable by the Collateral Agent.

7.

This Agreement and Consent to Assignment shall terminate, and be of no further force and effect, at the earlier of the termination of (i) the Security Agreement (as notified to you by the Collateral Agent) or (ii) the Charter.

8.	This Agreement and Consent to Assignment and all non-contractual obligations arising out of this Agreement and Consent to Assignment shall be governed by New York law.

The authorizations and instructions by us in this Agreement and Consent to Assignment cannot be revoked or varied by us without the Collateral Agent's prior written consent.

[THE REMAINDER OF THIS PAGE HAS BEEN LEFT INTENTIONALLY BLANK]

AMERICAS 97979061

LINDBLAD BLUEWATER II LIMITED, as Owner

By: __________________

Name:

 Title:

Dated: _____________

TO: LINDBLAD BLUEWATER II LIMITED

Dated: _________ __, 2019

In consideration of the Charter, and for other good and valuable consideration, the receipt of which is hereby acknowledged, we hereby agree to the terms set out above and hereby consent to, and agree to be bound by, the Notice of Assignment.

For and on behalf of

[NAME OF CHARTERER]

By: __________________ Name:

Title:

Dated: _____________

 AMERICAS 97979061

EXHIBIT 4

NOTICE OF ASSIGNMENT OF INSURANCES TO: ___________________________

TAKE NOTICE:

(a)

that by a Security Agreement dated the 8th day of April, 2019 made by us to CITIBANK, N.A., LONDON BRANCH (the “Assignee”), a copy of which is attached hereto, we have assigned to the Assignee as from the date hereof, all our right, title and interest in, to and under all policies and contracts of insurance set forth in Schedule I hereto which are from time to time taken out by us in respect of the [__] flag vessel [●] (the “Vessel”), Official No. [●] (all of which together are hereinafter called the “Insurances”).

(b)	that you are hereby irrevocably authorized and instructed to pay as from the date hereof all payments under:

(i)

all Insurances, except entries in Protection and Indemnity Associations or Clubs or insurances effected in lieu of such entries, relating to the Vessel in accordance with the loss payable clause in Annex 1 hereto; and

(ii)	[all entries in Protection and Indemnity Associations or Clubs or insurances affected in lieu of such entries relating to the Vessel in accordance with the loss payable clause in Annex 2 hereto.]

(c)	that you are hereby instructed to endorse the assignment, notice of which is given to you herein, on all policies or entries relating to the Vessel.

DATED AS OF THE ____ day of [●].

[●].

By___________________________ Name:

Title:

We hereby acknowledge receipt of the foregoing Notice of Assignment and agree to act in accordance with the terms thereof:

By____________________________	Name: Title:

SCHEDULE I

INSURANCES

[To be inserted]

ANNEX 1

Notice of Assignment of Insurances

LOSS PAYABLE CLAUSES:

Hull and Machinery (War Risks)

Loss, if any, payable to CITIBANK, N.A., LONDON BRANCH (the “Mortgagee”) for distribution by it to itself and LINDBLAD BLUEWATER II LIMITED (the “Owner”) as their respective interests may appear, or order, except that, unless underwriters have been otherwise instructed by notice in writing from the Mortgagee, in the case of any loss involving any damage to the Vessel or liability of the Vessel, the underwriters may pay directly for the repair, salvage, liability or other charges involved or, if the Owner shall have first fully or partially repaired the damage and paid the cost thereof, or discharged the liability or paid all of the salvage or other charges, then the underwriters may pay the Owner as reimbursement therefor; provided, however, that if such damage involves a loss of US$500,000.00 or more or its equivalent, the underwriters shall not make such payment without first obtaining the written consent thereto of the Mortgagee.

In the event of the actual total loss or agreed, compromised or constructive total loss of the Vessel, payment shall be made to CITIBANK, N.A., LONDON BRANCH, as Mortgagee, for distribution by it to itself and to the Owner as their respective interests appear.

 The Mortgagee shall be advised:

(1)     at least fourteen (14) days before cancellation of this insurance may take effect;

(2)     of any failure to renew any such insurance at least fourteen (14) days prior to the date of renewal thereof;

(3)     of any act or omission or of any event of which the insurer has knowledge and which might invalidate or render unenforceable in whole or in part any such insurance; and

(4)     of any default in the payment of any premium with respect to, or the material alteration of, any such insurances.

ANNEX 2

Notice of Assignment of Insurances

LOSS PAYABLE CLAUSE

[Protection and Indemnity

Payment of any recovery that Lindblad Bluewater II Limited (the “Owner”) is entitled to make out of the funds of the P&I Association in respect of any liability, costs or expenses incurred by it shall be made to the Owner or to its order unless and until the P&I Association receives notice from CITIBANK, N.A., LONDON BRANCH (the “Mortgagee”) that the Owner is in default under the Mortgage, in which event all recoveries shall thereafter be paid to the Mortgagee for distribution by it to itself and the Owner, as their respective interests may appear, or order; provided always that no liability whatsoever shall attach to the P&I Association, its managers or their agents for failure to comply with the latter obligation until after the expiry of two (2) business days from the receipt of such notice.

 The Mortgagee shall be advised:

(1)     at least fourteen (14) days before cancellation of this insurance may take effect;

(2)     of any failure to renew any such insurance at least fourteen (14) days prior to the date of renewal thereof;

(3)     of any act or omission or of any event of which the insurer has knowledge and which might invalidate or render unenforceable in whole or in part any such insurance; and

(4)     of any default in the payment of any premium with respect to, or the material alteration of, any such insurances.]

EXHIBIT 5

[Form of]

SECURITIES PLEDGE AMENDMENT

     This      Security      Pledge      Amendment,      dated      as      of      ________________,      ______      (the

“Pledge Amendment”) is delivered pursuant to Section 5.1 of that certain Security Agreement, dated as of April 8, 2019 (as amended, restated, supplemented and/or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), by and among, Lindblad Bluewater II Limited, a Cayman Islands exempt company, as Grantor, and Citibank, N.A., London Branch, as collateral agent (in such capacity and together with any successors in such capacity, the “Collateral Agent”). The undersigned hereby agrees that this Pledge Amendment may be attached to the Security Agreement and that the Pledged Securities and/or Intercompany Notes listed on this Pledge Amendment shall be deemed to be and shall become part of the Pledged Collateral and shall secure all Secured Obligations.

Lindblad Bluewater II Limited

                             By:      _____________________________

 Name:

Title:

AGREED TO AND ACCEPTED:

CITIBANK, N.A., LONDON BRANCH,

as Collateral Agent

By:      ______________________________

 Name: Title:

PLEDGED SECURITIES
ISSUER	CLASS OF STOCK OR INTERESTS	PERCENTAGE OF NUMBER ALL ISSUED OF CAPITAL OR SHARES OTHER EQUITY PAR CERTIFICATE OR INTERESTS OF VALUE NO(S). INTERESTS ISSUER

INTERCOMPANY NOTES

ISSUER	PRINCIPAL AMOUNT	DATE OF ISSUANCE	INTEREST RATE	MATURITY DATE

EXHIBIT 6

[FORM OF] PERFECTION CERTIFICATE

[__], 20[__]

Reference is hereby made to (i) that certain Security Agreement, dated as of April 8, 2019 (as amended, restated, supplemented and/otherwise modified from time to time, the “Security Agreement”), by and among Lindblad Bluewater II Limited, as borrower (the “Grantor”) and the Collateral Agent (as hereinafter defined) and (ii) that certain Credit Agreement, dated as of April 8, 2019 (as amended, restated, supplemented and/otherwise modified from time to time, the “Credit Agreement”), by and among the Grantor, as borrower, Lindblad Expeditions Holdings, Inc., as holdings, Citibank, N.A., London Branch, as mandated lead arranger, Citibank, N.A., London Branch, as lender and EK guarantor, Eksportkreditt Norge AS, as a lender, Citibank, N.A., London Branch, as global co-ordinator, Citibank, N.A., London Branch, as ECA agent, Citibank, N.A., London Branch, as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”) and Citibank Europe plc, UK Branch, administrative agent for the Lenders (in such capacity, the “Administrative Agent”).

All initially capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Credit Agreement. Any terms (whether capitalized or lower case) used in this Perfection Certificate that are defined in the UCC shall be construed and defined as set forth in the UCC unless otherwise defined herein or in the Credit Agreement; provided, that, to the extent that the UCC is used to define any term used herein and if such term is defined differently in different Articles of the UCC, the definition of such term contained in Article 9 of the UCC shall govern. As used herein, the term “UCC” shall mean the “UCC” as that term is defined in the Security Agreement.

The undersigned hereby certifies to the Administrative Agent and each of the Secured Parties as follows:

1. Names. (a) The exact legal name of Grantor, as such name appears in its certificate of incorporation, certificate of formation or any other organizational document, is set forth in Schedule 1(a hereto. Grantor is the type of entity disclosed next to its name in Schedule 1(a hereto. Also set forth in Schedule 1(a hereto is the organizational identification number, if any, of the Grantor that is a registered organization, the Federal Taxpayer Identification Number (if any) of the Grantor and the jurisdiction of organization of the Grantor.

(b)     Schedule 1(b hereto sets forth any other corporate or organizational names Grantor has had or used in the past five years, together with the date of any relevant change.

(c)     Schedule 1(c hereto sets forth a list of each other business or organization (if any) to which Grantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time during the past five years. Schedule 1(c hereto also sets forth the information required by Sections 1(a and (b hereto for any other business or organization to which Grantor became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, at any time during the past five years and the date hereof. Except as set forth in Schedule 1(c hereto, Grantor has not changed its jurisdiction of organization at any time during the past four months.

2. Current Locations. (a) The chief executive office of Grantor is located at the address set forth in Schedule 2(a hereto.

AMERICAS 99520152

(b)     Schedule 2(b) hereto sets forth all locations where Grantor maintains any books or records relating to any Collateral.

(c)     Schedule 2(c) hereto sets forth all the other places of business of the Grantor.

(d)     Schedule 2(d) hereto sets forth all locations not identified on Schedule 2(c) hereto where the Grantor maintains any of the Collateral consisting of inventory or equipment (whether or not in the possession of any the Grantor) except Commercial Motor Vehicles, the Vessel and Equipment located on the Vessel.

3.     Extraordinary Transactions. With respect to Collateral that was originated or acquired during the past five years, such Collateral has been originated by the Grantor in the ordinary course of business or consists of goods which have been acquired by the Grantor in the ordinary course of business from a person in the business of selling goods of that kind (except for, in each case, those material purchases, mergers, acquisitions, consolidations and other transactions described on Schedule 3 hereto).

4.     [Reserved].

5.     UCC Filings. Attached as Schedule 5 hereto are the financing statements (authorized by Grantor constituting the debtor therein), including the descriptions of the collateral, relating to the Security Agreement or the applicable Vessel Mortgage, which are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6 hereto.

6.     Schedule of Filings. (i) Schedule 6 hereto sets forth the filing offices for the financing statements to be filed against Grantor to perfect the security interest in the Collateral covered thereby to the extent that such security interest can be perfected by such filing and (ii) Schedule 13 hereto sets forth the filing offices for the Vessel Mortgage to be filed in respect of the Vessel to perfect the security interest in the Collateral covered thereby to the extent that such security interest can be perfected by such filing.

7.     Real Property. Schedule 7 hereto sets forth all real property owned or leased by the Grantor (if any), including the Fair Market Value of any owned real property.

8.     Stock Ownership and Other Equity Interests. Schedule 8 hereto sets forth all the issued and outstanding stock, partnership interests, limited liability company membership interests or other Equity Interests of, or owned or held by, Grantor that constitute Collateral (and are not credited to a Securities Account set forth on Schedule 11(b)) and the record and beneficial owners of such stock, partnership interests, membership interests or other Equity Interests.

9.     Instruments and Tangible Chattel Paper. Schedule 9 hereto sets forth all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper and electronic chattel paper held by Grantor as of the date hereof.

10.     Intellectual Property. (a) Patents. Schedule 10(a) hereto sets forth all of the Grantor’s Patents issued from, and patent applications pending in, the United States Patent and Trademark Office (“USPTO”), including the name of the owner and the number of each such Patent, constituting Intellectual Property Collateral. For purposes of this Section 10(a), the term “Patent” shall have the meaning given to it in the Security Agreement.

(b)     Trademarks. Schedule 10(b) hereto sets forth all of the Grantor’s Trademarks issued from, and trademark applications pending in, the USPTO, including the name of the owner and the number of each such Trademark, constituting Intellectual Property Collateral. For purposes of this Section 10(b), the term “Trademark” shall have the meaning given to it in the Security Agreement.

(c)     Copyrights. Schedule 10(c) hereto sets forth all of the Grantor’s Copyrights registered with, and Copyright applications pending in, the United States Copyright Office, including the name of the owner and the number of each such registered Copyright, constituting Intellectual Property Collateral. For purposes of this Section 10(c), the term “Copyright” shall have the meaning given to it in the Security Agreement.

(d)     Domain Names. Schedule 10(d) hereto sets forth all of the Grantor’s Domain Names, including the name of the registrant of each such Domain Name, in each case, constituting Intellectual Property Collateral. For purposes of this Section 10(d), the term “Domain Name” shall have the meaning given to it in the Security Agreement.

(e)     Deposit Accounts and Securities Accounts. Schedule 11(a) hereto sets forth all Deposit Accounts maintained by the Grantor, including the name of each institution where each such account is held, the name of each such account, the name of each entity that holds each account and whether such account constitutes a Controlled Account or the Unencumbered Account. Schedule 11(b) hereto sets forth all Securities Accounts maintained by the Grantor, including the name of each institution where each such account is held, the name of each such account, the name of each entity that holds each account and whether such account constitutes a Controlled Account.

(f)     Commercial Tort Claims. Schedule 12 hereto sets forth all Commercial Tort Claims (as defined in the Security Agreement) as to which a complaint has been filed in a court (or comparable Governmental Authority) of any jurisdiction held by the Grantor, including a brief description thereof.

Grantor hereby confirms that it will file financing or continuation statements, and amendments thereto, in all jurisdictions and with all filing offices as necessary or advisable to perfect the security interests granted or to be granted to the Collateral Agent under the Security Agreement. Such financing statements may describe the collateral in the same manner as described in the Security Agreement, or may contain an indication or description of collateral that describes such property in any other manner as is necessary, advisable or prudent to ensure the perfection of the security interest in the collateral granted to the Collateral Agent for the benefit of the Secured Parties, including, without limitation, describing such property as “all assets” or “all personal property.”

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IN WITNESS WHEREOF, each of the undersigned executes this Perfection Certificate as of the first date set forth above.

Lindblad Bluewater II Limited

By:_____________________________

Name:

Title

Schedule 1(a)
to
Perfection Certificate

Legal Names, Etc.

Legal Name	Type of Entity	Organizational Number	Federal Taxpayer Identification Number	Jurisdiction of Organization

Other Organizational Names

Schedule 1(b)
to
Perfection Certificate

Other Organizational Names

Schedule 1(c)
to
Perfection Certificate

Changes in Corporate Identity

Schedule 2(a)
to
Perfection Certificate

Chief Executive Offices

Loan Party	Address	Country

Schedule 2(b)
to
Perfection Certificate

Location of Books and Records

Loan Party	Address	Country

Schedule 2(c)
to
Perfection Certificate

Other Places of Business

Schedule 2(d)
to
Perfection Certificate

Additional Locations of Equipment and Inventory

Schedule 3
to
Perfection Certificate

Extraordinary Transactions

Schedule 4
to
Perfection Certificate

[Reserved]

Schedule 5
to
Perfection Certificate

Copies of Financing Statements To Be Filed

[attached]

Schedule 6
to
Perfection Certificate

Filings/Filing Offices

Loan Party	Type of Filings*	Applicable Security Document	Jurisdictions

_______________________

* UCC-1 financing statement, fixture filing, mortgage, intellectual property filing or other necessary filing.

Real Property

Schedule 7
to
Perfection Certificate

Stock Ownership and Other Equity Interests

Schedule 8
to
Perfection Certificate

Instruments and Tangible Chattel Paper

1.	Promissory Notes:

2.	Chattel Paper:

Schedule 10
to
Perfection Certificate

(a)	Patents

(b)	Trademarks

(c)	Copyrights

(d)	Domain Names

Schedule 11(a)

to

Perfection Certificate

Deposit Accounts

Schedule 11(b)

to

Perfection Certificate

Securities Accounts

Schedule 12

to

Perfection Certificate

Commercial Tort Claims